      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               NEW YORK                                 4811                                13-4924710
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

            32 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10013-2412
                                 (212) 387-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            MARILYN J. WASSER, ESQ.
                       VICE PRESIDENT--LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                 (908) 221-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                        Copies of all communications to:

         DAVID M. SILK, ESQ.                     MARC A. LEAF, ESQ.                   PAULA J. PETERS, ESQ.
    WACHTELL, LIPTON, ROSEN & KATZ               BAKER BOTTS L.L.P.                  GREENBERG GLUSKER FIELDS
         51 WEST 52ND STREET                    599 LEXINGTON AVENUE                 CLAMAN & MACHTINGER LLP
       NEW YORK, NEW YORK 10019               NEW YORK, NEW YORK 10022               1900 AVENUE OF THE STARS
            (212) 403-1000                         (212) 705-5000                 LOS ANGELES, CALIFORNIA 90067
                                                                                          (310) 553-3610

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of this Registration Statement and the effective time of the merger of a subsidiary of AT&T Corp. with and into The Todd-AO Corporation, as described in the Agreement and Plan of Merger, dated as of December 10, 1999, as amended, attached as Appendix A to the Proxy Statement/ Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED           PROPOSED
            TITLE OF EACH CLASS                  AMOUNT TO BE       MAXIMUM OFFERING   MAXIMUM AGGREGATE      AMOUNT OF
       OF SECURITIES TO BE REGISTERED             REGISTERED        PRICE PER SHARE     OFFERING PRICE     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
 Class A Liberty Media Group Common Stock,
 par value $1.00 per share..................  2,932,887 Shares(1)         (2)           $189,171,212(3)       $49,942(4)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of Class A Liberty Media Group Common Stock issuable, or to be reserved for issuance, in the merger. Does not reflect the effect of a contemplated two-for-one stock split of the Class A Liberty Media Group Common Stock which is anticipated to become effective on May 25, 2000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement will be deemed to cover the additional shares of Class A Liberty Media Group Common Stock issuable, or to be reserved for issuance, in the merger as a result of this stock split.

(2) Not applicable.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act. The registration fee was calculated by multiplying (i) $26.875, the average of the high and low sales prices of The Todd-AO Corporation Class A Common Stock on The Nasdaq Stock Market on April 28, 2000, by (ii) 7,038,929, the total number of shares of The Todd-AO Corporation Class A Common Stock to be received by the registrant or cancelled in the transaction.

(4) The registration fee for the securities registered hereby was calculated by multiplying the proposed maximum offering price by .000264 in accordance with Section 6(b) of the Securities Act and the related rules. A registration fee of $50,066 was previously paid by The Todd-AO Corporation pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended in connection with the filing of the preliminary proxy materials of The Todd-AO Corporation with the Securities and Exchange Commission on March 10, 2000. Since such date, the total number of shares of The Todd-AO Corporation Class A Common Stock to be received by the registrant or cancelled in the transaction has been reduced as a result of the forfeiture of employee stock options to purchase an aggregate of 380 shares of The Todd-AO Corporation Class A Common Stock. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee due in connection with this Registration Statement. Accordingly, no additional fee is being paid in connection with this Registration Statement.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            THE TODD-AO CORPORATION
                            900 NORTH SEWARD STREET
                          HOLLYWOOD, CALIFORNIA 90038

                                  MAY 8, 2000

To Our Stockholders:

     You are cordially invited to attend a special meeting of stockholders of The Todd-AO Corporation to be held at 900 North Seward Street, Los Angeles, California 90038 on June 9, 2000 at 9:00 a.m. local time.

     Marshall and Robert Naify have been involved, directly and indirectly, with the operations, policies and vision of Todd-AO since its inception. They are the majority stockholders of Todd and their agreement to sell their controlling interest made possible the transaction with Liberty Media that will be considered by you at the special meeting. We deeply regret that, after nearly half a century of such dedicated participation, Marshall Naify passed away on April 19, 2000. We will miss his guidance and extend our heartfelt condolences to his family.

     At the special meeting, you will be asked to vote on the approval of the following:

     (1) an Agreement and Plan of Merger, dated as of December 10, 1999, as amended, among Liberty Media Corporation, AT&T Corp., B-Group Merger Corp., a wholly owned subsidiary of AT&T, and The Todd-AO Corporation, under which (i) Todd will reclassify each share of its Class A Common Stock and Class B Common Stock into 0.4 of a share of New Todd Class A Common Stock and 0.6 of a share of New Todd Class B Common Stock; (ii) B-Group Merger Corp. will merge with Todd, with Todd continuing as the surviving corporation and becoming a member of the Liberty Media Group; (iii) you will keep the shares of New Todd Class A Common Stock that you receive in the reclassification and they will remain outstanding as the Class A Common Stock of the surviving corporation in the merger; and (iv) the New Todd Class B Common Stock that you receive in the reclassification will be converted into shares of Class A Liberty Media Group tracking stock;

     (2) an Agreement, dated as of February 11, 2000, between Liberty Media Corporation and The Todd-AO Corporation, under which Todd will issue additional shares of New Todd Class B Common Stock in order to acquire the business and assets of SounDelux Entertainment Group, Inc. and the capital stock of Four Media Company in separate transactions. This transaction is subject to the condition that the merger is completed and, in the case of the SounDelux assets, to the condition that the Liberty Media Group acquires a controlling interest in SounDelux Entertainment Group, Inc.; and

     (3) the change of Todd's corporate name to "Liberty Livewire Corporation."

     B-Group Merger Corp. is a wholly-owned subsidiary of AT&T Corp. and Liberty Media Corporation is an indirect wholly-owned subsidiary of AT&T and the primary operating company of the Liberty Media Group. The Liberty Media Group is a "tracking stock" group of AT&T consisting principally of the assets and businesses of Liberty Media Corporation and its subsidiaries, as well as certain other direct or indirect subsidiaries of AT&T that have businesses and assets related to those of Liberty Media Corporation. The Class A Liberty Media Group tracking stock is a class of common stock of AT&T that, together with the Class B Liberty Media Group tracking stock, is designed to reflect the economic performance of the businesses and assets of the Liberty Media Group.

     As a result of the reclassification and the merger, you will be entitled to receive 0.25 of a share of Class A Liberty Media Group tracking stock (prior to the two-for-one stock split described herein) and 0.4 of a share of the Class A Common Stock of the corporation that survives the merger for each share of Todd common stock you own immediately prior to the reclassification and the merger. You will then hold, in the aggregate, 40% of the outstanding equity (representing 6% of the voting power) in the surviving corporation. As a result of the post-merger business combinations with Four Media and SounDelux, your shares of Class A Common Stock of the surviving corporation will represent, in the aggregate, approximately 11% of the outstanding equity (representing approximately 1% of the voting power) of Todd after these transactions are completed.

     Our board of directors has approved the reclassification, the merger agreement and the merger and believes it is in the best interests of Todd and its stockholders to complete the transactions contemplated by the merger agreement. The board of directors recommends that you vote FOR the proposal to approve the reclassification, the merger agreement and the merger at the special meeting. Our board of directors has also approved the post-merger combinations with Four Media and SounDelux. and the agreement relating to such post-merger combinations and recommends that you vote FOR the proposal to approve the post-merger business combinations agreement and the post-merger business combinations with Four Media and SounDelux and FOR the name change to "Liberty Livewire Corporation" at the special meeting.

     On April 13, 2000, Liberty Media Group announced a two-for-one stock split of the Class A and Class B Liberty Media Group tracking stock, to be effected in the form of a stock dividend. The stock split is subject to stockholder approval of an increase in the number of authorized shares of Class A and Class B Liberty Media Group tracking stock at the AT&T Corp. annual meeting on May 24, 2000. If such stockholder approval is obtained, holders of record of Liberty Media Group tracking stock on May 25, 2000 will be entitled to receive one additional share of Class A or Class B Liberty Media Group tracking stock for each such share held. The shares will be distributed on or after June 9, 2000. In such event, the merger consideration will be automatically adjusted so that Todd stockholders receive, as a result of the merger and the reclassification, 0.5 of a share of Class A Liberty Media Group tracking stock (after the two-for-one split) and 0.4 of a share of the Class A common stock that survives the merger, for each share of Todd common stock held immediately prior to the reclassification and the merger.

     Unless the context otherwise requires, references in this proxy statement/prospectus to "Liberty Media Group tracking stock" mean the Liberty Media Group tracking stock as in effect on the date hereof, and do not take into account any automatic adjustment as a result of the proposed two-for-one stock split affecting such stock.

     The attached notice of special meeting and proxy statement/prospectus explain the proposed transactions and provide specific information concerning the special meeting. Please read these materials carefully. Do not send any certificates representing Todd common stock at this time.

     Todd is a Delaware corporation. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of each class of Todd common stock entitled to vote at the special meeting is required to approve the reclassification, and the affirmative vote of the holders of a majority of the outstanding shares is required to approve the merger agreement and the merger. Todd stockholders controlling approximately 23% of its Class A Common Stock and 91% of its Class B Common Stock (representing approximately 65% of the total voting power in Todd) have agreed to vote all of their shares of common stock in favor of the proposal to approve the merger agreement, the merger and the reclassification. Stockholder approval is not required by Delaware law or by Todd's charter or bylaws for the proposed post-merger business combinations with Four Media and SounDelux but approval of these transactions may be required by the rules of Nasdaq National Market, on which the shares of Todd's Class A Common Stock are listed. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares is required to approve the name change.

     Whether or not you plan to attend the special meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD AND/OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                                            Sincerely,
                                            Salah M. Hassanein
                                            President and Chief Executive
                                            Officer

     WE URGE YOU TO CONSIDER THOSE MATTERS SET FORTH UNDER THE HEADING "RISK FACTORS RELATING TO THE MERGER AND THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX" BEGINNING ON PAGE 40 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF LIBERTY MEDIA GROUP TRACKING STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated May 8, 2000 and is first expected to be mailed to Todd stockholders on May 9, 2000.

                      REFERENCE TO ADDITIONAL INFORMATION

     This proxy statement/prospectus "incorporates by reference" important business and financial information about Todd, the Liberty Media Group, AT&T and Four Media from documents that are not included in or delivered with this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company (documents relating to the Liberty Media Group may be obtained from AT&T) at the following addresses:

   The Todd-AO Corporation              AT&T Corp.                  Four Media Company
   900 North Seward Street       32 Avenue of the Americas       2813 West Alameda Avenue
 Hollywood, California 90038   New York, New York 10013-2412     Burbank, California 91505
     Tel: (858) 509-9100            Tel: (212) 387-5400             Tel: (818) 840-7000
  Attn: Corporate Secretary     Attn: Corporate Secretary's      Attn: Corporate Secretary
                                        Department

     IN ORDER TO OBTAIN THE DOCUMENTS IN TIME FOR THE SPECIAL MEETING, YOU MUST REQUEST THE DOCUMENTS FROM US BY JUNE 2, 2000, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

     For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Summary of Proposed Merger -- Where You Can Find More Information" on page 21 and "Summary of Proposed Post-Merger Business Combinations with Four Media and SounDelux -- Where You Can Find More Information" on page 38.

                            THE TODD-AO CORPORATION
                            900 NORTH SEWARD STREET
                          HOLLYWOOD, CALIFORNIA 90038

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 9, 2000

To the Stockholders of The Todd-AO Corporation:

     A special meeting of stockholders of The Todd-AO Corporation will be held at 900 North Seward Street, Hollywood, California 90038, on June 9, 2000 at 9:00 a.m. local time, for the following purposes.

     1. To consider and vote upon the following proposals:

          (a) a proposal to reclassify each share of Todd Class A Common Stock and Todd Class B Common Stock into 0.4 of a share of New Todd Class A Common Stock and 0.6 of a share of New Todd Class B Common Stock;

          (b) a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 10, 1999, as amended, among Liberty Media Corporation, AT&T Corp., B-Group Merger Corp., and Todd, under which:

        - B-Group Merger Corp. will be merged with Todd, with Todd continuing as the surviving corporation and becoming a member of the Liberty Media Group;

        - each issued and outstanding share of New Todd Class A Common Stock received in the reclassification will remain outstanding and continue as one share of Class A Common Stock of the surviving corporation in the merger; and

        - each issued and outstanding share of New Todd Class B Common Stock will be converted into and represent the right to receive shares of Class A Liberty Media Group tracking stock at a ratio of .416667 of a share of Class A Liberty Media Group tracking stock (on a pre-split basis) for each share of New Todd Class B Common Stock.

          (c) a proposal to approve the merger of B-Group Merger Corp. with Todd as described in clause (b) above;

          (d) subject to the prior consummation of the merger described above, a proposal to approve the issuance by Todd to Liberty (or to a controlled affiliate of Liberty) of (i) approximately 16,589,000 shares of New Todd Class B Common Stock in exchange for 100% of the capital stock of Four Media, and (ii) subject to the condition that the Liberty Media Group acquires a controlling interest in SounDelux Entertainment Group Inc., approximately 11,668,000 shares of New Todd Class B Common Stock in exchange for 100% of the assets and liabilities of SounDelux, as a going concern, in each case pursuant to an agreement with respect to such post-merger business combinations dated as of February 11, 2000, between Liberty and Todd; and

          (e) a proposal to approve the change of Todd's corporate name to "Liberty Livewire Corporation", subject to the completion of the merger; and

     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Taking into account both the reclassification and the merger, you will be entitled to receive 0.25 of a share of Class A Liberty Media Group tracking stock (as in effect prior to the two-for-one stock split described herein) and
0.4 of a share of the Class A Common Stock of the corporation that survives the merger for each share of Todd common stock you own immediately prior to the reclassification and the merger. You will then hold, in the aggregate, 40% of the outstanding equity (representing 6% of the voting power) in the surviving corporation. As a result of the post-merger business combinations with Four Media and SounDelux, your shares of Class A Common Stock of the surviving corporation will represent, in the aggregate, approximately 11% of the outstanding equity (representing approximately 1% of the voting power) of Todd after these transactions are completed.

     Our board of directors has approved the reclassification, the merger agreement and the merger and recommends that you vote FOR approval of the reclassification, the merger agreement and the merger. These proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement and the amendment to the merger agreement are attached as Annex A to the accompanying proxy statement/prospectus.

     Our board of directors has approved the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the change of Todd's name to "Liberty Livewire Corporation" and recommends that you vote FOR approval of the post-merger business combinations agreement and the post-merger business combinations with Four Media and SounDelux and FOR the name change to "Liberty Livewire Corporation". These proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the post-merger business combinations agreement is attached as Annex C to the accompanying proxy statement/prospectus.

     Only stockholders of record at the close of business on April 10, 2000 are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournments thereof. For ten days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting during ordinary business hours at the principal executive offices of The Todd-AO Corporation located in Hollywood, California.

     Holders of Todd common stock are not entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law because the conditions set forth in Section 262 have not been met.

     All Todd stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be a vote against the proposal to approve the merger agreement, the merger and the other proposals.

                                            By order of the board of directors,
                                            Judi M. Sanzo
                                            Secretary

Hollywood, California
May 8, 2000

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  PROPOSALS...........................    1

SUMMARY OF PROPOSED
  RECLASSIFICATION....................    5
  The Proposed Reclassification.......    5
  Recommendation of Todd's Board of
     Directors........................    5
  Reasons for the Reclassification....    5
  Vote Required for the
     Reclassification Merger..........    5
  Voting Agreement....................    5
  Changes in Todd's Charter...........    6

A NOTE ON USAGE.......................    6

SUMMARY OF PROPOSED MERGER............    7
  The Companies.......................    7
  The Proposed Merger.................    7
  Recommendation of Todd's Board of
     Directors........................    7
  Todd's Reasons for the Merger.......    7
  Opinion of Todd's Financial
     Advisor..........................    8
  The Merger Agreement and Other
     Transaction Agreements...........    8
  Conditions to the Merger............    8
  Termination.........................    9
  Termination Fees....................    9
  No Other Negotiations Involving
     Todd.............................    9
  Regulatory Matters..................   10
  Accounting Treatment................   10
  New York Stock Exchange Listing.....   10
  Interests of Todd's Officers and
     Directors in the Merger..........   10
  Indemnification and Insurance.......   11
  Vote Required for the Merger........   11
  Voting Agreement....................   12
  Consulting Agreement................   12
  Noncompetition Agreement............   12
  AT&T Contribution of Todd's Equity
     Acquired in the Merger to
     Liberty..........................   12
  Convertible Debt Facility...........   12
  Dividends...........................   13
  Restrictions on the Ability to Sell
     Class A Liberty Media Group
     Tracking Stock...................   13

                                        PAGE
                                        ----
  Selected Historical Financial
     Information......................   14
  Selected Pro Forma Condensed
     Financial Information............   17
  Unaudited Comparative Per Share
     Data.............................   18
  Comparative Per Share Market Price
     and Dividend Information.........   20
  Where You Can Find More
     Information......................   21

SUMMARY OF PROPOSED POST-MERGER
  BUSINESS COMBINATIONS WITH FOUR
  MEDIA AND SOUNDELUX.................   24
  The Companies.......................   24
  The Proposed Post-Merger Business
     Combinations with Four Media and
     SounDelux; Post-Merger Business
     Combinations Agreement...........   24
  Recommendation of Todd's Board of
     Directors........................   26
  Todd's Reasons for the Post-Merger
     Business Combinations with Four
     Media and SounDelux..............   26
  Liberty Media Group's Reasons for
     the Merger and the Post-Merger
     Business Combinations with Four
     Media and SounDelux..............   26
  Vote Required for the Post-Merger
     Business Combinations with Four
     Media and SounDelux and the Name
     Change to Liberty Livewire
     Corporation .....................   26
  Conditions to the Post-Merger
     Business Combinations with Four
     Media and SounDelux..............   27
  Termination of the Post-Merger
     Business Combinations
     Agreement........................   27
  Indemnification Provisions of the
     Post-Merger Business Combinations
     Agreement........................   27
  Dividends...........................   27
  Unaudited Comparative Per Share
     Data.............................   28
  Selected Historical Financial
     Information......................   29
  Unaudited Pro Forma Condensed
     Combined Financial Statements....   31
  Where You Can Find More
     Information......................   38

                                        PAGE
                                        ----
RISK FACTORS RELATING TO THE MERGER
  AND THE POST-MERGER BUSINESS
  COMBINATIONS WITH FOUR MEDIA AND
  SOUNDELUX...........................   40
  The value of the Class A Liberty
     Media Group tracking stock you
     will receive in the merger may
     fluctuate........................   40
  The price of Class A Liberty Media
     Group tracking stock may be
     affected by factors different
     from those affecting the price of
     the Todd Class A Common Stock....   40
  Holders of AT&T common stock and
     Liberty Media Group tracking
     stock may have competing
     interests........................   40
  Liberty's board of directors has the
     power to take actions that may
     not be in the best interests of
     AT&T or holders of Liberty Media
     Group tracking stock.............   40
  Liberty's board of directors may
     have no fiduciary duties to
     holders of Liberty Media Group
     tracking stock...................   41
  If we do not complete the merger, it
     could negatively impact Todd and
     the price of its common stock....   41
  Potential Adverse Effect on the New
     Todd Class A Common Stock........   42
  Dilution of Voting Rights and
     Liberty Control..................   42
  Risks upon Changes in Tax Law.......   42
  Risks upon Failure to Approve the
     Post-Merger Business Combinations
     with Four Media and SounDelux....   43
  Dividends and Dividend Policy.......   43
  Lack of Operating History of
     Combined Entity..................   43
  Uncertainty Regarding the Trading
     Prices of Liberty Livewire
     Corporation's Class A Common
     Stock............................   43

SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS..........................   45

THE PROPOSED RECLASSIFICATION.........   46
  The Reclassification................   46
  Background of the
     Reclassification.................   46
  Recommendation of Todd's Board of
     Directors........................   46

                                        PAGE
                                        ----
  Voting Agreement....................   47
  Material U.S. Federal Income Tax
     Consequences of the
     Reclassification.................   47

THE COMPANIES INVOLVED IN THE
  MERGER..............................   49
  The Todd-AO Corporation.............   49
  AT&T Corp...........................   49
  B-Group Merger Corp. ...............   50
  Liberty Media Corporation...........   50

THE PROPOSED MERGER...................   52
  Structure of the Merger; Merger
     Consideration....................   52
  Treatment of Todd Stock Options in
     the Merger.......................   53
  Background of the Merger............   53
  Todd's Reasons for the Merger.......   55
  The Liberty Media Group's Reasons
     for the Merger...................   57
  Recommendation of Todd's Board of
     Directors........................   57
  Opinion of Todd's Financial
     Advisor..........................   58
  Accounting Treatment................   64
  Interests of Todd's Officers and
     Directors in the Merger..........   64
  Indemnification and Insurance.......   65
  Material U.S. Federal Income Tax
     Consequences of the Merger.......   65
  Regulatory Matters..................   68
  Restrictions on Sales of Shares by
     Affiliates of Todd or AT&T.......   68
  Listing on the New York Stock
     Exchange of Class A Liberty Media
     Group Tracking Stock to be Issued
     in the Merger....................   69
  Appraisal Rights....................   69

  THE MERGER AGREEMENT................   70
  Conditions to Completing the
     Merger...........................   70
  Termination.........................   74
  Termination Fees....................   75
  No Solicitation.....................   76
  Representations and Warranties......   76
  Conduct of Todd's Business Pending
     the Merger.......................   78
  Amendment, Extension and Waiver.....   80
  Expenses............................   80

                                        PAGE
                                        ----
THE PROPOSED POST-MERGER BUSINESS
  COMBINATIONS WITH FOUR MEDIA AND
  SOUNDELUX...........................   81
  Structure of the Post-Merger
     Business Combinations with Four
     Media and SounDelux..............   81
  Background of the Post-Merger
     Business Combinations with Four
     Media and SounDelux..............   83
  Todd's Reasons for the Post-Merger
     Business Combinations with Four
     Media and SounDelux..............   85
  The Liberty Media Group's Reasons
     for the Post-Merger Business
     Combinations with Four Media and
     SounDelux........................   86
  The Companies Involved in
     Post-Merger Business
     Combinations: Four Media and
     SounDelux........................   87
  Recommendation of Todd's Board of
     Directors........................   87
  Accounting Treatment................   87
  Indemnification Provisions of the
     Post-Merger Business Combinations
     Agreement........................   88
  Vote Required to Approve the Post-
     Merger Business Combinations with
     Four Media and SounDelux; Risks
     Upon Failure to Approve the Post-
     Merger Business Combinations with
     Four Media and SounDelux.........   88

THE POST-MERGER BUSINESS COMBINATIONS
  AGREEMENT...........................   89
  Conditions to the Post-Merger
     Business Combinations with Four
     Media and SounDelux..............   89
  Termination of the Post-Merger
     Business Combinations
     Agreement........................   89
  Representations and Warranties......   89

OTHER TRANSACTION AGREEMENTS..........   90
  Voting Agreement....................   90
  Consulting Agreement................   90
  Noncompetition Agreement............   90
  Amendment to Tax Sharing
     Agreement........................   91
  Supplement to Inter-Group
     Agreement........................   91
  Convertible Debt Facility
     Agreement........................   91

                                        PAGE
                                        ----

CERTAIN RELATED TRANSACTIONS..........   92

MANAGEMENT OF TODD FOLLOWING THE
  MERGER..............................   92

DESCRIPTION OF AT&T CAPITAL STOCK.....   95
  Authorized Capital Stock............   95
  AT&T Common Stock...................   95
  Dividends...........................   96
  AT&T Preferred Stock................   99
  AT&T Series E Preferred Stock.......   99

COMPARISON OF RIGHTS OF TODD
  STOCKHOLDERS UNDER ITS CURRENT
  CHARTER AND THE CHARTER TO EFFECT
  THE RECLASSIFICATION................  101

COMPARISON OF RIGHTS OF TODD
  STOCKHOLDERS UNDER ITS CURRENT
  CHARTER AND RIGHTS OF HOLDERS OF
  CLASS A LIBERTY MEDIA GROUP TRACKING
  STOCK...............................  102
  Business Combinations...............  102
  State Takeover Legislation..........  103
  Appraisal Rights....................  104
  Amendments to Charters..............  105
  Amendments to Bylaws................  106
  No Preemptive Rights................  106
  Redemption of Capital Stock.........  106
  Dividend Sources....................  107
  Duration of Proxies.................  107
  Stockholder Action..................  107
  Nomination Procedures and
     Stockholder Proposals............  108
  Special Stockholder Meetings........  108
  Cumulative Voting...................  108
  Size of the Board of Directors;
     Staggered Board..................  109
  Removal of Directors................  109
  Vacancies...........................  110
  Indemnification of Directors and
     Officers.........................  111
  Limitation of Personal Liability of
     Directors........................  112
  Case Law and Court Systems..........  113
  Class Voting Structures; Transfer
     Limitations......................  114

                                        PAGE
                                        ----
COMPARISON OF RIGHTS OF TODD
  STOCKHOLDERS UNDER ITS CURRENT
  CHARTER AND RIGHTS OF TODD
  STOCKHOLDERS UNDER THE CHARTER IN
  EXISTENCE AFTER THE MERGER..........  114
  Business Combinations...............  114
  Amendments to Charters..............  114
  Amendments to Bylaws................  115
  No Preemptive Rights................  115
  Dividends; Dividend Sources.........  115
  Nomination Procedures and
     Stockholder Proposals............  116
  Special Stockholder Meetings........  116
  Cumulative Voting...................  116
  Size of the Board of Directors;
     Staggered Board..................  116
  Removal of Directors................  117
  Vacancies...........................  117
  Indemnification of Directors and
     Officers.........................  118
  Limitation of Personal Liability of
     Directors........................  118
  Differences Between Class A and
     Class B Stock; Convertibility of
     Class B Common Stock; Authorized
     Shares...........................  119

OWNERSHIP OF TODD COMMON STOCK........  120

THE SPECIAL MEETING...................  122
  Matters Relating to the Special
     Meeting..........................  122

                                        PAGE
                                        ----
  Vote Necessary to Approve the
     Reclassification, the Merger
     Agreement, the Merger, the Post-
     Merger Business Combinations
     Agreement, the Post-Merger
     Business Combinations with Four
     Media and SounDelux and the Name
     Change...........................  123
  Proxies.............................  124
  Proxy Solicitation..................  124
  Other Business; Adjournments........  125

SUBMISSION OF STOCKHOLDER PROPOSALS...  125

EXPERTS...............................  125

LEGAL MATTERS.........................  127

ANNEX A -- Agreement and Plan of
  Merger; Amendment No. 1 to the
  Agreement and Plan of Merger........  A-1
ANNEX B -- Opinion of Banc of America
  Securities LLC......................  B-1
ANNEX C -- Post-Merger Business
  Combinations Agreement..............  C-1
ANNEX D -- Charter of the Surviving
  Corporation.........................  D-1
ANNEX E -- Bylaws of the Surviving
  Corporation.........................  E-1
ANNEX F -- Financial Statements.......  F-1
ANNEX G -- Certificate of
  Incorporation to Effectuate the
  Reclassification....................  G-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:     WHAT WILL I RECEIVE IN THE RECLASSIFICATION AND THE MERGER?

A: If we complete the reclassification, you will receive, for each share of Todd Class A Common Stock, 0.4 of a share of New Todd Class A Common Stock (which will have one vote per share) and 0.6 of a share of New Todd Class B Common Stock (which will have ten votes per share and which will be convertible, on a one-to-one basis, into shares of New Todd Class A Common Stock). For each share of Todd Class B Common Stock, you will receive 0.4 of a share of New Todd Class A Common Stock and 0.6 of a share of New Todd Class B Common Stock.

       If we complete the merger (which will immediately follow the reclassification), you will receive .416667 of a share of Class A Liberty Media Group tracking stock (on a pre-split basis) in exchange for each share of New Todd Class B Common Stock that you hold on the date of the merger (after giving effect to the reclassification). The shares of New Todd Class A Common Stock that you receive in the reclassification will remain outstanding in the merger.

       Accordingly, taking into account both the reclassification and the merger, you will be entitled to receive 0.25 of a share of Class A Liberty Media Group tracking stock (pre-split) and 0.4 of a share of New Todd Class A Common Stock for each share of Todd Class A Common Stock or Todd Class B Common Stock you own immediately prior to the reclassification and the merger.

       For a more complete description of what you will receive in the merger, see the section entitled "The Proposed Merger -- Structure of the Merger; Merger Consideration" on page 52.

Q:     WILL FRACTIONAL SHARES BE ISSUED IN THE RECLASSIFICATION AND THE MERGER?

A: No. We will not issue fractional shares of New Todd Class A Common Stock in the reclassification. We will issue fractional shares of New Todd Class B Common Stock in the reclassification. However, all of the shares of New Todd Class B Common Stock issued in the reclassification will be converted into shares of Class A Liberty Media Group tracking stock in the merger and we will not issue fractional shares of Class A Liberty Media Group tracking stock in the merger. You will receive cash based on the market price of Class A Liberty Media Group tracking stock and the New Todd Class A Common Stock instead of any fractional shares.

       For a more complete description of how fractional shares will be treated in the reclassification and the merger, see the section entitled "The Proposed Merger -- Structure of the Merger; Merger Consideration" on page 52.

Q:     WHAT IS LIBERTY MEDIA GROUP TRACKING STOCK?

A: Liberty Media Group tracking stock is a class of common stock of AT&T that is designed to reflect the economic performance of the businesses and assets of the Liberty Media Group. All of the Liberty Media Group tracking stock to be issued in the merger consists of Class A Liberty Media Group Common Stock of AT&T.

Q: DOES TODD'S BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE RECLASSIFICATION, THE MERGER AGREEMENT AND THE MERGER?

A: Yes. After careful consideration, your board of directors has determined that the merger and the reclassification, which is to precede the merger, are fair to you and in your best interests as a stockholder of Todd and has declared the reclassification and the merger advisable. Todd's board of directors has approved the reclassification, the merger agreement and the merger and recommends that you vote in favor of the reclassification, the merger agreement and the merger.

       For a more complete description of the recommendation of and factors considered by Todd's board of directors, see the section entitled "The Proposed Merger --

       Todd's Reasons for the Merger" on page 55.

Q:     DOES TODD'S BOARD OF DIRECTORS RECOMMEND
       VOTING IN FAVOR OF THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT, THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX AND THE NAME CHANGE TO LIBERTY LIVEWIRE CORPORATION?

A: Yes. After careful consideration, your board of directors has determined that the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation are in your best interests as a stockholder of Todd and has declared the post-merger business combinations with Four Media and SounDelux and the name change advisable. Todd's board of directors has approved the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation and recommends that you vote in favor of the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change. We would like to point out that even if you approve the name change proposal, we might not execute the name change or, subject to stockholder approval, change Todd's corporate name to a name other than "Liberty Livewire Corporation".

       For a more complete description of the recommendation of and factors considered by Todd's board of directors, see the sections entitled "The Proposed Post-Merger Business Combinations with Four Media and SounDelux -- Todd's Reasons for the Post-Merger Business Combinations with Four Media and SounDelux" on page 85 and "-- Recommendation of Todd's Board of Directors" on page 87.

Q:     WILL I RECOGNIZE A TAXABLE GAIN OR LOSS FOR
       U.S. FEDERAL INCOME TAX PURPOSES IN THE RECLASSIFICATION AND THE MERGER?

A: We expect that if the reclassification and the merger are completed, you should not recognize gain or loss for United States federal income tax purposes, except that you will recognize gain with respect to cash received instead of fractional shares.

       However, we strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

       For a more complete description of the tax consequences of the reclassification and the merger and some of the related risks, see the sections entitled "The Proposed Reclassification -- Material U.S. Federal Income Tax Consequences of the Reclassification" on page 47 and "The Proposed Merger -- Material U.S. Federal Income Tax Consequences of the Merger" on page 65.

Q:     ARE THERE RISKS I SHOULD CONSIDER IN DECIDING
       WHETHER TO VOTE FOR THE MERGER?

A: Yes. For example, the number of shares of Class A Liberty Media Group tracking stock that you will receive in the merger will not be adjusted based on changes in the market prices of Class A Liberty Media Group tracking stock before the completion of the merger. As a result, you will not know the value of the shares you will receive in the merger at the time you vote on the merger. Todd is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based on changes in the market value of Class A Liberty Media Group tracking stock. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK (NYSE: LMG.A) AND TODD CLASS A COMMON STOCK (NASDAQ: TODDA). In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors Relating to the Merger and the Post-Merger Business Combinations with Four Media and SounDelux" on page 40. You should also see the sections entitled "The Proposed Merger -- Todd's Reasons for the Merger" on page 55 and "-- Recommendation of Todd's Board of Directors" on page 57.

Q:     ARE THERE RISKS I SHOULD CONSIDER IN DECIDING
       WHETHER TO VOTE FOR THE POST-MERGER

       BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX?

A: Yes. For example, the Liberty Media Group will have to integrate the businesses of Todd, Four Media and SounDelux. Delays and difficulties in completing this integration could have material adverse effects on the operations and results of operations of the entity resulting from the business combinations. In evaluating the post-merger business combinations with Four Media and SounDelux, you should carefully consider these and other factors discussed in the section entitled "Risk Factors Relating to the Merger and Post-Merger Business Combinations with Four Media and SounDelux" on page 40. You should also see the sections entitled "The Proposed Post-Merger Business Combinations with Four Media and SounDelux -- Todd's Reasons for the Post-Merger Business Combinations with Four Media and SounDelux on page 85 and "--Recommendation of Todd's Board of Directors" on page 87.

Q:     WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger and the post-merger business combinations with Four Media and SounDelux affect you as a stockholder. You may also want to review the documents referenced under "Summary of Proposed Merger -- Where You Can Find More Information" on page 21 and "Summary of Proposed Post-Merger Business Combinations With Four Media and SounDelux -- Where You Can Find More Information" on page 38.

Q:     HOW DO I VOTE?

A: Simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you do not include instructions on how to vote your proxy, we will vote your shares "FOR" approval and adoption of the reclassification, the merger agreement, the merger, the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change unless your shares are held in a brokerage account (see the next Question and Answer regarding shares held by brokers in "street name"). If you fail to return your proxy card or to vote in person, the effect will be a vote against these proposals. For a more complete description of voting at the meeting, see the section entitled "The Special Meeting -- Proxies" on page 124.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If you do not instruct your broker to vote your shares, it will be equivalent to voting against the proposals.

       For a more complete description of voting shares held in "street name," see the section entitled "The Special Meeting -- Proxies" on page 124.

Q:     WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of Todd a later-dated, signed proxy card before the special meeting or attend the meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary of Todd before the meeting.

       For a more complete description of how to change your vote, see the section entitled "The Special Meeting -- Proxies" on page 124.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After we complete the merger, we will send you written instructions for exchanging your Todd stock certificates for Class A Liberty Media Group tracking stock certificates and New Todd Class A Common Stock certificates.

Q:     WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: Subject to stockholder approval, we expect to complete the merger promptly after the special meeting.

       For a description of the conditions to completion of the merger, see the section entitled "The Merger Agreement -- Conditions to Completing the Merger" on page 70.

Q: WHEN DO YOU EXPECT TO COMPLETE THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX?

A: Subject to stockholder approval, we expect to complete the post-merger business combination promptly following completion of the merger and the completion of the Liberty Media Group's acquisition of a controlling interest in SounDelux.

       For a description of the conditions to completion of the post-merger business combinations with Four Media and SounDelux, see the section entitled "The Post-Merger Business Combinations Agreement -- Conditions to the Post-Merger Business Combinations with Four Media and SounDelux" on page 89.

Q:     AM I ENTITLED TO APPRAISAL RIGHTS?

A: Under Delaware law, you do not have a right to an appraisal of the value of your shares of Todd common stock in connection with the merger, the reclassification, the post-merger business combinations or the name change.

Q:     WHOM SHOULD I CALL WITH QUESTIONS?

A: You should call Todd's Investor Relations department at (323) 962-5304 with any questions about the merger.

       You may also obtain additional information about Todd, Liberty Media Group, AT&T and Four Media from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Summary of Proposed Merger -- Where You Can Find More Information" on page 21 and "Summary of Proposed Post-Merger Business Combinations with Four Media and SounDelux -- Where You Can Find More Information" on page 38.

                      SUMMARY OF PROPOSED RECLASSIFICATION

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the reclassification, you should read this entire document carefully, including the Certificate of Incorporation to Effectuate the Reclassification attached as Annex G and the other documents to which we refer you.

THE PROPOSED RECLASSIFICATION (SEE PAGE 46)

     The proposed reclassification is a requirement under the merger agreement, which is described elsewhere in this proxy statement/prospectus and which is attached as Annex A hereto. Currently, each share of Todd Class A Common Stock has one vote per share and each share of Todd Class B Common Stock has ten votes per share. Under the reclassification, each share of Todd Class A Common Stock and Todd Class B Common Stock will be reclassified into 0.4 of a share of New Todd Class A Common Stock and 0.6 of a share of New Todd Class B Common Stock. New Todd Class A Common Stock will have one vote per share, and New Todd Class B Common stock will have ten votes per share and will be convertible on a one-to-one basis into shares of New Todd Class A Common Stock. The reclassification will be effected by amending and restating Todd's certificate of incorporation. The amended and restated certificate of incorporation to effect the reclassification is attached to this proxy statement/prospectus as Annex G.

RECOMMENDATION OF TODD'S BOARD OF DIRECTORS (SEE PAGE 46)

     After careful consideration, Todd's board of directors has determined that the reclassification is fair to you and in your best interests as a stockholder of Todd and has declared the reclassification advisable. Todd's board of directors has approved the merger agreement and the reclassification and recommends you vote in favor of the merger agreement and the reclassification.

REASONS FOR THE RECLASSIFICATION

     The reclassification is a prerequisite to the completion of the merger. During the negotiations of the merger agreement, both Todd and the Liberty Media Group desired (i) that the Liberty Media Group be able to obtain a controlling interest in Todd and (ii) that all holders of Todd Class A Common Stock and all holders of Todd Class B Common Stock be treated alike in the merger. The negotiations resulted in the reclassification. See "The Proposed
Merger -- Background of the Merger".

VOTE REQUIRED FOR THE RECLASSIFICATION (SEE PAGE 123)

     Approval and adoption of the reclassification requires the affirmative vote of the holders of a majority of the outstanding shares of each class of Todd common stock entitled to vote at the special meeting. Todd's directors and executive officers currently intend to vote in favor of the merger agreement and the reclassification. As of April 10, 2000, the record date for the special meeting, Todd's directors and executive officers beneficially owned approximately 29% of the Todd Class A Common Stock and approximately 39% of the Todd Class B Common Stock. IF YOU DO NOT APPROVE THE RECLASSIFICATION AT THE SPECIAL MEETING, A CONDITION TO THE COMPLETION OF THE MERGER WILL NOT BE MET AND THE MERGER WILL NOT BE COMPLETED, EVEN IF YOU VOTE IN FAVOR OF THE MERGER.

VOTING AGREEMENT (SEE PAGE 90)

     Two of Todd's principal stockholders, the late Marshall Naify (who at the time of his death was also a Todd director) and Robert A. Naify, have entered into a voting agreement with Liberty. Under the voting agreement, these stockholders agreed to vote the shares of Todd common stock under their control in favor of the merger agreement, the merger and the reclassification. Marshall Naify passed away on April 19, 2000, but his shares remain subject to the voting agreement. As of April 10, 2000, the shares of Todd common stock subject to this voting agreement represented (i) approximately 28% of the total voting power of the Todd Class A Common Stock and (ii) approximately 91% of the total voting power of the Todd Class B Common Stock; therefore, these stockholders do not hold a sufficient number of shares of Todd Class A Common Stock needed to approve the reclassification.

     For a description of this voting agreement, see "Other Transaction Agreements -- Voting Agreement" on page 90.

CHANGES IN TODD'S CHARTER (SEE PAGE 101)

     Todd will amend and restate its current charter in order to effectuate the reclassification. The amended and restated charter, which is attached as Annex G to this proxy statement/prospectus, differs from Todd's current charter in several important areas, including the elimination of certain transfer limitations currently placed on Todd Class B Common Stock.

     A discussion of these differences can be found in "Comparison of Rights of Todd Stockholders under its Current Charter and the Charter to Effect the Reclassification."

     We also note that we expect the reclassification to be completed immediately before the completion of the merger. The merger agreement provides that the charter for the surviving corporation in the merger will be in the form attached as Annex D to this proxy statement/prospectus. Therefore, the charter that effectuates the reclassification will only be in existence for a very brief period of time.

                                A NOTE ON USAGE

     The term "New Todd Class A Common Stock" is used in this proxy statement/prospectus to refer to a new series of Todd common stock to be issued in the reclassification, in exchange for your existing Todd common stock. In the reclassification, you will also receive shares of a second new series of Todd common stock called "New Todd Class B Common Stock." However, in the merger, all the New Todd Class B Common Stock will be converted into merger consideration (that is, shares of Class A Liberty Media Group tracking stock). Since we expect to close the merger immediately after the reclassification, the New Todd Class B Common Stock issued to you in the reclassification will exist for only a moment in time, and will not be represented by any stock certificates. However, the capital stock of B-Group Merger Corp. will be converted in the Merger into the same number of shares of New Todd Class B Common Stock as were converted in the merger into merger consideration. See "The Proposed Merger -- Structure of the Merger; Merger Consideration" on page 52.

     The New Todd Class A Common Stock will survive the merger and remain outstanding following the merger as Class A Common Stock of the surviving corporation. In the post-merger business combinations discussed below, which are intended to immediately follow the merger, Todd will issue additional shares of New Todd Class B Common Stock to Liberty (or a controlled affiliate of Liberty) in return for 100% of the assets and liabilities of SounDelux and 100% of the outstanding capital stock of Four Media. However, the post-merger business combinations will not directly affect the New Todd Class A Common Stock, which will continue to remain outstanding.

     Following such transactions, if the name change proposal is approved, Todd expects to change its corporate name to "Liberty Livewire Corporation" and will seek to list the New Todd Class A Common Stock on the Nasdaq National Market under the symbol "LWIR". Of course, neither the name change nor the change in trading symbol will alter the terms of the New Todd Class A Common Stock; however, such stock will then be known and traded as the Class A Common Stock of Liberty Livewire Corporation.

     As a result of the foregoing, the term "New Todd Class A Common Stock" is sometimes used herein to refer to the Class A Common Stock issued in the reclassification, the Class A Common Stock of the surviving corporation in the merger, and the Class A Common Stock of Liberty Livewire Corporation after the name change and the post-merger business combinations, as the context requires. Similarly, the term "New Todd Class B Common Stock" is used as necessary to refer to the Class B Common Stock issued in the reclassification, the Class B Common Stock of the surviving corporation in the merger, and the Class B Common Stock of Liberty Livewire Corporation after the name change and the post-merger business combinations.

                           SUMMARY OF PROPOSED MERGER

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger and the amendment to the Agreement and Plan of Merger, which are attached as Annex A and the other documents to which we refer you. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about Todd, the Liberty Media Group and AT&T. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "-- Where You Can Find More Information" on page 21.

THE COMPANIES

THE TODD-AO CORPORATION
900 NORTH SEWARD STREET
HOLLYWOOD, CALIFORNIA 90038
TEL: (323) 962-4000

     Todd provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. Todd believes that it is one of the largest independent providers of combined sound studio and video services in the world, with facilities located in Los Angeles, New York, London, Atlanta and Barcelona.

LIBERTY MEDIA CORPORATION
9197 SOUTH PEORIA STREET
ENGLEWOOD, COLORADO 80112
TEL: (720) 875-5400

     Liberty is a leading media, entertainment and communications company with interests in a diverse group of public and private companies with well-recognized brand names, such as Encore, STARZ!, Discovery, TV Guide, Fox, USA Networks, QVC, CNN, TBS and Sprint PCS, which is held in trust. Liberty is the primary operating company of the "Liberty Media Group," which is a "tracking stock" group of AT&T.

AT&T CORP.
32 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10013
TEL: (212) 387-5400

     AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services, and broadband and Internet communication transmission services. AT&T also provides billing, directory, and calling card services to support these communications services. Internet users can obtain information about AT&T and its services at http://www.att.com.

     On May 6, 1999, AT&T agreed to acquire MediaOne Group, Inc. The MediaOne Group merger is described briefly on page 50 of this proxy statement/prospectus.

THE PROPOSED MERGER (SEE PAGE 52)

     In the proposed merger, AT&T will acquire approximately 60% of the equity of Todd (representing approximately 94% of the voting power) and contribute this equity to the Liberty Media Group. Assuming all outstanding Todd options are rolled over into options for Class A Liberty Media Group tracking stock and New Todd Class A Common Stock, Todd stockholders will be entitled to receive a total of approximately 3.4 million shares of Class A Liberty Media Group tracking stock and will retain a total of approximately 5.4 million shares of New Todd Class A Common Stock (which will remain outstanding as Class A Common Stock of the surviving corporation in the merger).

RECOMMENDATION OF TODD'S BOARD OF DIRECTORS (SEE PAGE 57)

     After careful consideration, your board of directors has determined that the merger is fair to you and in your best interests as a stockholder of Todd and has declared the merger advisable. Todd's board of directors has approved the merger agreement and the merger and recommends you vote in favor of the merger agreement and the merger.

TODD'S REASONS FOR THE MERGER (SEE PAGE 55)

     Todd believes the merger affords its stockholders the opportunity to participate in Livewire and to realize a significant premium for their shares over the average trading price of Todd common stock at the time Todd and Liberty entered into the letter of intent regarding the merger. In determining to approve the merger, Todd's board of directors also considered that Todd is permitted to accept alternative acquisition proposals under limited circumstances.

OPINION OF TODD'S FINANCIAL ADVISOR (SEE PAGE 58)

     Todd's financial advisor, Banc of America Securities LLC, rendered a written opinion to Todd's board of directors that, as of October 14, 1999 (the date that Todd's board approved the key terms of the merger agreement), the merger consideration was fair, from a financial point of view, to the holders of Todd Class A Common Stock. The opinion is subject to the considerations, qualifications and limitations set forth in the opinion. The opinion is attached to this proxy statement/prospectus as Annex B and we urge you to read it in its entirety. The opinion, however, does not cover the fairness of the post-merger business combinations with Four Media and SounDelux.

THE MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS (SEE PAGES 70 AND 90)

     We have attached the merger agreement, which is the legal document that governs the merger, to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. As more fully described in this proxy statement/prospectus, Todd stockholders controlling approximately 28% of Todd's outstanding Class A Common Stock and 91% of Todd's outstanding Class B Common Stock (representing approximately 65% of the total voting power) have entered into a voting agreement with Liberty under which these stockholders agreed to vote in favor of the reclassification, the merger agreement and the merger only. We have filed this voting agreement as an exhibit to AT&T's registration statement for the shares of Liberty Media Group tracking stock to be issued in the merger. Please see the section titled "-- Where You Can Find More Information" on page 21, for instructions on how to obtain copies of these agreements.

CONDITIONS TO THE MERGER (SEE PAGE 70)

     We will complete the merger only if a number of mutual conditions are satisfied or waived, including the following:

- the merger agreement and the merger must be approved and adopted by Todd's stockholders at the special meeting;

- the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or be terminated (a condition which has already been met);

- the shares of Class A Liberty Media Group tracking stock that will be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance; and

- the reclassification must be approved and adopted by Todd's stockholders at the special meeting and the reclassification must occur.

     AT&T's obligation to complete the merger is conditioned on the satisfaction or waiver of a number of conditions that are for Liberty's benefit. These conditions may only be waived by Liberty and include the following:

- Todd must have performed and complied in all material respects with all its obligations under the merger agreement;

- no law may be in effect that:

(1) prohibits us from completing the merger;

(2) imposes material damages or penalties in connection with the merger;

(3) as a result of completing the merger, requires either Todd or Liberty to divest a material portion of its business or assets, or prohibits Liberty or Todd from engaging in any material business; or

(4) imposes material limitations on Liberty's ability to own the Todd common stock acquired in the merger; and

- Todd stockholders that are parties to registration rights agreements must acknowledge, in writing, to Todd and Liberty that those agreements will terminate at the effective time of the merger.

AT&T's obligation to complete the merger is also subject to the non-waivable condition that AT&T must have received and Liberty must be entitled to rely on an opinion of Baker Botts L.L.P. to the effect that the merger should qualify as a tax-free reorganization.

     AT&T's obligation to complete the merger is also conditioned on the satisfaction or waiver of a number of conditions that are for AT&T's benefit. These conditions may only be waived by AT&T and include the following:

- each of Todd and Liberty must have performed and complied in all material respects with its obligations under the merger agreement;

- no law may be in effect that:

(1) prohibits us from completing the merger;

(2) imposes material damages or penalties in connection with the merger;

(3) as a result of completing the merger, requires AT&T to divest any portion of its business or assets or imposes any restrictions or conditions on AT&T's conduct of its business;

(4) imposes material limitations on AT&T's or Liberty's ability to own the Todd common stock acquired in the merger;

(5) as a result of completing the merger, prohibits AT&T or any of its material subsidiaries from engaging in any business; or

(6) materially increases AT&T's liabilities or obligations arising out of the merger agreement;

- Todd must hold, and be in compliance with the terms of, all licenses, permits and governmental authorizations necessary to the ownership of its property or to the conduct of its business;

- we must have obtained all required consents and approvals from government authorities; and

     Todd's obligation to complete the merger is conditioned on the satisfaction or waiver of a number of conditions, including the following:

- each of Liberty, AT&T and B-Group Merger Corp. must have performed and complied in all material respects with its obligations under the merger agreement; and

- no law may be in effect which has or is reasonably likely to have a material adverse effect on Todd, Liberty or the merger.

Todd's obligation to complete the merger is also subject to the non-waivable condition that Todd must have received an opinion of Baker Botts L.L.P. to the effect that the merger should qualify as a tax-free reorganization.

TERMINATION (SEE PAGE 74)

     Todd, Liberty and AT&T can mutually agree to terminate the merger agreement at any time before the merger is completed. In addition, any of Todd, Liberty or AT&T may terminate the merger agreement if any of the following occurs:

- we do not complete the merger by June 9, 2000;

- any other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable and would prevent the satisfaction of the applicable conditions to completing the merger;

- a court or other governmental body permanently prohibits the merger; or

- Todd's stockholders do not approve and adopt the merger agreement and the merger, except that AT&T may not terminate the merger agreement under this circumstance without Liberty's consent.

     Liberty may terminate the merger agreement if Todd's board of directors withdraws or modifies, in a manner adverse to Liberty or AT&T, its approval or recommendation of the merger.

TERMINATION FEES (SEE PAGE 75)

     Todd may be obligated to pay Liberty a termination fee of $3.4 million if Todd's stockholders fail to approve the merger or the merger agreement is terminated in connection with a proposal for an alternative transaction. The payment of the fee will depend upon the particular circumstances of the termination.

NO OTHER NEGOTIATIONS INVOLVING TODD (SEE PAGE 76)

     Until we complete the merger or terminate the merger agreement, Todd has agreed not to take any of the following actions:

- initiate, solicit, encourage or facilitate the making of any offer or proposal that is or is reasonably likely to lead to an alternative transaction;

- enter into any agreement regarding any alternative transaction; or

- in the event of an unsolicited proposal for an alternative transaction, engage in negotiations or discussions with, or provide any non-public information to anyone other than Liberty, AT&T, B-Group Merger Corp. or any of their affiliates or representatives.

     However, Todd may take any of these actions, other than solicitation or initiation, if, following the date of the merger agreement, it receives an unsolicited proposal for an alternative transaction and both of the following occur:

- Todd's board of directors reasonably determines in good faith, after consulting with a nationally recognized financial advisor, that the terms of the proposed alternative transaction are more favorable to Todd and its stockholders than the merger, and financing for the transaction, to the extent required, is either committed or, in the good faith judgment of Todd's board of directors, reasonably capable of being obtained; and

- Todd's board of directors reasonably determines in good faith, after consulting with legal counsel, that the board is, or is reasonably likely to be, required to take the action in order to properly discharge its fiduciary duties under applicable law.

     Todd's board of directors has also agreed to include in this proxy statement/prospectus its recommendation in favor of approving the merger agreement and the merger. However, Todd's board may withdraw or modify its recommendation if:

- Todd receives a proposal for an alternative transaction that was not solicited or initiated by Todd;

- Todd's board of directors makes the determination described above that the proposal is more favorable than the merger; and

- Todd's board of directors reasonably determines in good faith, after consulting with legal counsel, that the withdrawal or modification is, or is reasonably likely to be, required in order for it to properly discharge its fiduciary duties under applicable law.

REGULATORY MATTERS (SEE PAGE 68)

     We have made or will make filings, and have taken or will take other actions necessary to obtain required approvals from governmental authorities in connection with the proposed merger, including U.S. antitrust authorities, with a view to completing the merger as soon as possible.

     On January 3, 2000, we filed the requisite Pre-Merger Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Department of Justice and the Federal Trade Commission. The waiting period was terminated on January 14, 2000. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion; however, no such challenge is currently expected.

     AT&T is not required to close the merger if any governmental approval for the merger contains conditions that, in its reasonable judgment, would be adverse to or burdensome on AT&T or its subsidiaries or their relationships with federal or state governmental authorities.

ACCOUNTING TREATMENT (SEE PAGE 64)

     The merger will be accounted for as a purchase in accordance with generally accepted accounting principles.

NEW YORK STOCK EXCHANGE LISTING

     We will use reasonable efforts to cause the shares of Class A Liberty Media Group tracking stock that will be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before we complete the merger. It is a condition to the closing of the merger that this listing authorization be obtained.

INTERESTS OF TODD'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 64)

     When considering the recommendation of Todd's board of directors, you should be aware that members of Todd's management and board of directors may be deemed to have interests in the merger and the post-merger business combinations with Four Media and SounDelux that are different from, or in addition to, yours as a stockholder of

Todd. A significant number of Todd's directors and executive officers hold Todd common stock and options under Todd's stock option plans.

     In connection with the reclassification and the merger, all holders of Todd common stock (including the directors and executive officers) will receive a combination of shares of New Todd Class A Common Stock and Class A Liberty Media Group tracking stock.

     As of April 10, 2000, directors and executive officers of Todd beneficially owned (i) 2,824,089 shares of Todd Class A Common Stock, representing approximately 10% of the total number of votes and (ii) 678,838 shares of Todd Class B Common Stock, representing approximately 24% of the total number of votes. These directors and officers, including the late Marshall Naify, whose shares are subject to the voting agreement described in the section "Other Transaction Agreements -- Voting Agreement," indicated, on February 11, 2000, an intention to vote in favor of the reclassification, the merger agreement, the merger, the post-merger business combination agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Livewire. If all Todd common stock held by Todd's directors and executive officers were converted under the terms of the merger agreement, those directors and executive officers would receive a total of approximately 706,022 shares of Class A Liberty Media Group tracking stock (pre-split) and approximately 1,129,636 shares of New Todd Class A Common Stock.

     Also in connection with the merger, all outstanding Todd options will be rolled over into options to purchase shares of Class A Liberty Media Group tracking stock and shares of New Todd Class A Common Stock.

     As of April 10, 2000, Todd's directors and executive officers held options to purchase a total of 655,640 shares of Todd Class A Common Stock. Of those options, 531,710 were vested. If all Todd options held by Todd's directors and executive officers were rolled over into Class A Liberty Media Group options and New Todd Class A options those directors and executive officers would receive options to purchase a total of 157,353 shares of Class A Liberty Media Group tracking stock and 262,256 shares of New Todd Class A Common Stock at a weighted average exercise price of $6.40 per share.

     The shares owned by the late Marshall Naify, who was a Todd director, and Robert A. Naify (representing approximately 32% of the equity and approximately 65% of the voting power of Todd) are subject to a voting agreement entered into with Liberty in connection with the merger.

     Pursuant to the merger agreement, prior to the closing, Robert A. Naify will also become party to a noncompetition agreement with Liberty, under which he will be entitled to receive 17,000 shares (pre-split) of Class A Liberty Media Group tracking stock. In addition, Liberty will pay 17,000 shares (pre-split) of Class A Liberty Media Croup tracking stock to the estate of Marshall Naify, in consideration of the late Mr. Naify's prior undertaking to enter into such a noncompetition agreement.

     Salah M. Hassanein, the president, chief executive officer and a director of Todd, will become party to a three-year consulting agreement, under which he will receive $150,000 annually and stock options to purchase 150,000 shares of New Todd Class A Common Stock at an exercise price of $10.27 per share.

     For a more complete description of how Todd stock options will be treated in the merger, see the section entitled "The Proposed Merger -- Treatment of Todd Stock Options in the Merger" on page 53. For a more complete description of the voting agreement, the noncompetition agreement and the consulting agreement, see the sections entitled "Other Transaction Agreements -- Voting Agreement", "-- Noncompetition Agreement" and "-- Consulting Agreement".

INDEMNIFICATION AND INSURANCE (SEE PAGE 65)

     The merger agreement provides for the indemnification of Todd's officers, directors and employees and for the continuation of directors and officers liability insurance.

VOTE REQUIRED FOR THE MERGER

     Approval and adoption of the reclassification (a requirement under the merger agreement) requires the affirmative vote of the holders of a majority of the outstanding shares of each class of Todd common stock entitled to vote at the special meeting, and the affirmative vote of the holders of a majority of the outstanding shares is required to approve the merger agreement and the merger. Todd's directors and executive officers currently intend to vote in favor of the reclassification, the merger agreement and the merger. As of April 10, 2000, Todd's directors and executive officers beneficially owned approximately 29% of the Todd Class A Common Stock and approximately 39% of the Todd Class B Common Stock. As described below, two stockholders, Marshall Naify (who was also a Todd director) and Robert A. Naify, who own approximately 28% of the Todd Class A Common Stock outstanding and approximately 91% of the Todd Class B Common Stock outstanding, have entered into a voting agreement with Liberty in connection with the merger.

VOTING AGREEMENT (SEE PAGE 90)

     Two of Todd's principal stockholders, the late Marshall Naify and Robert A. Naify, have entered into a voting agreement with Liberty. Under the voting agreement, these stockholders have agreed to vote the shares of Todd common stock under their control in favor of the merger agreement and the merger. Marshall Naify passed away on April 19, 2000, but his shares remain subject to the voting agreement. The voting agreement does not obligate the Naifys to vote in favor of the post-merger business combinations with Four Media and SounDelux or the name change to Liberty Livewire Corporation; however, the Naifys have advised Todd's board of directors on February 11, 2000 that they intend to vote in favor of these proposals. As of April 10, 2000, the shares of Todd common stock subject to this voting agreement represented (i) approximately 28% of the total voting power of the Todd Class A Common Stock and (ii) approximately 91% of the total voting power of the Todd Class B Common Stock. Because the shares of Todd Class B Common Stock have 10 votes per share, the Naifys have approximately 65% of the total voting power of the Todd common stock entitled to vote at the special meeting (which is sufficient to approve the merger), although a vote of the majority of each class of Todd common stock is required to approve the reclassification (which is a prerequisite to the merger).

     For a description of this voting agreement, see "Other Transaction Agreements -- Voting Agreement" on page 90.

CONSULTING AGREEMENT (SEE PAGE 90)

     Salah M. Hassanein, the president, chief executive officer and a director of Todd, has become party to a three-year consulting agreement, pursuant to which he will receive, if the merger is completed, $150,000 annually and stock options to purchase 150,000 shares of New Todd Class A Common Stock at an exercise price of $10.27 per share.

NONCOMPETITION AGREEMENT (SEE PAGE 90)

     Pursuant to the merger agreement, prior to the closing Robert A. Naify will become party to a noncompetition agreement with Liberty, under which he will be entitled to receive 17,000 shares (pre-split) of Class A Liberty Media Group tracking stock. Under the noncompetition agreement, for a two-year period commencing on the date the merger is completed, Mr. Naify may not directly or indirectly own, manage, operate or control any business that competes with Todd, except that he may be a passive owner of not more than 10% of the equity of a Todd competitor. In addition, Liberty will pay 17,000 shares (pre-split) of Class A Liberty Media Group tracking stock to the estate of Marshall Naify, in consideration of the late Mr. Naify's prior undertaking to enter into such a noncompetition agreement.

AT&T CONTRIBUTION OF TODD'S EQUITY ACQUIRED IN THE MERGER TO LIBERTY

     The merger agreement provides that Liberty and AT&T will complete various transactions following the merger. As a result of these transactions, the equity of Todd, which will be the surviving entity in the merger, acquired by AT&T in the merger will be contributed to Liberty; Liberty will have approximately 60% of Todd's equity (representing approximately 94% of the total voting power) and Todd will effectively become a member of the Liberty Media Group.

CONVERTIBLE DEBT FACILITY (SEE PAGE 91)

     Immediately after AT&T's contribution of Todd's equity to Liberty as described in the paragraph above is completed, Todd and Liberty will enter into a convertible debt facility agreement. The convertible debt facility agreement will provide for aggregate credit commitments of $125 million, drawable at Todd's option in whole or in part at any time during the 4-year period following the date the merger is completed and maturing on the fifth anniversary of the date the merger is completed. The loans under the convertible debt facility agreement, which will be provided by Liberty or by other persons designated by Liberty (and consented to by Todd), will be unsecured senior subordinated obligations, ranking junior to Todd's current bank credit facility. The convertible loans will bear interest at 4.00% per annum, payable quarterly in arrears in cash, and will be convertible at the option of the holder into shares of New Todd Class B Common Stock, at a conversion price of $13.00 per share, subject to customary adjustments.

DIVIDENDS

     Todd's charter currently mandates a dividend payment out of legally available funds. As the surviving corporation in the merger, Todd does not expect to pay dividends on the New Todd Class A Common Stock in the foreseeable future. In addition, AT&T does not expect to pay any dividends on the Class A Liberty Media Group tracking stock for the foreseeable future.

RESTRICTIONS ON THE ABILITY TO SELL CLASS A LIBERTY MEDIA GROUP TRACKING STOCK

     All shares of Class A Liberty Media Group tracking stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of Todd or AT&T under the Securities Act of 1933. If you are an affiliate of Todd or AT&T, then prior to the first anniversary of the merger, sales may be made only under a registration statement or an exemption under the Securities Act.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  AT&T

     In the table below, we provide you with selected historical consolidated financial data of AT&T. AT&T prepared this information using its consolidated financial statements at and for each of the fiscal years in the five-year period ended December 31, 1999. AT&T derived the consolidated income statement data below for each of the three years ended December 31, 1999, and the consolidated balance sheet data at December 31, 1999 and 1998 from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. AT&T derived the remaining data from unaudited consolidated financial statements. This information is only a summary and you should read it together with the financial information we incorporate by reference in this proxy statement/prospectus. For copies of the information we incorporate by reference, see "-- Where You Can Find More Information" on page 21.

     Income from continuing operations for the year ended December 31, 1999 includes $1.5 billion of a net expense consisting primarily of an in-process research and development charge associated with our merger with Tele-Communications, Inc. (TCI), equity losses associated with investments in At Home Corporation and Cablevision Systems Corporation, an asset impairment charge associated with the planned disposal of certain wireless network equipment, other restructuring charges and gains on the sale of businesses. Income from continuing operations for the year ended December 31, 1998 includes $1.1 billion of a net expense consisting of restructuring and other charges as well as benefits from gains on the sales of businesses. Income from continuing operations for 1995 includes $2.0 billion of a net expense consisting of restructuring and other charges. The number of shares of AT&T common stock outstanding and per share data have been adjusted to reflect our three-for-two stock split paid on April 15, 1999. The number of shares of Liberty Media Group tracking stock outstanding and per share data reflect a two-for-one stock split paid on June 11, 1999, but does not reflect the proposed two-for-one split payable to holders of record on May 25, 2000.

               AT&T -- SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------
                                                              1999(1)     1998      1997      1996      1995
                                                              --------   -------   -------   -------   -------
INCOME STATEMENT DATA:
Revenues....................................................  $ 62,391   $53,223   $51,577   $50,688   $48,449
Operating income............................................    10,859     7,487     6,836     8,709     5,169
Income from continuing operations...........................     3,428     5,235     4,249     5,458     2,981
Income from continuing operations -- available to AT&T
  common shareowners........................................     5,450     5,235     4,249     5,458     2,981
Weighted average AT&T common shares and potential common
  shares....................................................     3,152     2,700     2,683     2,651     2,612
Per AT&T common share -- basic:
  Income from continuing operations(2)......................  $   1.77      1.96      1.59      2.07      1.15
Per AT&T common share -- diluted:
  Income from continuing operations(3)......................      1.74      1.94      1.59      2.07      1.14
Cash dividends declared per AT&T common share...............       .88      0.88      0.88      0.88      0.88
Loss from continuing operations available to Liberty Media
  Group shareowners.........................................     2,022        --        --        --        --
Weighted average Liberty Media Group shares.................     1,259        --        --        --        --
  Liberty Media Group loss per share -- basic...............      1.61        --        --        --        --
  Liberty Media Group loss per share -- diluted.............      1.61        --        --        --        --
Cash dividends declared per Liberty Media Group share.......        --        --        --        --        --
                                                              --------   -------   -------   -------   -------
BALANCE SHEET DATA:
Total assets................................................  $169,406   $59,550   $61,095   $57,348   $62,864
Long-term debt..............................................    21,591     5,556     7,857     8,878     8,913
Shareowners' equity.........................................    78,927    25,522    23,678    21,092    17,400

---------------

(1) On March 9, 1999, the TCI merger closed. The TCI merger was recorded as a purchase. Accordingly, the results of operations of TCI and Liberty Media Group have been included in AT&T's consolidated results since the date the merger closed. In conjunction with the TCI merger, AT&T issued Liberty Media Group tracking stock to reflect the separate economic performance of the Liberty Media Group. AT&T does not have a "controlling financial interest" for financial accounting purposes in the Liberty Media Group, therefore AT&T accounts for the Liberty Media Group as an equity investment. Because the Liberty Media Group is reflected by separate tracking stock, AT&T excludes all of the earnings or losses related to the Liberty Media Group from the earnings available to the holders of AT&T common stock. Certain 1999 amounts for AT&T have been reclassified to conform with the current presentation.

(2) Basic earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split, for the four years ended December 31, 1998 through December 31, 1995, respectively, were $2.93, $2.39, $3.10, and $1.72 respectively.

(3) Diluted earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split, for the four years ended December 31, 1998 through December 31, 1995, respectively, were $2.91, $2.38, $3.09 and $1.71 respectively.

  Todd

     In the table below, we provide you with selected historical data of Todd. The data presented below is derived from Todd's audited consolidated financial statements for each of the fiscal years in the five year period ended August 31, 1999 and Todd's unaudited consolidated financial statements for the six months ended February 29, 2000 and February 28, 1999. Fiscal years ended August 31, 1995, 1996 and 1997 were audited by Deloitte & Touche LLP, independent public accountants. The audit reports for August 31, 1995 and 1996 are not included. Fiscal years ended August 31, 1998 and 1999 have been audited by Arthur Andersen LLP, independent public accountants. This information is only a summary and you should read it together with the financial information incorporated by reference in this proxy statement/ prospectus. See "-- Where You Can Find More Information" on page 21.

               TODD -- SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  AT OR FOR THE
                                SIX MONTHS ENDED                        AT OR FOR THE FISCAL YEARS ENDED
                           ---------------------------   --------------------------------------------------------------
                           FEBRUARY 29,   FEBRUARY 28,   AUGUST 31,   AUGUST 31,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                               2000           1999          1999         1998         1997         1996         1995
                           ------------   ------------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS
  DATA:
Revenues.................    $ 64,675       $ 62,335      $118,517     $102,614     $ 78,971     $62,920      $50,003
Income from continuing
  operations.............    $    565       $  3,365      $  1,606     $  3,419     $  6,005     $ 4,844      $ 3,375
Weighted average common
  shares outstanding --
  Basic..................      10,167          9,506         9,570        9,987        9,539       8,191        8,150
Weighted average common
  shares and Potential
  common shares..........      10,508         10,558         9,833       11,218       10,208       8,845        8,399
Income from continuing
  operations per common
  share -- Basic.........    $   0.06       $   0.35      $   0.17     $   0.34     $   0.63     $  0.59      $  0.41
Income from continuing
  operations per common
  share -- Diluted.......    $   0.05       $   0.33      $   0.16     $   0.33     $   0.59     $  0.55      $  0.40
Cash dividends declared
  per Class A common
  shares.................    $     --       $    .03      $  0.045     $   0.06     $   0.06     $  0.06      $  0.06
  Class B common
    shares...............    $     --       $   .027      $ 0.0405     $  0.054     $  0.054     $ 0.054      $ 0.054
BALANCE SHEET DATA:
Total assets.............    $157,724       $135,403      $153,180     $135,596     $103,451     $64,186      $57,198
Long-term debt...........      61,866         45,700        65,520       44,654       25,430       9,332        7,707
Total stockholders'
  equity.................      69,387         60,439        58,835       60,320       57,379      36,423       31,198

SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION

     In the table below, we provide you with unaudited selected pro form condensed financial information of AT&T as if its merger with MediaOne Group had been completed on January 1, 1999 for income statements purposes and December 31, 1999 for balance sheet purposes. In addition, this information reflects the TCI merger as if it had been completed on January 1, 1999 for income statement purposes. TCI is reflected in AT&T's balance sheet as of December 31, 1999, therefore there is no TCI pro forma impact on the balance sheet.

     This unaudited selected pro forma condensed financial information should be read together with the separate historical financial statements and accompanying notes of AT&T and of MediaOne Group, which we incorporate by reference in this proxy statement/prospectus. AT&T filed detailed unaudited pro forma financial statements with the SEC on March 27, 2000, which we incorporate by reference in this proxy statement/prospectus. For copies of the information we incorporate by reference, see "-- Where You Can Find More Information" on page 21. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that AT&T would have achieved if the TCI and MediaOne Group mergers had taken place earlier or of the results of operations or financial position of AT&T after the completion of the MediaOne Group and TCI mergers.

     Income from continuing operations attributable to holders of AT&T common stock excludes the results of the Liberty Media Group and dividend requirements on AT&T preferred stock. The MediaOne Group merger will have no effect on Liberty Media Group tracking stock.

     The selected pro forma condensed financial information of AT&T in the table below, and the pro forma financial statements of AT&T we incorporate by reference in this proxy statement/prospectus, do not show any adjustments to reflect the merger of Todd with a subsidiary of AT&T, as the merger would not have a material effect on the results of operations or financial position of AT&T, whether or not the pending AT&T/MediaOne Group merger is completed.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                                (IN MILLIONS
                                                              EXCEPT PER SHARE
                                                                    DATA)
UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT DATA:
Revenues....................................................      $ 66,027
Operating income............................................      $  9,651
Income from continuing operations attributable to AT&T
  common shareowners........................................      $  5,988
Weighted average shares and potential shares of AT&T common
  stock.....................................................         3,916
Basic earnings per AT&T common share -- Income from
  continuing operations.....................................          2.17
Diluted earnings per AT&T common share -- Income from
  continuing operations.....................................      $   2.11
Basic and diluted loss per Liberty Media Group share (Class
  A and Class B)............................................      $   1.78

                                                              DECEMBER 31, 1999
                                                              -----------------
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA:
Total assets................................................      $259,668
Long-term debt..............................................        30,470
Shareowners' equity -- AT&T common stock....................        76,093
Shareowners' equity -- Liberty Media Group tracking stock...        38,433

UNAUDITED COMPARATIVE PER SHARE DATA

     In the first table below, we provide you with AT&T's historical per share information as of and for the year ended December 31, 1999. In addition, we provide AT&T pro forma information as of and for the year ended December 31, 1999. In the column labeled "AT&T Pro Forma Including MediaOne Group," we have assumed that AT&T had completed the pending AT&T/MediaOne Group merger and its merger with TCI on January 1, 1999 for income statement purposes, and had completed the pending AT&T/ MediaOne Group merger on December 31, 1999 for balance sheet purposes. In the column labeled "AT&T Pro Forma Excluding MediaOne Group," we have assumed that AT&T had completed the TCI merger on January 1, 1999 for income statement purposes, and has not completed the pending AT&T/ MediaOne Group merger. AT&T's historical balance sheet as of December 31, 1999 gives effect to the TCI merger. Following the merger described in this proxy statement/prospectus, Todd will be a member of the Liberty Media Group. Therefore, the merger will have no impact on earnings or dividends per share of AT&T common stock.

     In the second table below, we provide you with historical per share information for the Liberty Media Group as of and for the ten months ended December 31, 1999 and we provide pro forma per share information for the Liberty Media Group as of and for the year ended December 31, 1999. In addition, we provide historical per share information for Todd as of and for the six months ended February 29, 2000 and as of and for the fiscal year ended August 31, 1999 as well as conformed historical per share and equivalent per share information for the year ended December 31, 1999. In the column labeled "Liberty Media Group Pro Forma" we have assumed that AT&T had completed its merger with TCI and the merger of Todd on January 1, 1999 for income statement purposes, and that the merger of Todd described in this proxy statement/prospectus was completed on December 31, 1999 for balance sheet purposes. Upon completion of the Todd merger, the total consideration will be allocated to the specific identifiable tangible and intangible assets and liabilities of Todd based on final determination of their fair values. For purposes of this presentation, the preliminary excess of the consideration over the net assets acquired is amortized over 20 years. The Liberty Media Group's historical balance sheet as of December 31, 1999 gives effect to the TCI merger. The column labeled "Todd Pro Forma Equivalent" presents the per share data set forth in the column labeled "Liberty Media Group Pro Forma" multiplied by 0.25 (which is the fraction resulting from multiplying (i) 0.6, which represents the portion of New Todd Class B Common Stock to be received for each share of Todd Class A Common Stock in the reclassification, by (ii) 0.41667 (the fraction that represents the ratio of 1 share of Class A Liberty Media Group tracking stock (pre-split) for each 2.4 shares of New Todd Class B Common Stock per the merger agreement)).

     It is important that when you read this information, you read along with it the selected pro forma condensed financial information of AT&T, as well as the consolidated financial statements and accompanying notes of AT&T (including the Liberty Media Group), MediaOne Group and Todd included in the documents that are described under "-- Where You Can Find More Information" and are incorporated in this proxy statement/prospectus by reference. You should not rely on the unaudited comparative per share data as an indication of the results of operations or the financial position that would have been achieved if the pending AT&T/MediaOne Group merger and the TCI merger had taken place earlier or the results of operations or financial position of AT&T after completion of those transactions.

  AT&T

                                                                           AT&T PRO    AT&T PRO
                                                                             FORMA       FORMA
                                                                           INCLUDING   EXCLUDING
                                                                 AT&T      MEDIAONE    MEDIAONE
                                                              HISTORICAL     GROUP       GROUP
                                                              ----------   ---------   ---------
Book value per common share:
  December 31, 1999.........................................    $12.64      $  N/A      $  N/A
Income from continuing operations
  Earnings per common share -- basic:
     For the year ended December 31, 1999...................      1.77        2.17        1.60
  Earnings per common share -- diluted:
     For the year ended December 31, 1999...................      1.74        2.11        1.55
  Cash dividends per common share:
     For the year ended December 31, 1999...................      0.88         N/A         N/A

---------------

  Liberty Media Group

                                                                 LIBERTY MEDIA                        TODD
                                               LIBERTY MEDIA         GROUP                         PRO FORMA
                                              GROUP HISTORICAL     PRO FORMA     TODD HISTORICAL   EQUIVALENT
                                              ----------------   -------------   ---------------   ----------
Book value per common share
  December 31, 1999(1)......................       $30.42           $30.42            $  --          $7.60
  February 29, 2000.........................          N/A              N/A             6.45            N/A
  August 31, 1999...........................          N/A              N/A             5.96            N/A
Income from continuing operations
  Earnings (loss) per common share -- basic:
     For the ten months ended December 31,
       1999.................................        (1.61)              --               --             --
     For the year ended December 31,
       1999(1)..............................           --            (1.78)            (.04)          (.45)
     For the six months ended February 29,
       2000.................................          N/A              N/A              .06            N/A
     For the year ended August 31, 1999.....          N/A              N/A              .17            N/A
  Earnings (loss) per common
     share -- diluted:
     For the ten months ended December 31,
       1999.................................        (1.61)              --               --             --
     For the year ended December 31,
       1999(1)..............................           --            (1.78)            (.04)          (.45)
     For the six months ended February 29,
       2000.................................          N/A              N/A              .05            N/A
     For the year ended August 31, 1999.....          N/A              N/A              .16            N/A

---------------

(1) Since Todd's fiscal year end differs from Liberty Media's fiscal year end, Todd's results have been conformed to reflect results as of and for the year ended December 31, 1999. Per share amounts do not reflect the proposed two-for-one split of the Liberty Media Group tracking stock payable to holders of record on May 25, 2000.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Shares of Todd Class A Common Stock are listed on the Nasdaq National Market. Shares of Todd Class B Common Stock are not publicly traded and are not listed on any exchange; shares of Todd Class B Common Stock are convertible into shares of Todd Class A Common Stock on a share for share basis under Todd's current charter. Shares of Class A and Class B Liberty Media Group tracking stock, AT&T common stock and AT&T Wireless Group tracking stock are listed on the New York Stock Exchange. Public trading of Class A and Class B Liberty Media Group tracking stock commenced on March 9, 1999, the date of the closing of AT&T's acquisition of TCI. Public trading of AT&T Wireless Group tracking stock commenced on April 27, 2000. Public trading of Todd Class A Common Stock commenced on May 27, 1965.

     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for a share of:

     - Todd Class A Common Stock, as reported on Nasdaq;

     - Class A and Class B Liberty Media Group tracking stock and AT&T Wireless Group tracking stock, as reported on the New York Stock Exchange Composite Transaction Tape; and

     - AT&T common stock, as reported on the New York Stock Exchange Composite Transaction Tape, as well as dividends declared on AT&T common stock.

     AT&T's fiscal year ends on December 31 of each year and Todd's fiscal year ends on August 31 of each year. In order to facilitate comparisons, the information on Todd in the following table is provided on a calendar-year basis (as opposed to using Todd's fiscal year). Prices for Class A and Class B Liberty Media Group tracking stock have been adjusted to reflect the two-for-one split of Class A and Class B Liberty Media Group tracking stock on June 11, 1999 but do not reflect the proposed two-for-one split payable to holders of record on May 25, 2000, which is subject to AT&T stockholder approval of an increase in the number of authorized shares of Class A and Class B Liberty Media Group tracking stock. Prices and cash dividends per share for AT&T common stock have been adjusted to reflect the three-for-two split of AT&T common stock on April 15, 1999. Cash dividends have been paid with respect to Todd's common stock, but have never been paid with respect to either class of Liberty Media Group tracking stock.

                                     TODD CLASS A
                                     COMMON STOCK                        CLASS A                   CLASS B
                          -----------------------------------         LIBERTY MEDIA             LIBERTY MEDIA
                                                                          GROUP                     GROUP
                                                      CASH              TRACKING                  TRACKING
                                                    DIVIDENDS             STOCK                     STOCK
                                                    PER SHARE     ---------------------     ---------------------
                            HIGH         LOW         (1)(2)         HIGH         LOW          HIGH         LOW
                            ----         ---        ---------       ----         ---          ----         ---
1997
First Quarter........       $11 1/4      $ 7 3/4     $0.015          --           --           --           --
Second Quarter.......        10 1/2        8          0.015          --           --           --           --
Third Quarter........        11 1/8        8 1/2      0.015          --           --           --           --
Fourth Quarter.......        12 7/8        8 1/4      0.015          --           --           --           --
1998
First Quarter........       $11 1/8      $ 7 7/8     $0.015          --           --           --           --
Second Quarter.......        13            9 3/8      0.015          --           --           --           --
Third Quarter........        10 3/4        5 1/4      0.015          --           --           --           --
Fourth Quarter.......         9 1/2        5 1/2      0.015          --           --           --           --
1999
First Quarter........       $ 9 5/8      $ 5 7/8     $0.015         $29 1/16     $25 7/8      $29 1/8      $26 1/8
Second Quarter.......        11 1/4        5 3/8      0.015          37 1/16      26 1/4       37 1/4       27 3/8
Third Quarter........        15 3/8        9 3/4         --          39 11/16     30 7/8       39 3/4       32
Fourth Quarter.......        30 5/8       14 1/4         --          56 13/16     35 7/8       68 3/4       38 5/8
2000
First Quarter........       $41 11/16    $26 7/8         --         $61 7/16     $48 7/8      $73 1/8      $54
Second Quarter
  (through May 4,
  2000)..............        40 1/8       21 1/4         --          59 7/8       46 1/8       65 3/8       55 15/16


                                AT&T COMMON STOCK
                       -----------------------------------             AT&T
                                                                  WIRELESS GROUP
                                                   CASH           TRACKING STOCK
                                                 DIVIDENDS     ---------------------
                         HIGH         LOW        PER SHARE       HIGH         LOW
                         ----         ---        ---------       ----         ---
1997
First Quarter........    $28 7/16     $22 3/4      $0.22          --           --
Second Quarter.......     25 11/16     20 1/2       0.22          --           --
Third Quarter........     30 3/4       22 11/16     0.22          --           --
Fourth Quarter.......     42 11/16     28 11/16     0.22          --           --
1998
First Quarter........    $45 11/16    $38 1/4      $0.22          --           --
Second Quarter.......     44 15/16     37 7/16      0.22          --           --
Third Quarter........     40 15/16     32 1/4       0.22          --           --
Fourth Quarter.......     52 11/16     37 1/2       0.22          --           --
1999
First Quarter........    $64 1/8      $50 5/8      $0.22          --           --
Second Quarter.......     63           50 1/16      0.22          --           --
Third Quarter........     59           41 13/16     0.22          --           --
Fourth Quarter.......     61           41 1/2       0.22          --           --
2000
First Quarter........    $61          $44          $0.22          --           --
Second Quarter
  (through May 4,
  2000)..............     58 13/16     37 5/8         --         $36          $29 15/16

---------------

(1) Dividends have been paid on Todd Class B Common Stock, which is not publicly traded. These dividends were equal to 90% of the dividends paid on the Todd Class A Common Shares.
(2) Todd made a decision to stop paying dividends on the Todd Class A Common Stock and the Todd Class B Common Stock on June 1, 1999 and the payment of dividends was halted on July 1, 1999. In addition, it is a condition under the merger agreement that Todd not make any dividend payments from the date of the merger agreement, December 10, 1999, to the effective time of the merger.

     The following table sets forth the closing prices per share of Todd's Class A Common Stock as reported on Nasdaq, and the closing prices per share of Class A Liberty Media Group tracking stock as reported on the New York Stock Exchange, on:

     - July 29, 1999, the last full trading day prior to the public announcement of the signing of a letter of intent between Liberty and Todd,

     - December 10, 1999, the last full trading day prior to the public announcement of the execution of the merger agreement, and

     - May 4, 2000, the last full trading day for which closing prices were available prior to the printing of this proxy statement/prospectus.

     The following table also sets forth the equivalent prices per share of Class A Liberty Media Group tracking stock of shares of Todd Class A Common Stock on those dates. The equivalent price per share of Class A Liberty Media Group tracking stock of Todd Class A Common Stock is equal to the closing price of a share of Class A Liberty Media Group tracking stock on the applicable date multiplied by 0.25 (which is the fraction resulting from multiplying (i) 0.6, which represents the portion of New Todd Class B Common Stock to be received for each share of Todd Class A Common Stock in the reclassification), by (ii)
0.41667 (the fraction which represents the ratio of 1.0 share of Class A Liberty Media Group tracking stock for each 2.4 shares of New Todd Class B Common Stock per the merger agreement)). These equivalent per share prices reflect the market value of the Class A Liberty Media Group tracking stock you would receive for each of your shares of Todd Class A Common Stock if the merger were completed on the specified dates. Because the market price of Class A Liberty Media Group tracking stock may increase or decrease before the merger is completed, you are urged to obtain current market quotations.

     Please note that in addition to the 0.25 of a share of Liberty Media Group tracking stock you will receive in the merger (on a pre-split basis) for each share of Todd Class A Common Stock you hold immediately prior to the merger, you will also retain 0.4 of share of New Todd Class A Common Stock.

                                                                                 EQUIVALENT PRICE PER
                                                                   CLASS A         SHARE OF CLASS A
                                                TODD CLASS A    LIBERTY MEDIA    LIBERTY MEDIA GROUP
DATES                                           COMMON STOCK        STOCK           TRACKING STOCK
-----                                           ------------    -------------    --------------------
July 29, 1999.................................      $12 15/16        $37               $  9.25
December 10, 1999.............................      $25              $46               $ 11.50
May 4, 2000...................................       27 1/8           47 1/2           $ 11.875

WHERE YOU CAN FIND MORE INFORMATION

     Todd and AT&T file annual, quarterly and special reports, proxy statements and other information with the SEC, and information relating to the Liberty Media Group is included in reports and information filed by AT&T. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at the following locations:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
    Washington, D.C. 20549            New York, NY 10048                  Suite 1400
                                                                    Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Todd's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     AT&T filed a registration statement on Form S-4 to register with the SEC the Class A Liberty Media Group tracking stock to be issued to Todd stockholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of AT&T, as well as a proxy statement of Todd for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

    TODD SEC FILINGS (FILE NO. 000-01461)   PERIOD
    -------------------------------------   ------
    Annual Report on Form 10-K              Year ended August 31, 1999 (filed on December 10, 1999)
    Form 10 K/A                             Year ended August 31, 1999 (filed on January 11, 2000)
    Quarterly Reports on Form 10-Q          Quarters ended November 30, 1999 and February 29, 2000
    Current Report on Form 8-K              Filed on December 22, 1999

     AT&T SEC FILINGS (FILE NO. 1-1105)
     ----------------------------------
    Annual Report on Form 10-K              Year ended December 31, 1999. Filed on March 27, 2000
    Current Reports on Form 8-K             Filed on January 6, 2000, January 14, 2000, March 13,
                                            2000, March 17, 2000, March 27, 2000, April 4, 2000 and
                                            April 24, 2000
    Proxy Statements                        Filed on January 7, 2000, January 26, 2000, February 8,
                                            2000 and March 27, 2000

     Todd and AT&T also incorporate by reference into this proxy statement/prospectus any and all additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Todd has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Todd, AT&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to AT&T and Liberty has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to the Liberty Media Group.

     You may have previously received some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

           The Todd-AO Corporation                               AT&T Corp.
           900 North Seward Street                        32 Avenue of the Americas
         Hollywood, California 90038                    New York, New York 10013-2412
             Tel: (858) 509-9100                             Tel: (212) 387-5400
          Attn: Corporate Secretary                Attn: Corporate Secretary's Department

     If you would like to request documents from us, please do so by June 2, 2000 to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MAY 8, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

             SUMMARY OF PROPOSED POST-MERGER BUSINESS COMBINATIONS
                         WITH FOUR MEDIA AND SOUNDELUX

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the post-merger business combinations with Four Media and SounDelux, you should read this entire document carefully, including the Post-Merger Business Combinations Agreement attached as Annex C and the other documents to which we refer you. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about Four Media, which is a public company. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "-- Where You Can Find More Information" on page 38. For purposes of the pro forma calculations in this "Summary of the Proposed Post-Merger Business Combinations with Four Media and SounDelux", and elsewhere in this proxy statement/prospectus as the context may require, we use the terms "Livewire" and "Liberty Livewire" to mean the entity resulting from the post-merger business combinations of Todd with Four Media and SounDelux. We would like to point out however, that, the proposal described herein to change Todd's name to "Liberty Livewire Corporation", is not contingent upon the completion of the post-merger business combinations with Four Media and SounDelux.

THE COMPANIES

THE TODD-AO CORPORATION
900 NORTH SEWARD STREET
HOLLYWOOD, CALIFORNIA 90038
TEL: (323) 962-4000

     Todd provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. Todd believes that it is one of the largest independent providers of combined sound studio and video services in the world, with facilities located in Los Angeles, New York, London, Atlanta and Barcelona.

FOUR MEDIA COMPANY
2813 WEST ALAMEDA AVENUE
BURBANK, CALIFORNIA
TEL: (818) 840-7000

     Four Media is a leading provider of technical and creative services to producers and distributors of television programming, television commercials, feature films and other entertainment content, as well as to owners of film and television libraries. The name Four Media Company is derived from its core competencies in film, video, sound and data. These services include the processing, enhancement, storage and distribution of film and video from the point it leaves the camera until it is shown, in various formats, to audiences around the world. The Liberty Media Group acquired 100% of the common stock of Four Media on April 10, 2000.

SOUNDELUX ENTERTAINMENT GROUP, INC.
7080 HOLLYWOOD BOULEVARD
HOLLYWOOD, CALIFORNIA 90028
TEL: (323) 603-3200

     SounDelux, through its highly trained staff and state of the art facilities and equipment, provides video, audio, show production, design and installation services to location-based entertainment venues. In addition, SounDelux provides production and post-production sound services, including content, editing, re-recording and music supervision, to the motion picture, television and interactive gaming industries. Internet users can obtain information about SounDelux and its services at http://www.soundelux.com.

THE PROPOSED POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX; POST-MERGER BUSINESS COMBINATIONS AGREEMENT (SEE PAGES 81 AND 89)

     The post-merger business combinations are intended to combine the assets and operations of Todd, Four Media and SounDelux into one company, on a consolidated basis. As a result of the post-merger business combinations, (i) Todd and its consolidated subsidiaries will own 100% of the assets and operations owned by Todd, Four Media and SounDelux on the date the post-merger business combinations are completed, and (ii) SounDelux will be a holding company, controlled by Liberty, that owns the Liberty Media Group's controlling interests in Todd. Following the post-merger business combinations,

SounDelux will not have any assets, other than its interests in Todd. The post-merger business combinations will not directly affect the New Todd Class A Common Stock, which will remain outstanding and will continue to trade as the Class A Common Stock of Todd or, if the name change proposal is approved, Liberty Livewire Corporation. The post-merger business combinations with Four Media and SounDelux will not be submitted to the stockholders of Todd for their approval unless the merger proposal shall first have been approved by the Todd stockholders. However, approval of the post-merger business combinations is not a condition to the merger.

     The post-merger business combinations with Four Media and SounDelux consist of three steps:

     - First, the Liberty Media Group will contribute its controlling interest in Todd to SounDelux, in exchange for additional shares of high-vote capital stock of SounDelux.

     - Second, the Liberty Media Group will contribute its 100% interest in Four Media to SounDelux, in exchange for additional shares of high-vote capital stock of SounDelux.

     - Third, the Liberty Media Group will cause SounDelux to contribute to Todd 100% of the assets of SounDelux, (including the 100% interest in Four Media, but excluding SounDelux's controlling interest in Todd itself), as a going concern, in exchange for (i) additional shares of New Todd Class B Common Stock, as described below, and (ii) the assumption by Todd of all liabilities of SounDelux (other than the obligation of SounDelux, to its stockholders other than Liberty, to exchange their shares of SounDelux Class A Common stock for shares of New Todd A Common Stock, as provided in the amended and restated charter of SounDelux that will be adopted in connection with the acquisition of a controlling interest in SounDelux by the Liberty Media Group).

     The above description of the post-merger business combinations with Four Media and SounDelux assumes that (i) the stockholders of Todd approve the post-merger business combinations with Four Media and SounDelux at the special meeting, and (ii) the Liberty Media Group completes its proposed acquisition of SounDelux. The Four Media acquisition was completed on April l0, 2000. Liberty expects to complete the SounDelux acquisition promptly following the completion of the Todd merger.

     If the stockholders of Todd approve the post-merger business combinations, but Liberty Media Group does not acquire a controlling interest in SounDelux, then Liberty will nevertheless contribute to Todd 100% of the stock of Four Media, in exchange for additional shares of New Todd Class B Common Stock.

     In the post-merger business combination between Todd and Four Media, the number of shares of New Todd Class B Common Stock to be issued in exchange for 100% of the capital stock of Four Media will be the sum of the following:

     - 16,308,484; plus

     - a number of shares equal to the quotient of (A) the fair market value of a warrant to purchase 354,838 shares of Class A Liberty Media Group tracking stock, divided by (B) the average closing price of the Todd Class A Common Stock over the 20 trading days immediately preceding the completion of the Todd merger.

We currently estimate the number of shares of New Todd Class B Common Stock to be issued in the Four Media business combination to be approximately 16,589,000.

     In any post-merger business combination between Todd and SounDelux, the number of shares of New Todd Class B Common Stock to be issued in exchange for 100% of the assets and liabilities of SounDelux, as a going concern, will be the sum of the following:

     - 11,363,636; plus

     - a number of shares equal to the quotient of (A) the closing adjustment applicable under the merger agreement for the SounDelux transaction, divided by (B) the average closing price of the Todd Class A Common Stock over the 20 trading days immediately preceding the completion of the Todd merger; plus

     - a number of shares equal to the quotient of (A) $5,000,000, divided by
       (B) such average closing price of the Todd Class A Common Stock; minus

     - the number of shares of New Todd Class A Common Stock to be issued to certain present and former SounDelux employees and other persons pursuant to stock options assumed by Todd in connection with the post-merger business combination between Todd and SounDelux.

We currently estimate the number of shares of New Todd Class B Common Stock to be issued in the SounDelux business combination to be approximately 11,668,000.

     The terms of the post-merger business combinations are set forth in the post-merger business combinations agreement, a copy of which is attached to this proxy statement/prospectus as Annex C. In addition, the post-merger business combinations agreement describes in greater detail the closing adjustment that must be taken into account in calculating the number of shares of New Todd Class B Common Stock to be issued in the SounDelux business combination, as well as the derivation of the aggregate consideration issuable in the Four Media business combination. We encourage you to read the post-merger business combinations agreement in its entirety.

RECOMMENDATION OF TODD'S BOARD OF DIRECTORS (SEE PAGE 87)

     After careful consideration, your board of directors has determined that the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation are in your best interests as a stockholder of Todd and has declared the post-merger business combinations with Four Media and SounDelux and the name change advisable. Todd's board of directors approved the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change and recommends you vote in favor of the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change.

TODD'S REASONS FOR THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX (SEE PAGE 85)

     The Liberty Media Group's business strategy to acquire complementary businesses and contribute those businesses to Todd is consistent with Todd management's own vision. Todd negotiated the terms of the SounDelux and Four Media business combinations in order to minimize dilution to Todd stockholders, while preserving the opportunity of Todd's stockholders to participate in the future financial performance of the combined entity after the closings.

LIBERTY MEDIA GROUP'S REASONS FOR THE MERGER AND THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX (SEE PAGE 86)

     Liberty Media Group believes that the merger, combined with the acquisitions of Four Media and SounDelux, with or without any other possible acquisitions, will assist in Liberty Media Group's strategy to consolidate a group of companies that provide a wide range of post-production and distribution services to television producers, motion picture studios, cable and broadcast networks and advertising agencies. Liberty Media Group believes that its capital, expertise and reputation in the media industry will strengthen such companies' consolidated product offerings and marketing efforts and assist the Liberty Media Group and the acquired companies in implementing their global strategy.

VOTE REQUIRED FOR THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX AND THE NAME CHANGE TO LIBERTY LIVEWIRE CORPORATION. (SEE PAGE 123)

     Approval and adoption of the post-merger business combinations with Four Media and SounDelux requires the affirmative vote of the holders of a majority of the outstanding shares of Todd common stock entitled to vote at the special meeting. Todd's directors and executive officers currently intend to vote in favor of the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation. The stockholders who are party to the voting agreement are not required under the voting agreement to vote in favor of these transactions; however, they advised

Todd's board of directors on February 11, 2000 that they intend to vote in favor of these proposals.

CONDITIONS TO THE POST-MERGER BUSINESS
COMBINATIONS WITH FOUR MEDIA AND
SOUNDELUX

     We will complete the post-merger business combinations with Four Media and SounDelux only if a number of mutual conditions are satisfied or waived, including the following:

- the absence of any injunctions or proceedings that would prevent the completion of or materially affect the completion of the post-merger business combinations with Four Media and SounDelux;

- the absence of adverse enactments of statutes or other rules and regulations that would prevent the completion of or materially affect the completion of the post-merger business combinations with Four Media and SounDelux; and

- the absence of any law, rule or decision that would make the merger or the post-merger business combinations with Four Media and SounDelux taxable to Liberty, Todd, SounDelux or Four Media for U.S. federal income tax purposes.

TERMINATION OF THE POST-MERGER BUSINESS
COMBINATIONS AGREEMENT

     The post-merger business combinations agreement may be terminated by either Liberty or Todd if the merger agreement is terminated.

INDEMNIFICATION PROVISIONS OF THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT

     Liberty will indemnify Todd, after the completion of the contribution of SounDelux's assets and liabilities to Todd, from claims and other liabilities arising from the right of SounDelux's shareholders to exchange their shares of SounDelux stock for shares of New Todd Class A Common Stock. This right will exist after the completion of the merger of a subsidiary of AT&T with SounDelux, which will occur prior to Liberty's acquisition of a controlling interest in SounDelux.

DIVIDENDS

     Todd's charter currently mandates a dividend payment out of legally available funds. The charter of the surviving corporation in the merger does not mandate such a dividend payment. As the surviving corporation in the merger, Todd does not expect to pay dividends on the New Todd Class A Common Stock (which will be the Class A common stock of the combined entity after completion of the post-merger business combinations with Four Media and SounDelux) in the foreseeable future.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     In the table below, we provide you with historical per share information for Todd as of and for the six months ended February 29, 2000 and as of and for the fiscal year ended August 31, 1999. In addition, we provide Liberty Livewire pro forma information as of and for the six months ended February 29, 2000 and as of and for the fiscal year ended August 31, 1999. For the Liberty Livewire Pro Forma information, we have assumed that Todd and the Liberty Media Group had completed the pending post-merger business combinations with SounDelux and Four Media on August 31, 1998 for income statement purposes and as of February 29, 2000 for balance sheet purposes.

  Todd/Liberty Livewire

                                                                             LIBERTY
                                                                 TODD        LIVEWIRE
                                                              HISTORICAL   PRO FORMA(1)
                                                              ----------   ------------
Book value per share:
  February 29, 2000.........................................    $ 6.45        $13.13
  August 31, 1999...........................................      5.96         12.94
Income (loss) from continuing operations:
  Earnings (loss) per common share -- basic:
     For the six months ended February 29, 2000.............       .06          (.16)
     For the year ended August 31, 1999.....................       .17          (.37)
  Earnings (loss) per common share -- diluted:
     For the six months ended February 29, 2000.............       .05          (.16)
     For the year ended August 31, 1999.....................       .16          (.37)
Cash dividends declared per
  Class A common shares
     For the six months ended February 29, 2000.............        --            --
     For the year ended August 31, 1999.....................      .045            --
  Class B common shares
     For the six months ended February 29, 2000.............        --            --
     For the year ended August 31, 1999.....................     .0405            --

---------------

(1) Since both Four Media's and SounDelux's year ends differ from Todd's, both these companies' results have been conformed to reflect results for the periods ended February 29, 2000 and August 31, 1999.

SELECTED HISTORICAL FINANCIAL INFORMATION

  Todd

     A summary of Todd's historical financial information can be found on page
16.

  Four Media

     In the table below, we provide you with selected historical data of Four Media. The data presented below is derived from Four Media's audited consolidated financial statements for each of the fiscal years in the five year period ended August 1, 1999 and Four Media's unaudited consolidated financial statements for the six months ended January 30, 2000 and January 31, 1999. Fiscal years ended July 30, 1995, August 4, 1996, August 3, 1997 and August 2, 1998 were audited by PricewaterhouseCoopers LLP, independent public accountants, and the fiscal year ended August 1, 1999 was audited by Ernst & Young LLP, independent public accountants. This information is only a summary and you should read it together with the financial information incorporated by reference in this proxy statement/prospectus. See "-- Where You Can Find More Information" on page 38.

            FOUR MEDIA -- SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     AT OR FOR THE
                                   SIX MONTHS ENDED                  AT OR FOR THE FISCAL YEARS ENDED(1)
                               -------------------------   --------------------------------------------------------
                               JANUARY 30,   JANUARY 31,   AUGUST 1,   AUGUST 2,   AUGUST 3,   AUGUST 4,   JULY 30,
                                  2000          1999         1999        1998        1997        1996        1995
                               -----------   -----------   ---------   ---------   ---------   ---------   --------
STATEMENT OF OPERATIONS DATA:
Revenues                        $117,624      $ 97,429     $196,984    $129,168    $ 84,527     $70,028    $61,004
Income from continuing
  operations.................      4,334         4,297        4,938       3,190       1,382       2,424      3,220
Income from continuing
  operations per common
  share -- basic.............       0.22          0.42         0.37        0.33        0.17        0.37       0.50
Income from continuing
  operations per common
  share -- diluted...........       0.21          0.35         0.34        0.29        0.16        0.37       0.50
Weighted average common
  shares.....................     19,696        10,283       13,271       9,634       7,971       6,475      6,475
Weighted average common
  shares and potential common
  shares.....................     20,437        12,362       14,729      10,898       8,563       6,475      6,475
BALANCE SHEET DATA:
Total assets.................   $347,144      $296,886     $343,543    $217,298    $132,237     $81,827    $71,780
Long-term debt...............    180,276       196,480      171,321     124,671      54,633      42,978     38,472
Total stockholders' equity...    129,735        73,742      124,971      67,113      49,738      22,143     19,617

---------------

(1) Four Media has made a number of acquisitions in the years presented.

  SounDelux

     In the table below, we provide you with selected historical data of SounDelux. The data presented below is derived from SounDelux's audited consolidated financial statements for each of the fiscal years in the five year period ended January 2, 2000 provided to us by SounDelux. Fiscal years ended December 31, 1995, 1996 and 1997 and the fiscal years ended December 27, 1998 and January 2, 2000 were audited by KPMG LLP, independent public accountants. This information is only a summary and you should read it together with the financial information included in Annex F of this proxy statement/prospectus.

             SOUNDELUX -- SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           YEAR ENDED    YEAR ENDED
                                           JANUARY 2,   DECEMBER 27,    YEARS ENDED DECEMBER 31,
                                           ----------   ------------   ---------------------------
                                            2000(2)         1998        1997      1996      1995
                                           ----------   ------------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenue..................................   $ 95,903      $42,522      $39,449   $28,731   $26,712
Income (loss) from continuing
  operations.............................     (4,411)         534        1,102    (2,057)      410
BALANCE SHEET DATA:
Total assets.............................   $ 52,095      $19,898      $16,745   $10,827   $10,742
Long term debt...........................     32,179        6,778        6,810     3,354     4,182
Total stockholders' equity...............      4,991        3,265        3,233     1,875     2,664

---------------

(2) Includes the assets, liabilities and operations of Media Technology Source, Inc. (MTS) as of January 2, 2000 and for the period from the date of acquisition by SounDelux of MTS (April 16, 1999) through January 2, 2000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial information of Liberty Livewire has been derived from the audited and unaudited historical financial statements of Todd, Four Media, SounDelux and MTS, included elsewhere or incorporated by reference in this proxy statement/prospectus and reflects the Liberty Media Group's present estimate of pro forma adjustments, including preliminary purchase price allocations, which ultimately may be different.

     The Liberty Media Group is purchasing a controlling financial interest in Todd in exchange for newly issued shares of Class A Liberty Media Group tracking stock. This acquisition will be accounted for by the Liberty Media Group under the purchase method of accounting.

     The Liberty Media Group is separately purchasing a controlling financial interest in SounDelux and has acquired 100% of the outstanding shares of Four Media. Both of these acquisitions will be accounted for by the Liberty Media Group under the purchase method of accounting. The Liberty Media Group will then cause Todd to acquire all of the assets, liabilities and business operations of SounDelux and 100% of the common stock of Four Media in exchange for more newly issued shares of New Todd Class B Common Stock. The contributions of SounDelux's assets and liabilities and Four Media's common stock to Todd are expected to occur simultaneously. The additional interests obtained by the Liberty Media Group through these post-merger business combinations are accounted for at historical cost as they are deemed to be transactions with entities under common control.

     Upon completion of the transactions, the Liberty Media Group will hold approximately a 99% voting and 87% economic interest in SounDelux. SounDelux will hold a 99% voting and 89% economic interest in Todd. Todd will own 100% of the previously held assets, liabilities and business operations of SounDelux and will hold a 100% interest in Four Media. All of the purchase accounting adjustments recorded by the Liberty Media Group in this series of transactions will be reflected in the separate financial statements of Todd.

     The following unaudited pro forma condensed combined balance sheet as of February 29, 2000 has been prepared to give the pro forma effect of these transactions as if they had occurred on February 29, 2000. The following unaudited pro forma condensed combined statements of operations for the six months ended February 29, 2000 and for the year ended August 31, 1999 have been prepared to give the pro forma effect to these transactions as if they had occurred on August 31, 1998.

     This pro forma financial information should be read in conjunction with the financial data appearing under "Selected Historical Financial Data," the historical audited and unaudited financial statements of Todd, Four Media, SounDelux and MTS and the respective notes thereto that are included elsewhere or are incorporated by reference into this proxy statement/prospectus. The unaudited pro forma condensed combined financial information may not be indicative of the results that actually would have occurred if the contributions had been completed and in effect for the periods presented.

                                LIBERTY LIVEWIRE

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                            HISTORICAL
                          ----------------------------------------------
                                                             SOUNDELUX                 PRO FORMA     PRO FORMA     PRO FORMA
                           TODD AS OF    FOUR MEDIA AS OF      AS OF                  ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                          FEBRUARY 29,     JANUARY 30,      FEBRUARY 27,                 TODD       FOUR MEDIA     SOUNDELUX
                              2000             2000           2000(1)      SUBTOTAL   ACQUISITION   ACQUISITION   ACQUISITION
                          ------------   ----------------   ------------   --------   -----------   -----------   -----------
Cash and marketable
  securities............    $ 10,064         $  5,353         $   831      $ 16,248     $    --      $     --      $     --
Trade accounts
  receivable............      22,828           43,142          14,900        80,870          --            --            --
Other current assets....       5,005            5,937           6,001        16,943          --            --            --
                            --------         --------         -------      --------     -------      --------      --------
        Total current
          assets........      37,897           54,432          21,732       114,061          --            --            --
Property and equipment,
  net...................      79,537          187,473           9,462       276,472          --            --            --
Goodwill................      33,185           87,258          18,706       139,149     (19,911)(3)   (87,258)(3)   (10,288)(3)
                                                                                         82,365(2)    259,207(2)     78,050(2)
Deferred income taxes...          --            8,582              --         8,582          --            --           870(7)
Other Assets............       7,105            9,399           2,360        18,864          --            --            --
                            --------         --------         -------      --------     -------      --------      --------
        Total assets....    $157,724         $347,144         $52,260      $557,128     $62,454      $171,949      $ 68,632
                            ========         ========         =======      ========     =======      ========      ========

                                            LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and
  accrued liabilities...    $ 16,063         $ 22,546         $ 8,889      $ 47,498     $    --      $     --      $     --
Other current
  liabilities...........       2,177           12,414           5,722        20,313          --            --            --
                            --------         --------         -------      --------     -------      --------      --------
        Total current
          liabilities...      18,240           34,960          14,611        67,811          --            --            --
Long term debt and
  capital lease
  obligations...........      61,866          180,276          30,051       272,193                        --            --
Other liabilities.......       8,231            2,173             915        11,319      (3,674)(4)        --            --
                            --------         --------         -------      --------     -------      --------      --------
        Total
          liabilities...      88,337          217,409          45,577       351,323      (3,674)           --            --
Stockholders' equity
  Common stock..........         108              196          12,309        12,613          27(6)       (196)(5)   (12,309)(5)
  Additional Paid in
    Capital.............      47,306          112,688              --       159,994      66,101(6)    301,684(6)     68,632(6)
                                                                                         21,973(5)   (112,688)(5)     6,683(5)
  Treasury stock........         (47)              --              --           (47)         47(5)         --              (5)
  Retained earnings.....      21,997           18,274          (5,626)       34,645     (21,997)(5)   (18,274)(5)     5,626(5)
  Accumulated other
    comprehensive income
    (loss)..............          23           (1,423)             --        (1,400)        (23)(5)     1,423(5)         --
                            --------         --------         -------      --------     -------      --------      --------
        Total
          stockholders'
          equity........      69,387          129,735           6,683       205,805      66,128       171,949        68,632
                            --------         --------         -------      --------     -------      --------      --------
        Total
          liabilities
          and
          stockholders'
          equity........    $157,724         $347,144         $52,260      $557,128     $62,454      $171,949      $ 68,632
                            ========         ========         =======      ========     =======      ========      ========


                                               LIBERTY
                                              LIVEWIRE
                              PRO FORMA       COMBINED
                          RECLASSIFICATIONS      PRO
                                 (8)            FORMA
                          -----------------   ---------
Cash and marketable
  securities............       $    --        $ 16,248
Trade accounts
  receivable............            --          80,870
Other current assets....          (755)         16,188
                               -------        --------
        Total current
          assets........          (755)        113,306
Property and equipment,
  net...................            --         276,472
Goodwill................            --         441,314
                                    --
Deferred income taxes...        (2,499)          6,953
Other Assets............            --          18,864
                               -------        --------
        Total assets....       $(3,254)       $856,909
                               =======        ========
                          LIABILITIES AND STOCKHOLDERS'
                                      EQUITY
Accounts payable and
  accrued liabilities...       $    --        $ 47,498
Other current
  liabilities...........            --          20,313
                               -------        --------
        Total current
          liabilities...            --          67,811
Long term debt and
  capital lease
  obligations...........            --         272,193
Other liabilities.......        (3,254)          4,391
                               -------        --------
        Total
          liabilities...        (3,254)        344,395
Stockholders' equity
  Common stock..........            --             135
  Additional Paid in
    Capital.............            --         512,379
                                    --              --
  Treasury stock........            --              --
  Retained earnings.....            --              --
  Accumulated other
    comprehensive income
    (loss)..............            --              --
                               -------        --------
        Total
          stockholders'
          equity........            --         512,514
                               -------        --------
        Total
          liabilities
          and
          stockholders'
          equity........       $(3,254)       $856,909
                               =======        ========

                                LIBERTY LIVEWIRE

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1) SounDelux's year-end is January 2, 2000 which is different from Todd's year end by greater than 93 days. We have conformed the financial information for SounDelux so that the periods presented are consistent with that of Todd.

(2) Represents the allocations of the respective purchase prices to tangible and intangible assets. Such allocations reflect the estimated fair value of the assets and liabilities acquired directly by Liberty based on information available at the time of the preparation of the accompanying condensed combined pro forma financial balance sheet. Such allocation will be adjusted upon the final determination of such fair values; however, actual valuations and allocations may differ from those reflected herein.

    The Liberty Media Group will acquire 55% of the equity of SounDelux and 60% of the equity of Todd and has acquired 100% of the equity of Four Media. The Liberty Media Group will then contribute its interests in Todd and Four Media to SounDelux in exchange for more shares of SounDelux. The Liberty Media Group will then cause Todd to acquire all the assets, liabilities and business operations of SounDelux and 100% of the common stock of Four Media in exchange for more newly issued shares of New Todd Class B Common Stock. The adjustments to reflect the preliminary estimate of goodwill reflect Liberty's purchase accounting. The additional interests obtained by the Liberty Media Group through the post-merger business combination are accounted for at historical cost as they are deemed to be transactions with entities under common control. Goodwill in connection with the purchase of Todd, Four Media and SounDelux are calculated as follows (in thousands, except per share amounts.)

          Todd

Class A Liberty Media Group tracking shares (LMGa) issued to
  stockholders of Todd......................................      2,665
LMGa share price based on the average closing price a few
  days before and after the merger was agreed to and
  announced.................................................   $  36.89
                                                               --------
Value of LMGa shares issued.................................   $ 98,314
Value of LMGa options to be issued to option holders of
  Todd......................................................   $  7,977
                                                               --------
Total consideration paid by Liberty.........................   $106,291
                                                               --------
Estimated fair value of net identifiable assets acquired....   $(23,926)
                                                               --------
Preliminary estimate of goodwill............................   $ 82,365
                                                               ========

          Four Media

Class A Liberty Media Group tracking shares (LMGa) issued to
  stockholders of Four Media................................      3,179
LMGa share price based on the average closing price a few
  days before and after the merger was agreed to and
  announced.................................................   $  37.91
                                                               --------
Value of Class A Liberty Media Group tracking shares
  issued....................................................   $120,515
                                                               --------
Total Four Media common shares outstanding..................     19,711
Agreed upon cash price per share to be paid by Liberty
  Media.....................................................   $   6.25
                                                               --------
Cash consideration paid to stockholders of Four Media.......   $123,193
                                                               --------
Preliminary consideration paid by Liberty...................   $243,708
Value of warrants exchanged for LMGa warrants...............   $  5,856
Value of LMGa options to be issued to option holders of Four
  Media.....................................................     52,120
                                                               --------
Total consideration paid by Liberty and contributed to Todd
  in exchange for 16,589 New Todd Class B common shares.....   $301,684
Estimated fair value of net identifiable assets acquired....   $(42,477)
                                                               --------
Preliminary estimate of goodwill............................   $259,207
                                                               ========

          SounDelux

Class A Liberty Media Group tracking shares (LMGa) issued to
  Shareholders of SounDelux.................................      1,910
LMGa share price based on the average closing price a few
  days before and after the merger was agreed to and
  announced.................................................   $  37.41
                                                               --------
Total consideration.........................................   $ 71,443
Net liabilities assumed.....................................      6,607
                                                               --------
Preliminary estimate of goodwill............................   $ 78,050
                                                               ========

(3) Represents the elimination of historical goodwill relating to the acquired interest that is reversed in purchase accounting.

(4) Represents the adjustment of other liabilities to estimated fair value.

(5) The adjustments to stockholders' equity reflect the elimination of pre-existing amounts of the respective acquisitions of common stock, additional paid in capital, retained earnings (deficit), and treasury stock accounts.

(6) The pro forma adjustments to common stock and additional paid in capital also reflect 28.3 million shares of New Todd Class B Common Stock issued to SounDelux as a result of the post-merger business combinations.

(7) The income tax adjustment for SounDelux reflects the amount of deferred taxes that would be recorded if SounDelux was a taxable entity.

(8) Represents the reclassification of deferred tax assets and liabilities.

                                LIBERTY LIVEWIRE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED FEBRUARY 29, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     HISTORICAL
                      -----------------------------------------
                                        FOUR
                          TODD        MEDIA FOR     SOUNDELUX
                      FOR THE SIX      THE SIX     FOR THE SIX
                         MONTHS        MONTHS         MONTHS                  PRO FORMA     PRO FORMA     PRO FORMA     LIBERTY
                         ENDED          ENDED         ENDED                  ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   LIVEWIRE
                      FEBRUARY 29,   JANUARY 31,   FEBRUARY 27,                 TODD       FOUR MEDIA     SOUNDELUX    COMBINED
                          2000          2000         2000(1)      SUBTOTAL   ACQUISITION   ACQUISITION   ACQUISITION   PRO FORMA
                      ------------   -----------   ------------   --------   -----------   -----------   -----------   ---------
Revenues.............   $64,675       $117,624       $ 55,649     $237,948     $    --       $    --       $    --     $237,948
Operating and
 selling, general and
 administrative
 expenses............    52,344         86,936         54,480     193,760          372(6)         --            --      194,132
Depreciation and
 amortization........     7,298         16,102          1,616      25,016        2,059(3)      6,480(3)      1,951(3)    32,984
                                                                                  (414)(3)    (1,689)(3)      (419)(3)
Other operating
 expenses............     1,409             --            575       1,984           --            --            --        1,984
                        -------       --------       --------     --------     -------       -------       -------     --------
Operating income.....     3,624         14,586         (1,022)     17,188       (2,017)       (4,791)       (1,532)       8,848
Interest expense, net
 of interest income..     2,498          7,042          1,618      11,158         (128)(4)                      --       11,030
Other expense
 (income)............       277            (10)            82         349           --            --            --          349
                        -------       --------       --------     --------     -------       -------       -------     --------
Income (loss) before
 income taxes........       849          7,554         (2,722)      5,681       (1,889)       (4,791)       (1,532)      (2,531)
Provision for income
 taxes...............       284          3,220             --       3,504           --            --            --        3,504
                        -------       --------       --------     --------     -------       -------       -------     --------
Income (loss) from
 continuing
 operations..........   $   565       $  4,334       $ (2,722)    $ 2,177      $(1,889)      $(4,791)      $(1,532)    $ (6,035)
                        =======       ========       ========     ========     =======       =======       =======     ========
Income from
 continuing
 operations per
 share:
 Basic...............   $   .06                                                                                        $   (.16)
 Diluted.............   $   .05                                                                                        $   (.16)
Weighted average
 shares(5):
 Basic...............    10,167                                                                                          38,424
 Diluted.............    10,508                                                                                          38,424

                                LIBERTY LIVEWIRE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           HISTORICAL
                       --------------------------------------------------
                                                                 MTS
                                      FOUR                     FOR THE
                                      MEDIA                  PERIOD FROM
                          TODD       FOR THE    SOUNDELUX    SEPTEMBER 1,
                        FOR THE       YEAR       FOR THE         1998                                   PRO FORMA
                       YEAR ENDED     ENDED     YEAR ENDED        TO                                   ADJUSTMENTS
                       AUGUST 31,   AUGUST 1,   AUGUST 29,    MARCH 31,                                    TODD
                          1999        1999       1999(1)       1999(2)            SUBTOTAL             ACQUISITION
                       ----------   ---------   ----------   ------------   --------------------   --------------------
Revenues.............   $118,517    $196,984     $68,917       $35,128            $419,546               $    --
Operating and
 selling, general and
 administrative
 expenses............     96,890     150,884      64,508        34,255             346,537                 2,196(6)
Depreciation and
 amortization........     12,829      27,476       2,383           268              42,956                 4,118(3)
                                                                                                            (745)(3)
Other operating
 expenses............      2,282          --       2,449            --               4,731                    --
                        --------    --------     -------       -------            --------               -------
Operating Income.....      6,516      18,624        (423)          605              25,322                (5,569)
Interest expense, net
 of interest
 income..............      3,617      12,753       1,642            59              18,071                  (380)(4)
Other expense
 (income)............        413         933         251           (16)              1,581                    --
                        --------    --------     -------       -------            --------               -------
Income (loss) before
 income taxes........      2,486       4,938      (2,316)          562               5,670                (5,189)
Income tax
 provision...........        880          --          --           100                 980                    --
                        --------    --------     -------       -------            --------               -------
Income (loss) from
 continuing
 operations..........   $  1,606    $  4,938     $(2,316)      $   462            $  4,690               $(5,189)
                        ========    ========     =======       =======            ========               =======
Income (loss) from
 continuing
 operations per
 share:
 Basic...............       0.17
 Diluted.............       0.16
Weighted average
 shares(5):
 Basic...............      9,570
 Diluted.............      9,833


                        PRO FORMA     PRO FORMA     LIBERTY
                       ADJUSTMENTS   ADJUSTMENTS   LIVEWIRE
                       FOUR MEDIA     SOUNDELUX    COMBINED
                       ACQUISITION   ACQUISITION   PRO FORMA
                       -----------   -----------   ---------
Revenues.............    $    --       $    --     $419,546
Operating and
 selling, general and
 administrative
 expenses............         --            --      348,733
Depreciation and
 amortization........     12,960(3)      3,903(3)    60,006
                          (2,991)(3)      (195)(3)       --
Other operating
 expenses............         --            --        4,731
                         -------       -------     --------
Operating Income.....     (9,969)       (3,708)       6,076
Interest expense, net
 of interest
 income..............         --            --       17,691
Other expense
 (income)............         --            --        1,581
                         -------       -------     --------
Income (loss) before
 income taxes........     (9,969)       (3,708)      13,196
Income tax
 provision...........         --            --          980
                         -------       -------     --------
Income (loss) from
 continuing
 operations..........    $(9,969)      $(3,708)    $(14,176)
                         =======       =======     ========
Income (loss) from
 continuing
 operations per
 share:
 Basic...............                                 (0.37)
 Diluted.............                                 (0.37)
Weighted average
 shares(5):
 Basic...............                                38,470
 Diluted.............                                38,470

                                LIBERTY LIVEWIRE
    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
       SIX MONTHS ENDED FEBRUARY 29, 2000 AND YEAR ENDED AUGUST 31, 1999

(1) Represents the unaudited financial information of SounDelux for the year ended August 29, 1999 and the six months ended February 27, 2000 that has been compiled by SounDelux's management. This financial information is unaudited but, in the opinion of SounDelux management, reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated results of its operations for the period. The unaudited statement of operations for SounDelux include the operations of MTS for the period from MTS's acquisition on April 16, 1999.

(2) Represents the operating results of MTS for the period from September 1, 1998 through March 31, 1999.

(3) Represents the amortization of goodwill resulting from the preliminary allocation of the excess purchase consideration over the fair value of the net assets acquired. For pro forma purposes, these amounts are amortized over a period of 20 years. In addition, the adjustments reflect the elimination of historical goodwill relating to the acquired interest reversed in purchase accounting.

(4) Represents the elimination of interest expense associated with the convertible debentures converted into common shares.

(5) The following information reconciles the number of shares used to compute historical basic and diluted earnings per share to pro forma basic and diluted earnings per share (in thousands):

                                              SIX MONTHS ENDED       YEAR ENDED
                                             FEBRUARY 29, 2000    AUGUST 31, 1999
                                             ------------------   ----------------
                                              BASIC    DILUTED    BASIC    DILUTED
                                             -------   --------   ------   -------
Weighted average number of shares of common
  stock and potential shares of common
  stock -- historical......................  10,167     10,508     9,570    9,833
Common shares issued to SounDelux in the
  Four Media contribution..................  16,589     16,589    16,589   16,589
Common shares issued to SounDelux for the
  contribution of its assets and
  liabilities..............................  11,668     11,668    11,668   11,668
Common shares issued on conversion of
  Todd's convertible debentures............      --         --       643      643
                                             ------     ------    ------   ------
Weighted average number of common stock and
  dilutive potential shares of common
  stock -- pro forma.......................  38,424     38,765    38,470   38,733
                                             ======     ======    ======   ======

          The effect of potentially dilutive shares has been excluded from the pro forma loss per share calculation in the accompanying pro forma condensed combined statements of operation since their effect is anti-dilutive.

(6) Represents elimination of amortization of deferred gains associated with sales leaseback deferred credits eliminated in the pro forma balance sheet.

WHERE YOU CAN FIND MORE INFORMATION

     Four Media filed annual, quarterly and special reports, proxy statements and other information with the SEC prior to its acquisition by the Liberty Media Group. SounDelux is a privately held company and does not file any reports with the SEC. You may read and copy any reports, statements or other information that Four Media files at the SEC's public reference rooms at the following locations:

        Public Reference Room                New York Regional Office                Chicago Regional Office
       450 Fifth Street, N.W.                  7 World Trade Center                      Citicorp Center
              Room 1024                             Suite 1300                       500 West Madison Street
       Washington, D.C. 20549                   New York, NY 10048                         Suite 1400
                                                                                     Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Four Media SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

FOUR MEDIA SEC FILINGS (FILE NO. 0-21943)  PERIOD
----------------------------------------   ------
Annual Report on Form 10-K                 Year ended August 1, 1999 (as amended on
                                           November 29, 1999)
Quarterly Reports on Form 10-Q             Quarter ended January 30, 2000
Current Reports on Form 8-K                Filed on November 1, 1999, December 7,
                                           1999 and April 13, 2000
Registration Statement on Form S-1/A       Filed on December 27, 1996 (description
                                           of Four Media's common stock)
Proxy Statement                            Filed on February 15, 2000 (proxy
                                           statement/ prospectus for acquisition by
                                           Liberty of 100% of Four Media common
                                           stock)

AT&T SEC FILING (FILE NO. 1-1105)
-----------------------------------------
Registration Statement on Form S-4         Filed on February 11, 2000 (proxy
                                           statement/ prospectus for acquisition of
                                           100% of Four Media common stock)

     We also incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Four Media has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Four Media. SounDelux has supplied all information contained in this proxy statement/prospectus relating to SounDelux and MTS.

     You may have previously received some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

           Four Media Company                              AT&T Corp.
        2813 West Alameda Avenue                   32 Avenue of the Americas
       Burbank, California 91505                 New York, New York 10013-2412
          Tel: (818) 840-7000                         Tel: (212) 387-5400
       Attn: Corporate Secretary             Attn: Corporate Secretary's Department

     If you would like to request documents from us, please do so by June 2, 2000 to receive them before the special meeting.

     SounDelux, a private company, does not file reports with the SEC. Internet users may obtain additional information about SounDelux from its website http:www.soundelux.com.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS TO VOTE ON THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT AND THE POST MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MAY __, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

            RISK FACTORS RELATING TO THE MERGER AND THE POST-MERGER
              BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX

     The merger, and your investment in Class A Liberty Media Group tracking stock, involve numerous risks. The post-merger business combinations with Four Media and SounDelux also involve numerous risks. In addition to the other information we include in or incorporate by reference into this proxy statement/prospectus, you should consider the following risk factors in deciding whether to vote for the merger and the post-merger business combinations.

THE VALUE OF THE CLASS A LIBERTY MEDIA GROUP TRACKING STOCK YOU WILL RECEIVE IN THE MERGER MAY FLUCTUATE.

     The number of shares of Class A Liberty Media Group tracking stock you will receive in the merger will not be adjusted based on changes in the market prices of Class A Liberty Media Group tracking stock. Accordingly, because the market price of Class A Liberty Media Group tracking stock may fluctuate, the value of the consideration you receive when we complete the merger will depend on the market price of Class A Liberty Media Group tracking stock at that time. We cannot assure you as to the market value of the stock consideration you will receive when the merger is completed. Todd is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based solely on changes in the market value of Class A Liberty Media Group tracking stock before completion of the merger. For historical and current market prices of Class A Liberty Media Group tracking stock, see "Summary of Proposed Merger--Comparative Per Share Market Price and Dividend Information."

THE PRICE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF THE TODD CLASS A COMMON STOCK.

     When we complete the merger, you will become a holder of Class A Liberty Media Group tracking stock. The businesses of the Liberty Media Group differ from the businesses of Todd, and the results of operations of the Liberty Media Group, as well as the market price of Class A Liberty Media Group tracking stock, may be affected by factors different from those affecting Todd's results of operations and the market price of the Todd Class A Common Stock. As a result, factors that had little or no effect on the price of the Todd Class A Common Stock may adversely affect the price of Class A Liberty Media Group tracking stock.

HOLDERS OF AT&T COMMON STOCK, AT&T WIRELESS GROUP TRACKING STOCK AND LIBERTY MEDIA GROUP TRACKING STOCK MAY HAVE COMPETING INTERESTS.

     After the merger is completed, you will hold shares of Class A Liberty Media Group tracking stock, which is a separate class of common stock of AT&T. The existence of separate classes of common stock of AT&T could result in occasions when the interests of holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock diverge or appear to diverge. For example, AT&T's board of directors may determine to:

     - pay or omit the payment of dividends on Liberty Media Group tracking stock, AT&T common stock and/or AT&T Wireless Group tracking stock;

     - approve dispositions of assets attributed to AT&T and its subsidiaries (excluding Liberty and its subsidiaries); and

     - make operational and financial decisions with respect to AT&T and its subsidiaries (excluding Liberty and its subsidiaries) that could be considered detrimental to Liberty and its subsidiaries.

LIBERTY'S BOARD OF DIRECTORS HAS THE POWER TO TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF AT&T OR HOLDERS OF LIBERTY MEDIA GROUP TRACKING STOCK.

     A majority of Liberty's board of directors are individuals that were designated by Tele-Communications, Inc. (TCI) before its merger with AT&T. If these individuals or their designated successors cease to constitute a majority of Liberty's board of directors, a new entity controlled by officers of Liberty has the power to require Liberty to transfer all of Liberty's assets to that new entity.

     Subject to its fiduciary duties to AT&T and to the obligations under an inter-group agreement between Liberty and AT&T, Liberty's board of directors has the power under Delaware law to manage the business and affairs of Liberty. This includes, among other things, the power to:

     - set management compensation;

     - issue shares of stock of Liberty, including preferred shares;

     - repurchase securities, including securities owned by officers or directors of Liberty;

     - cause Liberty to engage in businesses and activities that compete directly with AT&T; or

     - cause Liberty to pursue business opportunities that may also be of interest to AT&T.

     This creates the risk that Liberty's board of directors could take actions that AT&T's board of directors does not believe are in the best interests of AT&T or holders of Liberty Media Group tracking stock. If Liberty's board were to take any of these actions, AT&T's recourse would be limited to making a claim for breach of the fiduciary duties owed by Liberty's board of directors to AT&T in its capacity as a stockholder of Liberty, or a claim under an inter-group agreement between AT&T and Liberty, if that agreement applies. We cannot assure you, however, that AT&T would be able to obtain effective relief by making a breach of fiduciary duty claim.

LIBERTY'S BOARD OF DIRECTORS MAY HAVE NO FIDUCIARY DUTIES TO HOLDERS OF LIBERTY MEDIA GROUP TRACKING STOCK.

     We are not aware of any legal precedent under Delaware law that would impose on Liberty's board of directors any fiduciary duties directly to holders of Liberty Media Group tracking stock. For this reason, we cannot assure you that holders of Liberty Media Group tracking stock would be able to pursue a claim for breach of fiduciary duty against Liberty's board of directors for actions taken by that board, even if those actions were not in the best interests of the holders of Liberty Media Group tracking stock. If AT&T is unwilling to pursue its own claim regarding these actions, the only recourse available to a holder of Liberty Media Group tracking stock may be to claim a breach of fiduciary duty against AT&T's board of directors for failing to make a claim on behalf of AT&T against Liberty's board of directors. We cannot assure you that any holder of Liberty Media Group tracking stock would be able to obtain effective relief by making a breach of fiduciary duty claim against AT&T's board.

IF WE DO NOT COMPLETE THE MERGER, IT COULD NEGATIVELY IMPACT TODD AND THE PRICE OF ITS COMMON STOCK.

     If the merger is not completed, Todd may be subject to a number of material risks, including the following:

     - the market price of Todd common stock may decline to the extent that the current market price of Todd common stock reflects a market assumption that the merger will be completed;

     - Todd may be required to pay Liberty a termination fee of up to $3.4 million; and

     - costs related to the merger, such as legal and accounting fees and expenses and financial advisor expenses, must be paid even if the merger is not completed.

     Further, if the merger agreement is terminated and Todd's board of directors seeks another merger or business combination, we cannot assure you that it will be able to find a party willing to pay an equivalent or more attractive price than that which will be paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions, Todd is prohibited from soliciting, cooperating with, or furnishing non-public information regarding Todd to, or negotiating or entering into an agreement with, any party other than Liberty or AT&T regarding any proposal for an alternative transaction. For additional information regarding Todd's ability to enter into an alternative transaction, see "The Merger Agreement -- No Solicitation."

POTENTIAL ADVERSE EFFECT ON THE NEW TODD CLASS A COMMON STOCK

     All shares of New Todd Class A Common Stock issued in the reclassification will be freely transferable, subject to the requirements of the securities laws. After completion of the merger, the holders of New Todd Class A Common Stock will have a much greater ability to dispose of all or a portion of their investments, as opposed to the transfer limitations placed on holders of Todd Class B Common Stock under the current Todd charter. Sales of substantial amounts of New Todd Class A Common Stock following completion of the merger and the post-merger business combinations with Four Media and SounDelux, or the perception that such sales could occur, could adversely affect the prevailing market price for New Todd Class A Common Stock.

     Currently, the Todd Class A Common Stock represents approximately 86% of the total number of shares and approximately 38% of the total voting power of Todd common stock outstanding and the Todd Class B Common Stock represents approximately 16% of the total number of shares and approximately 62% of the total voting power of Todd. As of April 10, 2000, the late Marshall Naify (who was a Todd director), Robert A. Naify, various members of their families, and trusts for the benefit of such members beneficially owned in the aggregate approximately 35% of the Todd Class A Common Stock and approximately 98% of the Todd Class B Common Stock, representing in the aggregate approximately 72% of the voting power of Todd.

DILUTION OF VOTING RIGHTS AND LIBERTY CONTROL

     Completion of the merger and the post-merger business combinations with Four Media and SounDelux will cause a significant dilution of your voting rights. If the merger is completed, you will collectively have only approximately 6% of the voting power in Todd, with the Liberty Media Group having the remainder. Upon completion of the post-merger business combinations with Four Media and SounDelux and the possible conversion of loans under the convertible debt facility, additional shares of New Todd Class B Common Stock (which will be convertible into shares of New Todd Class A Common Stock) will be issued, thereby further diluting your voting power. The Liberty Media Group, as the controlling shareholder of Todd, after completion of the merger and after the completion of the post-merger business combinations with Four Media and SounDelux, will effectively be able to elect all of the directors of Todd and approve most other matters that are submitted to the board of directors or the stockholders.

RISKS UPON CHANGES IN TAX LAW

     It is a non-waivable condition to completing the merger that AT&T and Todd both receive an opinion of Baker Botts L.L.P. to the effect that the merger should qualify as a tax-free transaction, and that Liberty is entitled to rely on the opinion delivered to AT&T. Among other requirements of a tax-free transaction, AT&T must acquire "control" of Todd. Under present law, "control" is defined as the ownership of 80% of the voting power of the target corporation and 80% of each class of non-voting stock of the target corporation. In the President's Fiscal Year 2001 Revenue Proposals sent to Congress in February, 2000, the definition of "control" for this purpose is proposed to be changed to the ownership of 80% of the voting power of the target corporation and 80% of the value of the stock of the target corporation, in both cases ignoring certain types of preferred stock. This proposal would be effective for transactions on or after the date of its enactment. If the proposal becomes effective with respect to the merger, Baker Botts L.L.P. would not be able to issue its opinion that the merger as currently structured should be a tax-free transaction, and thus the merger could not take place.

     In addition to the foregoing, the President's Fiscal Year 2001 Revenue Proposals sent to Congress in February, 2000 also included a provision that would, if enacted in its proposed form, authorize the Secretary of Treasury to treat tracking stock as non stock or as stock of another entity, as appropriate, and thus may treat the receipt of certain tracking stock as a taxable receipt of property. This proposal would be effective for tracking stock issued on or after the date of enactment. If the proposal becomes effective with respect to the merger, Baker Botts L.L.P. may not be able to issue its opinion that the merger should be a tax-free reorganization, and thus the merger may not take place.

RISKS UPON FAILURE TO APPROVE THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX

     It is not a condition to the merger that you approve the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux or the name change to Liberty Livewire Corporation. If you approve the reclassification and the merger, but do not approve the post-merger business combinations with Four Media and SounDelux, the Liberty Media Group,
(i) may, as the controlling shareholder of Todd after the merger, combine the businesses of Todd, Four Media and SounDelux on terms different from or the same as those contained in the post-merger business combinations agreement or (ii) will be free to operate SounDelux and Four Media as separate companies, or to combine them with each other but without Todd.

DIVIDENDS AND DIVIDEND POLICY

     It is currently a requirement in Todd's charter that dividends be paid to holders of Todd common stock out of available funds. We do not foresee paying cash dividends on the Class A Common Stock of the surviving corporation that you will retain after the merger and the post-merger business combinations in the foreseeable future. Payment of cash dividends on the Class A Common Stock of the surviving corporation, if any, will be determined by the Livewire's board of directors, which will be elected by Liberty, in light of Livewire's earnings, financial condition and other relevant considerations.

LACK OF OPERATING HISTORY OF COMBINED ENTITY

     The entity resulting from the post-merger business combinations with Four Media and SounDelux has had no operating history as a combined operating entity. Following the merger and post-merger business combinations with Four Media and SounDelux, the Liberty Media Group will have to integrate the businesses of Todd, Four Media and SounDelux and develop and implement new business plans, policies, strategies and procedures to operate the combined entity on a consolidated basis. These new business plans, policies, strategies and procedures may be different from, or additional to, Todd's current business plans, policies, strategies and procedures. Any material delay in developing and implementing the combined entity's business plans, policies, strategies and procedures or any other material difficulties that may be experienced in connection with the integration of the businesses of Todd, Four Media and SounDelux, with or without any other possible business combinations, could have a material adverse effect on the operations and results of operations of the combined entity.

UNCERTAINTY REGARDING THE TRADING PRICES OF LIBERTY LIVEWIRE CORPORATION'S CLASS A COMMON STOCK

     Shares of New Todd Class A Common Stock issued in the reclassification will remain outstanding following the merger and any post-merger business combinations. It is expected that such shares will continue to trade on the Nasdaq National Market System under the symbol "TODDA". However, if the name change occurs, Todd will be known as Liberty Livewire Corporation. New Todd Class A Common Stock will constitute the Class A Common Stock of Liberty Livewire Corporation following the merger and the name change and is expected to trade on Nasdaq under the new symbol "LWIR". As a result of the changes in Todd's name and in the trading symbol for the New Class A Common Stock, some investors may encounter temporary difficulties in obtaining a current market price for such shares through Internet stock quote services, or in obtaining information about Liberty Livewire Corporation and the merger. These factors may add to the volatility of the trading price of the Todd Class A Common Stock around the time of the closing of the merger.

     We expect that the Class A Common Stock of Liberty Livewire Corporation will begin trading on a "when-issued" basis prior to the closing of the merger, but there can be no assurances that "when-issued" trading will occur. If the merger occurs, there can be no assurances as to whether the aggregate market value of the shares of New Todd Class A Common Stock retained by Todd stockholders in the merger, plus the market value of the shares of Class A Liberty Media Group tracking stock received by such holders, will be less than, equal to or greater than the aggregate market value of the shares of Todd common stock outstanding immediately prior to the completion of these transactions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for Todd's and AT&T's stock, including the Liberty Media Group tracking stock, and other matters. Statements in this document that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

     These forward-looking statements, including statements relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income wherever they occur in this proxy statement/prospectus, are estimates reflecting the best judgment of the senior management of Liberty, AT&T and Todd, respectively. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the effects of vigorous competition in the markets in which the Liberty Media Group and Todd operate, including the potential for additional competition from major motion picture studios and the content producers that are currently customers of Todd;

     - the ability to enter into agreements, and the cost of entering new territories necessary, to provide nationwide services;

     - requirements imposed on these entities or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

     - changes in technology that may increase the number of competitors the Liberty Media Group or Todd faces or require significant capital expenditures to provide competitive services;

     - general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

     - costs or difficulties related to the integration of the businesses of Todd, Four Media and SounDelux may be greater than expected;

     - legislative or regulatory changes may adversely affect the businesses in which the Liberty Media Group and Todd are engaged;

     - the rate of customer bankruptcies and other defaults may increase;

     - necessary technological changes, including changes to address "Year 2000" data systems issues, may be more difficult or expensive to make than anticipated;

     - adverse changes may occur in the securities markets; and

     - other factors, including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors, which may affect the Liberty Media Group or Todd.

     When we use the words "estimate," "project," "intend," "expect," "believe" and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents we incorporate by reference in this proxy statement/prospectus. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                         THE PROPOSED RECLASSIFICATION

THE RECLASSIFICATION

     It is a requirement under the merger agreement that Todd reclassify each share of its Class A Common Stock and each share of its Class B Common Stock into 0.4 of a share of New Todd Class A Common Stock (which will have one vote per share) and 0.6 of a share of New Todd Class B Common Stock (which will have ten votes per share and will be convertible, on a share-for-share basis, into shares of New Todd Class A Common Stock). Fractional shares of New Todd Class A Common Stock will not be issued in the reclassification; instead, each Todd stockholder otherwise entitled to a fractional share will receive cash, without interest, in lieu of a fraction of a share of New Todd Class A Common Stock; however, fractional shares of New Todd Class B Common Stock can be issued in the reclassification. Specifically, the exchange agent in the reclassification will sell in the open market a number of shares of New Todd Class A Common Stock, equal to the aggregate number of fractional shares that would otherwise be issuable in the reclassification and will remit to the Todd stockholders otherwise entitled to a fractional share an amount equal to that stockholder's pro rata portion of the net proceeds of those sales.

     No consideration will be paid to you to obtain your approval for the reclassification. The reclassification will become effective when the amended and restated certificate of incorporation, which is attached hereto as Annex G, is filed with the Delaware Secretary of State.

     The amended and restated certificate of incorporation to effectuate the reclassification will also eliminate the current restrictions in Todd's charter placed on holders of Todd's Class B Common Stock. The current charter currently limits the parties to whom holders of Todd's Class B Common Stock may transfer their shares of Class B Common Stock; transfers of Todd's Class B Common Stock to any other parties results in the automatic conversion of the stock into shares of Todd Class A Common Stock. Under the amended and restated certificate of incorporation, holders of the New Todd Class B Common Stock, as well as the New Todd Class A Common Stock, will be able to freely transfer their shares. The absence of such automatic conversion provisions will permit the shares of New Todd Class B Common Stock to remain as shares of Class B Common Stock of the surviving corporation in the merger (held by the Liberty Media Group following the merger) and to have 10 votes per share.

     We expect the completion of the reclassification to immediately precede the completion of the merger. Both the reclassification and the merger are expected to occur promptly after the special meeting, assuming stockholder approval.

BACKGROUND OF THE RECLASSIFICATION

     During the negotiations of the merger, which are more fully described in "The Proposed Merger -- Background of the Merger," Todd's board members were advised by Delaware counsel. As a result of the board's efforts, the merger agreement provided for the reclassification of each share of Todd Class A Common Stock and Todd Class B Common Stock into 0.4 of a share of New Todd Class A Common Stock and 0.6 of a share of New Todd Class B Common Stock. The revised structure treated all Todd Class A Common Stock and Todd Class B Common Stock shareholders alike in the merger.

RECOMMENDATION OF TODD'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE RECLASSIFICATION IS A MECHANISM TO HELP ACCOMPLISH THE MERGER THAT IS FAIR TO YOU AND IN YOUR BEST INTEREST AND HAS DECLARED THE RECLASSIFICATION ADVISABLE. THE BOARD OF DIRECTORS HAS APPROVED THE RECLASSIFICATION, WHICH IS A PREREQUISITE TO THE MERGER UNDER THE MERGER AGREEMENT, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RECLASSIFICATION AT THE SPECIAL MEETING.

     In considering the recommendation of Todd's board of directors relating to the reclassification, you should be aware that some of its directors and officers have interests in the merger that are different from, or are in addition to, the interests of Todd stockholders generally. Please see the section entitled "The Proposed Merger -- Interests of Todd's Officers and Directors in the Merger" below for additional information regarding these interests.

VOTING AGREEMENT

     As of April 10, 2000, two of Todd's principal stockholders, the late Marshall Naify and Robert A. Naify, collectively controlled approximately 32% of the equity of Todd. Under the voting agreement, these stockholders agreed to vote their shares of Todd common stock in favor of the reclassification, as well as the merger agreement and the merger; although Marshall Naify passed away on April 19, 2000, his shares remain subject to the voting agreement. The voting agreement does not, however, obligate the stockholders to vote their shares of Todd common stock in favor of the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation although they indicated to Todd's board on February 11, 2000 that they currently intend to do so. As of April 10, the shares of Todd common stock subject to this voting agreement represented (i) approximately 28% of the total voting power of the Todd Class A Common Stock and
(ii) approximately 91% of the total voting power of the Todd Class B Common Stock. Because the shares of Todd Class B Common Stock have 10 votes per share, the Naifys have approximately 65% of the total voting power of the Todd common stock entitled to vote at the special meeting; although a vote of the majority of each class of Todd common stock is required to approve the reclassification.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECLASSIFICATION

  General.

     The following discussion summarizes the material United States federal income tax consequences of the reclassification. It is based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to you either in light of your particular circumstances or because you are subject to special rules, such as rules relating to:

     - stockholders who are not citizens or residents of the United States;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their shares of Todd common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation;

     - stockholders who hold their shares of Todd common stock as part of a hedge, constructive sale, straddle or conversion transaction.

     This discussion assumes you hold your shares of Todd common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

  Tax Implications to Todd Stockholders of the Reclassification.

     The reclassification of Todd Class A Common Stock and Todd Class B Common Stock as New Todd Class A Common Stock and New Todd Class B Common Stock should qualify as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Accordingly, holders of Todd Class A Common Stock and Todd Class B Common Stock should recognize no gain or loss as a result of the reclassification, except with respect to cash received in lieu of fractional shares of New Todd Class A Common Stock. The stock received in the reclassification by holders of Todd Class A Common Stock will have a holding period which includes the holding period of the Todd Class A Common Stock exchanged therefor, and the stock received in the reclassification by holders of Todd Class B Common Stock will have a holding period which includes the holding period of the Todd Class B Common Stock exchanged therefor. The aggregate tax basis of the stock received in the reclassification by holders of Todd Class A Common Stock will be the same as the aggregate tax basis of the Todd Class A Common Stock surrendered in the reclassification, excluding any basis attributable to fractional share interests in the New Todd Class A Common Stock for which cash is received. The aggregate tax basis of the stock received in the reclassification by holders of Todd Class B Common Stock will be the same as the aggregate tax basis of the Todd Class B Common Stock surrendered in the reclassification, excluding any basis attributable to fractional share interests in New Todd Class A Common Stock for which cash is received.

     A Todd stockholder who receives cash in the reclassification in lieu of a fractional share interest in New Todd Class A Common Stock will be treated as having received the fractional share interest and then having sold such interest for the cash received. This sale will generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the shares of Todd common stock allocable to such fractional share interests, which gain or loss will be capital gain or loss, provided that the shares of Todd common stock were held as a capital asset at the time of the completion of the reclassification. In the case of an individual holder of shares of Todd common stock, any such capital gain will generally be subject to a maximum U.S. federal income tax rate of 20%, if the stockholder's holding period in such shares was more than one year at the time of the completion of the reclassification.

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECLASSIFICATION AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF YOUR STATUS AND ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO YOU. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RECLASSIFICATION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER TAX LAWS.

                      THE COMPANIES INVOLVED IN THE MERGER

THE TODD-AO CORPORATION

     Todd provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. Todd believes that it is one of the largest independent providers of combined sound studio and video services in the world, with facilities located in Hollywood, Santa Monica, New York, Atlanta, London and Barcelona.

AT&T CORP.

     AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services and broadband and Internet communications services. AT&T also provides billing, directory and calling card services to support these communications services.

     On January 26, 2000, AT&T filed with the Securities and Exchange Commission a proxy statement requesting approval of its stockholders to create a new class of common stock designed to reflect the economic performance of its wireless services businesses. AT&T refers to this new class of common stock as AT&T Wireless Group tracking stock. AT&T shareholders approved an amendment to AT&T's charter to create the AT&T Wireless Group tracking stock at a special meeting of AT&T shareholders held on March 14, 2000. On April 27, 2000, AT&T consummated an underwritten public offering of shares of AT&T Wireless Group tracking stock reflecting a portion of the economic performance of its wireless services businesses. AT&T retains the remaining interest in the economic performance of its wireless services businesses in the form of an inter-group interest. Accordingly, AT&T's common shares are currently divided into three classes:

     - AT&T common stock, which is intended to reflect the economic performance of the AT&T Common Stock Group. The AT&T Common Stock Group has attributed to it all of the assets of AT&T, excluding the economic interest in the AT&T Wireless Group represented by the outstanding shares of AT&T Wireless Group tracking stock sold in the initial public offering and the assets of the Liberty Media Group.

     - AT&T Wireless Group tracking stock, which is intended to reflect a portion of the economic performance of the AT&T Wireless Group. The AT&T Wireless Group has attributed to it substantially all of AT&T's current wireless operations.

     - Liberty Media Group tracking stock, which is intended to reflect the economic performance of the Liberty Media Group. The Liberty Media Group has attributed to it the programming assets, principal international assets and businesses and substantially all of the non-cable and non-programming assets of TCI, as well as additional assets and businesses acquired by the Liberty Media Group since the merger of TCI into AT&T.

     AT&T currently intends to dispose of the AT&T Common Stock Group's interest in the AT&T Wireless Group in the form of additional AT&T Wireless Group tracking stock. Such disposition will include a distribution in the form of a dividend to holders of AT&T Common Stock Group shares for at least a portion of such interest, but may also include an exchange offer, a further sale of AT&T Wireless Group tracking stock or a combination thereof.

     AT&T currently intends to dispose of its retained interest in the AT&T Wireless Group at some time after AT&T completes its pending merger with MediaOne. The exact method and timing of this disposition, however, has not yet been determined. AT&T expects to base its decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all AT&T shareholder groups. The disposition may occur in several stages, following which AT&T expects that the outstanding shares of AT&T Wireless Group tracking stock will reflect 100% of the economic performance of the AT&T Wireless Group. There is no guarantee, however, that any disposition will occur.

     The terms of the AT&T Wireless Group tracking stock are described under "The Charter Amendment Proposal -- Tracking Stock Amendment" in the proxy statement AT&T filed with the SEC on January 26, 2000, which we incorporate by reference into this proxy statement/prospectus. To obtain a copy of AT&T's proxy statement, see "Summary -- Where You Can Find More Information."

     On May 6, 1999, AT&T agreed to acquire MediaOne Group through a merger of a wholly owned subsidiary of AT&T with MediaOne Group. In the MediaOne Group merger, holders of MediaOne Group common stock will receive, at their election and subject to proration, for each share of MediaOne Group common stock, 1.4912 shares of AT&T common stock, $85.00 in cash, or a combination of $30.85 in cash and 0.95 of a share of AT&T common stock. In addition, to the extent the price of AT&T's common stock is less than $57.00 per share during a prescribed closing period shortly prior to the closing, stockholders of MediaOne Group receiving AT&T common stock in the merger will also receive an additional cash payment to account for the difference between the actual price of AT&T common stock (subject to a floor of $51.30) and $57.00.

     In addition, at the effective time of the MediaOne Group merger, holders of MediaOne Group Series E preferred stock will receive shares of a newly issued class of Series E preferred stock of AT&T, which will be designed to have substantially the same rights as the MediaOne Group Series E preferred stock.

     AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412, telephone number (212) 387-5400. Internet users can obtain information about AT&T and its services at http://www.att.com.

B-GROUP MERGER CORP.

     B-Group Merger Corp. is a Delaware corporation formed by AT&T in October 1999 solely for the purpose of being merged with and into Todd and is wholly owned by AT&T. The mailing address of B-Group Merger Corp.'s principal executive offices is c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412 and its telephone number is (212) 387-5400.

LIBERTY MEDIA CORPORATION

     Liberty has been an indirect wholly owned subsidiary of AT&T since March 9, 1999. On that date, AT&T acquired by merger Liberty's former parent, TCI. Liberty is included in the Liberty Media Group, and the businesses and assets of Liberty and its subsidiaries constitute substantially all of the businesses and assets of the Liberty Media Group. Liberty is a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Liberty's subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses and have some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA Networks, QVC, CNN, TBS and Sprint PCS.

     The following table lists, as of March 1, 2000, Liberty's principal subsidiaries and business affiliates and Liberty's direct equity interests or indirect attributed equity interests based on ownership of capital stock. Liberty's direct or attributed equity interest in a particular company does not necessarily represent a voting interest in that company. Liberty's indirect attributed interest is determined by multiplying Liberty's ownership interest in the holder of an equity interest by that equity holder's ownership interest in the listed subsidiary or business affiliate. The ownership percentages are approximate, calculated as of March 1, 2000 and, in the case of convertible securities Liberty holds, assume conversion to common stock by Liberty and, to the extent known by us, other holders. In some cases Liberty's interest is subject to buy/sell procedures, rights of first refusal or other obligations. All of Liberty's direct and indirect interests in the following companies are attributed to the Liberty Media Group.

                                                     ATTRIBUTED OWNERSHIP
SUBSIDIARY/BUSINESS AFFILIATE                             PERCENTAGE
-----------------------------                        --------------------
Encore Media Group LLC.............................          100%
Liberty Digital, Inc. .............................           95%
Discovery Communications, Inc. ....................           49%
TV Guide, Inc. ....................................           44%
QVC Inc. ..........................................           43%
Flextech, plc......................................           37%
Teligent, Inc......................................           34%
Sprint PCS Group...................................           24%*
Telewest Communications plc........................           22%
USA Networks, Inc. ................................           21%
UnitedGlobalCom, Inc. .............................           10%
Time Warner, Inc. .................................            9%
The News Corporation Limited.......................            8%
Cendant Corporation................................            7%
Motorola, Inc. ....................................            3%

-----

  * Equity interest held in trust

     On April 10, 2000, the Liberty Media Group acquired 100% of the outstanding equity of Four Media.

     Although Liberty is an indirect subsidiary of AT&T, it enjoys a substantial degree of managerial autonomy from AT&T as a result of the corporate governance provisions of its charter and bylaws and contractual arrangements with AT&T. Liberty's board of directors is controlled by persons designated by TCI prior to its acquisition by AT&T, and that board will continue to be controlled by those persons, or others chosen by them, for at least the next six years. Liberty's management consists of individuals who managed Liberty's businesses while it was a subsidiary of TCI prior to its acquisition by AT&T. Liberty has entered into agreements with AT&T which provide it with a level of financial and operational separation from AT&T, define its tax sharing rights and obligations as a member of AT&T's consolidated tax group, enable Liberty to finance its operations separately from those of AT&T and provide Liberty with programming rights relating to AT&T's cable systems. The other members of the Liberty Media Group have similar arrangements in place that govern their relationship with AT&T.

                              THE PROPOSED MERGER

STRUCTURE OF THE MERGER; MERGER CONSIDERATION

     - The Reclassification. As a prerequisite to the merger, Todd must complete the reclassification.

     - The Merger. In accordance with the merger agreement and Delaware law, B-Group Merger Corp. will be merged with and into Todd. As a result of the merger, the separate corporate existence of B-Group Merger Corp. will cease and Todd will survive. AT&T will own approximately 60% of the equity in Todd (representing approximately 94% of the voting power) and will contribute such equity to Liberty through a chain of controlled entities. Todd will then be effectively controlled by Liberty and will become a member of the Liberty Media Group.

     - Merger Consideration. In the merger, Todd stockholders will receive, for each share of New Todd Class B Common Stock received in the reclassification, approximately 0.41667 shares of Class A Liberty Media Group tracking stock; that number is derived from the ratio of 1 share of Class A Liberty Media Group tracking stock (pre-split) for each 2.4 shares of New Todd Class B Common Stock, which is provided for in the merger agreement. The number of shares of Class A Liberty Media Group tracking stock stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger. On April 13, 2000, Liberty Media Group announced a two-for-one stock split of the Class A and Class B Liberty Media Group tracking stock, to be effected in the form of a stock dividend. The stock split is subject to stockholder approval of an increase in the number of authorized shares of Class A and Class B Liberty Media Group tracking stock at the AT&T Corp. annual meeting on May 24, 2000. If such stockholder approval is obtained, holders of record of Liberty Media Group tracking stock on May 25, 2000 will be entitled to receive one additional share of Class A or Class B Liberty Media Group tracking stock, if applicable, for each such share held. The shares will be distributed on or after June 9, 2000. In such event, the merger consideration will be automatically adjusted so that Todd stockholders receive, for each share of New Todd Class B Common Stock received in the reclassification, 0.83333 shares of Class A Liberty Media Group tracking stock, or 1 share of Class A Liberty Media Group Tracking stock (on a post-split basis) for each 1.2 shares of New Todd Class B Common Stock received in the reclassification. The New Todd Class A Common Stock that stockholders receive in the reclassification will remain as Class A Common Stock of the surviving corporation in the merger. We will not issue fractional shares of Class A Liberty Media Group tracking stock in the merger. Instead, each Todd stockholder otherwise entitled to a fractional share will receive cash, without interest, in lieu of a fraction of a share of Class A Liberty Media Group tracking stock. Specifically, the exchange agent in the merger will sell in the open market a number of shares of Class A Liberty Media Group tracking stock, equal to the aggregate number of fractional shares that would otherwise be issuable in the merger and will remit to the Todd stockholders otherwise entitled to a fractional share an amount equal to that stockholder's pro rata portion of the net proceeds of those sales. Unless the context otherwise requires, references in this proxy statement/prospectus to "Liberty Media Group tracking stock" refer to the Class A Liberty Media Group tracking stock only and not to Class B Liberty Media Group tracking stock, and do not take into effect any automatic adjustment as a result of the proposed two-for-one stock split.

     Effective Time of the Merger. The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at a later time as may be specified in the certificate of merger. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur in the second quarter of 2000. However, because the merger is subject to governmental approvals and other customary conditions, we cannot predict the exact timing.

TREATMENT OF TODD STOCK OPTIONS IN THE MERGER

     At the effective time of the merger, each outstanding Todd stock option, whether or not immediately exercisable or "in the money," will be assumed by the surviving corporation and converted into a rollover option to purchase (i) that number of shares of Class A Liberty Media Group tracking stock (on a pre-split basis) equal to the number of shares of Todd Class A Common Stock subject to such stock option immediately prior to the reclassification times 0.25 and (ii) that number of shares of Class A Common Stock of the surviving corporation equal to the number of shares of Todd Class A Common Stock subject to such stock option immediately prior to the reclassification times 0.4. The resulting number of shares will be rounded up to the nearest whole share. The exercise price of each Todd stock option will be equal to the exercise price under such stock option as in effect immediately prior to the merger.

     We also point out that the merger agreement also contains provisions concerning the treatment of Todd's convertible debentures. The convertible debentures were automatically converted, under their provisions, into shares of Todd Class A Common Stock on December 30, 1999. This conversion makes the merger agreement's treatment of convertible debentures inapplicable.

BACKGROUND OF THE MERGER

     Todd management has long believed that the historically fragmented post-production business is not best suited to the needs of its global customers and that an opportunity exists for a provider that can offer a full range of post-production services worldwide.

     In 1998 it became apparent to Todd management that Todd did not have the capital resources to become a full service global provider. In the summer of 1998, Todd management had preliminary discussions with representatives of Liberty. Those discussions were discontinued when the merger between AT&T and TCI (an affiliate of Liberty) was initiated, and Todd representatives were told that AT&T was not interested in acquiring Todd or its post-production business. In spring 1999, Todd retained an investment banker to explore strategic alternatives. Also in the spring of 1999, the Liberty Media Group began to revisit its interest in the post-production industry as a way to capitalize on its capital, expertise and reputation in the media industry; the Liberty Media Group, as a method of implementing its global strategy, could acquire and consolidate post-production companies into Liberty Livewire. In June of 1999, Liberty representatives approached Todd management with the outlines of the Liberty Livewire concept and suggested the possibility of a merger of Liberty and Todd in which Todd would remain a public company and would serve as the platform for future acquisitions. The chief executive officer of Todd reported to Todd's board of directors in a telephone meeting on June 25, 1999 that he was engaged in preliminary discussions with Liberty and presented the broad outlines of Liberty Livewire.

     Negotiations continued between the principals during the month of July 1999. A letter of intent and attached term sheet were presented to Todd on July 15, 1999. The letter of intent contemplated the acquisition by the Liberty Media Group of 100% of Todd's Class B Common Stock and 50% of Todd's Class A Common Stock, in each case on the basis of an exchange ratio of one share of Class A Liberty Media Group tracking stock for each 2.5 shares of Todd common stock. The letter of intent was further refined during the ensuing two weeks, but the exchange ratio did not change.

     At a special telephone meeting of the Todd board of directors on July 28, 1999, there was an extensive discussion of the terms of the letter of intent and the board unanimously approved execution of the letter of intent and negotiation of definitive agreements. The board also considered retention of a financial advisor to render a fairness opinion. The letter of intent was signed on July 30, 1999. On August 20, 1999, a representative of Liberty discussed the transaction and the Liberty Livewire plan with the board of directors and officers of Todd at their annual planning meeting.

     On September 10, 1999, Robert A. Naify, Christopher Jenkins and J. R. DeLang resigned from the board of directors. The effect of these resignations was to reduce the number of directors from 14 to 11, and to create a majority of independent, outside directors on the board.

     On September 15, 1999, Todd's board of directors held a meeting at which only the independent directors (constituting a quorum of the board) and their counsel participated. At that meeting, Todd's board were advised regarding principles of Delaware law and considered the appointment of a financial advisor to render a fairness opinion. Todd's board appointed Mr. Malm and Mr. Haas to a committee that would make a recommendation to the board concerning the appointment of a financial advisor.

     Todd's board (only the independent directors participating) held a telephone meeting on September 18, 1999. At that meeting, Mr. Malm and Mr. Haas recommended the retention of Banc of America Securities as the board's financial advisor in connection with the Liberty transaction. Todd's board then engaged in a general discussion of certain of the terms of the merger and the related transactions and asked Mr. Hassanein to communicate its position that the proposed conversion ratio should be improved, that the consideration for the holders of Todd Class A Common Stock should be increased, and that the transaction should be made subject to an appropriate "fiduciary out" and further requested that he report back to the board Liberty's position with respect to those issues.

     Todd's board (only the independent directors participating) had a further telephone meeting on September 30, 1999 and received reports on the progress of the negotiations. The board also identified, at the suggestion of Banc of America Securities, an additional negotiating point regarding the proposed conversion ratio on the convertible debt facility to be provided by Liberty after the completion of the merger.

     On October 6, 1999, Todd's full board met and received a report on the progress of the negotiations. Mr. Malm reported that, first, the Liberty Media Group had agreed to improve the exchange ratio of Class A Liberty Media Group tracking stock to Todd common stock from 1:2.5 to 1:2.4 and to treat all shares of Todd common stock equally. Second, Robert A. and the late Marshall Naify agreed to become party to a voting agreement with Liberty and to consulting/non-competition agreements with Liberty. Third, Liberty agreed that Todd would have a "fiduciary out" and that if the Todd board elected to exercise the fiduciary out, the Messrs. Naify would be excused from voting their shares in favor of the merger. In such an event, Todd would be required to pay Liberty a "breakup fee" of 3% of the purchase price upon exercise of the fiduciary out. Fourth, Liberty agreed that the price per share assigned to the convertible debt facility would be fixed at $13 per share. Finally, Liberty and Todd reached tentative agreement on the exchange ratio for the post-merger business combination of SounDelux to Todd at 3.1 shares of Todd Class B Common Stock for each one share of Class A Liberty Media Group tracking stock issued to acquire SounDelux. Mr. Malm advised the Todd board that these revised terms were the result of significant negotiations in that Liberty's position, at the commencement of the negotiations, included a 5% breakup fee, a restrictive collar on the value of Liberty stock, a conversion price of $10.25 per share for the convertible debt facility and an exchange ratio of 3.8:1 for purpose of the post-merger business combination with SounDelux. Mr. Malm further advised that Banc of America Securities would likely be prepared to render a fairness opinion in approximately a week and that the Todd board would receive transaction documents for its review in advance of the next meeting.

     At a later meeting on October 6, 1999, in which only the independent directors of Todd's board participated, the board further discussed the terms of the transaction and received a report from Banc of America Securities as to their preliminary impressions of the principal aspects of the proposed transaction, their views as to Liberty's current portfolio, its future business and acquisition strategy and the way in which they anticipate that Todd would fit into those plans.

     On October 14, 1999 Todd's board of directors received a favorable oral report from Banc of America Securities regarding the fairness of the proposed merger to all current holders of Todd Class A Common Stock. The board then adjourned the meeting until October 15, 1999. On October 15, 1999 Banc of America Securities presented its oral report on fairness after which the Todd board unanimously approved the key terms of the merger agreement and the merger. Negotiations continued thereafter to work on finalizing the merger agreement and the related documents.

     In early November 1999, the Liberty Media Group's legal advisers delivered a copy of the draft merger agreement and related documents to AT&T's legal advisers. Subsequently, Todd's management and legal advisers, the Liberty Media Group's management and legal advisers and AT&T's legal advisers continued to negotiate the merger agreement and the related transaction documents. These negotiations were conducted principally by telephone. These negotiations did not alter the key terms of the merger approved by Todd's board of directors in October.

     On November 16, 1999, the Capital Stock Committee of AT&T's board of directors approved the issuance of shares of Class A Liberty Media Group tracking stock under the terms of merger agreement. On November 17, 1999, at a meeting of AT&T's board of directors, AT&T's board of directors approved the merger agreement and authorized the issuance of shares of Class A Liberty Media Group tracking stock in connection with the merger.

     On December 10, 1999, Todd, Liberty, AT&T and B-Group Merger Corp. executed the merger agreement, and Todd's principal stockholders entered into a voting agreement with Liberty.

     On December 13, 1999, Todd and Liberty issued a joint press release announcing the merger.

     During the second half of December 1999 and during January 2000, Todd and Liberty continued to negotiate the terms of the post-merger business combinations agreement that would result in the creation of Liberty Livewire.

     On March 6, 2000, Todd, Liberty, AT&T and B-Group Merger Corp. amended the merger agreement in order to (i) remove the strict limitation that only the merger agreement, the merger and the reclassification could be voted on at the special meeting so that you would be able to vote upon the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Livewire; (ii) replace the certificate of incorporation of the surviving corporation, which is an exhibit to the merger agreement, with a new certificate of incorporation that increases the number of shares of authorized stock (which will permit the issuances of the shares of stock contemplated by the post-merger business combinations), (iii) extend the deadline for the completion of the merger and (iv) make the receipt of the tax opinion regarding the non-taxable nature of the merger a non-waivable condition to the completion of the merger. The amendment to the merger agreement is also attached to this proxy statement/prospectus in Annex A.

     On April 7, 2000, Todd's directors approved the amendment to the merger agreement, the post-merger business combinations agreement, the restated certificate of incorporation to effectuate the merger, the restated certificate of incorporation to effectuate the reclassification, and the form of the preliminary proxy statement/prospectus and set the meeting record date of April 10, 2000.

TODD'S REASONS FOR THE MERGER

     In arriving at its decision to approve, and to recommend that the Todd stockholders approve, the merger agreement and the merger, Todd's board of directors considered several affirmative and negative factors. Todd's board of directors considered, among others, the following affirmative factors:

     - the business combination concept was consistent with Todd's own vision of the possibilities for creation of a global provider of a wide range of post-production and distribution services to television producers, motion picture studios, cable and broadcast networks and advertising agencies;

     - Todd's stockholders would have the opportunity to continue to participate in any increase in value of Todd and any increase in value of the Liberty Media Group. Todd believes that Liberty's technological expertise, investments, business reputation, and its financial resources and access to capital markets, provided with the ability of the combined entity to grow and position, would enhance the value of Todd's assets;

     - The value of the stock consideration in connection with the merger implied a premium of 71.4% over Todd's share price of $8.56 on June 1, 1999, the day before Todd's announcement of its retention of a financial advisor and a 139.3% premium over Todd's share price of $6.13 as of May 25, 1999, the date of Todd's agreement with the financial advisor;

     - Todd's management has, from time to time, solicited, and engaged in discussions with a number of significant participants in the communications industry regarding a possible business combination involving Todd;

     - the regulatory approvals required for the merger and the process and timing associated with the approvals; and

     - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations are reasonable.

     In the course of its deliberations, the Todd board of directors reviewed with Todd's management and outside advisors a number of additional factors relevant to the merger, including:

     - current market conditions and historical market prices, volatility, liquidity and trading information with respect to Liberty Media Group tracking stock and Todd Class A Common Stock;

     - historical information concerning Liberty's and Todd's respective businesses, financial performance and condition, operations and competitive position, including public reports concerning results of operations during the most recent fiscal year filed with the SEC. The board also reviewed certain financial and other information regarding SounDelux;

     - detailed financial analyses and other information with respect to the Liberty Media Group and Todd presented by Banc of America Securities in a presentation to the Todd board of directors, including Banc of America Securities' oral opinion, subsequently confirmed in writing as of October 14th, 1999, that, based upon and subject to the considerations, qualifications and limitations set forth in the opinion, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to holders of Todd Class A Common Stock;

     Todd's board of directors also considered, in particular, the terms of the merger agreement restricting Todd's rights to solicit, consider, negotiate and accept other acquisition proposals, and to terminate the merger agreement, as well as the possible effects of the provisions regarding termination fees and the effect of the voting agreement. Todd's board of directors also reviewed with its management and outside advisors various alternatives to the merger, including remaining as an independent company.

     Todd's board of directors believes that these factors, including the board of directors' review of the terms of the merger agreement, support the board's recommendation of the merger agreement and the merger when viewed together with the risks and potential benefits of the merger. Todd's board of directors also identified and considered some potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the potentially lengthy period of time that may be required to complete the merger, particularly in light of the fact that the merger agreement does not prohibit Liberty and AT&T from engaging in transactions that could impede or prevent completion of the merger;

     - the risk of a decline in the market value of Class A Liberty Media Group tracking stock during the period between signing the merger agreement and completing the merger;

     - the restrictions on Todd imposed by the merger agreement and the potential business opportunities that might be foregone due to these restrictions or the pendency of the merger generally;

     - the possibility that the merger might not be completed and the impact that might have on Todd's businesses and assets and its ability to complete an alternative transaction on similar or equally advantageous terms; and

     - the other risks described under "Risk Factors Relating to the Merger and the Post-Merger Business Combinations with Four Media and SounDelux."

     Todd's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all factors considered by Todd's board of directors. Each member of Todd's board of directors may have considered different factors, and Todd's board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered.

THE LIBERTY MEDIA GROUP'S REASONS FOR THE MERGER

     At the request of the Liberty Media Group, AT&T entered into the merger agreement on behalf of the Liberty Media Group to acquire approximately 60% of the outstanding equity and approximately 94% of the voting power of Todd. The following factors were considered by the Liberty Media Group in connection with its decision to acquire a controlling interest in Todd.

     Strategic Business Opportunity. The acquisition of a controlling interest in Todd is part of the Liberty Media Group's strategy to consolidate a group of companies, including Todd, Four Media and SounDelux, that provide a wide range of post-production and distribution services to television producers, motion picture studios, cable and broadcast networks and advertising agencies. The Liberty Media Group hopes to capitalize on the potential operating synergies within that group of companies, as well as the financial strength of such companies' core businesses, and to grow such companies' combined client base. The Liberty Media Group also hopes to position the acquired companies to become major providers of new digital production, post-production, distribution and archiving services, including interactive enablement, to the creative community and diverse retail media outlets throughout the world. The Liberty Media Group believes that its capital, expertise and reputation in the media industry will strengthen such companies' consolidated product offerings and marketing efforts and assist the Liberty Media Group and the acquired companies in implementing their global strategy. Please see "The Proposed Post-Merger Business Combinations with Four Media and SounDelux -- The Liberty Media Group's Reasons for the Post-Merger Business Combinations with Four Media and SounDelux".

     As a result of the intended merger and post-merger business combinations with Four Media and SounDelux, the assets and operations now owned and operated by Four Media, SounDelux and Todd will be consolidated within Todd, which will change its name to Liberty Livewire Corporation. Liberty's ownership in the entity resulting from these business combinations will be a component of the Liberty Media Group. See "The Proposed Post-Merger Business Combinations with Four Media and SounDelux -- The Liberty Media Group's Reasons for the Post-Merger Business Combinations with Four Media and SounDelux" on page 85.

     COMPLETION OF THE TODD MERGER IS A CONDITION TO THE PROPOSED ACQUISITION BY THE LIBERTY MEDIA GROUP OF A CONTROLLING INTEREST IN SOUNDELUX. HOWEVER, THE TODD MERGER IS NOT CONDITIONED ON THE CLOSING OF THE SOUNDELUX TRANSACTION OR ANY OTHER TRANSACTION. THE PENDING TRANSACTION WITH SOUNDELUX IS SUBJECT TO CUSTOMARY CLOSING CONDITIONS, AND NO ASSURANCE CAN BE GIVEN THAT SUCH TRANSACTION WILL BE CONSUMMATED.

RECOMMENDATION OF TODD'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTEREST AND HAS DECLARED THE MERGER ADVISABLE. THE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

     In considering the recommendation of Todd's board of directors relating to the merger agreement and the merger, you should be aware that some of its directors and officers have interests in the merger that are different from, or are in addition to, the interests of Todd stockholders generally. Please see the section entitled "-- Interests of Todd's Officers and Directors in the Merger" below for additional information regarding these interests.

OPINION OF TODD'S FINANCIAL ADVISOR

     On September 24, 1999, Todd's board of directors retained Banc of America Securities LLC to render an opinion to the board as to whether or not the consideration proposed to be paid to the current holders of Todd Class A Common Stock (other than those holders which are "affiliates" of Todd) in connection with a proposed transaction with the Liberty Media Group would be fair to these stockholders from a financial point of view, and to respond to specific questions of the board involving the consideration to be received by these stockholders. Banc of America Securities did not participate in negotiations between Todd and the Liberty Media Group in connection with the terms and conditions of the transaction.

     Banc of America Securities is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     On October 14, 1999, Banc of America Securities presented its opinion orally to Todd's board that the consideration to be paid by the Liberty Media Group was fair to the current holders of Todd Class A Common Stock from a financial point of view as of that date. Banc of America Securities confirmed that opinion in writing as of the same date. The amount of the consideration was determined through negotiations between Todd and the Liberty Media Group and not as a result of any recommendations from Banc of America Securities. Todd's board did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion. Further, Todd's board did not request Banc of America Securities' advice with respect to alternatives to the proposed transaction and Banc of America Securities did not give any advice on this matter. THE BANC OF AMERICA SECURITIES OPINION DOES NOT COVER THE FAIRNESS OF THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT, THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX, ANY NAME CHANGES OR ANY OTHER POST-MERGER COMBINATIONS OR CONTRIBUTIONS.

     Annex B contains the full text of Banc of America Securities' opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. This summary of the opinion is qualified in its entirety by the full text of the opinion. You are urged to read the opinion carefully and completely.

     The opinion is directed to Todd's board. It does not constitute a recommendation to you on how to vote on the merger. The opinion addresses only the financial fairness to the current holders of the Class A Common Stock of Todd of the consideration to be paid by the Liberty Media Group in the transaction. The opinion does not address the relative merits of the transaction or any alternatives to the transaction, the underlying decision of Todd's board to proceed with or complete the transaction or any other aspect of the transaction. In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to that effect are included in the opinion.

     In rendering its opinion, Banc of America Securities, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of Todd;

     - reviewed certain publicly available financial statements and other business and financial information of Liberty, as Liberty only made available to Banc of America Securities information which was generally made available to the public;

     - reviewed certain internal financial statements and other financial and operating data concerning Todd;

     - analyzed certain financial forecasts with respect to Todd;

     - discussed the past and current operations, financial condition and prospects of Todd with senior executives of Todd;

     - discussed the current investment holdings of Liberty and the prospects of such investment holdings with senior executives of Liberty;

     - reviewed and discussed with senior executives of Todd and Liberty information relating to certain strategic, financial and operational benefits anticipated from the transaction;

     - reviewed the reported prices and trading activity for Todd Class A Common Stock and Class A Liberty Media Group tracking stock;

     - compared the financial performance of Todd and the prices and trading activity of Todd Class A Common Stock with that of certain other publicly-traded companies it deemed relevant;

     - compared certain financial terms of the proposed transaction to financial terms, to the extent publicly available, of certain other transactions it deemed relevant;

     - compared the premium of the proposed merger to premiums, to the extent publicly available, of certain other transactions it deemed relevant;

     - reviewed (i) the merger agreement (without any exhibits thereto, other than Exhibit 1.1 of the merger agreement), (ii) the October 13, 1999 draft of the voting agreement, dated October 1999, concerning Marshall Naify and Robert A. Naify, and (iii) the October 8, 1999 draft of the consulting agreement (without any exhibits thereto), dated October 1999, relating to Salah M. Hassanein;

     - discussed with senior executives of Todd the proposed material terms of the noncompetition agreement regarding Marshall Naify and Robert A. Naify; and

     - performed such other analyses and considered such other factors as it deemed appropriate.

     With respect to SounDelux, Banc of America Securities (i) reviewed the Letter of Intent dated July 30, 1999 among Liberty, SounDelux and certain of the stockholders of SounDelux which generally describes the proposed terms and conditions upon which the parties thereto contemplate combining the businesses of SounDelux with the businesses of Todd subsequent to the consummation of the transaction, and (ii) discussed the past and current operations, financial condition and prospects of SounDelux with senior management of SounDelux. Banc of America Securities was not engaged to express, and Banc of America Securities did not express, any opinion as to any aspect of the SounDelux transactions.

     Banc of America Securities has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Banc of America Securities for the purposes of the opinion. With respect to financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Banc of America Securities has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future performance of Todd and Liberty. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Todd, Liberty or SounDelux, nor were any appraisals furnished to Banc of America Securities.

     Banc of America Securities also assumed with the consent of Todd's board that the transaction shall be consummated in accordance with the terms described in the draft merger agreement, the draft voting agreement, the draft consulting agreement and the proposed material terms of the noncompetition agreement (which was discussed with senior executives of Todd as aforesaid but not received), in each instance without any modifications thereto, and without waiver by the parties thereto of any of the conditions to their respective obligations thereunder.

     The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to Todd's board. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. To fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

     Estimate of Transaction Value Used by Banc of America Securities. Current owners of Class A Common Stock are to receive .25 of a share of Class A Liberty Media Group Stock tracking stock and .4 of a share of New Todd Class A Common Stock for each share of Todd Class A Common Stock. Based on a closing price on October 11, 1999 for Class A Liberty Media Group tracking stock of $39.50, the value of .25 of a share of Class A Liberty Media Group tracking stock to be received by the current owners of Class A Common Stock is $9.88 per share.

     Banc of America Securities estimated a range of values for the .4 of New Todd Class A Common Stock that will be received for each share of Todd Class A Common Stock as follows: (i) at the upper end of the range, Banc of America Securities subtracted the $9.88 per share referenced above from the closing price for the Todd Class A Common Stock on October 11, 1999 of $15.25 per share to arrive at a value of $5.38 per share, and (ii) at the lower end of the range, Banc of America Securities multiplied $11.98 per share by .4 to arrive at a value of $4.79. The $11.98 is based upon the weighted average closing price as of October 11, 1999 of Todd Class A Common Stock, which was originally expected to be issued to Liberty and SounDelux in the post-merger combination of Todd and SounDelux.

     As a result of the analysis referenced above, Banc of America Securities estimated a transaction value per share range of $14.67 to $15.25 per share. To be conservative, Banc of America Securities used $14.67 per share as a factor in arriving at its opinion. Based upon total fully diluted shares outstanding of
11.295 million and a $14.67 per share price, Banc of America Securities calculated the transaction equity value to be $165.9 million. After adding Todd's debt balance of $59.2 million as of August 31, 1999 and subtracting Todd's cash balance $11.1 million as of August 31, 1999, Banc of America Securities calculated the aggregate value associated with the transaction to be $214.1 million.

     Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value, which Banc of America Securities defined as equity value plus debt, less cash and cash equivalents, to revenues, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes
(EBIT) covering the latest twelve months, projected 1999 and projected 2000 where available. Based on public and other available information, Banc of America Securities also calculated the multiples of equity value, which Banc of America Securities defined as shares outstanding multiplied by stock price, to last twelve months net income and current stock price to projected earnings per share (EPS) for fiscal years 1999 and 2000 where available. Banc of America Securities calculated these multiples for four companies in the post-production industry whose securities are publicly traded. These companies included Four Media; Laser Pacific Media Corp.; VDI Multimedia Corp.; and Video Services Corp. Banc of America Securities believes that these four companies in the post-production industry have operations similar to some of the operations of Todd, but noted that none of these companies has the same management, composition, size or combination of businesses as Todd:

     The following tables set forth the multiples indicated by this analysis:

AGGREGATE VALUE TO:                                   RANGE OF MULTIPLES   AVERAGE   MEDIAN
-------------------                                   ------------------   -------   ------
Last Twelve Months Revenues.........................    2.72x to 0.88x      1.64x    1.31x
Projected 1999 Revenues.............................    1.54x to 1.29x      1.41x    1.41x
Projected 2000 Revenues.............................    1.28x to 1.08x      1.18x    1.18x
Last Twelve Months EBITDA...........................     11.5x to 6.0x       8.7x     8.7x
Projected 1999 EBITDA...............................      6.8x to 5.0x       5.9x     5.9x
Projected 2000 EBITDA...............................      5.4x to 4.3x       4.9x     4.9x
Last Twelve Months EBIT.............................    22.8x to 20.1x      21.4x    21.4x
Projected 1999 EBIT.................................     11.7x to 8.5x      10.1x    10.1x
Projected 2000 EBIT.................................      9.2x to 6.5x       7.8x     7.8x
Equity Value to:
Last Twelve Months Net Income.......................    35.5x to 26.6x      31.0x    31.0x
Projected 1999 Net Income...........................     20.0x to 8.2x      14.0x    13.8x
Projected 2000 Net Income...........................     13.3x to 8.0x      10.7x    10.7x

     Banc of America Securities noted that the aggregate value of the consideration to be paid by Liberty in connection with the transaction implied multiples of 1.62x last twelve months revenues, 1.64x projected 1999 revenues, 1.61x projected 2000 revenues, 8.7x last twelve months EBITDA, 9.3x projected 1999 EBITDA, 7.9x projected 2000 EBITDA, 20.4x last twelve months EBIT, 22.6x projected 1999 EBIT and 16.5x projected 2000 EBIT. The equity value of the consideration to be paid in the transaction implied multiples of 40.9x last twelve months net income, 48.7x fiscal year 1999 projected net income and 36.6x fiscal year 2000 projected net income.

     Comparable Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of (a) aggregate value to last twelve months revenues, last twelve months EBITDA and last twelve months EBIT and (b) equity value to last twelve months net income in each case for the target company implied in acquisitions of 13 companies in the post-production industry which became effective between March 26, 1997 and June 28, 1999 where available.

EFFECTIVE DATE                       ACQUIROR                         TARGET
--------------                       --------                         ------
June 28, 1999................  Todd                       Sound One Corp.
June 23, 1999................  Four Media                 Ross Digital Sound and Picture
April 30, 1999...............  Four Media                 TVP Group PLC
April 8, 1999................  Warburg Pincus Equity      Four Media
                               Partners LP
November 17, 1998............  VDI Media                  Dubs Inc.
September 18, 1998...........  Four Media                 MSCL Inc.
June 12, 1998................  VDI Media                  All Post Inc. (certain assets)
May 4, 1998..................  Four Media                 Video Symphony Inc.
May 11, 1998.................  Todd                       Tele-Cine Cell Group
February 2, 1998.............  Four Media                 Pacific Ocean Post
July 31, 1997................  VDI Media                  Multi-Media
June 23, 1997................  Todd                       Hollywood Digital
March 26, 1997...............  Four Media                 Anderson Film Industries Corp.

     The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed transaction:

                                                                                    PROPOSED
AGGREGATE VALUE TO:                     RANGE OF MULTIPLES    AVERAGE    MEDIAN    TRANSACTION
-------------------                     ------------------    -------    ------    -----------
Last Twelve Months Revenues...........      1.81x to 0.68x      1.14x     1.11x        1.62x
Last Twelve Months EBITDA.............       12.2x to 2.5x       6.2x      6.1x         8.7x
Last Twelve Months EBIT...............       32.8x to 4.2x      16.9x     12.3x        20.4x
Equity Value to:
Last Twelve Months Net Income.........       14.4x to 5.6x      11.3x     13.8x        40.9x

     No company or transaction used in the comparable company or comparable transactions analyses is identical to Todd or the transaction, respectively. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which Todd and the transaction are being compared.

     Premiums Paid Analysis. Banc of America Securities reviewed the consideration paid in 86 precedent U.S. acquisitions in which 100% of the target's stock was purchased and involving aggregate values between $100 million and $300 million announced from January 17, 1997 through September 15, 1999. Banc of America Securities calculated the premiums paid one day, one week and four weeks prior to the announcement of the acquisition offer. The following chart sets forth the average premiums paid in these transactions:

                          PREMIUM ONE DAY PRIOR      PREMIUM ONE WEEK       PREMIUM 4 WEEKS PRIOR
                             TO ANNOUNCEMENT       PRIOR TO ANNOUNCEMENT       TO ANNOUNCEMENT
                          ---------------------    ---------------------    ---------------------
Average.................          30.7%                    37.2%                    48.8%
Median..................          27.8%                    34.2%                    42.6%

     Banc of America Securities also reviewed the consideration paid in 22 precedent U.S. acquisitions in which 50% to 80% of the target's stock was purchased that were announced between February 13, 1997 and July 12, 1999. The following chart sets forth the average premiums paid in these transactions:

                                                      PREMIUM ONE WEEK
                              PREMIUM ONE DAY PRIOR       PRIOR TO       PREMIUM 4 WEEKS PRIOR
                                 TO ANNOUNCEMENT        ANNOUNCEMENT        TO ANNOUNCEMENT
                              ---------------------   ----------------   ---------------------
Average.....................          16.9%                 20.0%                25.8%
Median......................          12.7%                 16.3%                32.4%

     For purposes of this analysis, Banc of America Securities analyzed Todd's trading data prior to June 2, 1999, which represents the date Todd publicly disclosed that it had retained a financial advisor. Banc of America Securities noted that the value of the stock consideration in connection with the transaction implied a premium of 71.4% over Todd's share price of $8.56 at the close of trading on June 1, 1999, a 139.3% premium over Todd's share price of $6.13 as of May 25, 1999 and 144.5% premium over Todd's share price of $6.00 as of May 4, 1999.

     Discounted Cash Flow Analysis. Banc of America Securities used financial cash flow forecasts of Todd for fiscal years 2000 through 2004, as estimated by the management of Todd to perform a discounted cash flow analysis. In conducting this analysis, Banc of America Securities assumed that Todd would perform in accordance with these forecasts. Banc of America Securities first estimated the terminal value of the projected cash flows by applying multiples to Todd's projected 2004 EBITDA, which multiples ranged from 5.0x to 7.0x. Banc of America Securities then discounted the cash flows projected through 2004 and the terminal values to present values using rates ranging from 11.0% to 13.0%. This analysis indicated a range of aggregate values, which were then reduced by Todd's net debt as of August 31, 1999, to calculate a range of equity values. These equity values were then divided by fully

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

diluted shares outstanding to calculate implied equity values per share ranging from $8.13 to $11.90. Banc of America Securities noted that the value of stock consideration to be received in connection with the transaction was $14.67 per share of Todd Class A Common Stock, based on the closing price of Todd Class A Common Stock and Class A Liberty Media Group tracking stock on that date.

     Value of Class A Liberty Media Group Tracking Stock. The Liberty Media Group did not provide Banc of America Securities with non-public information with which to determine if Class A Liberty Media Group tracking stock is fairly valued as of October 11, 1999. Accordingly, Banc of America Securities reviewed publicly available information to determine if the Class A Liberty Media Group tracking stock to be received by current holders of Todd Class A Common Stock is fairly valued. Banc of America Securities noted that shares of Class A Liberty Media Group tracking stock regularly trade and that Class A Liberty Media Group tracking stock is regularly analyzed by equity analysts. Further, Banc of America Securities noted that the Liberty Media Group owns holdings of other publicly traded companies that, in aggregate, are valued at $35.4 billion as of October 11, 1999. Based upon equity analysts' reports published from May 1999 to September 1999, Banc of America Securities observed a range of values for the Liberty Media Group's private investments of $13.2 billion to $15.5 billion. Banc of America Securities added the Liberty Media Group's value of public and private holdings as well as net debt to arrive at an implied aggregate value range of $49.3 billion to $51.6 billion, which is consistent with the Liberty Media Group's aggregate value of $50.8 billion based upon the Class A Liberty Media Group's tracking stock closing stock price as of October 11, 1999.

     The foregoing description is only a summary of the analyses and examinations that Banc of America Securities deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary set forth above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Todd board. In addition, Banc of America Securities may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of Todd.

     In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Todd, Liberty or the Liberty Media Group. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be paid for the acquisition of Todd and were provided to Todd's board in connection with the delivery of the opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

     As described above, the opinion and presentation to Todd's board were among the many factors taken into consideration by Todd's board in making its determination to approve the transaction.

     As compensation for services rendered in connection with the opinion, Todd agreed to pay Banc of America Securities fees totaling $750,000. Also, Todd agreed to pay Banc of America Securities a fee of $150,000 if Todd terminates Banc of America Securities' services or the transaction is not consummated. Todd's board was aware of this fee structure and took it into account in considering the opinion and in approving the transaction. Todd has also agreed to reimburse Banc of America Securities for its reasonable out-of-pocket expenses and to indemnify Banc of America Securities and related persons against certain liabilities, including, without limitation, liabilities under federal securities laws, arising out of Banc of America Securities' engagement, and to reimburse Banc of America for some of its expenses.

     In the ordinary course of its business, Banc of America Securities actively trades the equity securities of Todd and the Liberty Media Group for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting, with AT&T treated as the acquiror. As a result, AT&T will record the assets and liabilities of Todd at their estimated fair values and will record as goodwill the excess of the purchase price over the estimated fair values. From the date of the merger, the operating results of Todd will be combined with the results of AT&T as part of the Liberty Media Group, which is accounted for as an equity investment by AT&T since AT&T does not possess a "controlling financial interest" in the Liberty Media Group for financial accounting purposes. See "Summary of Proposed Merger -- Selected Pro Forma Condensed Financial Information."

INTERESTS OF TODD'S OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of Todd's board regarding the merger, you should be aware that several members of Todd's management and board of directors and some of its principal stockholders may be deemed to have interests in the merger that are different from, or in addition to, the interests of Todd stockholders generally. Todd's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

  Ownership of Stock

     A significant number of Todd's directors and executive officers hold Todd common stock. See "Ownership of Todd Common Stock" on page 116.

     In connection with the merger, all holders of Todd common stock (including the directors and executive officers) will receive a combination of shares of New Todd Class A Common Stock and Class A Liberty Media Group tracking stock.

  Stock Options

     Todd's directors and executive officers hold options to purchase Todd common stock. See "Ownership of Todd Common Stock" on page 116. As described above under "The Proposed Merger -- Treatment of Todd Stock Options in the Merger," at the effective time of the merger, each outstanding Todd option will become exercisable in full and will be converted into a rollover option to purchase shares of Class A Liberty Media Group tracking stock and Class A Common Stock of the surviving corporation during the 180 days following the merger. The exercise price of each Todd stock option will be equal to the exercise price under such stock option as in effect immediately prior to the merger.

  Voting Agreement

     As of April 10, 2000, two of Todd's principal stockholders, the late Marshall Naify and Robert A. Naify, collectively controlled approximately 32% of the equity of Todd. Under the voting agreement, these stockholders have agreed to vote shares of Todd common stock under their control in favor of the merger agreement and the merger. Marshall Naify passed away on April 19, 2000, but his shares remain subject to the voting agreement. As of April 10, 2000, the shares of Todd common stock subject to this voting agreement represented (i) approximately 28% of the total voting power of the Todd Class A Common Stock and
(ii) approximately 91% of the total voting power of the Todd Class B Common Stock. Because the shares of Todd Class B Common Stock have 10 votes per share, the Naifys have approximately 65% of the total voting power of the Todd common stock entitled to vote at the special meeting, which is sufficient to approve the merger. However, these stockholders do not have to vote their shares in favor of the merger agreement and the merger if Todd's board of directors withdraws or modifies its recommendation of the merger because Todd received an unsolicited superior proposal.

  Consulting Agreement

     Salah M. Hassanein, the president, chief executive officer and a director of Todd, SMH Entertainment, Inc. (a corporation under his control) and Liberty have become party to a three-year consulting agreement, under which (i) SMH will receive, if the merger is completed, $150,000 annually as compensation for Mr. Hassanein's consulting services and (ii) Mr. Hassanein will receive, if the merger is completed, stock options to purchase 150,000 shares of New Todd Class A Common Stock at an exercise price of $10.27 per share.

  Noncompetition Agreement

     Pursuant to the merger agreement, prior to the closing, Robert A. Naify will become party to a noncompetition agreement with Liberty, under which he will be entitled to receive 17,000 shares (pre-split) of Class A Liberty Media Group tracking stock. In addition, Liberty will pay to the estate of the late Marshall Naify, in consideration of Mr. Naify's prior undertaking to enter into such a non-competition agreement, 17,000 shares (pre-split) of Class A Liberty Media Group tracking stock. For a description of the noncompetition agreement please refer to section entitled "OTHER TRANSACTION AGREEMENTS-Noncompetition Agreement" on page 90.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, following the merger:

     - Liberty and the surviving entity in the merger will, jointly and severally, indemnify and advance expenses to Todd's present and former officers, directors and employees against all liabilities for acts or omissions in those capacities occurring prior to the completion of the merger or pertaining to the merger agreement or the merger, to the fullest extent permitted under the Delaware General Corporation Law. This indemnity will be provided to the extent insurance of the type mentioned below does not provide coverage and actual payment.

     - For at least three years after the merger is completed, Liberty is required to cause the surviving corporation in the merger to maintain in effect Todd's existing officers' and directors' liability insurance, or to provide equivalent insurance covering acts or omissions occurring prior to completion of the merger. However, the surviving corporation in the merger is not required to pay an annual premium for this insurance in excess of 1.75 times the last annual premium paid by Todd prior to the date of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

       General.

     The following discussion summarizes the material United States federal income tax consequences of the merger. It is based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. The tax opinions described below will be based on agreed assumptions, limitations, representations and covenants, including those contained in certificates of officers of Todd, Liberty and AT&T expected to be executed as of the date of the merger. This discussion does not address all aspects of United States federal income taxation that may be important to you either in light of your particular circumstances or because you are subject to special rules, such as rules relating to:

     - stockholders who are not citizens or residents of the United States;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their shares of Todd common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation;

     - stockholders who hold their shares of Todd common stock as part of a hedge, constructive sale, straddle or conversion transaction.

     This discussion assumes you hold your shares of Todd common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     It is a non-waivable condition to Todd's obligation to consummate the merger that Todd receive an opinion from Baker Botts L.L.P., that:

     - the merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - each of AT&T and Todd should be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     - no gain or loss should be recognized for U.S. federal income tax purposes by Todd as a result of the merger; and

     - no gain or loss should be recognized for U.S. federal income tax purposes by the stockholders of Todd upon the receipt in the merger of shares of Class A Liberty Media Group tracking stock.

     It is a non-waivable condition to AT&T's obligation to consummate the merger that AT&T receive an opinion, and it is a non-waivable condition to Liberty's obligation to consummate the merger that Liberty be entitled to rely on such opinion, from Baker Botts L.L.P., that:

     - the merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - each of AT&T and Todd should be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     - no gain or loss should be recognized for U.S. federal income tax purposes by AT&T or any member of its consolidated group as a result of the merger and the issuance of shares of Class A Liberty Media Group tracking stock in connection therewith (with certain specified exceptions); and

     - no gain or loss should be recognized for U.S. federal income tax purposes by Todd as a result of the merger.

     The effect of any cash received by a Todd stockholder in lieu of a fractional share of Class A Liberty Media Group tracking stock is discussed below.

     Opinions of counsel are not equivalent to rulings from the IRS, and the conclusions expressed in such opinions could be challenged by the IRS. Certain of the conclusions expressed by counsel in their opinions are based on the view that Class A Liberty Media Group tracking stock is voting common stock of AT&T. There are, however, no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings bearing directly on the treatment of tracking stocks for purposes of the matters to be addressed in the opinions. In addition, the IRS announced during 1987 that it was studying the U.S. federal income tax consequences of stock that has certain voting and liquidation rights in an issuing corporation, but has dividend rights that are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, and that it would not issue any advance rulings regarding such stock. Although the IRS has since withdrawn such stock from its list of matters under consideration, it has reiterated that it will not issue any advance rulings regarding such stock. The Clinton Administration's Fiscal Year 2001 Budget Proposal, released in February 2000, included a provision that would, if enacted in its proposed form, authorize the Secretary of the Treasury to treat tracking stock as nonstock or as stock of another entity, as appropriate, and thus, may treat the receipt of certain tracking stock as a taxable receipt of property. This provision would be effective upon its enactment. See "Risk Factors Relating to the Merger and the Post-Merger Business Combinations with Four Media and Soundelux -- Risks upon Changes in Tax Law." Although Baker Botts L.L.P. believes that, under current law, Class A Liberty Media Group tracking stock should be treated as voting stock of AT&T, in the absence of authorities directly on point for the above-described purposes or an advance ruling from the IRS, this issue is not entirely free from doubt and there is a risk that the IRS could assert that such tracking stock represents property other than voting stock of AT&T (which position, if sustained, could render the issuance and receipt of such stock taxable to AT&T and the stockholders of Todd). If the IRS were to assert that Class A Liberty Media Group tracking stock were property other than voting stock of AT&T, Baker Botts L.L.P. believes, in reliance upon general principles of law, that the IRS should not prevail in a court of law on this issue due to the particular rights inherent in such tracking stock.

  Tax Implications to Todd Stockholders of the Merger.

     Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

     - no gain or loss will be recognized for U.S. federal income tax purposes by a stockholder of Todd as a result of the merger with respect to shares of New Todd Class A Common Stock that remain outstanding and continue as shares of Class A Common Stock of the surviving corporation in the merger;

     - no gain or loss will be recognized for U.S. federal income tax purposes by a stockholder of Todd as a result of the merger with respect to shares of New Todd Class B Common Stock converted solely into Class A Liberty Media Group tracking stock;

     - the aggregate tax basis of the Class A Common Stock of the surviving corporation held by Todd stockholders immediately following the merger will be the same as the aggregate tax basis of the New Todd Class A Common Stock received in the reclassification;

     - the aggregate tax basis of the Class A Liberty Media Group tracking stock received by Todd stockholders in the merger will be the same as the aggregate tax basis of the New Todd Class B Common Stock surrendered in exchange for Class A Liberty Media Group tracking stock, excluding any basis allocable to fractional share interests in Class A Liberty Media Group tracking stock for which cash is received;

     - the holding period of the Class A Common Stock of the surviving corporation held by Todd stockholders immediately following the merger will include the period during which the New Todd Class A Common Stock was held; and

     - the holding period of the Class A Liberty Media Group tracking stock received by Todd stockholders in the merger will include the period during which the New Todd Class B Common Stock surrendered in exchange for Class A Liberty Media Group tracking stock was held.

     A Todd stockholder who receives cash in the merger in lieu of a fractional share interest in Class A Liberty Media Group tracking stock will be treated as having received the fractional share interest and then having sold such interest for the cash received. This sale will generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the shares of New Todd Class B Common Stock allocable to such fractional share interests, which gain or loss will be capital gain or loss, provided that the shares of New Todd Class B Common Stock were held as a capital asset at the time of the completion of the merger. In the case of an individual holder of shares of Todd common stock, any such capital gain will generally be subject to a maximum U.S. federal income tax rate of 20%, if the stockholder's holding period in such shares was more than one year at the time of the completion of the merger.

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF YOUR STATUS AND ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO YOU. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER TAX LAWS.

REGULATORY MATTERS

  HSR Act and Antitrust

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods end or expire. On January 3, 2000, we filed the requisite Pre-Merger Notification and Report Forms under that Act with the U.S. Federal Trade Commission and the U.S. Department of Justice. The waiting period initiated by these filings was terminated on January 14, 2000. The Antitrust Division of the Department of Justice, the Federal Trade Commission and others may challenge the merger on antitrust grounds either before or after expiration or termination of the applicable waiting periods. Accordingly, at any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF TODD OR AT&T

     The shares of Class A Liberty Media Group tracking stock that will be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Class A Liberty Media Group tracking stock issued to any person who is deemed to be an "affiliate" of either Todd or AT&T at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with, Todd or AT&T and may include some of their officers and directors, as well as their principal stockholders. Any person deemed to be an affiliate of Todd or AT&T at the time of the special meeting may not sell their shares of Class A Liberty Media Group tracking stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.
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

     AT&T's registration statement, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Class A Liberty Media Group tracking stock to be received by affiliates of Todd in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK TO BE ISSUED IN THE MERGER

     We will use reasonable efforts to cause the shares of Class A Liberty Media Group tracking stock that will be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before completing the merger. It is a condition to the closing of the merger that this listing authorization be obtained.

APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation law, any record holder of Todd common stock who does not wish to accept the merger consideration for his shares of Todd common stock as provided in the merger agreement, does not have the right to seek an appraisal of his shares of Todd common stock. A record holder of Todd Class A Common Stock who does not wish to accept the merger consideration may sell his shares on the open market before the merger is completed; a record holder of Todd Class B Common Stock who does not wish to accept the merger consideration may convert his shares on a one-for-one basis, prior to the reclassification and the merger, into shares of Todd Class A Common Stock under Todd's current charter and sell those shares on the open market before the merger is completed; or any record holder of Todd common stock, except affiliates, may sell, after the merger is completed, the shares of New Todd Class A Common Stock and shares of Class A Liberty Media Group tracking stock that he receives in the reclassification and the merger on the open market.

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                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement, a copy of which (together with a copy of the amendment to the merger agreement) is attached as Annex A to this proxy statement/prospectus. We urge you to read the merger agreement carefully.

     Please note that the terms Material Adverse Effect, Liberty Material Adverse Effect and Parent Adverse Effect used in this section are defined on page 74.

CONDITIONS TO COMPLETING THE MERGER

     Conditions to the obligations of each party. Our respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the closing date of the merger, of each of the following conditions:

     - the merger agreement and the merger must be approved and adopted by the holders of a majority of the shares of Todd common stock entitled to vote at the special meeting;

     - AT&T's registration statement relating to the merger must be effective and must not be the subject of any stop order or proceedings seeking a stop order;

     - AT&T must receive all state securities law or blue sky permits and authorizations necessary to issue the merger consideration;

     - any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or be terminated;

     - the shares of Class A Liberty Media Group tracking stock that will be issued in the merger must be approved for listing on the New York Stock Exchange, subject only to official notice of issuance; and

     - the reclassification of each share of Todd Class A Common Stock and of Todd Class B Common Stock into 0.4 of a share of New Todd Class A Common Stock and 0.6 of a share of New Todd Class B Common Stock must have occurred.

     Conditions to the obligations of AT&T for the benefit of Liberty. AT&T's obligation to complete the merger is subject to the satisfaction of each of the following additional conditions, which are for the benefit of Liberty and may be asserted or waived solely by Liberty acting alone:

     - Todd's representations and warranties must, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, as of December 10, 1999 and, except to the extent the representations and warranties relate to an earlier date, on the date the merger is completed, except for changes permitted or contemplated by the merger agreement;

     - Todd must have performed or complied in all material respects with all of its obligations, agreements and covenants contained in the merger agreement;

     - Todd must have delivered to AT&T and Liberty a compliance certificate signed by an appropriate officer certifying that Todd has fulfilled several specified conditions;

     - there must not be any permanent or preliminary injunction, restraining order or other order in effect or pending that would have the effect of:

          (1) preventing us from completing the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to a condition or restriction that has had or would have a Liberty Material Adverse Effect;

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

          (2) requiring Liberty to divest, as a result of completing the merger, a material portion of its business or assets or a material portion of the business and assets of its subsidiaries and affiliates taken as a whole;

          (3) imposing material limitations on Liberty's ability to effectively exercise full rights of ownership of shares of capital stock or other ownership interests in the surviving corporation in the merger, or making that ownership illegal or subject to any materially burdensome requirement or condition; or

          (4) requiring Liberty, its subsidiaries, Todd or any of its subsidiaries, to cease or refrain from engaging in any of their lines of business as a result of completing the merger.

     - there must not be in effect any applicable statute, rule, regulation, law, order or judgment of any foreign or United States federal, state or local governmental entity of competent jurisdiction that:

          (1) makes the merger agreement, the merger or any transaction contemplated in the merger agreement illegal or imposes or is reasonably likely to impose material damages or penalties in connection with the merger agreement or the merger;

          (2) requires or is reasonably likely to require, as a result of completing the merger, the divestiture of, or any restrictions or conditions on the conduct of:

          - any substantial portion of the business or assets of Todd and its subsidiaries, or

          - any substantial portion of the business or assets of Liberty and its subsidiaries and any of Liberty's affiliates;

          (3) imposes or is reasonably likely to impose material limitations on Liberty's ability to effectively exercise full rights of ownership of shares of capital stock or other ownership interests in the surviving corporation in the merger or makes that ownership illegal or subject to any materially burdensome requirement or condition; or

          (4) requires or is reasonably likely to require Liberty, its subsidiaries or affiliates, or Todd or any of its material subsidiaries, to cease or refrain from engaging in any material business, including, in the case of Liberty, any material business conducted by Todd or any of its subsidiaries prior to the merger, as a result of the completing of the merger;

     - Liberty must be entitled to rely on an opinion of Baker Botts L.L.P. to the effect that the merger should qualify as a tax-free transaction (which is a non-waivable condition);

     - AT&T and B-Group Merger Corp. must have received a legal opinion from Todd's counsel, Greenberg Glusker Fields Claman & Machtinger LLP, pertaining to several matters; and

     - Todd must have received written acknowledgements from each party (or beneficiary of) Todd's registration rights agreements acknowledging that their rights under those agreements will terminate as of the effective time of the merger.

     Conditions to the obligations of AT&T for the benefit of AT&T. AT&T's obligation to complete the merger is subject to the satisfaction of each of the following additional conditions, which are for AT&T's benefit and may be waived by AT&T acting alone:

     - all of Todd's representations and warranties in the merger agreement must, if specifically qualified by materiality, be true and correct, and if not so qualified, be true and correct in all material respects, in each case as of December 10, 1999 and, except to the extent the representations and warranties speak as of a specified earlier date, on the date the merger is completed, except for changes permitted or contemplated by the merger agreement;

     - Todd must have performed or complied in all material respects with all of its obligations, agreements and covenants contained in the merger agreement;

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

     - Todd must have delivered to AT&T a compliance certificate signed by an appropriate officer of Todd certifying that Todd has complied with several specified conditions;

     - AT&T must have received from each "affiliate" of Todd or AT&T a letter pursuant to which the "affiliate" recognizes the limitations on the transferability of his shares of Class A Liberty Media Group Tracking Stock under the Securities Act. See "The Proposed Merger -- Restrictions on Sales of Shares by Affiliates of Todd or AT&T";

     - it is a non-waivable condition that AT&T must have received an opinion of Baker Botts L.L.P. to the effect that for U.S. federal income tax purposes, (i) the merger should be treated as a reorganization under the Internal Revenue Code, (ii) each of AT&T and Todd should be a party to that reorganization, (iii) no gain or loss should be recognized by AT&T or any member of its consolidated group as a result of the merger and the issuance of Liberty Media Group tracking stock (except in its capacity as a shareholder or owner of any other interest in Todd prior to the merger) and (iv) no gain or loss should be recognized by Todd as a result of the merger;

     - AT&T and B-Group Merger Corp. must have received a legal opinion from Todd's counsel, Greenberg Glusker Fields Claman & Machtinger LLP pertaining to several matters;

     - there must not be in effect any applicable statute, rule, regulation, law, order, judgment or decree of any foreign or United States federal, state, local or governmental entity of competent jurisdiction that:

          (1) makes the merger agreement, the merger, the reclassification, the post-merger restructuring transactions or any other transaction contemplated by the merger agreement illegal or imposes or is reasonably likely to impose material damages or penalties in connection with these transactions or otherwise prohibits or unreasonably delays any of these transactions;

          (2) requires or is reasonably likely to require AT&T or any of its subsidiaries to divest or hold separate any portion of their respective businesses or assets, in any case as a result of completing the merger, or would require AT&T or any of its subsidiaries to take or refrain from, or would prohibit AT&T or any of its subsidiaries from taking or refraining from, any action, other than as specifically agreed to by AT&T or one of its subsidiaries in the merger agreement;

          (3) imposes or is reasonably likely to impose any material limitations on Liberty's or AT&T's ability to effectively exercise full rights of ownership of shares of capital stock or other ownership interests in the surviving corporation or makes that ownership illegal or subject to any materially burdensome requirement or condition;

          (4) materially increases AT&T's liabilities or obligations arising out of the merger agreement; or

          (5) requires AT&T or any of its subsidiaries, excluding Liberty and its subsidiaries, to cease or refrain from engaging in any material business, whether or not the business is conducted by Todd or any of its subsidiaries, as a result of completing the merger

     - there must not be any permanent or preliminary injunction, restraining order or other order in effect, or pending, that, if determined in a manner adverse to Todd, Liberty or AT&T, could prevent us from completing the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to any condition or restriction that:

          (1) has had or would have a Material Adverse Effect or a material adverse effect on AT&T and its subsidiaries, their respective businesses, assets, results of operation or financial conditions, taken as a whole;

          (2) would require AT&T or any of its subsidiaries to take or refrain from, or would prohibit AT&T or any of its subsidiaries from taking or refraining from, any action (other than actions required to be taken by AT&T or its subsidiaries under the merger agreement or otherwise specifically agreed to by AT&T or one of its subsidiaries in the merger agreement);

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

     - neither Todd or any of its subsidiaries may be a party to any contract, agreement or understanding that, at the time the merger is completed, would be legally enforceable against AT&T or any of its subsidiaries (other than Liberty, some of Liberty's affiliates, Todd and any of their subsidiaries), except those which would not have a Parent Adverse Effect;

     - AT&T must not have been notified by Liberty that any of the conditions, except for those conditions to Todd's obligations listed below, to complete the merger remain unsatisfied;

     - Liberty must have performed or complied in all material respects with all of its obligations, agreements and covenants contained in the merger agreement, and Liberty must have delivered to AT&T a certificate signed by an appropriate officer to that effect;

     - any applicable waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated without receipt of any objections or commencement of litigation or threat by the appropriate governmental entity to restrain the transactions contemplated in the merger agreement; and

     - other than filing the certificate of merger and filings due after the merger is completed:

          (1) all approvals and governmental consents required in connection with completing the merger must have been obtained and must be in full force and effect without any condition, limitation or restriction;

          (2) all governmental filings required in connection with completing the merger must have been made; and

          (3) all waiting periods, if any, applicable to completing the merger imposed by any governmental entity shall have expired.

     Conditions to the obligations of Todd. Todd's obligation to complete the merger is subject to the satisfaction or waiver of each of the following conditions:

     - AT&T's and Liberty's representations and warranties contained in the merger agreement must, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of December 10, 1999 and, except to the extent the representations and warranties relate to a specified earlier date, on the merger completion date, except for changes permitted or contemplated by the merger agreement;

     - each of B-Group Merger Corp., Liberty and AT&T must have performed or complied in all material respects with all of their obligations, agreements and covenants contained in the merger agreement;

     - each of Liberty and AT&T must have delivered to Todd a compliance certificate signed by an appropriate officer certifying that its conditions have been satisfied;

     - there must not be in effect any permanent or preliminary injunction, restraining order or other order by any court or other governmental entity of competent jurisdiction preventing the completion of the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to any condition or restriction that would have a Liberty Material Adverse Effect;

     - no statute, rule or regulation may be in effect that was enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local governmental entity of competent jurisdiction, and no action brought by any governmental entity may be pending, that has or is reasonably likely to have a Material Adverse Effect or a Liberty Material Adverse Effect; and

     - it is a non-waivable condition that Todd must have received an opinion of Baker Botts L.L.P. to the effect that for U.S. federal income tax purposes, (i) the merger should be treated as a

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

       reorganization under the Internal Revenue Code, (ii) each of AT&T and Todd should be a party to that reorganization, (iii) no gain or loss should be recognized by Todd as a result of the merger and (iv) no gain or loss should be recognized by the stockholders of Todd upon the receipt in the merger of shares of Liberty Media Group tracking stock.

     Defined terms. As used in the discussion of the conditions to completing the merger and the discussion under "-- Termination" below, the following terms have the indicated meanings:

     - a "Material Adverse Effect" means:

          (1) a material adverse effect on the transactions contemplated by the merger agreement, including a material adverse effect on the ability of any party to the agreement to complete the transactions or perform its material obligations under the merger agreement; or

          (2) a material adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of Todd and its subsidiaries, taken as a whole.

     - a "Liberty Material Adverse Effect" means:

          (1) a material adverse effect on the transactions contemplated by the merger agreement, including a material adverse effect on the ability of Liberty to perform its obligations under the merger agreement; or

          (2) a material adverse effect on the business, assets, liabilities, operations, results of operations, or financial condition of the Liberty Media Group and its subsidiaries, taken as a whole.

     - a "Parent Adverse Effect" means:

          (1) an effect which is adverse to, or burdensome on the business, assets, liabilities, condition, financial or otherwise, results of operations, operations or prospects of any business of AT&T or its subsidiaries, excluding Liberty and its subsidiaries, being conducted on December 10, 1999 other than, in each case, any effect which is insignificant in nature or consequence; or

          (2) an adverse effect on the relationship between AT&T or any of its subsidiaries, excluding Liberty and its subsidiaries, and any federal or state governmental entity having jurisdiction over any business of AT&T or its subsidiaries, excluding Liberty and its subsidiaries, or either of their respective operations or assets other than an effect which is insignificant in nature or consequence.

TERMINATION

     The merger agreement and the transactions contemplated in the merger agreement, may be terminated at any time prior to completing the merger, whether before or after approval and adoption of the merger agreement and the merger by Todd's stockholders, in the following situations:

     - by mutual consent of Liberty, AT&T and Todd;

     - by any of Liberty, AT&T or Todd:

          (1) if the merger has not been completed on or before June 9, 2000; however, if the failure to complete the merger is due to any party's failure to perform any of its obligations under the merger agreement, this termination right will not be available to the nonperforming party;

          (2) if there has been a material breach of any representation, warranty, covenant or agreement on the part of any other party contained in the merger agreement, in each case that is not curable, and which would prevent the satisfaction of the applicable conditions to closing requiring that the party's representations and warranties be accurate and its covenants and agreements be performed;

          (3) if any court of competent jurisdiction or other competent governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise

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

     prohibiting the merger and the order, decree, ruling or other action has become final and nonappealable; or

          (4) Todd's stockholders fail to approve and adopt the merger agreement and the merger by the requisite vote:

             (a) at the special meeting called for that purpose; or

             (b) by the date one day prior to the termination date,

but only if AT&T's registration statement relating to the merger became and remained effective (unless the failure of the registration statement to become effective is the result of Todd's material breach of its agreement to cooperate with the filing of the registration statement) so that this proxy statement could be mailed to Todd stockholders and the special meeting could be held prior to that date. AT&T may not terminate the merger agreement under the circumstance described in clause (4) above without Liberty's agreement;

     - by Liberty, if Todd's board of directors withdraws or modifies, in a manner adverse to Liberty or AT&T, its approval or recommendation of the merger.

     As used in this section and below under "-- No Solicitation" the following terms have the indicated meanings:

     - an "Extraordinary Transaction" means any investment in, acquisition of, business combination with or other extraordinary transaction regarding Todd or any of its subsidiaries or divisions, including any merger, purchase or sale of securities or purchase or sale of assets outside of Todd's ordinary course of business.

     - a "Superior Proposal" means any unsolicited proposal made by a third party to acquire more than 50% of Todd's common stock or all or substantially all of Todd's assets that Todd's board of directors determines in good faith, after consulting with a nationally recognized financial advisor, that the terms of the proposed acquisition are more favorable to Todd's stockholders than the merger, and financing for the proposed acquisition, to the extent required, is either committed or, in the good faith judgment of Todd's board of directors, is reasonably capable of being obtained.

TERMINATION FEES

     Todd will pay Liberty a termination fee of $3.4 million if:

     - during the term of the merger agreement, Todd or its board of directors engages in any of the activities described in "No Solicitation" below;

     - prior to the approval of the merger and the merger agreement by Todd's stockholders, Todd's board of directors receives an unsolicited Superior Proposal and withdraws or modifies its approval or recommendation of the merger;

     - the merger agreement is terminated under the provision described in item
       (4) of the second "bullet point" under "-- Termination," or by Liberty under the provision described in the third "bullet point" under "-- Termination;" or

     - prior to the expiration of six months after the termination of the merger agreement, Todd enters into a definitive agreement or consummates an Extraordinary Transaction.

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

NO SOLICITATION

     Todd has agreed that, except as described below, it will not, and will use its best efforts to ensure that its officers, directors, employees and other agents or affiliates do not, directly or indirectly, take any of the following actions:

     - enter into an agreement or understanding with any other person with respect to any Extraordinary Transaction;

     - participate or engage in any discussions or negotiations with any person other than Liberty with respect to an Extraordinary Transaction;

     - provide any material non-public information regarding Todd or any of its subsidiaries or securities to any person other than Liberty or AT&T; or

     - in the event of an unsolicited Extraordinary Transaction for Todd, engage in negotiations or discussions with, or provide any information or data to, any person (other than Liberty, AT&T, B-Group Merger Corp. or any of their affiliates or representatives, and except for information that Todd previously disseminated publicly) relating to any Extraordinary Transaction.

     Todd will immediately notify Liberty and AT&T if a third party:

     - submits any proposals, inquires or expresses interest in acquiring Todd;

     - requests information from Todd regarding a possible Extraordinary Transaction; or

     - seeks to initiate or continue negotiations with Todd or its representatives.

and will provide Liberty with information regarding the inquiry or proposal, including the name of the person making such inquiry or proposal, as Liberty reasonably requests.

     However, if, prior to approval of the merger and the merger agreement by Todd's stockholders, (i) Todd receives an unsolicited Superior Proposal and (ii) in the opinion of Todd's board of directors, after consultation with legal counsel, the failure to provide this information or access or to engage in discussions or negotiations would cause the board of directors to breach its fiduciary duties to Todd's stockholders under applicable law, Todd may:

     - engage in any of the activities described in the second, third and fourth bullet points in the first paragraph of this section;

     - in connection with those activities, enter into a customary confidentiality agreement with the person making the unsolicited Superior Proposal;

     - in connection with those activities, not agree to any exclusive right to negotiate with Todd; and

     - withdraw or modify its recommendation of the merger and the merger agreement, provided that the merger and the merger agreement must still be submitted to a vote by Todd's stockholders at the special meeting.

     Nothing in the merger agreement will prevent Todd from complying with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended.

REPRESENTATIONS AND WARRANTIES

     Todd, Liberty and AT&T each made a number of representations and warranties in the merger agreement, including representations and warranties relating to, among other things:

     - corporate organization, qualification to do business and similar corporate matters of AT&T, Todd and Liberty;

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

     - Todd's subsidiaries and their corporate organization, qualification to do business and similar corporate matters;

     - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters of AT&T, Todd and Liberty;

     - AT&T's and Todd's capital structure;

     - AT&T's formation and ownership of B-Group Merger Corp.;

     - ownership of capital stock of Todd by Liberty and AT&T;

     - Todd's SEC filings, the accuracy of the information contained in those filings and the absence of undisclosed liabilities in those filings;

     - required consents, approvals, orders and authorizations of governmental authorities and of other parties to Todd's contracts relating to execution and delivery of the merger agreement and related matters;

     - material conflicts and violations of Todd's organizational documents and laws, rules, regulations, orders, judgments or decrees applicable to Todd or any of its subsidiaries or any of their properties or assets;

     - absence of material adverse changes or events concerning Todd's and Liberty's respective businesses since August 31, 1999 and December 31, 1998, respectively;

     - the accuracy of the information supplied by Todd, Liberty and AT&T in connection with this proxy statement/prospectus and the related registration statement;

     - material litigation involving Todd or Liberty;

     - possession of and compliance with all licenses required to conduct Todd's business and compliance with applicable regulatory requirements by Todd;

     - engagement and payment of fees of brokers, investment bankers and financial advisors by Todd;

     - filing of tax returns and payment of taxes by Todd;

     - Todd's labor matters and employee benefits;

     - receipt by Todd of a fairness opinion of Banc of America Securities LLC regarding the merger consideration and the ownership of the Class A Common Stock of the surviving corporation;

     - approval and recommendation of the merger agreement and the merger by Todd's board of directors;

     - required vote of Todd stockholders;

     - Todd's real property and intangible property and the condition of its personal and real property;

     - transactions and contracts with affiliates of Todd;

     - Todd not being subject to regulation as an investment company;

     - exemption of Liberty and AT&T from Section 203 of the Delaware General Corporation Law as applied to Todd;

     - absence of excise tax obligations on behalf of Todd;

     - accurate disclosure by Todd to AT&T, Liberty and B-Group Merger Corp.;

     - absence of any interest of Todd in British Telecommunications; and

     - absence of other Liberty agreements involving mergers with Todd other than the merger agreement.

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

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the articles of the merger agreement entitled "Representations and Warranties of the Company," "Representations and Warranties of Parent" and "Representations and Warranties of Liberty."

CONDUCT OF TODD'S BUSINESS PENDING THE MERGER

     Todd agreed in the merger agreement that, except as specifically contemplated by the merger agreement and the other transaction documents, until the merger is completed or unless Liberty consents in writing, Todd and its subsidiaries will operate their businesses in the ordinary and usual course of business consistent with past practices and use their reasonable best efforts to:

     - preserve intact their present business organizations;

     - preserve their respective licenses;

     - keep available the services of their present officers and employees; and

     - preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired.

     Todd also agreed that until the merger is completed or unless Liberty and AT&T consent in writing Todd will not propose to or take any of the following actions:

     - amend any of its organizational documents;

     - issue, grant, sell or deliver any shares of its capital stock or other equity interests or securities (other than Todd Class A Common Stock issuable pursuant to Todd's stock options and convertible debentures);

     - issue capital stock or other equity interests by a Todd subsidiary, except to its immediate parent;

     - take any action that would cause any of the representations and warranties to be untrue as of the closing date of the merger (except for changes expressly permitted by the merger agreement); and

     - take any action that would cause any of the conditions to the completion of the merger not to be fulfilled.

     Todd also agreed that until the merger is completed or unless Liberty consents in writing Todd will not propose to or take any of the following actions:

     - split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in exchange for shares of the capital stock;

     - redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or that of its subsidiaries;

     - amend or modify any outstanding options, warrants, convertible securities or other rights to acquire shares of its capital stock or other equity interests;

     - make any changes in its capital structure;

     - declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

     - sell or pledge any stock, equity or partnership interest of any subsidiary or affiliate, except in the ordinary course of business; or

     - enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing.

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

     Todd also agreed that until the merger is completed or unless Liberty consent in writing neither Todd nor any of its subsidiaries will:

     - modify or change any material license or contract, except in the ordinary course of business consistent with past practice;

     - enter into any new employment or consulting agreements, modify any existing employment or consulting agreements or increase compensation except: (i) in the ordinary course of business consistent with past practice; (ii) for the benefit of persons who are not Todd directors or officers and that do not, in the aggregate, materially increase compensation or benefit expenses for Todd; (iii) regular annual salary increases for officers and directors; and (iv) the consulting agreement with Salah M. Hassanein to be entered into according to the merger agreement;

     - establish, amend or modify any stock option plan or other benefit plan;

     - secure any of its outstanding unsecured debt, provide additional security for any of its outstanding secured debt or create or suffer to exist any lien on or with respect to any of its property, assets or rights;

     - incur additional debt, guarantee any debt, issue or sell any debt securities or warrants or rights to acquire any debt securities of Todd or any of its subsidiaries, or guarantee any debt security of any other person, other than in the ordinary course of business consistent with past practice;

     - pay, discharge or satisfy claims, liabilities or obligations other than in the ordinary course of business;

     - cancel any debts or waive any claims or rights, except in the ordinary course of business and consistent with past practice;

     - make any capital expenditures, not previously disclosed in a schedule to the merger, in excess of $20,000 individually or $200,000 in the aggregate;

     - accelerate the payment of, or prepay, any existing outstanding indebtedness;

     - other than as contemplated or otherwise permitted by the merger agreement and other than their normal cash management practices conducted in the ordinary course of their businesses, make any advance or loan to or engage in any material transaction with any director, officer, partner or affiliate not required by the terms of an existing contract;

     - acquire or agree to acquire, in any manner, any business or corporation, except for that disclosed in a schedule to the merger agreement;

     - sell, lease, encumber, or otherwise dispose of any assets, other than in the ordinary course of business consistent with past practice;

     - incur any indebtedness, any liability or obligation, or contribute any asset, to a subsidiary of Todd that is material to Todd and its subsidiaries other than in the ordinary course of business consistent with past practice; and

     - incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt security or obligation of any other person, other than in the ordinary course of business consistent with past practice.

     Todd's agreement regarding the conduct of its and its subsidiaries' businesses until the merger is completed is complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled "Conduct of the Company's Business Pending the Effective Time."

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AMENDMENT, EXTENSION AND WAIVER

     We may amend the merger agreement, in writing at any time before or after the merger agreement and the merger are approved by Todd's stockholders. We may not amend the merger agreement if the amendment would require further approval by Todd stockholders, unless that further approval has been obtained. Several provisions of the merger agreement may be amended by written consent of Todd and Liberty only, without any action on the part of AT&T or B-Group Merger Corp.

     At any time before the merger is completed, we may, by written instrument signed by the waiving party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement, or waive any condition to the waiving party's obligation to complete the transactions contemplated in the merger agreement or to any of the waiving party's other obligations under the merger agreement.

EXPENSES

     Except as set forth below, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the cost or expense, except as otherwise provided in the merger agreement and except that Todd and Liberty will share equally the costs and expenses incurred in connection with printing and mailing this proxy statement/prospectus, AT&T's registration statement of which this proxy statement/prospectus forms a part (and any amendment or supplement to the registration statement) and any prospectus included in the registration statement and the costs of filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The merger agreement specifically provides that the filing fee payable to the Securities and Exchange Commission in connection with the filing of AT&T's registration statement will be borne by Liberty.

     If the merger agreement is terminated by a party because another party to the merger agreement has willfully breached its covenants, agreements or representations and warranties contained in the merger agreement, the breaching party will pay the costs and expenses incurred by the non-breaching party in connection with the merger agreement and the transactions contemplated in the merger agreement.

     Liberty will reimburse Todd for its costs and expenses, up to a maximum of $1.9 million, if the merger agreement is terminated for the following reasons:

     - if a material acquisition, transaction or event by AT&T, Liberty or any of their affiliates results in (i) the registration statement that AT&T is to file on Form S-4 to register with the SEC the Class A Liberty Media Group tracking stock to be issued to Todd stockholders in the merger failing to become effective or becoming subject to a stop order, (ii) AT&T failing to receive all state securities law or blue sky permits and authorizations necessary to issue the merger consideration or such permits and authorizations failing to be in full force and effect, or
       (iii) an action, suit, proceeding or investigation seeking to revoke or suspend the effectiveness of AT&T's state securities law or blue sky permits and authorizations being initiated or threatened or being unresolved;

     - if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 fails to expire or be terminated;

     - if any enactment or injunction preventing the merger exists; and

     - if a party entitled to a tax-related opinion from Baker Botts L.L.P. fails to receive that opinion.

     Approximately $400,000 has been spent to date in connection with this proxy statement/prospectus. We estimate that we will spend approximately $500,000 to $700,000 in connection with this proxy statement/prospectus.

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              THE PROPOSED POST-MERGER BUSINESS COMBINATIONS WITH
                            FOUR MEDIA AND SOUNDELUX

STRUCTURE OF THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX

     The post-merger business combinations are intended to combine the assets and operations of Todd, Four Media and SounDelux into one company, on a consolidated basis. As a result of the post-merger business combinations, (i) Todd and its consolidated subsidiaries will own 100% of the assets and operations owned by Todd, Four Media and SounDelux on the date the post-merger business combinations are completed, and (ii) SounDelux will be a holding company, controlled by Liberty, that owns the Liberty Media Group's controlling interests in Todd. Following the post-merger business combinations, SounDelux will not have any assets, other than its interests in Todd. The post-merger business combinations will not directly affect the New Todd Class A Common Stock, which will remain outstanding and will continue to trade as the Class A Common Stock of Todd (which, if the name change proposal is approved, may change its corporate name to Liberty Livewire Corporation). The post-merger business combinations with Four Media and SounDelux will not be submitted to the stockholders of Todd for their approval unless the merger proposal shall first have been approved by the Todd stockholders. However, approval of the post-merger business combinations is not a condition to the merger.

     We expect that the post-merger business combinations with Four Media and SounDelux will occur in three steps:

     - First, the Liberty Media Group will contribute its controlling interest in Todd to SounDelux, in exchange for additional shares of high-vote capital stock of SounDelux.

     - Second, the Liberty Media Group will contribute its 100% interest in Four Media to SounDelux, in exchange for additional shares of high-vote capital stock of SounDelux.

     - Third, the Liberty Media Group will cause SounDelux to contribute to Todd 100% of the assets of SounDelux, (including the 100% interest in Four Media, but excluding SounDelux's controlling interest in Todd itself), as a going concern, in exchange for (i) additional shares of New Todd Class B Common Stock, as described below, and (ii) the assumption by Todd of all liabilities of SounDelux (other than the obligation of SounDelux, to its stockholders other than Liberty, to exchange their shares of SounDelux Class A Common Stock for shares of New Todd A Common Stock, as provided in the amended and restated charter of SounDelux that will be adopted in connection with the acquisition of a controlling interest in SounDelux by the Liberty Media Group).

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     Following the post-merger business combinations with Four Media and
SounDelux, the ownership structure of Todd will be as follows:

                          Business Combinations Chart

     The above description of the post-merger business combinations assumes (i) that the stockholders of Todd approve the post-merger business combinations with Four Media and SounDelux at the special meeting, and (ii) that Liberty Media Group completes its proposed separate acquisition of SounDelux. The Liberty Media Group acquired Four Media on April 10, 2000. Liberty expects to complete the SounDelux acquisition promptly following the completion of the Todd merger. Completion of the Todd merger is a condition to the proposed acquisition by the Liberty Media Group of a controlling interest in SounDelux. However, the Todd merger is not conditioned on any other transaction.

     If the stockholders of Todd approve the merger and the post-merger business combinations, but Liberty Media Group does not acquire a controlling interest in SounDelux, then Liberty will nevertheless contribute to Todd 100% of the stock of Four Media, in exchange for additional shares of New Todd Class B Common Stock.

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     In the post-merger business combination between Todd and Four Media, the number of shares of New Todd Class B Common Stock to be issued in exchange for 100% of the capital stock of Four Media will be the sum of the following:

     - 16,308,484; plus

     - a number of shares equal to the quotient of (A) the fair market value of a warrant to purchase 354,838 shares of Class A Liberty Media Group tracking stock, divided by (B) the average closing price of the Todd Class A Common Stock over the 20 trading days immediately preceding the completion of the Todd merger.

We currently estimate the number of shares of New Todd Class B Common Stock to be issued in the Four Media business combination to be approximately 16,589,000.

     If there is a post-merger business combination between Todd and SounDelux, then the number of shares of New Todd Class B Common Stock to be issued in exchange for 100% of the assets and liabilities of SounDelux, as a going concern, would be the sum of the following:

     - 11,363,636; plus

     - a number of shares equal to the quotient of (A) the closing adjustment applicable under the merger agreement for the SounDelux transaction, divided by (B) the average closing price of the Todd Class A Common Stock over the 20 trading days immediately preceding the completion of the Todd merger; plus

     - a number of shares equal to the quotient of (A) $5,000,000, divided by
       (B) such average closing price of the Todd Class A Common Stock; minus

     - the number of shares of New Todd Class A Common Stock to be issued to certain present and former SounDelux employees and other persons pursuant to stock options assumed by Todd in connection with the post-merger business combination between Todd and SounDelux.

We currently estimate the number of shares of New Todd Class B Common Stock to be issued in the SounDelux business combination to be approximately 11,668,000.

     The terms of the post-merger business combinations are set forth in the post-merger business combinations agreement, a copy of which is attached to this proxy statement/prospectus as Annex C. In addition, the post-merger business combinations agreement describes in greater detail the closing adjustment that must be taken into account in calculating the number of shares of New Todd Class B Common Stock to be issued in the SounDelux business combination, as well as the derivation of the aggregate consideration issuable in the Four Media business combination. We encourage you to read the post-merger business combinations agreement in its entirety.

BACKGROUND OF THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND
SOUNDELUX

     From the beginning of the negotiations between Todd and Liberty regarding a possible transaction, both parties believed that a significant benefit to such transaction would be the potential to effect complementary acquisitions. Negotiations between the Liberty Media Group and Todd, on the one hand, and the Liberty Media Group and SounDelux, on the other hand, proceeded on separate but concurrent paths during the second and third quarters of 1999. On July 30, 1999, Liberty signed separate letters of intent with both Todd and SounDelux.

     The letter of intent between Liberty and SounDelux linked the SounDelux transaction to the Todd merger in two ways: First, it was a condition to closing the SounDelux transaction that the Liberty Media Group first complete its proposed transaction with Todd. Second, the stockholders of SounDelux were to receive in the transaction with the Liberty Media Group (i) shares of Liberty Media Group tracking stock in exchange for 55% of their shares in SounDelux and
(ii) the right to exchange their remaining shares in SounDelux for shares of New Todd Class A Common Stock, at an agreed exchange rate, from time to time following the closing of the SounDelux merger. One purpose of these provisions was to give the
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SounDelux stockholders, like the Todd stockholders, an interest in any potential value created by combining their respective operations.

     On October 6, 1999, representatives of the Liberty Media Group and Todd met to negotiate certain changes to the terms of the merger (as contemplated in the letter of intent) that had been requested by Todd. In connection with such negotiations, the Liberty Media Group requested that Todd agree to the terms on which the assets and operations of SounDelux would be combined with those of Todd, assuming completion of the merger and the Liberty Media Group's proposed acquisition of a controlling interest in SounDelux. The Liberty Media Group proposed that, following the completion of the two transactions, the Liberty Media Group would first contribute its controlling interest in Todd to SounDelux, and then cause SounDelux to contribute all of its assets, as a going concern, to Todd. Thus, the operations of Todd and SounDelux could be combined; SounDelux would remain in legal existence as a holding company, controlled by Liberty and, in turn, controlling Todd; and Todd would be the combined operating entity, remaining a public company. The Liberty Media Group proposed that, in exchange for 100% of the operations of SounDelux, Todd would issue to SounDelux, in the aggregate, a number of shares of New Todd Class B Common Stock equal to
(A) the sum of the aggregate number of shares of New Todd Class A Common Stock that SounDelux shareholders would be entitled to receive upon exercising their exchange right in full and the aggregate number of shares of Class A Liberty Media Group tracking stock that AT&T would have to issue to the shareholders of SounDelux in that transaction, times (B) 3.8.

     Todd objected to that formula, which effectively set a ratio of 3.8 shares of Todd for each 1.0 share of Class A Liberty Media Group tracking stock. Todd argued that, since the conversion ratio proposed for the transaction between the Liberty Media Group and Todd was 2.4 to 1.0, a similar factor should be used in determining the consideration that Todd would pay for SounDelux's business. The Liberty Media Group argued that such a ratio would in effect require the Liberty Media Group to pay the same premium for Todd's shares in both transactions, even though the subsequent transaction with SounDelux would not result in a second change in control. After further negotiations, the parties reached tentative agreement on a factor of 3.1 to 1.0, noting that on July 30, 1999, the date that Liberty entered into separate letters of intent with each of Todd and SounDelux, the ratio of the 30-day trailing average closing price of the Class A Liberty Media Group tracking stock, to the 30-day trailing average closing price of the Todd Class A Common Stock, was approximately 3.1 to 1.0.

     On October 29, 1999, Liberty entered into a letter of intent with Four Media, regarding the proposed acquisition of 100% of Four Media.

     On December 6, 1999, the definitive merger agreement with Four Media was executed. Definitive merger agreements relating to the Todd merger and the SounDelux merger were entered into on December 10, 1999 and as of December 30, 1999, respectively.

     During December 1999, there were several discussions between representatives of Liberty and representatives of Todd regarding the terms on which the business of Four Media would be combined with Todd after the merger. Negotiations on this issue continued in February 2000, with Todd arguing that the ratio between Liberty Media Group tracking stock and New Todd Class B Common Stock, to which the parties had tentatively agreed in connection with the proposed post-merger combination of Todd and SounDelux, should not apply to the proposed post-merger combination with Four Media.

     On February 11, 2000, after extensive negotiations, Liberty and Todd reached final agreement on the terms of the post-merger business combinations with Four Media and SounDelux and the post-merger business combinations agreement.

     On March 6, 2000, Todd, Liberty, AT&T and B-Group Merger Corp. amended the merger agreement in order to (i) remove the limitation that only the merger agreement, the merger and the reclassification could be voted on at the special meeting so that you would be able to vote upon the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Livewire; (ii) replace the certificate of incorporation of the surviving corporation, which is an exhibit to the merger agreement, with a new certificate of incorporation that increases the number of

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shares of authorized stock (which will permit the issuances of the shares of stock contemplated by the post-merger business combinations), (iii) extend the deadline for the completion of the merger and (iv) make the receipt of the tax opinion regarding the non-taxable nature of the merger a non-waivable condition to the completion of the merger. The amendment to the merger agreement is also attached to this proxy statement/prospectus in Annex A.

     On April 7, 2000, Todd's directors approved the amendment to the merger agreement, the post-merger business combinations agreement, the restated certificate of incorporation to effectuate the merger, the restated certificate of incorporation to effectuate the reclassification, and the form of the preliminary proxy statement/prospectus and set the meeting record date of April 10, 2000.

     On April 10, 2000, the Liberty Media Group acquired 100% of Four Media.

TODD'S REASONS FOR THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX

     In arriving at its decision to approve, and to recommend that Todd stockholders approve, the post-merger business combination agreement and the post-merger business combinations with Todd and Four Media, Todd's board of directors considered the following factors:

     - from the outset of its negotiations with Liberty, Todd's board of directors has believed that an important element of value to Todd's stockholders was the acquisition of complementary businesses and the contribution of those businesses to Todd;

     - in connection with their approval of the merger agreement, Todd's board of directors and its advisors had received information concerning SounDelux and had preliminarily approved the basis for calculating the number of shares of New Todd Class B Common Stock to be issued in exchange for the business and assets of SounDelux;

     - Todd believed, however, that the original proposal for the issuance of new shares of Todd Class B Common Stock in exchange for the stock of Four Media, which contemplated the same exchange ratio as that for SounDelux, would have diluted the value of the Todd common stock. Todd management was therefore willing to engage in negotiations to secure a more favorable exchange ratio to the benefit of its stockholders;

     - Todd's board was aware that the AT&T Capital Stock Committee had reviewed Liberty Media's proposed transactions with Four Media and SounDelux and, based upon due diligence and certain transaction disclosures to which Todd was not privy, approved the issuance of Class A Liberty Media Group tracking stock required to complete the purchase transactions;

     - Todd management was familiar with Four Media, and had briefly engaged in informal discussions in 1998 with Four Media concerning a possible business combination;

     - had Todd determined not to enter into an agreement regarding the SounDelux and Four Media business combinations, the Liberty Media Group would have been free after the merger to engage in these business combinations on whatever basis it deemed appropriate. Although stockholder approval of those business combinations would be required, the Liberty Media Group would have sufficient votes after the consummation of the merger with Todd to approve the post-merger business combinations even if all the remaining Todd stockholders were opposed to the business combinations; and

     - had Todd determined not to enter into an agreement regarding the SounDelux and Four Media business combinations, Liberty would not have been under any obligation to combine the businesses of SounDelux and Four Media with that of Todd, and would have been free to operate SounDelux and Four Media as separate companies, or to combine them with each other but without Todd.

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THE LIBERTY MEDIA GROUP'S REASONS FOR THE POST-MERGER BUSINESS COMBINATIONS WITH
FOUR MEDIA AND SOUNDELUX

     The following factors were considered by the Liberty Media Group in connection with its decision to cause the consummation of the post-merger business combinations after it acquires a controlling interest in Todd.

     Strategic Business Opportunity. The Liberty Media Group has a strategy to consolidate a group of companies, including Todd, Four Media and SounDelux, that provide a wide range of post-production and distribution services to television producers, motion picture studios, cable and broadcast networks and advertising agencies. The Liberty Media Group hopes to capitalize on the potential operating synergies within that group of companies, as well as the financial strength of such companies' core businesses, and to grow such companies' combined client base. The Liberty Media Group also hopes to position the acquired companies to become major providers of new digital production, post-production, distribution and archiving services, including interactive enablement, to the creative community and diverse retail media outlets throughout the world. The Liberty Media Group believes that its capital, expertise and reputation in the media industry will strengthen such companies' consolidated product offerings and marketing efforts and assist the Liberty Media Group and the acquired companies in implementing their global strategy.

     Competitive Advantage. The principal service offerings of Todd are complementary to those of Four Media and SounDelux. Four Media is a leading provider of technical and creative services to producers and distributors of television programming, television commercials, feature films and other entertainment content, as well as to owners of film and television libraries. SounDelux provides sound creation, design and supervision services for major motion picture studios and other clients and operates two sound studios for recording, editing and mixing work. SounDelux also offers creative content production, technical design and installation for theme parks, restaurants and other "location-based" entertainment venues, as well as other sound and entertainment related products and services. The Liberty Media Group believes that the combined entity's ability to offer a broad and comprehensive array of services to the entertainment and media industries, on both a bundled and "a la carte" basis, will enable the combined entity to distinguish its services from those of its competitors, creating customer loyalty and increasing the value of the combined entity brand.

     Expanded Service Offerings. Building on the foundation provided by the acquisition of a controlling interest in Todd and the proposed consolidation of Todd's business with those of Four Media and SounDelux, the Liberty Media Group hopes that the combined entity will develop and offer a wide selection of new or enhanced products and services to content producers, programmers, networks and advertising agencies. Such products and services may include:

     - interactive enablement of video programming and advertisements

     - a high-capacity server network for caching of multimedia programming and elements

     - connections to caching servers for broadcast, cable and DSL access to interactive elements and streaming video

     - electronic cinema distribution to theaters, and related products and services

     - interactive delivery to point-of-sale, public spaces and other non-traditional venues

     - various services to facilitate the simultaneous or coordinated use of television and PCs/internet appliances

     It should be emphasized that such products and services are not currently offered by Todd, Four Media or SounDelux, and that the combined entity's ability to develop and offer such products and

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services is subject to the risks and uncertainties inherent in any new business venture, and other significant risks and uncertainties including the following:

     - the high cost of creating an infrastructure to provide such products and services, and the financial risks resulting from such an investment

     - the likelihood of vigorous competition from other existing or new industry players, some of which may be better capitalized, some of which may have better access to proprietary technologies, and some of which may be affiliated with major potential customers of such products and services

     - the risk of technological obsolescence.

THE COMPANIES INVOLVED IN POST-MERGER BUSINESS COMBINATIONS: FOUR MEDIA AND SOUNDELUX

     Four Media. Four Media is a leading provider of technical and creative services to producers and distributors of television programming, television commercials, feature films and other entertainment content, as well as to owners of film and television libraries. The name Four Media Company is derived from its core competencies in film, video, sound and data. These services include the processing, enhancement, storage and distribution of film and video from the point it leaves the camera until it is shown, in various formats, to audiences around the world. Four Media seeks to capitalize on growth in domestic and international demand for original entertainment content and for existing television and film libraries without taking production or ownership risk with respect to any specific television program, feature film or other content.

     Since its formation in 1993, Four Media has invested extensively in new digital systems and equipment. In addition, Four Media has successfully identified and either acquired or started and then integrated fourteen complementary businesses, including acquisition of the operations of SVC Television London in March 2000. As a result of its investments and acquisitions, Four Media is one of the largest and most diversified independent providers of technical and creative services to the entertainment industry and therefore is able to offer its customers a single source for these services.

     On April 10, 2000, the Liberty Media Group acquired 100% of the common stock of Four Media.

     SounDelux. SounDelux, through its highly trained staff and state of the art facilities and equipment, provides video, audio, show production, design and installation services to location-based entertainment venues. In addition, SounDelux provides production and post-production sound services, including content, editing, re-recording and music supervision, to the motion picture, television and interactive gaming industries. Internet users can obtain information about SounDelux and its services at http://www.soundelux.com.

RECOMMENDATION OF TODD'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT, THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX AND THE NAME CHANGE TO LIBERTY LIVEWIRE CORPORATION ARE IN YOUR BEST INTEREST AND HAS DECLARED THESE TRANSACTIONS ADVISABLE. THE BOARD OF DIRECTORS APPROVED THESE TRANSACTIONS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THESE TRANSACTIONS AT THE SPECIAL MEETING.

     In considering the recommendation of Todd's board of directors relating to these transactions, you should be aware that some of its directors and officers have interests in the post-merger business combinations with Four Media and SounDelux that are different from, or are in addition to, the interests of Todd stockholders generally. Please see the section entitled "The Proposed
Merger -- Interests of Todd's Officers and Directors in the Merger" above for additional information regarding these interests.

ACCOUNTING TREATMENT

     The post-merger business combinations with Four Media and SounDelux will be accounted for under the purchase method of accounting, with Todd treated as the acquiror. As a result, the purchase
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accounting adjustments recorded by the Liberty Media Group on the initial series of transactions will be reflected in the separate financial statements of Todd. The additional interests obtained by the Liberty Media Group through the post-merger business combinations will be accounted for at the historical cost as they are deemed to be transactions with entities under common control. From the respective dates of the mergers, the operating results of Todd, Four Media and SounDelux will be combined with the results of AT&T as part of the Liberty Media Group, which is accounted for as an equity investment by AT&T since AT&T does not possess a "controlling financial interest" in the Liberty Media Group for financial accounting purposes. See "Summary of Proposed Post-Merger Business Combinations With Four Media and SounDelux -- Unaudited Pro Forma Condensed Combined Financial Statements."

INDEMNIFICATION PROVISIONS OF THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT

     Liberty will indemnify Todd, after the completion of the contribution of SounDelux's assets and liabilities to Todd, from claims and other liabilities arising from the right of SounDelux's shareholders to exchange their shares of SounDelux stock for shares of New Todd Class A Common Stock. This right will exist after a reclassification by SounDelux, which will occur prior to the Liberty Media Group's acquisition of a controlling interest in SounDelux.

VOTE REQUIRED TO APPROVE THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX; RISKS UPON FAILURE TO APPROVE THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX

     Approval and adoption of the post-merger business combinations agreement and the post-merger business combinations with Four Media and SounDelux requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of Todd Class A Common Stock and Todd Class B Common Stock outstanding on the record date.

     If you approve the reclassification and the merger, but do not approve the post-merger business combinations agreement and the post-merger business combinations with Four Media and SounDelux, the Liberty Media Group (i) may, as the controlling shareholder of Todd after the merger, approve a combination of the businesses of Todd, Four Media and SounDelux on terms the same as or different from those contained in the post-merger business combinations agreement and (ii) in the alternative, will be free to operate SounDelux and Four Media as separate companies, or to combine them with each other but without Todd.

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                THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT

CONDITIONS TO THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND
SOUNDELUX

     We will complete the post-merger business combinations with Four Media and SounDelux only if a number of mutual conditions are satisfied or waived, including the following:

     - the absence of any injunctions or proceedings that would prevent the completion of or materially affect the completion of the post-merger business combinations with Four Media and SounDelux;

     - the absence of adverse enactments of statutes or other rules and regulations that would prevent the completion of or materially affect the completion of the post-merger business combinations with Four Media and SounDelux; and

     - the absence of any law, rule or decisions that would make the post-merger business combinations with Four Media and SounDelux taxable to Liberty, Todd, SounDelux or Four Media for U.S. federal income tax purposes.

     These conditions are in addition to the requirements that the Liberty Media Group acquire 100% of the equity of Four Media and controlling interests in Todd and SounDelux.

TERMINATION OF THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT

     The post-merger business combinations agreement may be terminated by either party if the merger agreement is terminated.

REPRESENTATIONS AND WARRANTIES

     Todd and Liberty each made a number of representations and warranties in the post-merger business combinations agreement, including representations and warranties relating to, among other things:

     - authorization, execution, delivery, performance and enforceability of the post-merger business combinations agreement;

     - Liberty's provisions to Todd of complete copies of the merger agreements with Four Media and SounDelux;

     - Liberty's agreement following its acquisition of a controlling interest in SounDelux and prior to the post-merger business combination of SounDelux with Todd, to limit the business activities of SounDelux generally to those currently being performed by SounDelux, including prohibiting SounDelux from paying dividends;

     - Liberty's agreement following its acquisition of 100% of the common stock of Four Media and prior to the post-merger business combination of Four Media with Todd, to limit the business activities of Four Media generally to those currently being performed by Four Media, including prohibiting Four Media from paying dividends; and

     - Todd's agreement to submit the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation to its stockholders for approval and to include its board's recommendation of these transactions in this proxy statement/prospectus.

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                          OTHER TRANSACTION AGREEMENTS

VOTING AGREEMENT

     As inducement for it to enter into the merger agreement, Liberty required Todd's principal stockholders to enter into a voting agreement. These stockholders, the late Marshall Naify and Robert A. Naify, entered into a voting agreement with Liberty. Although Marshall Naify passed away on April 19, 2000, his shares remain subject to the voting agreement.

     In the voting agreement, these stockholders agreed with Liberty to vote their shares of Todd common stock in favor of the merger agreement, the merger and the reclassification and against any alternative acquisition of Todd. Their shares consist of shares personally owned by them and shares contained in certain trusts over which they act as trustees. However, these stockholders do not have to vote their shares in favor of the merger agreement, the merger and the reclassification if Todd's board of directors withdraws or modifies its recommendation of the merger because Todd received an unsolicited Superior Proposal. These stockholders are under no obligation under the voting agreement to vote in favor of the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux or the name change to Liberty Livewire Corporation.

     As of April 10, 2000, these stockholders collectively controlled 2,530,857 shares of Todd Class A Common Stock (representing approximately 28% of the total number of votes entitled to be cast at the special meeting by holders of Todd Class A Common Stock) and 1,585,128 shares of Todd Class B Common Stock (representing approximately 91% of the total number of votes entitled to be cast at the special meeting by holders of Todd Class B Common Stock). Because the shares of Todd Class B Common Stock have 10 votes per share and the shares of Todd Class A Common Stock have only 1 vote per share, these stockholders have approximately 65% of the total voting power of the Todd common stock entitled to vote at the special meeting, although a vote of the majority of each class of Todd common stock is required to approve the reclassification. These stockholders were not paid additional consideration in connection with the voting agreement.

     Each of these stockholders agreed not to sell, transfer, pledge, encumber, assign or otherwise dispose of the shares of Todd common stock directly or indirectly controlled or owned by the stockholder that are covered by the voting agreement, except for a transfer (i) to any person who has agreed in writing to be bound by the voting agreement and (ii) that does not alter the voting power of the stockholder's Todd Class B Common Stock. Each of these stockholders also agreed not to grant any proxy or power of attorney with respect to the shares of Todd common stock directly or indirectly controlled or owned by the stockholder that are covered by the voting agreement and agreed not to take any action that would prevent the stockholder from performing his obligations under the voting agreement. The voting agreement will terminate upon the earlier of the date we complete the merger or terminate the merger agreement in accordance with its terms. The voting agreement is filed as an exhibit to AT&T's registration statement of which this proxy statement/prospectus is a part.

CONSULTING AGREEMENT

     Salah M. Hassanein, the President, chief executive officer and a director of Todd, and SMH Entertainment, Inc. (a corporation under his control) and Liberty have become party to a three-year consulting agreement, under which (i) SMH will receive, if the merger is completed, $150,000 annually as compensation for Mr. Hassanein's consulting services and (ii) Mr. Hassanein will receive, if the merger is completed, stock options to purchase 150,000 shares of New Todd Class A Common Stock at an exercise price of $10.27 per share.

NONCOMPETITION AGREEMENT

     Pursuant to the merger agreement, prior to the closing, Robert A. Naify will become party to a noncompetition agreement with Liberty, under which he will be entitled to receive 17,000 shares (pre-split) of Class A Liberty Media Group tracking stock. Under the noncompetition agreement, for a two-year period commencing on the date the merger is consummated, Mr. Naify may not directly or indirectly own, manage, operate or control any business that competes with Todd, except that he may be a passive
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owner of not more than 10% of a Todd competitor. In addition, Liberty will pay to the estate of the late Marshall Naify, in consideration of Mr. Naify's prior undertaking to enter into such a non-competition agreement, 17,000 shares (pre-split) of Class A Liberty Media Group tracking stock.

AMENDMENT TO TAX SHARING AGREEMENT

     AT&T, Liberty and other direct and indirect subsidiaries of AT&T have entered into an amendment to the existing tax sharing agreement governing the sharing, allocation and reimbursement of taxes by the members of the AT&T Common Stock Group and the Liberty Media Group. Under this amendment, all tax items of Todd and all tax items arising out of the reclassification, the merger and the contemplated restructuring transactions are generally allocated to the Liberty Media Group.

SUPPLEMENT TO INTER-GROUP AGREEMENT

     AT&T, Liberty and other members of the Liberty Media Group have entered into a supplement to the existing inter-group agreement, which governs matters between the AT&T Common Stock Group and the Liberty Media Group. This supplement provides for, among other things, the completion of various restructuring transactions by the AT&T Common Stock Group and the Liberty Media Group and the allocation of potential liabilities arising out of the merger.

CONVERTIBLE DEBT FACILITY AGREEMENT

     Under the merger agreement, Todd, as the surviving corporation in the merger, and Liberty will enter into a convertible debt facility agreement immediately following the restructuring transactions that follow the merger. The convertible debt facility agreement will provide for aggregate credit commitments of $125 million, drawable at Todd's option in whole or in part at any time during the 4-year period following the closing date of the merger and maturing on the fifth anniversary of the closing date of the merger agreement. The loans under the convertible debt facility agreement, which will be provided by Liberty or by other persons designated by Liberty (and consented to by Todd), will be unsecured senior subordinated obligations, ranking junior to Todd's current bank credit facility. The convertible loans will bear interest at 4.00% per annum, payable quarterly in arrears in cash, and will be convertible at the option of the holder into shares of New Todd Class B Common Stock, at a conversion price of $13.00 per share, subject to customary adjustments. The Class B Common Stock of the surviving corporation will be convertible into shares of the Class A Common Stock of the surviving corporation under the charter of the surviving corporation which is attached as Annex D.

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                          CERTAIN RELATED TRANSACTIONS

     On March 29, 2000, Liberty formed Liberty Livewire LLC, a Delaware limited liability corporation of which Liberty is the sole member. On April 13, 2000, Liberty Livewire LLC entered into a cooperative joint venture agreement with HyperTV Networks, Inc., a subsidiary of ACTV, Inc., to market HyperTV (ACTV's patented technology for synchronous delivery of television and Internet content) and related services. The joint venture contemplates that Liberty Livewire LLC, or affiliates, will provide web content authoring services, Internet hosting and distribution services, and other services to clients that license the HyperTV technology, and provides for the grant by Liberty Livewire LLC to HyperTV Networks, Inc. of a 15-year warrant to purchase up to 2,500,000 shares of New Todd Class A Common Stock, at an exercise price of $30.00 per share. Todd is not currently a party to the joint venture with HyperTV Networks, Inc. and is not bound by the warrant granted by Liberty Livewire LLC. However, HyperTV Networks, Inc. has the right to terminate the joint venture if Liberty Livewire LLC is not combined with Todd and Four Media by July 30, 2000. There is currently no arrangement in effect for a business combination between Liberty Livewire LLC and Todd; however, Liberty does currently intend to propose such a business combination following consummation of the merger and currently intends to use commercially reasonable efforts to ensure that such business combination is effected.

     Liberty Digital, Inc., a separate public company controlled by Liberty Media Corporation, owns approximately 16% of the outstanding equity of ACTV and holds options to increase its equity ownership to approximately 24%.

     HyperTV method patents cover the synchronized delivery of video programming with related Web content and chat. HyperTV technology enables television networks, programmers and advertisers to automatically deliver interactive Web content, Web-based advertising, e-commerce, and community chat features that are synchronized to live or pre-recorded television programming (or any other video-based content).

     In April 2000 Liberty Livewire LLC also entered into a series of long-term, scalable agreements with AT&T to obtain internet hosting and distribution services from AT&T, as well as a trial of certain new services provided by AT&T designed to accelerate Web site downloading times, increase reliability of Web sites, manage sudden changes in Web page access volume and track Web site performance. The agreements provide Liberty Livewire LLC with co-located content hosting and Internet data centers in AT&T's Redwood City, California, and New York City data centers, utilizing servers manufactured by Sun Microsystems, Inc., with full connectivity to the AT&T backbone, including access to cable, satellite, xDSL, and dial-up circuits.

     Todd is not currently a party to the agreements between Liberty Livewire LLC and AT&T; however, such agreements are by their terms assignable to Todd, and Liberty currently intends to use commercially reasonable efforts to make such agreements available to Todd after the merger, through a possible business combination between Todd and Liberty Livewire LLC or otherwise.

     Liberty Livewire LLC has no operating history and no material assets or liabilities, other than its rights and obligations under the contracts described herein.

                    MANAGEMENT OF TODD FOLLOWING THE MERGER

     Pursuant to the merger agreement, immediately prior to the effective time of the merger, all the current directors of Todd other than Salah Hassanein, Sydney Pollack and such additional directors, if any, as may be designated by Liberty in writing prior to the closing of the merger, shall resign, and Mr. Hassanein, Mr. Pollack and any other current directors so designated by Liberty will fill the resulting vacancies on Todd's board (subject to any change in the size of the board approved by the board after the merger) with persons designated by Liberty. Liberty currently intends to designate John C. Malone, Robert R. Bennett, Gary S. Howard, Larry E. Romrell, David P. Beddow, and Robert
T. Walston as directors of Todd following the merger. Each of Messrs. Malone, Bennett, Howard and Romrell is currently also a director and/or executive officer of Liberty. Prior to April 1, 2000, Mr. Beddow was an
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officer of AT&T Broadband, and Mr. Walston is currently an officer of Four
Media. In addition to Mr. Hassanein, Mr. Pollack and the directors to be designated by Liberty as provided above, Liberty also intends to nominate at least two other directors to the board of Todd following the merger. Liberty currently intends that each of such additional directors will be an "independent director" within the meaning of Nasdaq regulations. However, Liberty has not yet identified the persons that it intends to nominate as such independent directors.

     Following are the age and employment history, including public company directorships, of each of Liberty's proposed nominees to the Todd board following the merger, other than the two additional persons proposed to be nominated as independent directors:

     DAVID P. BEDDOW, age 56, served as executive vice president of AT&T Broadband (formerly known as TCI) from March 1999 through April 2000, and was an executive vice president of TCI Communications, Inc. and president and chief executive officer of TCI's National Digital Television Center from August 1998 through March 1999. Prior to August 1998, Mr. Beddow served as Senior Vice President of TCI Technology Ventures and NDTC since February 1995. Mr. Beddow is a director of Universal Electronics Inc., a maker of universal remote controls, and TCI Satellite Entertainment, Inc.

     ROBERT R. BENNETT, age 42, has been president and chief executive officer of Liberty since March 1999, and was an executive vice president of TCI from April 1997 to March 1999. Mr. Bennett served as Liberty's executive vice president and chief financial officer, secretary and treasurer from June 1995 through March 1997, and as a senior vice president of Liberty from September 1991 to June 1995. Mr. Bennett also served as acting chief financial officer of Liberty Digital, Inc. from June 1997 to July 1997. Mr. Bennett is a director of Liberty, TV Guide, Inc., USANi LLC and Telewest Communications plc and is a director and chairman of the board of Liberty Digital, Inc.

     SALAH M. HASSANEIN, age 79, was elected as a director of Todd in 1962. In July 1996, Mr. Hassanein was appointed the president and chief executive officer of Todd. From 1994 to 1996, he served as Todd's president and chief operating officer. Prior to 1994, Mr. Hassanein was Todd's senior executive vice president. Mr. Hassanein also served as president of Warner Bros. International Theatres Co. from 1988 to June 30, 1994. Mr. Hassanein previously served as director and executive vice president of United Artists Communications, Inc., a motion picture theatre company, and President of United Artists Eastern Theatres, Inc. Mr. Hassanein is a principal of SMH Entertainment, Inc. and a director of Software Technologies Corporation.

     GARY S. HOWARD, age 48, has been executive vice president and chief operating officer of Liberty since July 1998. Mr. Howard has also served as chief executive officer of TCI Satellite Entertainment, Inc. since December 1996. Mr. Howard served as executive vice president of TCI from December 1997 to March 1999; as chief executive officer and chairman of TV Guide, Inc. from June 1997 to March 1999; and as president and chief executive officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard served as president of TV Guide, Inc. from June 1997 to September 1997; as president of TCI Satellite Entertainment, Inc. from February 1995 through August 1997; and as senior vice president of TCI Communications, Inc. from October 1994 to December 1996. Mr. Howard is a director of Liberty, TV Guide, Inc., Liberty Digital, Inc., TCI Satellite Entertainment, Inc., Teligent, Inc. and ICG Communications.

     JOHN C. MALONE, age 58, has been chairman of the board of Liberty since 1990. Dr. Malone served as chairman of the board of TCI from November 1996 to March 1999, as chief executive officer of TCI from January 1994 to March 1999, and as president of TCI from January 1994 to March 1997. Dr. Malone is a director of Liberty, AT&T, The Bank of New York, TCI Satellite Entertainment, Inc., USANi LLC, At Home Corporation, UnitedGlobalCom, Inc., and Cendant Corporation.

     SYDNEY POLLACK, age 65, has been a director of Todd since 1998. A renowned director, Mr. Pollack's 17 films have received 46 Academy Award-Registered Trademark-nominations, including four for Best Picture. His film OUT OF AFRICA won seven Oscars including Best Picture and Best Director. In addition to winning the New York Film Critics' Award for his 1982 film TOOTSIE, Mr. Pollack won the Golden Globe for Best Director twice, the National Society of Film Critics Award, and the NATO Director of the Year Award. Mr. Pollack formed Mirage Enterprises in 1985, which

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produces motion picture feature films. He is a founding member of The Sundance
Institute, The Chairman Emeritus of The American Cinematheque, and serves on the Board of Directors of the Film Preservation Board and The Motion Picture and Television Fund Foundation.

     LARRY E. ROMRELL, age 60, has served as a consultant to Liberty since March 1999. Mr. Romrell served as executive vice president of TCI from January 1994 to March 1999 and since March 1999 has served as a consultant to AT&T Broadband. Mr. Romrell also served, from December 1997 to March 1999, as executive vice president and chief executive officer of TCI Business Alliance and Technology Co., a subsidiary of TCI prior to the AT&T merger that oversaw and developed TCI's technology activities; from December 1997 to March 1999, as senior vice president of TCI Ventures Group, LLC; and, from September 1994 to October 1997, as president of TCI Technology Ventures, Inc., a subsidiary of TCI prior to the AT&T merger that invested in and developed companies engaged in advancing telecommunications technology. Mr. Romrell is a director of Liberty, TV Guide, Inc. and General Communication, Inc.

     ROBERT T. WALSTON, age 41, was the founder of Four Media and has been chief executive officer of Four Media since August 1993. From 1991 until he founded Four Media, Mr. Walston served as a vice president and director of Steinhardt Group, Inc. where he directed that firm's sourcing and financial analysis of acquisitions of middle market companies. From 1988 to 1991, Mr. Walston was a vice president of Dean Witter Reynolds, Inc. where he worked on merger and acquisition assignments and debt and equity offerings. Mr. Walston received a BBA from Baylor University and an MBA from the University of Texas at Austin.

     At the closing, Mr. Hassanein will resign as president and chief executive officer of Todd, but will remain as a consultant and a director. Liberty currently intends that Mr. Beddow will serve as president and chief executive officer of Todd, and Mr. Walston will serve as chief operating officer of Todd, in each case effective immediately following the merger.

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                       DESCRIPTION OF AT&T CAPITAL STOCK

     The following description of the terms of AT&T's capital stock does not purport to be complete and is qualified in its entirety by reference to AT&T's charter, which we incorporate by reference in this proxy statement/prospectus. For more information as to how you can obtain this document, see "Summary of Proposed Merger -- Where You Can Find More Information" on page 21.

AUTHORIZED CAPITAL STOCK

     AT&T's charter provides that AT&T is authorized to issue 14.85 billion shares of capital stock, consisting of:

     - 100 million shares of preferred stock, par value $1.00 per share; and

     - 14.75 billion shares of common stock.

Of the 14.75 billion shares of authorized common stock:

          (1) 6 billion shares are shares of AT&T common stock, par value $1.00 per share;

          (2) 2.5 billion shares are shares of Class A Liberty Media Group common stock, par value $1.00 per share; and

          (3) 250 million shares are shares of Class B Liberty Media Group common stock, par value $1.00 per share; and

          (4) 6 billion are shares of AT&T Wireless Group tracking stock.

     The Class A Liberty Media Group common stock and the Class B Liberty Media Group common stock are referred to in this description of AT&T capital stock as "Class A Liberty Media Group tracking stock" and "Class B Liberty Media Group tracking stock," respectively, and, collectively, as "Liberty Media Group tracking stock." As of April 24, 2000, 3,145,201,182 shares of AT&T common stock, 1,184,602,868 shares of Class A Liberty Media Group tracking stock, 103,117,226 shares of Class B Liberty Media Group tracking stock, no shares of AT&T Wireless Group tracking stock and no shares of AT&T preferred stock were issued and outstanding. At AT&T's annual meeting on May 24, 2000, the stockholders of AT&T will consider a proposal to increase the number of authorized shares of Class A Liberty Media Group common stock to 4.0 billion shares and to increase the number of authorized shares of Class B Liberty Media Group common stock to 400 million shares. If that proposal is approved, the Class A and Class B Liberty Media Group tracking stock will each be split on a two-for-one basis, to be effected as a stock dividend payable to holders of record on May 25, 2000.

AT&T COMMON STOCK

  Voting Rights

     After adjustments for recent stock splits, but not taking into account the two-for-one split on Class A and Class B Liberty Media Group tracking stock payable to holders of record on May 25, 2000:

     - holders of AT&T common stock are entitled to one vote for each share of stock held;

     - holders of Class B Liberty Media Group tracking stock are entitled to 3/4 of a vote for each share of stock held; and

     - holders of Class A Liberty Media Group tracking stock are entitled to 3/40 of a vote for each share of stock held; and

     - holders of AT&T Wireless Group tracking stock are entitled to 1/2 of a vote for each share of stock held,

in each case on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by AT&T's board of directors with respect to any

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series of AT&T preferred stock, holders of AT&T stock possess all voting power.
AT&T's charter does not provide for cumulative voting in the election of directors.

     AT&T's charter provides that, except as otherwise required by New York law, any special voting rights of AT&T preferred stock or as set forth below, the holders of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock and AT&T preferred stock, if any, entitled to vote with the common shareholders will vote together as one class. The following circumstances require the separate class approval of the Liberty Media Group tracking stock:

     - any amendment to AT&T's charter that would change the total number of authorized shares or the par value of Liberty Media Group tracking stock or that would adversely change the rights of Liberty Media Group tracking stock;

     - a Covered Disposition, as that term is defined in AT&T's charter, which generally includes a sale or transfer by AT&T of its equity interest in Liberty or Liberty Media Group LLC or a grant of a pledge or other security interest in the equity interest of AT&T in Liberty or Liberty Media Group LLC; and

     - any merger or similar transaction in which Liberty Media Group tracking stock is converted, reclassified or changed into or otherwise exchanged for any consideration, unless specified requirements are met that are generally intended to ensure that the rights of the holders are not materially altered and the composition of the holders is not changed.

Notwithstanding the foregoing, the separate approval of the holders of Liberty Media Group tracking stock is not required in the case of a redemption of Liberty Media Group tracking stock under certain circumstances.

     AT&T's charter also includes an anti-dilution adjustment provision so that the aggregate voting rights of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock will not change as a result of stock splits, reverse stock splits, stock dividends or distributions.

DIVIDENDS

     General. Provided that there are sufficient assets to pay a dividend on a class of stock, AT&T's board of directors has the sole authority and discretion to declare and pay dividends on Liberty Media Group tracking stock, AT&T Wireless Group tracking stock or AT&T common stock. AT&T's charter provides that dividends on Liberty Media Group tracking stock and AT&T Wireless Group tracking stock are limited to an "available dividend amount" that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the Liberty Media Group or the AT&T Wireless Group, as applicable, were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds less the "available dividend amount" for the Liberty Media Group tracking stock and the AT&T Wireless Group tracking stock. AT&T's charter also provides that holders of Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock receive equal dividends per share. The exceptions to this are described under "-- Distributions on Liberty Media Group Tracking Stock" below.

     Discrimination between Classes of Common Stock. AT&T's charter does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described in the preceding paragraph, AT&T's board of directors has the sole authority and discretion to declare and pay dividends, in equal or unequal amounts, on Liberty Media Group tracking stock, AT&T Wireless Group tracking stock or AT&T common stock, regardless of the respective available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. As a result, AT&T's board of directors could declare dividends on AT&T common stock and/or AT&T Wireless Group tracking stock while not declaring dividends on Liberty Media Group tracking stock or vice versa.

     Dividend Policy as to Liberty Media Group Tracking Stock. The dividend policy of AT&T's board of directors as it relates to Liberty Media Group tracking stock generally provides that AT&T will distribute,

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subject to limitations in AT&T's charter, any dividends AT&T receives from an entity included in the Liberty Media Group to the holders of Liberty Media Group tracking stock. This dividend policy may be amended, modified or rescinded only by the unanimous consent of AT&T's board of directors.

  Share Distributions

     AT&T may declare and pay a distribution consisting of shares of AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock or any other securities of AT&T or any other person (sometimes referred to in this section as a "share distribution") only as set forth below.

     Distributions on AT&T Common Stock or AT&T Wireless Group Tracking
Stock. AT&T may declare and pay share distributions to holders of AT&T common stock or AT&T Wireless Group tracking stock that consist of any securities of AT&T, any subsidiary of AT&T or any other person, except for shares of Liberty Media Group tracking stock, securities attributed to the Liberty Media Group, securities of any person included in the Liberty Media Group or securities convertible, exercisable or exchangeable for any of the Liberty Media Group securities described in this paragraph. However, securities attributable to a group may be distributed to holders of another group only for consideration.

     Distributions on Liberty Media Group Tracking Stock. AT&T may declare and pay share distributions to holders of Liberty Media Group tracking stock that consist of shares of:

     - Class A Liberty Media Group tracking stock on an equal per-share basis to all holders;

     - AT&T common stock on an equal per-share basis to all holders;

     - Class A Liberty Media Group tracking stock to Class A holders and Class B Liberty Media Group tracking stock to Class B holders; or

     - other AT&T securities or stock of any other person on an equal per-share basis or, to the extent practicable, on a basis that gives shares having greater relative voting rights and related differences to holders of Class B Liberty Media Group tracking stock.

  Liquidation Rights

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of AT&T (collectively, "liquidation"), AT&T's board of directors will first pay or make provisions for the payment of AT&T's debts and other liabilities, including the liquidation preferences of any outstanding AT&T preferred stock. Thereafter, holders of AT&T common stock, holders of AT&T Wireless Group tracking stock and holders of Liberty Media Group tracking stock will share in the funds remaining for distribution to AT&T's common shareholders in the same proportion that the aggregate market capitalization of AT&T common stock, the aggregate market capitalization of AT&T Wireless Group tracking stock, and the aggregate market capitalization of Liberty Media Group tracking stock, as applicable, bears to the aggregate market capitalization of the AT&T common stock, the AT&T Wireless Group tracking stock and the Liberty Media Group tracking stock, taken together. The market capitalizations will be calculated based on the 20-trading day period ending on the trading day prior to the public announcement of the liquidation. Holders of Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock will share equally, on a share-for-share basis.

     Neither the consolidation or merger of AT&T with another corporation nor the sale, transfer or lease of all or substantially all of the assets of AT&T will itself constitute a liquidation. In addition, any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more "qualifying subsidiaries" (as defined in AT&T's charter) included in the Liberty Media Group, and the distribution of the "qualifying subsidiary" (and no other material assets or liabilities) to the holders of Liberty Media Group tracking stock, will not constitute a liquidation, but will be subject to the provisions in AT&T's charter regarding the redemption of Liberty Media Group tracking stock. Any transaction or series of related transactions that results in all of the assets and liabilities included in the AT&T Wireless Group being held by one or more AT&T Wireless

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Group subsidiaries and the distribution of such AT&T Wireless Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding AT&T Wireless Group tracking stock will not constitute a liquidation, but will be subject to the provisions in AT&T's charter regarding the redemption of AT&T Wireless Group tracking stock.

  Determinations by AT&T's Board of Directors

     Any determinations made by AT&T's board of directors under any provision described under this section, "Description of AT&T Capital Stock," will be final and binding on all of AT&T's stockholders, except as may otherwise be required by law. AT&T will prepare and file with its Secretary a statement of any determination by AT&T's board of directors relating to the fair market value of any properties, assets or securities.

  Relationship between the Groups

     Neither the Liberty Media Group, the AT&T Wireless Group nor the AT&T Common Stock Group has any duty, responsibility or obligation to refrain from:

     - engaging in the same or similar activities or lines of business as any member of another group;

     - doing business with any potential or actual supplier or customer of any member of another group; or

     - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of another group.

None of the directors or officers of the AT&T Common Stock Group, the AT&T Wireless Group or the Liberty Media Group will have any duty, responsibility or obligation to cause the respective groups to refrain from doing any of the foregoing.

     Neither the Liberty Media Group, the AT&T Wireless Group nor the AT&T Common Stock Group has any duty, responsibility or obligation:

     - to communicate or offer any business or other corporate opportunity to any other person, including any business or other corporate opportunity that may arise that any group may be financially able to undertake, and that is, from its nature, in the line of more than one group's business and is of practical advantage to more than one group;

     - to provide financial support to another group or any member of the group; or

     - otherwise to assist another group.

None of the directors or officers of the AT&T Common Stock Group, the AT&T Wireless Group or the Liberty Media Group has any duty, responsibility or obligation to cause the respective groups to do any of the foregoing. In addition, none of AT&T's directors or officers will be liable to AT&T or any holder of any of its securities for any failure or alleged failure of the officer or director to offer, or to cause the Liberty Media Group, the AT&T Wireless Group or the AT&T Common Stock Group to offer, any group any corporate opportunity of any kind or nature that is pursued by the group.

     Nothing set forth in the immediately preceding paragraphs will prevent any member of the Liberty Media Group, the AT&T Wireless Group or the AT&T Common Stock Group from entering into written agreements with another group to define or restrict any aspect of the relationship between the groups.

  No Preemptive Rights

     Holders of Liberty Media Group tracking stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by AT&T.

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  Transfer Agent and Registrar

     Boston Equiserve Trust Company, N.A. is the transfer agent and registrar for the Class A Liberty Media Group common stock.

AT&T PREFERRED STOCK

     AT&T preferred stock may be issued from time to time in one or more series. AT&T's board of directors is authorized to fix the number of shares of each series, the designation of each series, and, subject to the other provisions of AT&T's charter, the relative rights, preferences and limitations of each series and the variations in the rights, preferences and limitations as between series. There are currently no shares of AT&T preferred stock outstanding, and AT&T's board of directors has not fixed the designations of any series of shares of AT&T preferred stock.

     The merger agreement for the MediaOne Group merger provides that AT&T will file certificates of designation with the Secretary of State of the State of New York prior to the effective time of the MediaOne Group merger to create three new series of AT&T preferred stock: the "AT&T Series C Preferred Stock," the "AT&T Series D Preferred Stock" and the "AT&T Series E Preferred Stock." However, if no shares of Series C or Series D MediaOne Group preferred stock remain outstanding immediately prior to the effective time of the MediaOne Group merger, AT&T will not file a certificate of designation for the corresponding series of AT&T preferred stock. MediaOne redeemed the outstanding Series C MediaOne Group preferred stock at the end of the third quarter of 1999 and redeemed the outstanding Series D MediaOne Group preferred stock in the fourth quarter of 1999. The AT&T Series E preferred stock is described below.

AT&T SERIES E PREFERRED STOCK

  Voting Rights

     Holders of AT&T Series E preferred stock will not be entitled to voting rights, except as provided by the certificate of designation, AT&T's charter or applicable law.

     The certificate of designation will provide that, without the approval of holders of at least 66 2/3% of the outstanding shares of AT&T Series E preferred stock, AT&T may not:

     - authorize any senior stock or reclassify any junior stock or parity stock as senior stock; or

     - amend the certificate of designation or AT&T's charter so as to adversely affect the preferences, rights or powers of the AT&T Series E preferred stock.

  Dividend Rights; Rights Upon Liquidation

     Holders of AT&T Series E preferred stock will be entitled to receive, from legally available funds, quarterly cash dividends at the annual rate of 6.342% of the liquidation preference of $50 per share. If AT&T liquidates, dissolves or winds up, holders of AT&T Series E preferred stock will be entitled to receive the liquidation preference in cash, together with any accrued and unpaid dividends.

  Redemption Rights

     AT&T may, at its option, redeem shares of AT&T Series E preferred stock as follows:

     - beginning on June 30, 2002, AT&T may redeem all or part of these shares at a redemption price of $50 per share, payable in cash, together with any accrued and unpaid dividends.

     AT&T must redeem shares of AT&T Series E preferred stock as follows:

     - beginning on August 1, 2007 and continuing through August 1, 2016, AT&T must redeem 49,704 shares annually at a redemption price of $50 per share, payable in cash, together with any accrued and unpaid dividends, or any lesser number of shares that are then outstanding; and

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     - on June 30, 2017, AT&T must redeem all outstanding shares at a redemption price of $50 per share, payable in cash, together with any accrued and unpaid dividends.

  Conversion Rights

     After receipt from AT&T of a notice of redemption under the circumstances described above under "-- Redemption Rights" and until the date of redemption, each share of AT&T Series E preferred stock will be convertible, at the option of the holder, into the consideration the holder would have received in the MediaOne Group merger if that holder had converted its MediaOne Group Series E preferred stock into MediaOne Group common stock immediately prior to the MediaOne Group merger.

     The conversion rate may be increased:

     - if necessary to ensure that any dividend or distribution payable in, any reclassification or combination of, or any issuance of rights or warrants to purchase, shares of AT&T common stock is not taxable to holders of AT&T common stock; or

     - from time to time for a period of at least 20 trading days if determined by AT&T's board of directors to be in AT&T's best interest.

     In the event of a merger, a consolidation or a sale of all or substantially all of AT&T's assets, each share of AT&T Series E preferred stock that is not converted in the transaction will be convertible, assuming shares of AT&T Series E preferred stock are then by their terms convertible into AT&T common stock, after the transaction, during the period such share is convertible, into the kind and amount of consideration to which its holder would have received had that holder converted such share into AT&T common stock immediately prior to the transaction. If holders of AT&T common stock are entitled to elect the consideration to be received, the kind and amount of consideration into which shares of AT&T Series E preferred stock will be convertible after the transaction will be based on the election of the record holder of the largest number of shares of AT&T Series E preferred stock. If no such election is timely made, each holder of AT&T Series E preferred stock will be deemed to have failed to make such an election. This provision is not applicable if AT&T is the surviving corporation in the transaction, and, with several exceptions, if the transaction does not result in a reclassification of, or other changes in, the outstanding shares of AT&T common stock.

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              COMPARISON OF RIGHTS OF TODD STOCKHOLDERS UNDER ITS
         CURRENT CHARTER AND THE CHARTER TO EFFECT THE RECLASSIFICATION

     In order to complete the reclassification, Todd must amend and restate its current charter. The charter to effectuate the reclassification is attached as Annex G to this proxy statement/prospectus, which you should read in its entirety before voting. It is identical to the charter of the surviving corporation (which is attached as Annex D to this proxy statement/prospectus), except that it contains an additional paragraph in Article IV: "Upon the filing of this Restated Certificate of Incorporation, (i) each outstanding share of Class A Common Stock of the Corporation (the "Old Class A Common Stock") is converted into or reconstituted as four-tenths (0.40) of a share of Class A Common Stock and six-tenths (0.60) of a share of Class B Common Stock and (ii) each outstanding share of Class B Common Stock of the Corporation (the "Old Class B Common Stock") is converted into or reconstituted as four-tenths (0.40) of a share of Class A Common Stock and six-tenths (0.60) of a share of Class B Common Stock. The Corporation shall issue fractional shares of Class B Common Stock but shall not issue fractional shares of Class A Common Stock." However, you should be aware of the fact that we expect the reclassification charter to be effective only for a brief period of time. The reclassification is expected to occur immediately before the merger is completed, and the merger agreement mandates that the Todd charter read as the charter that is attached to this proxy statement/prospectus as Annex D, as more fully described below under "Comparison of Rights of Todd Stockholders under its Current Charter and Rights of Todd Stockholders under the Charter in Existence after the Merger".

     Because the charter to effectuate the reclassification and the charter of the surviving corporation in the merger are identical (with the exception of the one paragraph mentioned above), we encourage you to read "Comparison of Rights of Todd Stockholders under its Current Charter and Rights of Todd Stockholders under the Charter in Existence after the Merger" below on page 110 to get a more complete understanding of the differences between the current charter and the charter in existence immediately after the merger.

     The primary functions of the charter to effectuate the reclassification are to (i) permit the reclassification of each share of Todd Class A Common Stock (which has one vote per share) and each share of Todd Class B Common Stock (which has ten votes per share) into 0.4 of a share of New Todd Class A Common Stock (which will have one vote per share) and 0.6 of a share of New Todd Class B Common Stock (which will have ten votes per share) and (ii) eliminate the transfer limitations placed on holders of Todd Class B Common Stock (as described below) so that shares of New Todd Class B Common Stock may be transferred under the merger agreement.

     Under Todd's current charter, a holder of Todd Class B Common Stock is not permitted to transfer his shares of Todd Class B Common Stock except to a limited number of parties, including his spouse, a trust benefiting him, a charity or his estate. Any attempted transfer to a non-permitted transferee results in a conversion of the holder's shares of Todd Class B Common Stock into shares of Todd Class A Common Stock. The Todd Class B Common Stock is convertible into shares of Todd Class A Common Stock, either pursuant to an unpermitted transfer as described above or at the option of the holder; any such conversion results in one share of Todd Class B Common Stock being converted into one share of Todd Class A Common Stock.

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      COMPARISON OF RIGHTS OF TODD STOCKHOLDERS UNDER ITS CURRENT CHARTER
      AND RIGHTS OF HOLDERS OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK

     If the merger is completed, stockholders of Todd will hold shares of Class A Liberty Media Group tracking stock and their rights as holders of Class A Liberty Media Group tracking stock will be governed by AT&T's charter and AT&T's bylaws, which differ in several material respects from Todd's current charter and Todd's bylaws. As holders of Class A Liberty Media Group tracking stock, the rights of Todd stockholders will also be governed by the New York Business Corporation Law instead of the Delaware General Corporation Law. New York is AT&T's jurisdiction of incorporation and Delaware is Todd's jurisdiction of incorporation.

     The following comparison summarizes the material differences between the New York Business Corporation Law, AT&T's charter and AT&T's bylaws, on the one hand, and the Delaware General Corporation Law, Todd's current charter and Todd's current bylaws, on the other hand, but is not intended to list all differences.

BUSINESS COMBINATIONS

     Generally, under the Delaware General Corporation Law, the approval by the affirmative vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock, of a corporation entitled to vote on the matter is required to complete a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets.

     Todd's charter currently prohibits any business combination in which Todd is not the surviving corporation unless a majority of the shares of common stock, each voting separately as a class, approve the business combination.

     Under the New York Business Corporation Law, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation must be approved:

     - in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of these transactions, by two-thirds of the votes of all outstanding shares entitled to vote on the transaction; and

     - in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote on the transaction.

AT&T's charter does not contain a provision expressly providing for majority approval of these types of transactions.

     The New York Business Corporation Law also provides that the holders of shares of a class, or series of a class, of capital stock of a corporation will be entitled to vote together and to vote as a separate class on any merger or consolidation in which:

     - the holder's shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation; and

     - the charter of the surviving or consolidated corporation or other corporation immediately after the merger or consolidation is effective:

          (1) will contain any provision that is not contained in the charter of the pre-merger corporation; and

          (2) if the provision was contained in an amendment to the pre-merger charter, the shareholders would be entitled to vote as a separate class under the procedures of the New York Business

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     Corporation Law for class voting on charter amendments discussed under
     "-- Amendments to Charters" below.

STATE TAKEOVER LEGISLATION

  Delaware Business Combination Law

     Delaware General Corporation Law Section 203, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time the stockholder became an interested stockholder, unless:

     - prior to the time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, exclusive of shares owned by directors who are also officers and by employee stock plans; or

     - at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special stockholders' meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The term "business combination" is defined to include, among other transactions between an interested stockholder and the corporation or any direct or indirect majority owned subsidiary of the corporation:

     - a merger or consolidation;

     - a sale, pledge, transfer or other disposition (including as part of a dissolution, but other than to the interested stockholder proportionately as a stockholder) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

     - transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or majority owned subsidiary; and

     - any receipt by the interested stockholder (other than proportionately as a stockholder) of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority owned subsidiary.

     In general, and subject to several exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of that person.

     The term "owner" is broadly defined to include any person that, individually or with or through that person's affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

     The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or held of record by more than 2,000 stockholders. Because

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Todd's charter and Todd's bylaws do not opt out of Section 203, Section 203 is applicable to the merger. Todd's board of directors unanimously approved the merger and the transactions contemplated by the merger agreement prior to the time that either AT&T or B-Group Merger Corp. became an interested stockholder for purposes of Section 203. See "The Merger Agreement -- Representations and Warranties."

  New York Business Combination Law

     Section 912 of the New York Business Corporation Law prohibits any "business combination" (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any "interested shareholder" for a period of five years after the date on which the interested shareholder became an interested shareholder. "Interested shareholder" is defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation. These restrictions do not apply, however, to any business combination with an interested shareholder if the business combination, or the purchase of stock by the interested shareholder that caused the shareholder to become an interested shareholder was approved by the board of directors of the New York corporation prior to the date on which the interested shareholder became an interested shareholder. After the five-year period, a business combination between a New York corporation and the interested shareholder is prohibited unless either the "fair price" provisions set forth in
Section 912 are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder or its affiliates and associates.

     A New York corporation may adopt an amendment to its bylaws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912. The amendment will not, however, be effective until 18 months after the shareholder vote and will not apply to any business combination with a shareholder who was an interested shareholder on or prior to the effective date of the amendment. AT&T's bylaws do not contain a provision electing not to be governed by Section 912.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, except as otherwise provided by the Delaware General Corporation Law, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by the Delaware General Corporation Law, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

     - listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc.; or

     - held of record by more than 2,000 stockholders; and,

in each case, the consideration the stockholders receive for their shares in a merger or consolidation consists solely of:

     - shares of stock of the corporation surviving or resulting from the merger or consolidation;

     - shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange, or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     - cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

     - any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

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     In the merger, Todd's stockholders are not entitled to appraisal rights because their shares of Todd common stock are (or can be) currently listed on the Nasdaq National Market and Todd's stockholders will hold, as a result of the merger, a combination of (i) shares of New Todd Class A Common Stock (which will be listed on the Nasdaq National Market) and (ii) shares of Class A Liberty Media Group tracking stock which currently is and will be listed on the New York Stock Exchange.

     Except as otherwise provided by the New York Business Corporation Law, stockholders of a New York corporation whose shares are not listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD have the right to dissent and receive payment of the fair value of their shares, if the corporation:

     - amends or changes its certificate of incorporation in a manner that adversely affects their shares;

     - is involved in a merger or consolidation of a specified type; or

     - sells, leases, exchanges or otherwise disposes of all or substantially all of its assets or effects an exchange of its shares.

AMENDMENTS TO CHARTERS

     Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation requires a greater vote, a proposed amendment to a corporation's certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on the amendment and a majority of the voting power of the outstanding stock of any class entitled to vote on the amendment separately as a class.

     Except as described below, if a proposed amendment to the certificate of incorporation would change the aggregate number of authorized shares of any class of capital stock, the par value of the shares of any class of capital stock, or alter or change the powers, preferences or special rights of the shares of any class of capital stock so as to affect them adversely, the Delaware General Corporation Law requires that the amendment be approved by the holders of a majority of the outstanding shares of the affected class, voting separately as a class, whether or not the class is entitled to vote on the amendment by the certificate of incorporation. If a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not affect the remainder of the class, then only the shares of the series so affected would be entitled to vote as a separate class on the proposed amendment. The authorized number of shares of any class of stock may be increased or decreased (but may not be decreased below the number of outstanding shares in the class) without a separate vote of stockholders of the class if so provided in the original certificate of incorporation or in any amendment thereto that created the class of stock or that was adopted prior to the issuance of any shares of the class, or in an amendment authorized by a majority vote of the holders of shares of the class.

     Under the New York Business Corporation Law, proposed amendments to a certificate of incorporation must be authorized by a New York corporation's board of directors and generally must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment at a stockholder's meeting. The approval of a majority of the votes of all outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve a proposed amendment to a corporation's certificate of incorporation, whether or not the holders are otherwise entitled to vote on the amendment by the certificate of incorporation, that:

     - would decrease the par value of the shares of the class, change any shares of the class into a different number of shares of the same class or into the same or a different number of shares of a different class, alter or change the designation, relative rights, preferences or limitations of the shares of the class or provide new conversion rights or the alteration of any existing conversion rights, so as to affect them adversely;

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     - would exclude or limit the voting rights of the shares of the class, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series of shares; or

     - would subordinate the rights of the shares of the class by authorizing shares having preferences superior to the rights of the existing shares.

     If a proposed amendment would have any of the effects discussed in the last sentence of the previous paragraph only on one or more series of any class so as to affect them adversely, but would not affect the remainder of the class, then only the shares of the series affected by the proposed amendment would be entitled to vote as a separate class on the proposed amendment. The holders of Liberty Media Group tracking stock also have a class vote under other circumstances.

AMENDMENTS TO BYLAWS

     Under the Delaware General Corporation Law, the power to adopt, alter and repeal a corporation's bylaws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors.

     Todd's current charter vests concurrent power in the board of directors.

     Under the New York Business Corporation Law, except as otherwise provided in a corporation's certificate of incorporation, a corporation's bylaws may be amended, repealed or adopted by a majority of the votes cast by the shares entitled to vote in the election of any directors. When provided in the certificate of incorporation or a bylaw adopted by the shareholders, bylaws also may be amended, repealed or adopted by the board of directors by the vote specified, which vote may be greater than the vote otherwise prescribed by the New York Business Corporation Law, but any bylaw adopted by the board of directors may be amended or repealed by the shareholders as provided by the New York Business Corporation Law. AT&T's bylaws may be amended by AT&T's shareholders at any meeting, or by AT&T's board of directors at any meeting by a majority vote of the full AT&T board or at two successive meetings by a majority vote of the board of directors present, provided that a quorum is present.

NO PREEMPTIVE RIGHTS

     Under the Delaware General Corporation Law, a stockholder does not possess preemptive rights unless preemptive rights are specifically granted in a corporation's certificate of incorporation. Todd's charter does not provide for preemptive rights to stockholders.

     Under the New York Business Corporation Law, except as otherwise provided in the New York Business Corporation Law or in a corporation's certificate of incorporation, holders of equity shares of any corporation incorporated prior to February 22, 1998, like AT&T, are granted preemptive rights. AT&T's charter provides that no holder of AT&T common stock has any preemptive rights.

REDEMPTION OF CAPITAL STOCK

     Under the Delaware General Corporation Law, subject to several limitations, a corporation's capital stock may be made subject to redemption by the corporation at its option, at the option of its stockholders or otherwise. Under the New York Business Corporation Law, subject to several limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation, the holders of the class or series, other persons or upon the happening of specified events for cash, other property, debt or other securities of the same or another corporation, at the time or times, price or prices, or rate or rates, and with any adjustments, that are stated in the certificate of incorporation. AT&T's charter does not contain this type of provision. However, the certificate of designation relating to the AT&T Series E preferred stock to be issued in the MediaOne Group merger will contain provisions relating to the redemption of this series of AT&T preferred stock. See "Description of AT&T Capital Stock -- AT&T Preferred Stock" on page 94.

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DIVIDEND SOURCES

     Under the Delaware General Corporation Law, a board of directors may authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the corporation's certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

     Todd's current charter provides that holders of Todd's Class A Common Stock are entitled to receive out of legally available funds a cumulative cash dividend of $.045 per share annually payable at quarterly dates. In addition, Todd's charter also provides that if a cash dividend is paid to holders to Todd's Class A Common Stock, then holders of Todd's Class B Common Stock are entitled to receive a cash dividend equal to 90% of the amount of the dividend paid on each share of Todd's Class A Common Stock.

     Under the New York Business Corporation Law, a corporation may declare and pay dividends or make other distributions, except when it is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation. Except as otherwise provided in the New York Business Corporation Law, dividends may be declared and paid and other distributions may only be made out of surplus, so that the net assets of the corporation remaining after the declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when it is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.

     Following the merger, AT&T expects to continue to pay its regular quarterly dividend on AT&T common stock at its current rate, subject to any change that AT&T's board of directors may determine. No cash dividends have ever been paid on Class A Liberty Media Group tracking stock or AT&T Wireless Group tracking stock and it is not expected that any cash dividends will be paid on Class A Liberty Media Group tracking stock or AT&T Wireless Group tracking stock in the foreseeable future.

DURATION OF PROXIES

     Under the Delaware General Corporation Law, a proxy is only valid for three years after its date unless otherwise provided in the proxy. A proxy is irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

     Under the New York Business Corporation Law, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for a:

     - pledgee;

     - person who has purchased or agreed to purchase the shares;

     - creditor of the corporation who extends credit in consideration of the proxy;

     - person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract; and

     - person designated under a voting agreement.

STOCKHOLDER ACTION

     Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action
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taken is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote upon the action were present and voted.

     The New York Business Corporation Law provides that stockholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote, and also allows, if a corporation's certificate of incorporation provides, stockholder action without a meeting upon the written consent of holders of outstanding shares having at least the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote upon the action were present and voted. AT&T's charter does not contain this type of a provision.

NOMINATION PROCEDURES AND STOCKHOLDER PROPOSALS

     Neither Todd's current charter nor Todd's current bylaws provide for procedures for stockholder nominations of directors or stockholder proposals. Todd is, however, subject to SEC Rule 14a-8, which specifies the requirements that a stockholder must meet in order to have a stockholder proposal included in Todd's proxy statement. The charter and bylaws of the surviving corporation also do not contain specific provisions regarding stockholder nominations of directors or stockholder proposals.

     AT&T's bylaws require that, for a shareholder to properly bring business before an annual meeting, the shareholder must have delivered written notice to AT&T containing the information specified in AT&T's bylaws not less than 90 and no more than 120 days prior to the first anniversary of the preceding year's annual meeting. This requirement is in addition to the requirements that a shareholder must meet to have a shareholder proposal included in AT&T's proxy statement under SEC Rule 14a-8.

SPECIAL STOCKHOLDER MEETINGS

     The Delaware General Corporation Law provides that a special meeting of stockholders may be called by the board of directors or by any person or persons as may be authorized by a corporation's certificate of incorporation or by the bylaws.

     Under Todd's current bylaws, only the chairman of the board of directors, the vice chairman, the secretary or a majority of the directors in office, may call a special stockholders' meeting. In addition, a special stockholders' meeting must be called by the president or the secretary upon the written request of holders of a majority of the outstanding stock of all classes.

     The New York Business Corporation Law provides that, if, for a period of one month after the date fixed by or under the bylaws for the annual shareholders' meeting or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the corporation's business, the board of directors must call a special meeting for the election of directors. If the board of directors does not call a special meeting within two weeks after the expiration of the 13 month period or if it is called but directors are not elected for a period of two months after the expiration of the 13 month period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors. The New York Business Corporation Law provides that a corporation's board of directors or any person authorized by a corporation's certificate of incorporation or bylaws may call a special shareholders' meeting. AT&T's bylaws provide that the Chairman of AT&T's board of directors, AT&T's board of directors or shareholders, upon AT&T's receipt of a written request signed by shareholders representing one-third of AT&T's common stock, may call a special shareholders' meeting.

CUMULATIVE VOTING

     Under the Delaware General Corporation Law, a corporation's certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulative voting. Todd's current charter specifically prohibits cumulative voting at any election of directors.

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     Under the New York Business Corporation Law, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulative voting. AT&T's charter does not provide for cumulative voting in the election of directors.

SIZE OF THE BOARD OF DIRECTORS; STAGGERED BOARD

     The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, the number may not be changed without amending the certificate of incorporation. The Delaware General Corporation Law also permits a corporation's certificate of incorporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The Delaware General Corporation Law further permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for the terms and have the voting powers contained in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors.

     Todd's current bylaws provide for a board of directors of nine members, provided that the number of directors may be changed by action of a majority of the current directors. The number of directors cannot be decreased below five without stockholder approval.

     Subject to several limitations, the New York Business Corporation Law permits the number of directors of a corporation to be fixed by its bylaws, by action of the shareholders or by action of the board of directors under the specific provision of a bylaw adopted by the shareholders. The number of directors may be increased or decreased, subject to several limitations set forth in the New York Business Corporation Law. At each annual shareholders' meeting, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. The New York Business Corporation Law also permits a corporation's certificate of incorporation, or the specific provisions of a bylaw adopted by the shareholders, to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year. Recent amendments to the New York Business Corporation Law delete the requirement of at least three directors in any class. AT&T's charter provides that the number of directors shall be as provided for in AT&T's bylaws. AT&T's bylaws provide that the number of directors shall be not less than 10 and no more than 25, the exact number of directors to be fixed and determined by the vote of a majority of AT&T's entire board of directors. AT&T does not have a classified board of directors.

REMOVAL OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that:

     - members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     - in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

     Todd's current charter provides that a director may be removed with or without cause by (i) a majority vote of the directors then in office or (ii) a majority of the combined votes from all classes of stock entitled to vote for directors.

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     The New York Business Corporation Law provides that any or all of a corporation's directors may be removed for cause by a vote of its shareholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by its shareholders provides, a director may be removed for cause by action of the board of directors. An action to procure a judgment removing a director for cause may be brought by the Attorney General of the State of New York or by the holders of 10% of the outstanding shares, whether or not entitled to vote. If the certificate of incorporation or bylaws provide, any or all of the directors may be removed without cause by vote of the corporation's shareholders.

     The removal of directors, with or without cause, is subject to the following:

     - in the case of a corporation having cumulative voting, no director may be removed when the votes cast against the director's removal would be sufficient to elect the director if voted cumulatively; and

     - if a director is elected by the holders of shares of any class or series, that director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class.

     Neither AT&T's charter nor AT&T's bylaws provide that its directors may be removed without cause by AT&T's common stockholders or by AT&T's board of directors.

VACANCIES

     Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies on a corporation's board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. However, in the case of a classified board of directors, vacancies and newly created directorships may be filled by a majority of the directors elected by the class or by the sole remaining director so elected. Directors elected to fill vacancies or newly created directorships on a classified board of directors hold office until the next election of the class for which the directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time any vacancy or newly created directorship is filled, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for the directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Todd's current bylaws provide that any vacancies on Todd's board of directors caused by death, resignation, retirement, removal, disqualification or other cause or any newly created directorships resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the stockholders. Todd's current bylaws also provide that any director chosen to fill a vacancy on Todd's board of directors or newly created directorship will serve until his successor has been elected and qualified.

     Under the New York Business Corporation Law, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors. Unless a corporation's certificate of incorporation or bylaws provide otherwise, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by the vote of the other directors elected by holders of the same class of shares. However, the certificate of incorporation or bylaws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next shareholders' meeting at which the election of directors is in the regular order of business and until his or her successor has been elected
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and qualified. Notwithstanding the foregoing, unless otherwise provided in a corporation's certificate of incorporation or bylaws, whenever the holders of one or more classes or series of shares are entitled to elect one or more directors by the certificate of incorporation, any vacancy that may be filled by the board or a majority of the directors then in office shall be filled by a majority of the directors then in office that were elected by such class or series. AT&T's bylaws provide that any vacancy on AT&T's board of directors may be filled by a majority vote of the remaining directors, though less than a quorum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The determination must be made, in the case of an individual who is a director or officer at the time of determination, by:

     - a majority of the directors who are not parties to the action, suit or proceeding, even though less than a quorum;

     - a committee of these directors designated by a majority vote of these directors, even though less than a quorum;

     - independent legal counsel, in a written opinion; or

     - a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, an individual may not be indemnified in any claim, issue or matter in a derivative action as to which the individual is adjudged liable to the corporation. Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses incurred in the defense of any proceeding to directors and officers contingent upon an undertaking by or on behalf of the individuals to repay any advances if it is determined ultimately that the individuals are not entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     Todd's current charter and bylaws provide that Todd officers and directors will be indemnified to the fullest extent permitted by applicable law. The board of directors also may authorize Todd to purchase and maintain liability insurance on behalf of its directors and officers.

     Under the New York Business Corporation Law, a corporation may indemnify its directors and officers that are made, or are threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, against judgments, fines, amounts paid in settlement and reasonable expenses incurred as a result of the action or proceeding if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in the best interests of the corporation or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation. In criminal proceedings, in addition to the preceding conditions, the director or officer must not have had reasonable cause to believe that his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that, in either case, no indemnification may be made in respect of:

     - a threatened action, or an action that is settled or otherwise disposed of; or

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     - any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the New York Business Corporation Law, any indemnification under the New York Business Corporation Law pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the applicable standard of conduct by the disinterested directors if a quorum is available, or if the quorum so directs or is unavailable, by the board of directors upon the written opinion of independent legal counsel, or the stockholders.

     A corporation may advance expenses incurred by a director or officer in defending any action or proceeding prior to its final disposition upon receipt of an undertaking by or on behalf of the officer or director to repay the advance to the extent the advance exceeds the indemnification to which the officer or director is entitled.

     The indemnification described above under the New York Business Corporation Law is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by the certificate of incorporation or bylaws contained in:

     - a resolution of shareholders;

     - a resolution of directors; or

     - an agreement providing for indemnification,

provided that indemnification may not be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     AT&T's bylaws provide that AT&T is authorized, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers by resolution of shareholders or directors or by an agreement providing for indemnification, in each case for claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any director or officer serves or served in such capacity with AT&T, or at AT&T's request, in any capacity with any other enterprise.

     AT&T has entered into indemnification agreements with some of its officers and directors in accordance with AT&T's bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AT&T or Todd under the foregoing provisions, AT&T and Todd have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting a director's personal liability to the corporation or its stockholders for monetary

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damages for breach of his or her fiduciary duty as a director. However, the certificate of incorporation may not contain a provision that eliminates or limits a director's liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - violation of certain provisions of the Delaware General Corporation Law;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission that occurred before the provision limiting director liability was adopted.

     Todd's current charter provides that, to the extent permitted by Delaware General Corporation Law, no director will be personally liable to Todd or its stockholders for monetary damages for breach of fiduciary duty as a director. Any elimination of or reduction of the effect of this provision in Todd's current charter will not eliminate the effect of this provision as it applies to causes of actions, suits or claims that arise before this charter provision was altered.

     The New York Business Corporation Law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting a director's personal liability to the corporation or its shareholders for damages for any breach of duty in his or her capacity as a director. However, the certificate of incorporation may not contain a provision that eliminates or limits a director's liability:

     - if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or that the director's acts violated certain provisions of the New York Business Corporation Law; or

     - for any act or omission that occurred before the provision limiting director liability was adopted.

     AT&T's charter provides that directors will not be personally liable to AT&T or any of its shareholders for damages for any breach of duty as a director. However, a director's liability will not be eliminated or limited:

     - if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the New York Business Corporation Law (which includes declaration of dividends, purchase of capital stock, distribution of assets to shareholders after dissolution of the corporation and loans to directors to the extent contrary to New York law); or

     - for any act or omission that occurred before the provision limiting director liability was adopted by AT&T's shareholders.

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. The body of case law interpreting the corporation laws of New York is not as developed as that of Delaware. Delaware's court system includes a Chancery Court to adjudicate matters arising under Delaware corporate law. New York does not have an equivalent court system. As a result of these factors, there may be less certainty as to the outcome of some matters governed by New York corporate law, and, therefore, it may be more difficult to obtain legal guidance as to those matters than would be the case under Delaware corporate law.

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CLASS VOTING STRUCTURES; TRANSFER LIMITATIONS

     Todd's current charter provides for a dual class voting structure, in which shares of Todd Class A Common Stock have one vote per share and shares of Todd Class B Common Stock have ten votes per share. In addition, holders of Todd Class B Common Stock are subject to certain transfer limitations, which are described above under "Comparison of Rights of Todd Stockholders under its Current Charter and the Charter to Effect the Reclassification".

     Currently, pursuant to AT&T's charter, holders of AT&T common stock are entitled to one vote per share, holders of AT&T Wireless Group tracking stock are entitled to 1/2 of a vote per share, holders of Class B Liberty Media Group tracking stock are entitled to 3/4 of a vote per share (pre-split) and holders of Class A Liberty Media Group tracking stock are entitled to 3/40 of a vote per share (pre-split). AT&T's charter does not contain any restrictions on the transfer of these shares or any provision for automatic conversion of these shares.

      COMPARISON OF RIGHTS OF TODD STOCKHOLDERS UNDER ITS CURRENT CHARTER
              AND RIGHTS OF TODD STOCKHOLDERS UNDER THE CHARTER IN
                           EXISTENCE AFTER THE MERGER

     In order to complete the merger, Todd must amend and restate its current charter as provided in the merger agreement. The charter that will be in effect after the completion of the merger is attached as Annex D hereto, which you should read in its entirety before voting. If the merger is completed, stockholders of Todd will hold shares of New Todd Class A Common Stock and their rights will be governed by the charter attached hereto as Annex D and the bylaws that are attached hereto as Annex E. The charter and bylaws attached as Annex D and Annex E hereto will be the charter and bylaws of Todd after the completion of the post-merger business combinations with Four Media and SounDelux. Delaware will continue to be the state of Todd's jurisdiction after the completion of the merger and will also be the state of its jurisdiction after completion of the post-merger business combinations with Four Media and SounDelux and the name change.

     The following comparison summarizes the material differences between Todd's current charter and bylaws, on the one hand, and Todd's charter and bylaws that will be in effect after the merger (and which will be the charter and bylaws of Livewire after the post-merger business combinations with Four Media and SounDelux), on the other hand, but is not intended to list all differences.

BUSINESS COMBINATIONS

     Todd's charter currently prohibits any business combination in which Todd is not the surviving corporation unless a majority of the shares of common stock, each voting separately as a class, approve the business combination. The charter of the surviving corporation will not contain this provision.

     Generally, under the Delaware General Corporation Law, the approval by the affirmative vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock, of a corporation entitled to vote on the matter is required to complete a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets.

AMENDMENTS TO CHARTERS

     Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation requires a greater vote, a proposed amendment to a corporation's certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on the amendment and a majority of the voting power of the outstanding stock of any class entitled to vote on the amendment separately as a class.

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     Except as described below, if a proposed amendment to the certificate of incorporation would change the aggregate number of authorized shares of any class of capital stock, the par value of the shares of any class of capital stock, or alter or change the powers, preferences or special rights of the shares of any class of capital stock so as to affect them adversely, the Delaware General Corporation Law requires that the amendment be approved by the holders of a majority of the outstanding shares of the affected class, voting separately as a class, whether or not the class is entitled to vote on the amendment by the certificate of incorporation. If a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not affect the remainder of the class, then only the shares of the series so affected would be entitled to vote as a separate class on the proposed amendment. The authorized number of shares of any class of stock may be increased or decreased (but may not be decreased below the number of outstanding shares in the class) without a separate vote of stockholders of the class if so provided in the original certificate of incorporation or in any amendment thereto that created the class of stock or that was adopted prior to the issuance of any shares of the class, or in an amendment authorized by a majority vote of the holders of shares of the class.

AMENDMENTS TO BYLAWS

     Under the Delaware General Corporation Law, the power to adopt, alter and repeal a corporation's bylaws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors.

     Todd's charter currently vests concurrent power in the board of directors and the charter of the surviving corporation also vests concurrent power in the board of directors to adopt, alter and repeal Todd's bylaws.

NO PREEMPTIVE RIGHTS

     Under the Delaware General Corporation Law, a stockholder does not possess preemptive rights unless preemptive rights are specifically granted in a corporation's certificate of incorporation. Todd's current charter does not provide for preemptive rights to stockholders. The charter of the surviving corporation does not contain any provision pertaining to preemptive rights -- meaning that Delaware General Corporation Law will control on this issue.

DIVIDENDS; DIVIDEND SOURCES

     Under the Delaware General Corporation Law, a board of directors may authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the corporation's certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

     Todd's charter currently provides that holders of Todd's Class A Common Stock are entitled to receive out of legally available funds a cumulative cash dividend of $.045 per share annually payable at quarterly dates. In addition, Todd's charter also currently provides that if a cash dividend is paid to holders to Todd's Class A Common Stock, then holders of Todd's Class B Common Stock are entitled to receive a cash dividend equal to 90% of the amount of the dividend paid on each share of Todd's Class A Common Stock.

     Under the charter of the surviving corporation in the merger, dividends will be payable only if, as and when declared by the surviving corporation's board of directors out of funds legally available therefor. We do not currently anticipate that Todd will pay dividends on its common stock after the merger.

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NOMINATION PROCEDURES AND STOCKHOLDER PROPOSALS

     Neither Todd's charter nor Todd's bylaws provide for procedures for stockholder nominations of directors or stockholder proposals. Todd is, however, subject to SEC Rule 14a-8, which specifies the requirements that a stockholder must meet in order to have a stockholder proposal included in Todd's proxy statement. The charter and bylaws of the surviving corporation also do not contain specific provisions regarding stockholder nominations of directors or stockholder proposals. The surviving corporation, however, will also be subject to SEC Rule 14a-8.

SPECIAL STOCKHOLDER MEETINGS

     The Delaware General Corporation Law provides that a special meeting of stockholders may be called by the board of directors or by any person or persons as may be authorized by a corporation's certificate of incorporation or by the bylaws.

     Under Todd's current bylaws, only the chairman of the board of directors, the vice chairman, the secretary or a majority of the directors in office, may call a special stockholders' meeting. In addition, a special stockholders' meeting must be called by the president or the secretary upon the written request of holders of a majority of the outstanding stock of all classes.

     Under the charter and bylaws of the surviving corporation, a special meeting may only be called by the secretary (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the voting securities of the surviving corporation or (ii) at the request of at least 75% of the members of the board of directors.

CUMULATIVE VOTING

     Under the Delaware General Corporation Law, a corporation's certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulative voting. Todd's current charter specifically prohibits cumulative voting at any election of directors; the charter of the surviving corporation does not provide for cumulative voting for the election of directors.

SIZE OF THE BOARD OF DIRECTORS; STAGGERED BOARD

     The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, the number may not be changed without amending the certificate of incorporation. The Delaware General Corporation Law also permits a corporation's certificate of incorporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The Delaware General Corporation Law further permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for the terms and have the voting powers contained in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors.

     Todd's current bylaws provide for a board of directors of nine members, provided that the number of directors may be changed by action of a majority of the current directors. The number of directors cannot be decreased below five without stockholder approval.

     The charter and bylaws of the surviving corporation provide for, subject to any rights given to holders of preferred stock, a board of at least three members, with the exact number to be fixed by the board of directors by resolution. The charter of the surviving corporation provides a board of directors, divided into three classes of approximately equal size, with each class to be elected for a three-year term. The exact number of directors is fixed by the board of directors by resolution.

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REMOVAL OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that:

     - members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     - in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

     Todd's current charter provides that a director may be removed with or without cause by (i) a majority vote of the directors then in office or (ii) a majority of the combined votes from all classes of stock entitled to vote for directors.

     The charter of the surviving corporation provides that, subject to the rights of holders of any preferred stock, directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the total voting power of the then outstanding shares of stock entitled to vote for directors, voting together as a single class.

VACANCIES

     Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies on a corporation's board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. However, in the case of a classified board of directors, vacancies and newly created directorships may be filled by a majority of the directors elected by the class or by the sole remaining director so elected. Directors elected to fill vacancies or newly created directorships on a classified board of directors hold office until the next election of the class for which the directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time any vacancy or newly created directorship is filled, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for the directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Todd's current bylaws provide that any vacancies on Todd's board of directors caused by death, resignation, retirement, removal, disqualification or other cause or any newly created directorships resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the stockholders. Todd's current bylaws also provide that any director chosen to fill a vacancy on Todd's board of directors or newly created directorship will serve until his successor has been elected and qualified.

     The bylaws of the surviving corporation provide that any vacancies on the board of directors caused by death, resignation, retirement, removal, disqualification or other cause or any newly created directorships resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. The bylaws of the surviving corporation also provide that any director chosen to fill a vacancy on surviving corporation's board of directors or newly created directorship will serve for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor has been elected and qualified.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The determination must be made, in the case of an individual who is a director or officer at the time of determination, by:

     - a majority of the directors who are not parties to the action, suit or proceeding, even though less than a quorum;

     - a committee of these directors designated by a majority vote of these directors, even though less than a quorum;

     - independent legal counsel, regardless of whether a quorum of these directors exists; or

     - a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, an individual may not be indemnified in any claim, issue or matter in a derivative action as to which the individual is adjudged liable to the corporation. Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses incurred in the defense of any proceeding to directors and officers contingent upon an undertaking by or on behalf of the individuals to repay any advances if it is determined ultimately that the individuals are not entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     Todd's current charter and bylaws provide that Todd officers and directors will be indemnified to the fullest extent permitted by applicable law. The board of directors also may authorize Todd to purchase and maintain liability insurance on behalf of its directors and officers.

     The charter of the surviving corporation provides that the surviving corporation's directors and officers will be indemnified to the fullest extent permitted by applicable law, and that the surviving corporation will pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the charter.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting a director's personal liability to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. However, the certificate of incorporation may not contain a provision that eliminates or limits a director's liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - violation of certain provisions of the Delaware General Corporation Law;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission that occurred before the provision limiting director liability was adopted.

     Todd's current charter provides that, to the extent permitted by Delaware General Corporation Law, no director will be personally liable to Todd or its stockholders for monetary damages for breach of fiduciary duty as a director. Any elimination of or reduction of the effect of this provision in Todd's current charter will not eliminate the effect of this provision as it applies to causes of actions, suits or claims that arise before this charter provision was altered. The charter of the surviving corporation provides that a director will not be liable to the surviving corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

DIFFERENCES BETWEEN CLASS A AND CLASS B STOCK; CONVERTIBILITY OF CLASS B COMMON STOCK; AUTHORIZED SHARES

     Todd's current charter provides that each holder of a share of Todd Class A Common Stock is entitled to one vote per share and each holder of a share of Todd Class B Common Stock is entitled to ten votes per share at every meeting of the stockholders. A holder of Todd Class B Common Stock is not permitted to transfer his shares of Todd Class B Common Stock except to a limited number of parties, including his spouse, a trust benefiting him, a charity or his estate. Any attempted transfer to a non-permitted transferee results in a conversion of the holder's shares of Todd Class B Common Stock into shares of Todd Class A Common Stock. The Todd Class B Common Stock is convertible into shares of Todd Class A Common Stock, either pursuant to an unpermitted transfer as described above or at the option of the holder; any such conversion results in one share of Todd Class B Common Stock being converted into one share of Todd Class A Common Stock. Todd's current charter provides for a total of 37 million shares of stock (comprised of 30 million shares of Todd Class A Common Stock, 6 million shares of Todd Class B Common Stock, and 1 million shares of preferred stock).

     The charter of the surviving corporation will provide that each holder of the New Todd Class A Common Stock will be entitled to one vote per share and that each holder of New Todd Class B Common Stock will be entitled to ten votes per share. There will be no restrictions on the transfer of either the Class A Common Stock or the Class B Common Stock of the surviving corporation contained in the charter. Each share of Class B Common Stock of the surviving corporation will still be convertible into one share of Class A Common Stock of the surviving corporation, at the option of the holder. The charter of the surviving corporation in the merger provides for a total of 405 million shares of stock (comprised of 300 million shares of New Todd Class A Common Stock, 100 million shares of New Todd Class B Common Stock and 5 million shares of preferred stock). The increase in the number of shares of authorized stock is due to several reasons, including (i) a number of shares of New Todd Class B Common Stock that need to be issued in connection with the post-merger business combinations with Four Media and SounDelux (and possibly other future business combinations involving Liberty Livewire Corporation) and (ii) because the shares of New Todd Class B Common Stock are convertible into shares of New Todd Class A Common Stock, as described above.

                         OWNERSHIP OF TODD COMMON STOCK

     The following table sets forth information concerning the beneficial ownership of Todd's common stock as of April 10, 2000, the record date for the special meeting for each of the following:

     - each person or entity who is known by Todd to own beneficially more than 5% of the outstanding shares of each class of Todd common stock;

     - each of Todd's current directors;

     - some of Todd's executive officers; and

     - all of Todd's directors and officers as a group.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 3, 2000 through the exercise of any stock option or other right.

     As indicated below, Todd's principal stockholders have entered into a voting agreement with Liberty, whereby they have agreed with Liberty to vote their shares of Todd common stock in favor of the merger agreement and the merger and against any alternative acquisition of Todd.

     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of April 10, 2000 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director or executive officer of the Company who beneficially owns any shares, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                         NUMBER OF SHARES
                                        BENEFICIALLY OWNED             PERCENT(2)          OPTIONS(3)
                                    --------------------------    ---------------------    ----------
NAME(1)                             CLASS A(4)        CLASS B     CLASS A(4)    CLASS B     CLASS A
-------                             ----------       ---------    ----------    -------    ----------
Liberty Media Corporation(5)......  2,468,623(5)     1,585,128(5)   26.87%       90.73%           0
Baron Capital Group(6)............    816,000                0       8.97%           0%           0
M. David Cottrell.................     15,130                0        .17%           0%           0
Silas R. Cross....................      8,830                0        .10%           0%       8,830
Clay M. Davis.....................     37,500                0        .41%           0%      26,500
J.R. DeLang.......................     60,180                0        .66%           0%           0
David Haas........................     25,200                0        .28%           0%      10,200
Graham Hall.......................     15,660                0        .17%           0%      15,660
Coburn Haskell....................     10,080                0        .11%           0%       6,080
Richard C. Hassanein..............     32,180                0        .35%           0%      31,080
Salah M. Hassanein................    809,243                0       8.67%           0%     237,800
Herbert L. Hutner.................      9,100                0        .10%           0%           0
Christopher D. Jenkins............     51,080                0        .56%           0%      51,080
Robert I. Knudson.................     38,849                0        .43%           0%      23,580
Jeremy Koch.......................    135,000                0       1.48%           0%           0
David P. Malm.....................      9,447                0        .10%           0%       7,920
Richard O'Hare....................     12,700                0        .14%           0%      12,700
Frank Pierce......................     15,200                0        .17%           0%      15,200
Sydney Pollack....................     21,700                0        .24%           0%       7,700
Kate Reck.........................      3,240                0        .04%           0%       3,240
Judi M. Sanzo.....................      6,620                0        .07%           0%       6,620
Zelbie Trogden....................      6,120                0        .07%           0%       6,120
Marshall Naify(10)................  1,279,683(5)(7)    678,838(5)   14.00%       38.85%      46,200
Michael S. Naify(10)..............    221,347(9)             0       2.43%           0%      15,200

                                         NUMBER OF SHARES
                                        BENEFICIALLY OWNED             PERCENT(2)          OPTIONS(3)
                                    --------------------------    ---------------------    ----------
NAME(1)                             CLASS A(4)        CLASS B     CLASS A(4)    CLASS B     CLASS A
-------                             ----------       ---------    ----------    -------    ----------
Robert A. Naify(10)...............  1,251,174(5)(8)    906,290(5)   13.69%       51.87%      46,200
Other Naify Interests(10).........    733,278          118,508       7.76%        6.78%           0
All directors and current
  executive officers as a group
  (22 persons)....................  2,824,089          678,838      29.34%       38.85%     531,710

---------------
 (1) The address of each of the beneficial owners identified, with the exception of Baron Capital Group and Liberty Media Corporation, is 900 N. Seward Street, Hollywood, CA 90038. The address of the principal business office for Baron Capital Group is 767 Fifth Avenue, New York, NY 10153. The address of the principal business office for Liberty Media Corporation is 9197 South Peoria Street, Englewood, CO 80112.

 (2) Based on 9,094,603 shares of Class A Common Stock and 1,747,178 shares of Class B Common Stock outstanding at April 10, 2000. Pursuant to the rules of the Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Class A Common Stock options exercisable within 60 days.

 (4) Does not include Class A shares issuable upon the conversion of Class B shares.

 (5) Pursuant to a Schedule 13D/A filed on January 20, 2000 with the Securities and Exchange Commission, the Class A shares indicated are subject to a voting agreement, dated as of December 10, 1999, among Liberty, the late Marshall Naify and Robert Naify, under which the Naifys (and their heirs) agreed with Liberty to vote their shares in favor of the merger agreement, the merger and the reclassification, and against any alternative acquisition of Todd. The shares subject to the voting agreement consist of shares personally owned by them and shares contained in certain trusts of which they act as trustees. Although the Schedule 13D/A only reports Class A shares, the Company knows Liberty to be the beneficial owner of both Class A and Class B shares subject to the voting agreement. For a more complete description of the voting agreement, see the section entitled "Other Transaction Agreements -- Voting Agreement."

 (6) Pursuant to a Schedule 13G filed on February 11, 2000 with the Securities and Exchange Commission, Baron Capital Group is an outside interest consisting of Baron Capital Group, Inc. and Bamco, Inc., New York corporations, Baron Small Cap Fund, a series of a Massachusetts business trust and Ronald Baron, an individual.

 (7) Includes 1,233,483 shares of Class A Common Stock held by trusts for which the late Marshall Naify was both trustee and beneficiary. Excludes 32,018 shares of Class A Common Stock held by an independent trustee for the benefit of Marshall Naify's children. Marshall Naify disclaimed beneficial ownership of the shares held by the independent trustee. Marshall Naify died on April 19, 2000.

 (8) Includes 1,204,974 shares of Class A Common Stock held by trusts for which Mr. Naify is both trustee and beneficiary. Excludes 472,482 shares of Class A Common Stock held of record or beneficially by Mr. Naify's adult children and grandchildren as to which he disclaims beneficial ownership.

 (9) Excludes 2,326 shares of Class A Common Stock held by an independent trustee for the benefit of his child.

(10) The Naify Interests (consisting of the late Marshall Naify, Robert A. Naify, various members of their families and trusts for the benefit of such members) may be deemed to constitute a "group" for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. The total Class A and B Stock beneficially owned by The Naify Interests as of April 10, 2000 is 3,485,482 (37.88%) and 1,703,636 (97.51%), respectively.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of Todd as part of the solicitation of proxies by Todd's board of directors for use at the special meeting. We are first mailing this proxy statement/prospectus and
the accompanying form of proxy to Todd stockholders on or about             ,
2000.

MATTERS RELATING TO THE SPECIAL MEETING

  Date, Time and Place

     We will hold the special meeting at 900 N. Seward St., Hollywood, California 90038, at 9:00 a.m., local time, on June 2, 2000.

  Purpose of the Special Meeting

     At the special meeting, we are asking holders of Todd common stock to approve and adopt the reclassification, the merger agreement, the merger, the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation. Todd's board of directors has determined that the reclassification, the merger agreement and the merger are fair to, and in the best interests of, Todd stockholders, has unanimously approved the reclassification, the merger agreement, the merger, the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change and declared the advisability of these agreements and transactions, and unanimously recommends that Todd stockholders vote FOR approval and adoption of the reclassification, the merger agreement, the merger, the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation.

  Record Date

     The record date for shares entitled to vote at the special meeting is April 10, 2000. As of April 10, 2000, 9,094,603 shares of Todd Class A Common Stock and 1,747,178 shares of Todd Class B Common Stock were outstanding.

  List of Stockholders

     A list of Todd stockholders entitled to vote at the meeting will be available for inspection by any stockholder for purposes germane to the special meeting during normal business hours at Todd's executive offices. The list will also be available for inspection by stockholders present at the special meeting.

  Shares Entitled to Vote

     Only shares of Todd common stock held at the close of business on the record date are entitled to vote at the special meeting. Each holder of Todd Class A Common Stock is entitled to one vote for each share of Todd Class A Common Stock held by the stockholder on the record date. Each holder of Todd Class B Common Stock is entitled to ten votes for each share of Todd Class B Common Stock held by the stockholder on the record date.

  Quorum Requirement

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the total number of votes entitled to be cast by holders of Todd's common stock on the record date are represented in person or by proxy. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. The shares of Todd common stock which are subject to the voting agreement entered into by a Todd's principal stockholders are sufficient to constitute a quorum. Abstentions and broker "non-votes" count as

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

present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

  Shares beneficially owned by Directors and Executive Officers

     On April 10, 2000, directors and executive officers of Todd beneficially owned and were entitled to vote (i) approximately 2,824,089 shares of Todd Class A Common Stock, representing approximately 29% of the total number of votes entitled to be cast at the special meeting by all holders of shares of Todd for that class and (ii) approximately 678,838 shares of Todd Class B Common Stock, representing approximately 39% of the total number of votes for that class. These directors and officers, including Marshall Naify, who is a party to the voting agreement described in the section "Other Transaction
Agreements -- Voting Agreement," have indicated a present intention to vote in favor of the merger agreement and the merger.

VOTE NECESSARY TO APPROVE THE RECLASSIFICATION, THE MERGER AGREEMENT, THE MERGER, THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT, THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX AND THE NAME CHANGE

     Approval and adoption of the reclassification requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares the of Todd Class A Common Stock and the Todd Class B Common Stock, each voting separately as a class, outstanding on the record date. Approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of the Todd Class A Common Stock and Todd Class B Common Stock outstanding on the record date. Approval and adoption of the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux and the name change to Liberty Livewire Corporation requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of the Todd Class A Common Stock and Todd Class B Common Stock outstanding on the record date.

     As of April 10, 2000, 9,094,603 shares of Todd Class A Common Stock and 1,747,178 shares of Todd Class B Common Stock were outstanding. Holders of shares of Todd Class A Common Stock are entitled to one vote per share and holders of shares of Todd Class B Common Stock are entitled to ten votes per share on these transactions; however, approval and adoption of the reclassification requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of the Todd Class A Common Stock and Todd Class B Common Stock, each voting separately as a class, outstanding on the record date.

     If the reclassification is not approved, the reclassification will not occur and there will be a failure to meet a condition in the merger agreement; therefore, the merger and the post-merger business combinations with Four Media and SounDelux will not occur even if you vote in favor of them.

     If the merger is not approved, then the condition in the post-merger business combinations agreement that the merger occur prior to the completion of the post-merger business combinations with Four Media and SounDelux will not be met; therefore, the post-merger business combinations with Four Media and SounDelux will not occur even if you vote in favor of it.

     We would also like to point out that if the post-merger business combinations agreement and the post-merger business combinations with Four Media and SounDelux are not approved (and assuming that the reclassification and the merger are approved), the Liberty Media Group (i) may, as the controlling shareholder of Todd after the merger, approve a combination of the businesses of Todd, and Four Media and/or SounDelux on terms the same as or different from those contained in the post-merger business combinations agreement and (ii) alternatively, would be free to operate SounDelux and Four Media as separate companies, or to combine them with each other but without Todd.

     Even if the name change to Liberty Livewire Corporation is approved, Todd reserves the right not to change its name to Liberty Livewire Corporation.

     IF A TODD STOCKHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER, THE RECLASSIFICATION, THE POST-MERGER BUSINESS COMBINATIONS AGREEMENT, THE POST-MERGER BUSINESS COMBINATIONS WITH FOUR MEDIA AND SOUNDELUX, AND THE NAME CHANGE TO LIBERTY LIVEWIRE CORPORATION. THE SHARES OF TODD COMMON STOCK THAT ARE SUBJECT TO THE VOTING AGREEMENT ENTERED INTO BY TODD'S PRINCIPAL STOCKHOLDERS WILL NOT BE SUFFICIENT TO APPROVE THE RECLASSIFICATION, BUT ARE SUFFICIENT TO APPROVE THE OTHER PROPOSALS.

     Under the rules of the National Association of Securities Dealers, Inc., if your broker holds your shares in its name, your broker may not vote your shares on the merger proposal absent instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposal and will have the effect of a vote against approval and adoption of the merger agreement.

PROXIES

  Voting Your Proxy

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     If you sign and timely return your proxy card but do not indicate how your shares are to be voted, your shares will be voted in favor of the merger agreement and the merger, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment or postponement of the meeting, including for the purpose of soliciting additional proxies.

  How to Vote by Proxy

     You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other custodian, you should check the voting form used by that firm to see if it offers telephone or Internet voting.

  Revoking Your Proxy

     You may revoke your proxy before it is voted by:

     - sending in a new proxy with a later date;

     - notifying the Secretary of Todd in writing before the meeting that you have revoked your proxy; or

     - voting in person at the meeting.

  Voting in Person

     If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your "street name" shares on April 10, 2000, the record date for voting.

PROXY SOLICITATION

     Todd and Liberty will share equally the costs and expenses incurred in connection with printing and mailing this proxy statement/prospectus. Todd will pay the cost of the solicitation of proxies from its stockholders.

     In addition to solicitation by mail, the directors and employees of Todd and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Any director or employee of

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

Todd or its subsidiaries used to solicit proxies will not receive additional compensation for these services. Todd will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Todd will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     A transmittal form with instructions for the surrender of Todd common stock certificates will be mailed to Todd stockholders as soon as practicable after completion of the merger.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES.

OTHER BUSINESS; ADJOURNMENTS

     Under the merger agreement, no business may be conducted at the special meeting other than voting on the proposal to approve and adopt the merger agreement, the merger, the reclassification, the post-merger business combinations agreement, the post-merger business combinations with Four Media and SounDelux, the name change to Liberty Livewire Corporation and other matters agreed to by Todd and Liberty.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Due to the contemplated completion of the merger, Todd does not currently expect to hold a 2000 annual meeting of stockholders to elect directors to its board because the merger agreement requires that all Todd's directors (except for Salah M. Hassanein and any others designated by Liberty) resign immediately prior to the completion of the merger, which we expect to occur in the second quarter of this year. If an annual meeting is held, (as a result of a failure to consummate the merger or otherwise) stockholder proposals for inclusion in proxy materials for the meeting must be submitted to Todd's secretary in writing and received at Todd's executive offices by August 31, 2000. Any proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to the stockholder proposals.

                                    EXPERTS

     The consolidated financial statements of AT&T Corp. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedules of The Todd-AO Corporation and its subsidiaries as of August 31, 1998 and 1999 and for the years then ended incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of Accounting for the Cost of Start-Up Activities in accordance with Statement of Position No. 98-5 effective September 1, 1998 as discussed in Note 1 to the consolidated financial statements. The consolidated statements of income, stockholders' equity and comprehensive income and cash flows of Todd and its subsidiaries for the year ended August 31, 1997 and the financial statement schedule for the year ended August 31, 1997 have been audited by Deloitte & Touche LLP, independent certified public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon such report given upon the authorization of said firm, as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of Four Media at August 1, 1999 and for the year then ended included in its 1999 Annual Report on Form 10-K, as amended, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon included therein, and are incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements incorporated by reference in this proxy statement/prospectus from the Annual Report on Form 10-K of Four Media at August 2, 1998 and for the two years then ended have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of The SounDelux Entertainment Group Inc. and its subsidiaries as of January 2, 2000 and December 27, 1998 and the related consolidated statements of operations, stockholders equity and cashflows for each of the years ended January 2, 2000, December 27, 1998 and December 31, 1997 have been included herein in reliance upon the report, dated March 3, 2000, of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The balance sheet of Media Technology Source, Inc. as of September 30, 1998 and the related statements of earnings, stockholders equity and cashflows for the year then ended have been included herein in reliance upon the report dated October 28, 1998, of Cornell Kahler Kosbab & Shidell PLLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of Liberty Media Group ("New Liberty" or "Successor") as of December 31, 1999 and of Liberty Media Group ("Old Liberty" or "Predecessor") as of December 31, 1998, and the related combined statements of operations and comprehensive earnings, combined equity, and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor period) which appear as an exhibit of the AT&T Form 10-K dated March 27, 2000, have been incorporated by reference herein in reliance upon the report, dated February 29, 2000, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The KPMG report dated February 29, 2000 refers to the fact that the financial statements should be read in conjunction with the consolidated financial statements of AT&T Corp. In addition, the report contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty, acquired TeleCommunications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

     The consolidated balance sheets of MediaOne Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1999, filed in AT&T Corp.'s Form 8-K, dated March 27, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The combined financial statements of the AT&T Wireless Group incorporated in this proxy statement/prospectus by reference to AT&T Corp.'s Current Report on Form 8-K filed on March 17, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     It is expected that representatives of Arthur Andersen LLP, Todd's independent certified public accountants, and KPMG LLP, Liberty's independent certified public accountants, will be present at the special meeting where they will have an opportunity to respond to appropriate questions of Todd's stockholders and to make a statement if they desire to do so.

                                 LEGAL MATTERS

     The legality of Class A Liberty Media Group tracking stock to be issued in the merger is being passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T.

     As of April 24, 2000, Mr. Feit owned approximately 5,400 shares of AT&T common stock and held options to purchase an additional 33,750 shares of AT&T common stock.

     It is a non-waivable condition under the merger agreement that AT&T and Todd receive an opinion from Baker Botts L.L.P., and that Liberty be entitled to rely on the opinion delivered to AT&T, with respect to the tax treatment of the merger.

                                    ANNEX A

                         [AGREEMENT AND PLAN OF MERGER;
                             AMENDMENT NO. 1 TO THE
                         AGREEMENT AND PLAN OF MERGER]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 10, 1999

                                     AMONG

                                  AT&T CORP.,

                             B-GROUP MERGER CORP.,

                           LIBERTY MEDIA CORPORATION

                                      AND

                            THE TODD-AO CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION..............................    5
  1.1   Certain Definitions.........................................    5
  1.2   Additional Definitions......................................    9
  1.3   Terms Generally.............................................   10
ARTICLE II THE MERGER AND RELATED MATTERS...........................   11
  2.1   The Reclassification........................................   11
  2.2   The Merger..................................................   11
  2.3   Closing.....................................................   12
  2.4   Conversion of Securities....................................   13
  2.5   Exchange of Shares..........................................   14
  2.6   Treatment of Company Stock Options..........................   16
  2.7   Treatment of Convertible Debentures.........................   17
  2.8   Post-Merger Restructuring Transactions......................   18
  2.9   Convertible Debt Facility...................................   18
  2.10  Changes in Class A Liberty Group Stock......................   18
ARTICLE III CERTAIN ACTIONS.........................................   19
  3.1   Stockholder Meeting.........................................   19
  3.2   Proxy Statements and Other Commission Filing................   19
  3.3   Identification of Rule 145 Affiliates.......................   20
  3.4   State Takeover Statutes.....................................   20
  3.5   Reasonable Efforts..........................................   20
  3.6   Stock and Other Plans.......................................   21
  3.7   Expenses....................................................   21
  3.8   Acquisition of Company Stock................................   22
  3.9   Compensation................................................   24
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY............   24
  4.1   Organization and Qualification..............................   24
  4.2   Authorization and Validity of Agreement.....................   24
  4.3   Capitalization..............................................   25
  4.4   Reports and Financial Statements............................   26
  4.5   No Approvals or Notices Required; No Conflict with
        Instruments.................................................   27
  4.6   Absence of Certain Changes or Events........................   28
  4.7   Information Supplied........................................   28
  4.8   Legal Proceedings...........................................   28
  4.9   Licenses; Compliance with Regulatory Requirement............   29
  4.10  Brokers or Finders..........................................   29
  4.11  Tax Matters.................................................   29
  4.12  Employee Matters............................................   30
  4.13  Fairness Opinion............................................   32
  4.14  Recommendation of Company Board.............................   32
  4.15  Vote Required; Consents Under Employee Plans................   32

  4.16  Adequacy of Properties; Intangible Property.................   32
  4.17  Transactions with Affiliates and Certain Agreements.........   33
  4.18  No Investment Company.......................................   33
  4.19  No Excise Tax Obligations...................................   33
  4.20  Full Disclosure.............................................   33
  4.21  British Telecommunications..................................   33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT..................   34
  5.1   Organization and Qualification..............................   34
  5.2   Authorization and Validity of Agreement.....................   34
  5.3   Capitalization of Parent....................................   34
  5.4   Ownership of Merger Sub; No Prior Activities; Assets of
        Merger Sub..................................................   34
  5.5   Ownership of Company Stock..................................   35
  5.6   Information Supplied........................................   35
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF LIBERTY................   35
  6.1   Organization and Qualification..............................   35
  6.2   Authorization and Validity of Agreement.....................   35
  6.3   Ownership of Company Stock..................................   36
  6.4   Information Supplied........................................   36
  6.5   Liberty Group Information...................................   36
  6.6   No Approvals or Notices Required............................   37
  6.7   Absence of Certain Changes or Events........................   37
  6.8   Legal Proceedings...........................................   37
  6.9   No Other Merger Agreements..................................   38
ARTICLE VII CERTAIN AGREEMENTS AND TRANSACTIONS PRIOR TO CLOSING....   38
  7.1   Access to Information Concerning Properties and Records.....   38
  7.2   Confidentiality.............................................   38
  7.3   Public Announcements........................................   39
  7.4   Conduct of the Company's Business Pending the Effective
        Time........................................................   39
  7.5   No Solicitation.............................................   41
  7.6   Notification of Certain Matters.............................   42
  7.7   Defense of Litigation.......................................   42
  7.8   Additional Financial Statements.............................   42
  7.9   Actions by Merger Sub.......................................   42
  7.10  Listing.....................................................   42
  7.11  Certain Agreements..........................................   43
  7.12  Certificates as to Indebtedness.............................   43
  7.13  Indemnification of Directors and Officers; Insurance........   43
  7.14  Tax Matters.................................................   44
  7.15  Certain Obligations of Liberty..............................   45
ARTICLE VIII CONDITIONS PRECEDENT...................................   45
  8.1   Conditions Precedent to the Obligations of Parent, Liberty,
        Merger Sub and the Company..................................   45

  8.2   Conditions Precedent to the Obligations of Parent and Merger
        Sub for the Benefit of Liberty..............................   46
  8.3   Conditions Precedent to the Obligations of Parent and Merger
        Sub for the Benefit of Parent...............................   47
  8.4   Conditions Precedent to the Obligations of the Company......   49
ARTICLE IX TERMINATION..............................................   50
  9.1   Termination and Abandonment.................................   50
  9.2   Termination Fee; Effect of Termination......................   51
  9.3   No Employment...............................................   51
ARTICLE X MISCELLANEOUS.............................................   51
  10.1  Certain Tax Positions.......................................   51
  10.2  No Waiver of Representations and Warranties; Survival.......   51
  10.3  Notices.....................................................   52
  10.4  Entire Agreement............................................   53
  10.5  Assignment; Binding Effect; Benefit.........................   53
  10.6  Amendment...................................................   53
  10.7  Extension; Waiver...........................................   53
  10.8  Headings....................................................   54
  10.9  Counterparts................................................   54
 10.10  Applicable Law..............................................   54
 10.11  Enforcement.................................................   54
 10.12  Disclosure Schedule.........................................   54
 10.13  Parent Transactions.........................................   54

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 10th day of December, 1999, by and among AT&T Corp. ("Parent"), B-Group Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), Liberty Media Corporation ("Liberty"), and The Todd-AO Corporation, a Delaware corporation (the "Company").

     WHEREAS the parties wish to provide for the terms and conditions upon which Parent will acquire stock in the Company possessing not less than 80% of the voting power of the Company (on a fully-diluted basis) by means of a merger of Merger Sub, a direct wholly-owned subsidiary of Parent, with and into the Company (the "Merger"); and

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereby agree as follows

                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

     1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the corresponding meanings:

          An "Affiliate" of any Person means any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Company Plan). A Person shall be deemed to "control," be "controlled by" or be "under common control with" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Parent nor any of its Affiliates shall be deemed to be an Affiliate of Liberty Media or any of its Affiliates, and neither Liberty Media nor any entity that is a member of the Liberty Media Group nor any of the Affiliates of any of the foregoing shall be deemed to be an Affiliate of Parent or any of its Affiliates.

          "Agreement" means this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

          "Class A Liberty Group Stock" means the Class A Liberty Media Group Common Stock, par value $1.00 per share, of Parent.

          "Class B Liberty Group Stock" means the Class B Liberty Media Group Common Stock, par value $1.00 per share, of Parent.

          "Closing" means the consummation of the transactions contemplated by this Agreement.

          "Closing Date" means the date on which the Closing occurs pursuant to
     Section 2.3.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock Group" has the meaning given to such term in the Parent Charter.

          "Company Class A Stock" means the Class A Common Stock, par value $.01 per share, of the Company, after giving effect to the Reclassification.

          "Company Class B Stock" means the Class B Common Stock, par value $.01 per share, of the Company, after giving effect to the Reclassification.

          "Company Commission Filings" means and includes all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed or to be filed by the Company with the Commission since September 1, 1993.

          "Company Stock" means, prior to the Reclassification, the Old Class A Common Stock and the Old Class B Common Stock, collectively, and, from and after the Reclassification, the Company Class A Stock and the Company Class B Stock, collectively.

          "Contract" means and includes any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature.

          "Contribution Agreement" means the Contribution Agreement dated as of March 9, 1999, among Liberty, Liberty Media Management LLC, Liberty Media Group LLC and Liberty Ventures Group LLC.

          "Convertible Debentures" means the 5% Convertible Debentures issued by the Company as listed on Schedule 4.3.

          "Common Stock Group" has the meaning given to such term in the Parent Charter.

          "Covered Entity" has the meaning ascribed thereto in the Parent
     Charter.

          "Disclosure Schedule" means the Schedules constituting a part of this Agreement as contemplated by Article IV, copies of which have been delivered to Parent and Liberty, on or prior to the date hereof.

          "Effective Time" means the time when the Merger becomes effective under applicable law.

          "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations thereunder.

          "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

          "Governmental Entity" means and includes any court, arbitrators, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

          "Hassanein" means Salah M. Hassanein.

          "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

          "Inter-Group Agreement" shall mean the Inter-Group Agreement, dated as of March 9, 1999, as amended, among Parent, on the one hand, and Liberty, Liberty Media Group LLC and each Covered Entity (as defined therein), on the other hand.

          "Inter-Group Supplement" shall mean the Fifth Supplement to Inter-Group Agreement between and among Parent, on the one hand, and Liberty, Liberty Media Group LLC and each Covered Entity (as defined therein), on the other hand, dated as of the date hereof.

          "Letter of Intent" means the letter of intent dated July 30, 1999, among Liberty, the Company, Marshall Naify and Robert A. Naify.

          "Liberty Affiliate", "Affiliate of Liberty" and similar phrases means Liberty, each Covered Entity, each member of the Liberty Media Group, and each subsidiary of Liberty, any member of the Liberty Media Group or a Covered Entity and from and after the Closing Date, the Surviving Corporation.

          "Liberty Group Information" means the information regarding the Liberty Media Group described in Section 6.5.

          "Liberty Material Adverse Effect" means (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of Liberty to perform its obligations hereunder) or (ii) an adverse effect on the business, assets, liabilities, operations, results of operations, or financial condition of the Liberty Media Group that is material to the Liberty Media Group taken as a whole.

          "Liberty Media Group" has the meaning given to such term in the Parent Charter and shall include Ranger Acquisition Corp., A-Group Merger Corp., C-Group Merger Corp., D-Group Merger Corp., and each of their respective Subsidiaries and successors.

          "Lien" means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, statutory or other lien, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Material Adverse Effect" means (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of any party hereto to consummate such transactions or perform its material obligations hereunder) or (ii) an adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company or any subsidiary of the Company (or of the Surviving Corporation or any subsidiary of the Surviving Corporation) that is material to the Company and its subsidiaries taken as a whole (or the Surviving Corporation and its subsidiaries taken as a whole, as the case may be), except to the extent that any such effect shall apply to, or be experienced by, the post-production industry in general. Without limiting the generality of the foregoing, for purposes of
     Article IV hereof, an adverse effect shall be deemed to be material for purposes of clause (ii) of this definition if it involves an amount of $5,000,000 or more.

          "Merger Consideration" means the Class A Liberty Group Stock into which shares of Company Class B Stock are converted pursuant to Section 2.4(a)(iii).

          "NYSE" means The New York Stock Exchange.

          "Parent Adverse Effect" means any of (i) an effect which is adverse to, or burdensome on the business, assets, liabilities, condition (financial or otherwise), results of operations, operations or prospects of any business of Parent or its Subsidiaries being conducted on the date hereof (other than any such effect which is insignificant in nature or consequence) or (ii) an adverse effect on the relationship between Parent or any of its Subsidiaries and any federal or state Governmental Entity having jurisdiction over any business of Parent or its Subsidiaries or the operations or assets thereof (other than such an effect which is insignificant in nature or consequence).

          "Parent Charter" means the Amended Certificate of Incorporation of Parent.

          "Parent Common Stock" means the Common Stock, par value $1.00 per share, of Parent.

          "Parent/Liberty Commission Filings" means and includes all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed or to be filed by Parent or Liberty with the Commission during the period from the effectiveness of the acquisition by Parent of Tele-Communications, Inc., through the Closing Date, to the extent (and only to the extent) that such documents include any financial statements of, or narrative description (including management's discussion and analysis) specifically regarding, the Liberty Media Group.

          "Parent Material Adverse Effect" means (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations hereunder) or (ii) an adverse effect on the business, assets, liabilities, operations, results of operations, or financial condition of Parent or any of its subsidiaries that is material to the Parent and all of its subsidiaries taken as a whole.

          "Parent Transaction" means any merger, acquisition, business combination, stock repurchase, stock issuance or other transaction or business opportunity, even if such Parent Transaction would materially interfere with the transactions contemplated by this Agreement.

          "Permitted Encumbrances" means the following Liens with respect to the properties and assets of the Company: (a) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Company's books in accordance with GAAP (to the extent required thereby); (b) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Company's books in accordance with GAAP (to the extent required thereby); (c) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (d) purchase money security interests or Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property (provided that any Lien permitted under clause
     (d) of this definition, and securing an obligation in excess of $50,000 shall be disclosed in Section 4.16(a) of the Disclosure Schedule) ; and (e) easements, restrictions and other minor defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of the property affected thereby.

          "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

          "Post-Merger Restructuring Transactions" means each of the transactions described in paragraphs 1 through 3 of Exhibit 1.1.

          "Restriction" means, with respect to any capital stock or other security, any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

          "Securities Act" means the Securities Act of 1933, and the rules and regulations thereunder.

          "Sixth Tax Sharing Amendment" shall mean the Sixth Amendment to Tax Sharing Agreement, by and among Parent, Liberty, for itself and each member of the Liberty Media Group, Tele-Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group LLC, TCI STARZ, Inc., TCI CT Holdings, Inc., and each Covered Entity (as defined therein), dated as of the date hereof.

          "Subsidiary," when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. Notwithstanding the foregoing, for purposes of this Agreement, Parent's Subsidiaries shall be deemed not to include Liberty or any entity that is a member of the Liberty Media Group or any of the Affiliates of any of the foregoing, whether or not they otherwise would be Subsidiaries of Parent under the foregoing definition.

          "Surviving Corporation" means the Company as the Surviving Corporation after the Merger as provided in Section 2.2(a).

          "Surviving Corporation Class A Stock" means the Class A Common Stock, par value $.01 per share, of the Surviving Corporation.

          "Surviving Corporation Class B Stock" means the Class B Common Stock, par value $.01 per share, of the Surviving Corporation.

          "Voting Agreement" means that Agreement, dated as of the date hereof, between Liberty and certain stockholders of the Company, substantially in the form of Exhibit 7.11(i) attached hereto

     1.2 ADDITIONAL DEFINITIONS. The following additional terms are used as defined in the indicated Sections:

DEFINED TERM                                                  SECTION DEFINED IN
------------                                                  ------------------
Applicable Period...........................................  7.5(b)
April 14 Letters............................................  4.10
BAS.........................................................  4.10
BT..........................................................  4.21
Breaching party.............................................  3.7
Capital Budget..............................................  7.4(d)
Certificates................................................  2.5(b)
Certificate of Merger.......................................  2.2(a)
Claim.......................................................  7.13(a)
Code........................................................  Preamble
Company.....................................................  Preamble
Company Board...............................................  3.1
Company Charter.............................................  3.1
Company Form 10-Q...........................................  4.4
Company Plans...............................................  4.12(a)
Company Stock Options.......................................  4.3(d)
Company Stock Plans.........................................  4.3(h)
Confidential Information....................................  7.2
Convertible Debt Facility Agreement.........................  2.9
Convertible Loans...........................................  2.9
Consolidated Returns........................................  4.11
Designated Directors........................................  2.2(e)
Disclosing Party............................................  7.2
DGCL........................................................  2.1
Environmental and Health Laws...............................  4.9
ERISA.......................................................  4.12(a)
ERISA Affiliate.............................................  4.12(a)
Excess Shares...............................................  2.5(f)
Exchange Agent..............................................  2.5(a)

DEFINED TERM                                                  SECTION DEFINED IN
------------                                                  ------------------
Exchange Agent Agreement....................................  2.5(a)
Exchange Fund...............................................  2.5(a)
Extraordinary Transaction...................................  7.5
Fairness Opinion............................................  4.13
Fractional Fund.............................................  2.5(f)
Governmental Consents and Filings...........................  4.5(ii)
Indemnified Liabilities.....................................  7.13(a)
Indemnified Parties.........................................  7.13(a)
Injunction..................................................  3.5
IRS.........................................................  4.11
Lazard......................................................  4.10
Licenses....................................................  4.9
Local Approvals.............................................  4.5(ii)
Merger......................................................  Preamble
Merger Proposal.............................................  3.1
Merger Sub..................................................  Preamble
Multiemployer Plan..........................................  4.12(b)
non-breaching party.........................................  3.7
Old Class A Common Stock....................................  2.1
Old Class B Common Stock....................................  2.1
Parent......................................................  Preamble
Parent Preferred Stock......................................  5.3
Party's Certificate.........................................  7.14
Parties' Certificates.......................................  7.14
Preliminary Proxy Statement.................................  3.2(a)
Proxy Statement.............................................  3.2(a)
Receiving Party.............................................  7.2
Reclassification............................................  2.1
Representatives.............................................  7.2
Rollover Debentures.........................................  2.7
Rollover Options............................................  2.6(a)
Rule 145 Agreement..........................................  3.3
S-4 Registration Statement..................................  3.2(a)
Special Meeting.............................................  3.1
Superior Proposal...........................................  7.5(b)
tax.........................................................  4.11
tax return..................................................  4.11
Termination Fee.............................................  9.2
Violation...................................................  4.5(iv)
Voting Debt.................................................  4.3(c)

     1.3 TERMS GENERALLY. The definitions in Sections 1.1 and 1.2 apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be construed as if followed by the words "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof, unless the context otherwise requires. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall mean a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular day, and such day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. As applied to Parent and its Subsidiaries, the phrases "as soon as reasonably practicable," "as promptly as practicable" and similar phrases shall mean "reasonably promptly under the circumstances, in light of the other burdens on the time and attention of the directors, officers, employees and agents of Parent and the relative benefits to Parent of this Agreement and such other burdens."

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

     2.1 THE RECLASSIFICATION. On or before the Closing Date, after the votes required by Section 4.15 have been received and prior to the effectiveness of the Merger, and subject to and upon the terms and conditions of this Agreement, the Company shall cause the certificate of incorporation of the Company to be duly amended in accordance with the Delaware General Corporate Law ("DGCL"), and in a form reasonably acceptable to Parent and Liberty, to reclassify (the "Reclassification") each share of the Class A Common Stock, par value $.01 per share, of the Company as in effect on the date hereof (the "Old Class A Common Stock") and each share of the Class B Common Stock, par value $.01 per share, of the Company as in effect on the date hereof (the "Old Class B Common Stock"), into (i) four-tenths of a share (0.4 shares) of Company Class A Stock and (ii) six-tenths of a share (0.6 shares) of Company Class B Stock. The certificate of incorporation of the Company, as in effect immediately following the Reclassification, shall provide (A) for the Company Class A Stock and the Company Class B Stock to vote together as a single class on all matters presented to the shareholders of the Company (except as otherwise required by the DGCL), (B) for the Company Class A Stock and the Company Class B Stock to be identical in all respects, except that holders of shares of Company Class A Stock shall be entitled to ONE vote per share, and holders of shares of Company Class B Stock shall be entitled to TEN votes per share, on all matters as to which the shareholders of the Company may vote or act by written consent and (C) for the elimination of certain sections of the Company's certificate of incorporation, including, without limitation, Section 6 of Article 4 thereof. A certificate of amendment to effect the Reclassification shall be filed with the Delaware Secretary of State only if the Merger is approved by the requisite vote of the stockholders of the Company and the Reclassification shall become effective immediately prior to Effective Time.

2.2 THE MERGER.

     (a) Merger; Effective Time. At the Effective Time, after the effectiveness of the Reclassification and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the provisions of the DGCL (including, without limitation, Section 103 of the DGCL), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Effective Time shall occur upon the filing with the Delaware Secretary of State of a certificate of merger (the "Certificate of Merger") substantially in the form of Exhibit 2.2(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent, Liberty and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article IX, the parties will cause the Certificate of Merger to be filed with the Delaware Secretary of State on the Closing Date or as soon as practicable after the Closing.

     (b) Effects of the Merger.  The Merger shall have the effects set forth in
Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the board of directors of the Surviving Corporation may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent and purposes of this Agreement.

     (c) Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended by virtue of the Merger, so as to read in its entirety in the form set forth in Exhibit 2.2(c), and as so amended shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided by law.

     (d) Bylaws of the Surviving Corporation. The bylaws of the Company in effect immediately prior to the Effective Time shall be amended by the directors of the Surviving Corporation immediately following the Effective Time, so as to read in their entirety in the form set forth in Exhibit 2.2(d), and as so amended shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter further amended as provided by law.

     (e) Directors of Surviving Corporation. Immediately prior to the Effective Time, all directors of the Surviving Corporation, other than Hassanein and such additional members, if any, as may be designated by Liberty in writing prior to the Closing (the "Designated Directors"), shall resign and Hassanein and any other Designated Directors shall take all necessary action to fill the resulting vacancies on the Board of Directors of the Company by electing to the Board of Directors the Persons designated in writing by Liberty, and such directors shall be the directors of the Surviving Corporation at the Effective Time. Such directors will hold office until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and bylaws of the Surviving Corporation, or as otherwise provided by applicable law.

     2.3 CLOSING.

     (a) Closing Date and Location. The Closing shall take place (i) at 10:00 a.m. (New York time) at the offices of Baker & Botts, L.L.P., 599 Lexington Avenue, New York, New York 10022, on the first business day following the date on which the last of the conditions set forth in Article VIII (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied by the Closing Date) is satisfied or, to the extent permissible, waived, or (ii) on such other date and at such other time or place as is mutually agreed by the parties hereto.

     (b) Obligations of the Company. At the Closing, the Company shall deliver to Parent and Liberty the following documents:

          (i) a long form certificate of good standing from the State of Delaware dated as of a date not more than two business days prior to the Closing Date and certifying that the Company is duly qualified and in good standing as of the date of such certificate;

          (ii) the officers' certificates provided for in Section 8.2(c) and 8.3(c);

          (iii) the opinions of Greenberg Glusker Fields Claman & Machtinger LLP, as counsel for the Company, pursuant to Section 8.2(g) and 8.3(f);

          (iv) any required consents and approvals required pursuant to Section 4.5;

          (v) written resignations from the directors of the Company other than Hassanein and any other Designated Directors, effective immediately prior to the Effective Time, and evidence of the appoint-ment, effective immediately prior to the Effective Time, by Hassanein and any other Designated Directors, as the remaining director(s) of the Surviving Corporation, of Liberty's designees for directors;

          (vi) the executed Certificate of Merger substantially in the form of
     Exhibit 2.2(a); and

     (c) Obligations of Liberty. At the Closing, Liberty shall deliver to the Company the following documents:

          (i) the officer's certificate provided for in Section 8.4(c)(i);

          (ii) the opinion of Baker & Botts, L.L.P., or other counsel acceptable to the Company, pursuant to Section 8.4(f); and

          (iii) any required consents and approvals required to be obtained at or prior to the Closing by Section 4.5 and not previously delivered.

     (d) Obligations of Parent and Merger Sub. At the Closing, Parent and Merger Sub shall deliver to the Company the following documents:

          (i) the officer's certificate provided for in Section 8.4(c)(ii); and

          (ii) the Certificate of Merger in the form of Exhibit 2.2(a), executed by Merger Sub.

     (e) Proceedings Satisfactory to Counsel. It shall be a condition to the effectiveness of all deliveries at the Closing that the actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement to be effected at the Closing, and related legal matters be reasonably satisfactory to and approved by counsel for each party and such counsel shall have been furnished with such certified or other copies of such actions and proceedings and such other instruments and documents as it shall reasonably have requested. All deliveries at the Closing shall be deemed to occur simultaneously unless the parties otherwise agree or the context otherwise requires.

     2.4 CONVERSION OF SECURITIES.

     (a) Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their securities:

          (i) Each share (or fraction thereof) of Company Class A Stock and Company Class B Stock that immediately prior to the Effective Time is held by the Company as a treasury share shall be canceled and retired without payment of any consideration therefor (and without any conversion thereof into the Merger Consideration);

          (ii) Subject to Section 2.5(f), shares of Company Class A Stock outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.4(a)(i) above) shall remain outstanding and continue as an equal number of shares of Surviving Corporation Class A Stock; and

          (iii) Subject to Section 2.5(f), shares of Company Class B Stock outstanding immediately prior to the Effective Time (other than shares referred to in Section 2.4(a)(i) above) shall be converted into and represent the right to receive, and shall be exchangeable for, shares of validly issued, fully paid and non-assessable Class A Liberty Group Stock at the rate of 1.0 share of Class A Liberty Group Stock for each 2.4 shares of Company Class B Stock.

     (b) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Liberty, Merger Sub, the Company or the holders of any of their securities, the shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, and shall be exchangeable for, in the aggregate, that number of shares of Surviving Corporation Class B Stock as is equal to the number of shares of Company Class B Stock that was converted into the Merger Consideration in accordance with Section 2.4(a)(iii).

     (c) No Future Ownership Rights in Converted Company Class B Stock. All shares of Company Class B Stock that are converted into the right to receive the Merger Consideration shall, after the Effective Time, no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect to such Company Class B Stock, except the right to receive the Merger Consideration for such Company Class B Stock upon the surrender of such certificate in accordance with the provisions of Section 2.5.

     2.5 EXCHANGE OF SHARES.

     (a) Appointment of Exchange Agent; Exchange Fund. On or before the Closing Date, Parent and the Company shall enter into an agreement (the "Exchange Agent Agreement") with Boston Equiserve Trust Company, N.A. or, at Parent's option, another exchange agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Exchange Agent to act as exchange agent in connection with the Merger and the Reclassification. Promptly following the effective time of the Reclassification, but prior to the Effective Time, the Company shall make available to the Exchange Agent, for the benefit of those Persons who immediately prior to the Reclassification were the holders of shares of Old Class A Common Stock or Old Class B Common Stock, certificates representing a sufficient number of shares of Company Class A Stock and Company Class B Stock (including fractions thereof resulting from the Reclassification) to effect the delivery of shares of Company Class A Stock and Company Class B Stock pursuant to the Reclassification. Promptly following the Effective Time, Parent shall make available to the Exchange Agent, for the benefit of those Persons who immediately prior to the Effective Time (and giving effect to the Reclassification) were the holders of Company Class B Stock, certificates representing a sufficient number of shares of Class A Liberty Group Stock to effect the delivery of the aggregate Merger Consideration issuable pursuant to
Section 2.4(a)(iii). (The certificates representing the shares of Class A Liberty Group Stock comprising the aggregate Merger Consideration are referred to herein as the "Exchange Fund")

     (b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that prior to the Reclassification represented issued and outstanding shares of Old Class A Common Stock or Old Class B Common Stock (and which, as reclassified pursuant to the Reclassification, are outstanding immediately prior to the Effective Time), whose shares of Company Class B Stock (as so reclassified) were converted into the right to receive the Merger Consideration ("Certificates"): (i) a notice of the effectiveness of the Reclassification and the Merger and (ii) a letter of transmittal (which shall state that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender and exchange of the Certificates. Such notice, letter of transmittal and instructions shall contain such provisions and be in such form as Parent, Liberty and the Company reasonably specify.

     (c) Exchange Procedure. Promptly following the surrender, in accordance with such instructions, of a Certificate to the Exchange Agent (or such other agent or agents as may be appointed by the Exchange Agent or Parent pursuant to the Exchange Agent Agreement), together with such letter of transmittal (duly executed) and any other documents required by such instructions or letter of transmittal, the Exchange Agent shall, subject to Section 2.5(d), cause to be distributed to the Person in whose name such Certificate shall have been issued (or, subject to Section 2.5(d), such Person's designee):

          (i) a certificate registered in the name of such Person (or, subject to Section 2.5(d), such Person's designee) representing the number of whole shares of Class A Liberty Group Stock into which the shares of Company Class B Stock issued in the Reclassification and previously represented by the surrendered Certificate shall have been converted in the Merger at the Effective Time pursuant to this Article II;

          (ii) a certificate registered in the name of such Person (or, subject to Section 2.5(d), such Person's designee) representing the number of whole shares of Company Class A Stock into which the shares of Old Class A Common Stock or Old Class B Common Stock previously represented by the surrendered Certificate shall have been reclassified pursuant to the Reclassification (which shares shall remain outstanding following the Merger as shares of Surviving Corporation Class A Stock); and

          (iii) payment (which shall be made by check) of any cash payable in lieu of fractional shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock pursuant to Section 2.5(f).

Each Certificate so surrendered shall forthwith be canceled.

     (d) Unregistered Transfers of Company Stock. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, certificates representing the proper number of whole shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock may be issued (and cash in lieu of fractional shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock may be paid) to the transferee if the Certificate representing such Company Stock surrendered to the Exchange Agent in accordance with Section 2.5(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, if the Person requesting such transfer pays to the Exchange Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid and if such Person establishes to the satisfaction of Parent that such transfer would not violate applicable federal or state securities laws.

     (e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and the Surviving Corporation and complying with any other reasonable requirements imposed by Parent and the Surviving Corporation, the Exchange Agent will cause to be delivered to such Person in respect of such lost, stolen or destroyed Certificate the Merger Consideration, shares of Surviving Corporation Class A Stock, and any cash in lieu of fractional shares of Class A Liberty Group Common Stock or Surviving Corporation Class A Stock to which such Person is entitled pursuant to Section 2.5(f), in respect thereof as determined in accordance with this Article II. Each of Parent and the Surviving Corporation may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give it a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) No Fractional Shares. No fractional shares of Class A Liberty Group Stock or Surviving Corporation Class A Stock shall be issued or delivered in the Merger or as a result of the Reclassification. In lieu of any such fractional shares, each holder of shares of Company Stock who would otherwise have been entitled to a fraction of a share of Class A Liberty Group Stock or a fraction of a share of Surviving Corporation Class A Stock upon the effectiveness of the Reclassification and the Merger and the surrender of Certificates for exchange pursuant to this Section 2.5 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock which, but for this Section 2.5(f), would be issuable in, or be outstanding as a result of, the Reclassification and the Merger. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock, respectively, delivered to the Exchange Agent by Parent and the Company over (ii) the aggregate number of full shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock, respectively, to be distributed to holders or former holders of Company Stock hereunder (such excess being herein called the "Excess Shares"). The Exchange Agent, as agent for the former holders of Company Stock, shall sell the Excess Shares at the prevailing prices on the NYSE or Nasdaq National Market, as applicable. The sales of the Excess Shares by the Exchange Agent shall be executed on the NYSE (or Nasdaq National Market, as applicable) through one or more member firms of the NYSE (or of the National Association of Securities Dealers, Inc., as applicable) and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, if any, including the expenses and compensation, if any, of the Exchange Agent, incurred in connection with such sale of Excess Shares, shall be deducted from the proceeds otherwise distributable to the holders and former holders of Company Stock. Until the proceeds of such sale have been distributed to the holders and former holders of Company Stock, the Exchange Agent will hold such proceeds in trust for such holders and former holders (the "Fractional Fund"). As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders and former holders.

     (g) No Dividends Before Surrender of Certificates. Until the surrender of a Certificate for exchange pursuant to Section 2.5, any dividends or other distributions in respect of shares of Class A Liberty Group Stock or Surviving Corporation Class A Stock issuable in exchange for the shares of Company Stock formerly represented by such Certificate, shall be accumulated and not paid or delivered, but (i) any such dividends or distributions that shall have become payable with respect to such Class A Liberty Group Stock or Surviving Corporation Class A Stock between the Effective Time and the time of such surrender shall be paid (by the issuer of such shares) upon the surrender of such Certificate (without interest thereon) to the Person in whose name the certificates representing the Class A Liberty Group Stock or Surviving Corporation Class A Stock issued in exchange therefor shall have been registered and (ii) any such dividends or distributions that shall have a record date prior to such surrender and a payment date after such surrender, shall be paid (by the issuer of such shares) (without interest thereon) on such payment date to the Person in whose name the certificates representing the Class A Liberty Group Stock or Surviving Corporation Class A Stock issued in exchange therefor shall have been registered. Payment of the Merger Consideration, delivery of shares Surviving Corporation Class A Stock pursuant to this Section 2.5 and any such accumulated dividends or distributions shall be subject to applicable escheat, abandoned property and similar laws, and neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock or Class A Liberty Group Stock for the Merger Consideration, Surviving Corporation Class A Stock or for any dividends or distributions with respect thereto which may be delivered to any public official pursuant to any escheat, abandoned property or similar law. Notwithstanding the foregoing, no Person shall have a claim against Parent or Liberty for any failure of the Surviving Corporation to issue shares of Surviving Corporation Class A Stock pursuant to this Section 2.5.

     (h) No Further Transfers of Converted Shares. All shares of Class A Liberty Group Stock and all shares of Surviving Corporation Class A Stock issued and all cash in lieu of fractional shares paid upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Stock so exchanged. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were converted into the right to receive the Merger Consideration. Each share of Class A Liberty Group Stock and Surviving Corporation Class A Stock into which shares of Company Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (i) Termination of Exchange Fund and Fractional Fund; Abandoned Property Laws. Any portion of the Exchange Fund and the Fractional Fund (and any dividends or other distributions with respect to such portion of the Exchange
Fund) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent (except for any portion of the Fractional Fund attributable to the Surviving Corporation Class A Stock, all of which shall at such time be delivered to the Surviving Corporation), and any former stockholders of the Company shall, after such delivery, look only to (i) Parent for payment of their claim for the Merger Consideration (and any such dividends or other distributions), (ii) Parent for any cash in lieu of fractional shares of Class A Liberty Group Stock, (iii) Surviving Corporation for payment of their claim for shares of Surviving Corporation Class A Stock, and (iv) Surviving Corporation for any cash in lieu of fractional shares of Surviving Corporation Class A Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock, or Class A Liberty Group Stock for any such shares, for any dividends or distributions with respect thereto or for any cash in lieu of fractional shares which may be delivered to any public official pursuant to any abandoned property, escheat or similar law.

2.6 TREATMENT OF COMPANY STOCK OPTIONS.

     (a) Appropriate action shall be taken by the Company under the Company Stock Plans and any other agreements pursuant to which Company Stock Options were issued to adjust such Company Stock Options pursuant to this Section 2.6. Each outstanding Company Stock Option shall be adjusted so that (taking into account any automatic adjustment to the Company Stock Options as a result of the Reclassification, pursuant to the terms of such Company Stock Options and any applicable Company Stock Plans or other agreements

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pursuant to which such Company Stock Options were issued) any exercise of such option entitles the holder thereof to purchase:

          (i) that number of shares of Class A Liberty Group Stock equal to the number of shares of Old Class A Common Stock subject to such Company Stock Option immediately prior to the Reclassification times 0.25; and

          (ii) that number of shares of Surviving Corporation Class A Stock equal to the number of shares of Old Class A Common Stock subject to such Company Stock Option immediately prior to the Reclassification times 0.4;

for an aggregate exercise price equal to the exercise price under such Company Stock Option as in effect immediately prior to the Effective Time. (The Company Stock Options, as so adjusted, collectively, the "Rollover Options"). If the foregoing calculation results in a Rollover Option being exercisable for a fraction of a share of Class A Liberty Group Stock or Surviving Corporation Class A Stock then upon exercise the number of shares of Class A Liberty Group Stock or Surviving Corporation Class A Stock subject to such option, as the case may be, shall be rounded to the nearest whole number of such shares, and the aggregate exercise price shall be prorated accordingly. The terms and conditions of each Rollover Option shall otherwise remain as set forth in the Company Stock Option corresponding to such Rollover Option, including any terms and conditions applicable to such Company Stock Option under any applicable Company Stock Plan.

     (b) The Rollover Options shall remain obligations of the Surviving Corporation and shall not under any circumstances be obligations of Parent. Following the Effective Time, Liberty will make available to the Surviving Corporation from time to time sufficient numbers of shares of Class A Liberty Group Stock to fulfill the Surviving Corporation's obligations under the Rollover Options, or will cause the Surviving Corporation to purchase such shares on the open market (or in block transactions from persons not affiliated with Parent). The Surviving Corporation undertakes to have available (or to acquire, if it does not have available) sufficient numbers of shares of Class A Liberty Group Stock to fulfill its obligations under the Rollover Options as the same may be exercised from time to time.

     (c) All shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock issued upon the exercise of any Rollover Option will be validly issued, fully paid and non-assessable.

     (d) The Surviving Corporation shall use commercially reasonable efforts to cause the issuance of shares of Surviving Corporation Class A Stock issuable upon exercise of any Rollover Options to be registered as soon as practicable (but no later than 15 days) after the Effective Time pursuant to an effective registration statement on Form S-8 (or other comparable form) under the Securities Act, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any Rollover Options remain exercisable.

     (e) Parent shall use commercially reasonable efforts to cause the issuance of shares of Class A Liberty Group Stock issuable upon exercise of any Rollover Options to be registered as soon as practicable (but no later than 15 days) after the Effective Time pursuant to an effective registration statement on Form S-8 (or other comparable form) under the Securities Act, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any Rollover Options remain exercisable.

     (f) The adjustments to Company Stock Options made pursuant to this Section
2.6 shall be made in accordance with the terms of such Company Stock Options and any applicable Company Stock Plans.

     2.7 TREATMENT OF CONVERTIBLE DEBENTURES. Appropriate action shall be taken by the Company to adjust the Convertible Debentures pursuant to this Section
2.7. Each outstanding Convertible Debenture shall be adjusted so that (taking into account any automatic adjustment to the Convertible Debentures as a result of

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the Reclassification, pursuant to the terms of such Convertible Debentures) it is convertible, in whole and not in part, into:

          (i) that number of shares of Class A Liberty Group Stock equal to the number of shares of Old Class A Common Stock into which such Convertible Debenture was convertible (if converted in full) immediately prior to the Effective Time (after giving effect to the Reclassification) times 0.25; and

          (ii) that number of shares of Surviving Corporation Class A Stock equal to the number of shares of Old Class A Common Stock into which such Convertible Debenture was convertible (if converted in full) immediately prior to the Effective Time (after giving effect to the Reclassification) times 0.4.

(The Convertible Debentures, as so adjusted, collectively, the "Rollover Debentures"). The Rollover Debentures shall be obligations of the Surviving Corporation and shall not under any circumstances be obligations of Parent. The terms and conditions of each Rollover Debenture shall otherwise remain as set forth in such Rollover Debenture. All shares of Class A Liberty Group Stock and Surviving Corporation Class A Stock issued upon the exercise of any Rollover Debenture will be validly issued, fully paid and non-assessable. The adjustments to the Convertible Debentures made pursuant to this Section 2.7 shall be made in accordance with the terms of such Convertible Debentures. Following the Effective Time, Liberty will make available to the Surviving Corporation from time to time sufficient numbers of shares of Class A Liberty Group Stock to fulfill the Surviving Corporation's obligations under the Rollover Debentures, or will cause the Surviving Corporation to purchase such shares on the open market (or in block transactions from persons not affiliated with Parent).

     2.8 POST-MERGER RESTRUCTURING TRANSACTIONS. As soon as practicable following the Effective Time, to the extent permitted by applicable law, Parent and Liberty shall cause the Post-Merger Restructuring Transactions to be consummated, as described in Exhibit 1.1, as the same may be modified or amended by mutual agreement of the parties hereto.

     2.9 CONVERTIBLE DEBT FACILITY. Immediately following the Post-Merger Restructuring Transactions, the Surviving Corporation and Liberty will enter into a convertible debt facility agreement in such form as the Surviving Corporation and Liberty shall mutually agree, consistent with the terms and conditions set forth in this Section 2.9 (the "Convertible Debt Facility Agreement"). The Convertible Debt Facility Agreement shall provide for aggregate credit commitments of $125 million, drawable at the option of the Surviving Corporation in whole or in part at any time during the 48-month period following the Closing Date, subject to borrowing conditions consistent with those provided for in the Company's existing bank credit facility. Such commitments shall be provided by Liberty and, subject to the prior written consent of the Surviving Corporation (which consent shall not unreasonably be withheld), one or more other Persons designated by Liberty (and agreed by such Person). Amounts borrowed by the Surviving Corporation under the Convertible Debt Facility Agreement ("Convertible Loans") shall be unsecured senior subordinated obligations of the Surviving Corporation, ranking junior to the Company's existing bank credit facility and any refinancings thereof, and senior to, or pari passu with, all other existing or subsequently incurred indebtedness of the Surviving Corporation. The Convertible Loans will bear interest at 4.00% per annum, payable quarterly in arrears in cash, and will be convertible at the option of the holder, in whole or in part, at any time prior to maturity, into shares of Surviving Corporation Class B Stock, at a conversion price of $13.00 per share, subject to customary adjustments for stock dividends, stock splits, reverse stock splits, reclassifications, mergers, consolidations and the like. The Convertible Loans will be due and payable in full on the fifth anniversary of the Closing Date and will not be subject to any mandatory principal payments or sinking fund prior to that date. Once borrowed, Convertible Loans will not be prepayable by the Surviving Corporation without the consent of the holder.

     2.10 CHANGES IN CLASS A LIBERTY GROUP STOCK. If prior to the Effective Time, the Class A Liberty Group Stock shall be recapitalized or reclassified or Parent shall effect any stock dividend, stock split, or reverse stock split of Class A Liberty Group Stock, then the shares of Class A Liberty Group Stock to be delivered upon conversion and exchange of the Company Stock under this Agreement shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property which the

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holders of such shares of Company Stock would have been entitled to receive had the Merger occurred prior to the record date for determining those stockholders entitled to participate in such corporate event.

                                  ARTICLE III

                                CERTAIN ACTIONS

     3.1 STOCKHOLDER MEETING. The Company and its Board of Directors (the "Company Board") shall take all action necessary in accordance with applicable law and the Company's Amended and Restated Certificate of Incorporation (the "Company Charter") and bylaws to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Company's stockholders (the "Special Meeting") for the purpose of considering and voting upon the approval and adoption of (a) this Agreement, (b) the Merger, (c) the Reclassification and
(d) any other action or transaction by the Company contemplated by this Agreement that requires approval of the Company's stockholders under the Company Charter, the Company's bylaws, the DGCL or the rules of the Nasdaq National Market (the "Merger Proposals"); provided, however, the Company's stockholders shall vote on the Reclassification first. The only matters the Company shall propose to be acted on by the Company's stockholders at the Special Meeting shall be the Merger Proposals. Subject to Section 7.5(b), the Company Board will recommend that the Company's stockholders vote in favor of approval of the Merger Proposals and the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of such approval and to secure the votes of the stockholders of the Company (and of any class or series of stockholders of the Company) required by the DGCL and the Company Charter to effect the Merger and the Reclassification. The Company shall not require any vote greater than the affirmative vote of the holders of a majority of the issued and outstanding shares of the Old Class A Common Stock and a majority of the issued and outstanding shares of the Old Class B Common Stock, each voting separately as a class, for the approval of the Reclassification. The Company shall not require any vote greater than a majority of the combined voting power of the issued and outstanding shares of Old Class A Common Stock and Old Class B Common Stock, voting together as a single class, for the approval of the Merger.

3.2 PROXY STATEMENTS AND OTHER COMMISSION FILING.

     (a) S-4 Registration Statement and Proxy Statement. As soon as reasonably practicable after the execution of this Agreement, Parent, Liberty and the Company shall cooperate in the preparation of, and the Company shall file confidentially with the Commission, a preliminary proxy statement (the "Preliminary Proxy Statement") in form and substance reasonably satisfactory to each of Parent, Liberty and the Company, and following resolution of comments, if any, of the Commission on the preliminary proxy statement, Liberty and Parent shall prepare and Parent shall file with the Commission a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a form of prospectus that includes such proxy statement (as amended or supplemented, if applicable) registering under the Securities Act the issuance of the shares of Class A Liberty Group Stock issuable upon conversion of Company Stock pursuant to the Merger. Each of Parent, Liberty and the Company shall use its reasonable efforts to respond to any comments of the Commission, to have the S-4 Registration Statement declared effective as promptly as practicable after such filing and to cause the proxy statement as filed with the Commission and as thereafter amended or supplemented to be approved by the Commission and mailed to the Company's stockholders at the earliest practicable time (such proxy statement in the definitive form mailed to the Company's stockholders, as thereafter amended or supplemented, being referred to as the "Proxy Statement"). The Company and Parent will notify each other party promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the S-4 Registration Statement, the Proxy Statement or any other filing or for additional information, and will supply the other parties with copies of all correspondence between it and any of its representatives, on the one hand, and the Commission or its staff or any other governmental officials on the other hand, with respect to the S-4 Registration Statement, the Proxy Statement, the Merger or any filing with the Commission relating thereto. Whenever a party becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the S-4 Registration Statement or any other filing with the Commission in connection with this Agreement or the transactions contemplated hereby, such party shall promptly inform

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the other parties of such occurrence and cooperate in the prompt filing with the
Commission or its staff or any other governmental officials, and/or mailing to stockholders of the Company, of an amendment or supplement that shall comply in all material respects with the provisions of the Securities Act and the Exchange Act. The Company, and Parent and Liberty, each shall promptly provide the other (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. Prior to making any application to or filing with any Governmental
Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

     (b) Company Board Recommendation. Subject to Section 7.5(b), the Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the S-4 Registration Statement becomes effective.

     (c) Comfort Letters. The Company will use its reasonable efforts to cause to be delivered to Parent and Liberty a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the S-4 Registration Statement becomes effective and addressed to Parent and Liberty, in form reasonably satisfactory to Parent and Liberty and customary in scope and substance for letters delivered by nationally recognized independent auditors in connection with registration statements similar to the S-4 Registration Statement. Liberty will use its reasonable efforts to cause to be delivered to the Company a letter of Liberty's independent auditors, addressed to the Company and dated a date within two business days prior to the date the Proxy Statement is first mailed, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by nationally recognized independent auditors in connection with proxy statements similar to the Proxy Statement.

     3.3 IDENTIFICATION OF RULE 145 AFFILIATES. Within 30 days after the execution of this Agreement, the Company shall deliver to Parent and Liberty a letter identifying all Persons who the Company knows are or who the Company has reason to believe may be, as of the date of the Special Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will supplement such letter, if applicable, with the name and address of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate; provided, however, that no Person so identified shall remain on such list of affiliates if Parent shall receive, on or before the date of the Special Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such as affiliate. The Company shall use its reasonable efforts to cause each Person who is identified as an "affiliate" in the letter referred to above (as so supplemented) to deliver to Parent, on or prior to the Closing Date, a written agreement, in substantially the form attached hereto as Exhibit 3.3 (each a "Rule 145 Agreement"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Class A Liberty Group Stock received by such affiliates in the Merger.

     3.4 STATE TAKEOVER STATUTES.  The Company will take all reasonable steps to
(i) exempt the Merger from the requirements of any applicable state takeover law and (ii) assist in any challenge by Parent or Liberty to the validity or applicability to the Merger of any state takeover law.

     3.5 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement (including Section 7.4 hereof) and applicable law, and (with respect to Parent) subject to the last proviso of the following sentence, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the S-4 Registration Statement, the

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Preliminary Proxy Statement, the Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) seeking to have such S-4 Registration Statement declared effective by the Commission as soon as reasonably practicable after filing; (iii) taking such actions as may reasonably be required under applicable state securities or blue sky laws in connection with the issuance of the Merger Consideration; (iv) using commercially reasonable efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person required in order to cause any of the conditions to each other party's obligation to consummate the Merger and the transactions contemplated hereby to be fully satisfied; (v) filing all pre-merger notification and report forms required under the Hart-Scott Act and responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act; (vi) using commercially reasonable efforts (which in the case of Parent do not require the commencement of litigation) to lift any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an "Injunction") of any type referred to in Sections 8.2(d), 8.3(e) and 8.4(f); (vii) using commercially reasonable efforts to obtain (1) the tax opinions referred to in Sections 8.2(f), 8.3(e) and 8.4(f), (2) the officer's certificates (forms of which have been delivered to the parties prior to the date hereof) to be relied upon by such counsel in rendering such opinions) and
(3) the opinions of its counsel referred to in Sections 8.2(g), and 8.3(f);
(viii) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (ix) in general, using commercially reasonable efforts to consummate and make effective the transactions contemplated thereby; provided, however, that in making any such filing and in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction referred to in this sentence, (A) no party shall be required to (and without the prior written consent of Liberty and Parent, the Company and its Affiliates shall not) (1) pay any consideration, (2) surrender, modify or amend in any substantive respect any License or C ontract (including this Agreement), (3) hold separately (in trust or otherwise), divest itself of, or otherwise rearrange the composition of, any of its assets, (4) agree to any limitations on any such Person's freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by any such Person or (5) agree to any other condition or requirement that is materially adverse or burdensome; (B) neither Parent nor Liberty shall be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 8.2(e) or 8.3(g); and (C) Liberty and the Company recognize that Parent may allocate resources in whatever manner it reasonably deems appropriate; and provided, further, that Parent and its Subsidiaries shall not be required to take any such action, or any other action pursuant to this Section 3.5, except to the extent that such action is required by statute, rule or regulation to be taken by or in the name of Parent or such Subsidiary (as opposed to by or in the name of Liberty or the Company or a Subsidiary thereof) in connection with the transactions contemplated by this Agreement and, in such event, Parent (or such Subsidiary of Parent) shall be required only to make filings and statements of fact and shall not under any circumstances be required to commit or be committed to take or refrain from taking any action or be subject to any restriction that relates to any business, asset, liability, operation or employee of Parent or any of its Subsidiaries. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

     3.6 STOCK AND OTHER PLANS. Promptly following the mailing of the Proxy Statement, the Company shall cause a notice to be sent to each holder of Company Stock Options, whether vested or unvested, in such form as is reasonably agreed in writing upon by the Company, Parent and Liberty.

3.7 EXPENSES.

     (a) Except as otherwise may be provided in this Agreement, the Inter-Group Supplement, the Sixth Tax Sharing Amendment, the Parent Charter or any document referred to herein or therein or executed in

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connection herewith or therewith to which the Company, Liberty Media or any of their respective Subsidiaries or Affiliates is a party, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the costs and expenses incurred in connection with printing and mailing the Proxy Statement, the S-4 Registration Statement (and any amendment or supplement thereto) and any prospectus included in the S-4 Registration Statement (and any amendment or supplement thereto) and the costs of filing under the Hart-Scott Act shall be borne one-half by Liberty and one-half by the Company. The filing fee payable to the Commission in connection with the filing of the S-4 Registration Statement shall be borne by Liberty. Notwithstanding the foregoing: (i) if this Agreement is terminated by a party (the "non-breaching party") as a result of a material willful breach by the other party (the "breaching party") of its covenants or agreements contained herein or the representations and warranties made by it herein, the breaching party shall reimburse the non-breaching party for all out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (ii) if this Agreement is terminated by either party pursuant to
Section 9.1(ii), solely or primarily as a result of the failure of the conditions set forth in Sections 8.1(b) (if the failure to satisfy such condition is the result of any material acquisition or other transaction or event, or agreement with respect thereto, engaged in, or entered into, by Parent or Liberty or any of their respective Affiliates, whether prior to or after the date hereof), 8.1(c), 8.2(d), 8.2(f), 8.3(h), 8.3(e), 8.4(d) or 8.4(f) to be
satisfied or waived, then Liberty shall reimburse the Company for all out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of $1,900,000.

     (b) Except as may otherwise be set forth in this Agreement, the Inter-Group Supplement, the Sixth Tax Sharing Amendment, the Parent Charter or any document referred to herein or therein or executed in connection herewith or therewith to which the Company, Liberty or any of their respective Subsidiaries or Affiliates is a party, each of Parent and Merger Sub (i) has not paid and will not pay, directly or indirectly (which does not include any payments by or to Liberty or any member of the Liberty Media Group or any Affiliate of the foregoing or any allocations pursuant to the Parent Charter or the Inter-Group Agreement), any expenses of any of the holders of Company Stock incurred in connection with the Merger and (ii) has not agreed to assume and will not assume, directly or indirectly(which does not include any payments by or to Liberty or any member of the Liberty Media Group or any Affiliate of the foregoing or any allocations pursuant to the Parent Charter or the Inter-Group Agreement), any expense or other liability, whether fixed or contingent, of any holder of Company Stock. Liberty and its Subsidiaries and Affiliates will not execute in connection with this Agreement or any document referred to herein, any document that would require Parent or any member of the Common Stock Group (i) to pay, directly or indirectly, any expenses of any of the holders of Company Stock incurred in connection with the Merger or (ii) to assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any holder of Company Stock, without the prior written approval of the Company and Parent. The Company and its Subsidiaries and Affiliates will not execute in connection with this Agreement or any document referred to herein, any document that would require Parent or any member of the Common Stock Group (i) to pay, directly or indirectly, any expenses of any of the holders of Company Stock incurred in connection with the Merger or (ii) to assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any holder of Company Stock, without the prior written approval of Liberty and Parent.

3.8 ACQUISITION OF COMPANY STOCK.

     (a) On and after the date hereof and through the Effective Time, Parent and Liberty shall not, and each shall cause its respective Subsidiaries and Affiliates not to, acquire any shares of or interests in stock of the Company or rights to acquire shares of or interests in stock of the Company other than pursuant to the Merger or this Agreement; provided, however, that this Section 3.8(a) shall not prohibit (i) Parent or any of the Subsidiaries or Affiliates from engaging in any Parent Transaction (or the acquisition of shares of or interests in stock of the Company pursuant thereto) so long as a principal purpose of such transaction is not the acquisition of shares of or interests in stock of the Company, (ii) any direct or indirect acquisition by Liberty or any member of the Liberty Media Group so long as a principal purpose of such transaction is not the

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acquisition of shares of or interests in stock of the Company, or (iii) the acquisition of any securities by or for the benefit of any employee benefit plan.

     (b) Subject to the last sentence of this paragraph (b), notwithstanding any other provision of this Agreement, Parent shall, if so requested by Liberty at least 30 days prior to the Closing Date, use commercially reasonable efforts to determine whether Parent or any Subsidiary of Parent that is a member of the Common Stock Group (i) has acquired any shares of or interests in stock of the Company on or prior to the date hereof and such acquisition of shares of or interests in stock of the Company would not have been made but for a plan that includes the Merger, or (ii) has acquired after the date hereof and prior to the Effective Time any shares of or interests in stock of the Company in any direct or indirect acquisition in which gain or loss is recognized by the Person who directly held such shares or interests immediately prior to such acquisition or, following such acquisition, the adjusted tax basis of such shares or interests in the hands of the Person that holds them is not solely determined by the adjusted tax basis of such shares or interests in the hands of the Person that held them immediately before such acquisition. In the event that such efforts of Parent result in Parent determining that Parent or a member of the Common Stock Group has so acquired such shares of or interests in stock of the Company, then Parent or such Subsidiary of Parent shall use commercially reasonable efforts to sell such shares of or interests in Company Stock in the open market at least five business days prior to the Closing Date (or, if such acquisition occurs within ten business days prior to the anticipated Closing Date, then prior to the Effective Time), excluding for purposes of this sentence and the immediately preceding sentence any shares of or interests in stock of the Company (x) that are acquired by or for the benefit of an employee benefit plan or the Liberty Media Group or (y) are acquired pursuant to this Agreement, the Inter-Group Supplement, the Sixth Tax Sharing Amendment or any document referred to herein or therein or executed in connection herewith or therewith to which the Company, Liberty or any of their respective Subsidiaries or Affiliates is a party. Notwithstanding the foregoing, Parent shall not be liable for (or in breach of this Section 3.8(b) in the event of) any failure of such reasonable efforts to detect ownership or acquisition of any such shares or interests.

     (c) Notwithstanding the provisions of Sections 3.8(a) and (b), as of the Effective Time, the aggregate of shares of Company Stock and rights to acquire ownership of shares of Company Stock (which rights are not subject to any significant condition other than payment of consideration, it being acknowledged and agreed that Parent's acquisition of MediaOne Group, Inc. is subject to significant conditions other than the payment of money) owned directly by (a) Parent or any member of the Common Stock Group that is wholly-owned directly by Parent and treated under Treasury Regulation Section 301.7701-3 as an entity that is disregarded as an entity separate from Parent for U.S. federal income tax purposes or (b) any other member of the Common Stock Group to the extent such other member acquired such shares or rights directly in contemplation of and in connection with the Merger (except in the case of (a) or (b), any shares of or interests in stock of the Company which may be owned (i) by or for the benefit of any (x) employee benefit plan of Parent, Liberty or any of their respective Subsidiaries or (y) the Liberty Media Group or (ii) pursuant to this Agreement (other than Sections 3.8(a)(i) and 3.8(b) hereof), including Exhibit
1.1 hereto, the Inter-Group Supplement, the Sixth Tax Sharing Amendment or any document referred to herein or therein or executed in connection herewith or therewith to which the Company, Liberty or any of their respective Subsidiaries or Affiliates is a party) will not constitute more than 5 percent of the shares of Company Stock outstanding on the date hereof (it being agreed and understood that any acquisition of a Subsidiary holding Company Stock or rights to acquire ownership of shares of Company Stock shall not be considered a direct acquisition of Company Stock or rights to acquire Company Stock).

     (d) Liberty and its Subsidiaries and Affiliates will not execute in connection with the Merger, this Agreement, the Inter-Group Agreement, the Inter-Group Supplement, the Sixth Tax Sharing Amendment, the Post-Merger Restructuring Transactions, or any document referred to herein or therein, any other document that would require Parent or any member of the Common Stock Group to acquire or own any shares of or interests in stock of the Company (other than the acquisition of shares of Company Stock pursuant to the Merger or the Post-Merger Restructuring Transactions), without the prior written approval of the Company and Parent.

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     (e) The Company and its Subsidiaries and Affiliates will not execute in connection with the Merger, this Agreement (or any document referred to herein), any other document that would require Parent or any member of the Common Stock Group to acquire or own any shares of or interests in stock of the Company (other than the acquisition of shares of Company Stock pursuant to the Merger or the Post-Merger Restructuring Transactions), without the prior written approval of Liberty and Parent.

     3.9 COMPENSATION. Except as may otherwise be provided in or required by this Agreement, the Inter-Group Supplement, the Sixth Tax Sharing Amendment or as has been or will be negotiated by Liberty or any member of the Liberty Media Group with Parent or any other Person, any compensation paid or to be paid by Parent, Merger Sub or any member of the Common Stock Group to any stockholder of the Company who will be an employee of or perform advisory services for Parent, Merger Sub or any member of the Common Stock Group before the Merger, or for Parent or any member of the Common Stock Group after the Merger, will be in consideration of services actually rendered or to be rendered, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and has been or will be bargained for independent of negotiations regarding the consideration to be paid for shares of Company Stock.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company makes the representations and warranties set forth below, except as expressly set forth in the applicable section of the Disclosure Schedule. Each exception to the representations and warranties set forth in the Disclosure Schedule shall reference by Section number the representation and warranty to which it applies. For purposes of this Article IV, an item shall be deemed to be material if it involves an amount of $5,000,000 or more.

4.1 ORGANIZATION AND QUALIFICATION.

     (a) Each of the Company and each of its subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (b) The Company has delivered to Liberty and Parent true and complete copies of the Company Charter and bylaws, as amended through and in effect on the date hereof, and the organization documents of its subsidiaries as amended through and in effect on the date hereof. The Company's minute books, true and complete copies of which have been made available to Liberty, contain the minutes of all meetings of incorporators, directors and stockholders of the Company since its inception and such minutes completely and correctly reflect all of their respective actions in all material respects.

     4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.15, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and by all other corporate action on the part of the Company, subject, in the case of consummation of the Reclassification and the Merger, to such approval of the Company's stockholders. The execution, delivery and performance by the Company of the Letter of Intent and the performance by the Company of its obligations thereunder were duly and validly authorized by the Company Board prior to the execution and delivery of the Letter of Intent by the parties thereto, in accordance with Section 203 and other applicable provisions of the DGCL. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be
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limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

4.3 CAPITALIZATION.

     (a) Prior to the Reclassification, the authorized capital stock of the Company consists of 30,000,000 shares of Old Class A Common Stock, 6,000,000 shares of Old Class B Common Stock and 1,000,000 shares of preferred stock, none of which have been designated or are outstanding. As of the close of business on the business day immediately preceding the date of this Agreement, (i) 8,157,309 shares of Old Class A Common Stock were issued and outstanding, 1,174,544 shares of Old Class A Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options, 643,341 shares of Old Class A Common Stock were reserved for issuance upon conversion of outstanding Convertible Debentures, and 6,000 shares were issued and held by the Company in its treasury or by subsidiaries of the Company, (ii) 1,747,178 shares of Old Class B Common Stock were issued and outstanding, no shares of Old Class B Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options, and no shares were issued and held by the Company in its treasury or by subsidiaries of the Company.

     (b) All issued and outstanding shares of Company Stock have been validly issued and are fully paid and non-assessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws.

     (c) As of the close of business on the date hereof, the only outstanding bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") in existence are the Convertible Debentures.

     (d) Section 4.3 of the Disclosure Schedule includes a true and complete list of all outstanding options ("Company Stock Options") to purchase Company Stock, showing for each Company Stock Option the following: the holder thereof, the date of issuance, the expiration date, the exercise price, the number of shares of Old Class A Stock covered thereby and the vesting schedule for such option. The Company has delivered to Liberty and Parent true and complete copies of the Company Stock Options. Such copies represent the terms, conditions, provisions, agreements, obligations and undertakings of the Company with respect to all Company Stock Options.

     (e) Section 4.3 of the Disclosure Schedule also includes a true and complete list and description of all outstanding Convertible Debentures, showing for each: the holder thereof, date of issuance, maturity date, conversion price, principal amount, interest rate and any other material provisions with respect thereto. The Company has delivered to Liberty and Parent true and complete copies of the Convertible Debentures. Such copies represent the terms, conditions, provisions, agreements, obligations and undertakings of the Company or any of its subsidiaries with respect to all Convertible Debentures.

     (f) Except for this Agreement, the Convertible Debt Facility Agreement, the Company Stock Options and Convertible Debentures outstanding as of the date hereof, and the obligation of the Company, pursuant to the Company Charter, to issue one share of Old Class A Common Stock for each share of outstanding Old Class B Common Stock under the circumstances provided for therein, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements or instruments of any kind or character, to or by which the Company or any of its subsidiaries is a party or is bound, that directly or indirectly (i) obligate the Company or any of its subsidiaries (conditionally or unconditionally) to issue, deliver or sell or cause to be issued, delivered or sold, (ii) entitle any Person (conditionally or unconditionally) to purchase or otherwise acquire, or (iii) otherwise represent or evidence: (A) any additional shares of Company Stock or any other capital stock, equity interest or Voting Debt of the Company or any subsidiary of the Company, (B) any securities convertible into, or exercisable or exchangeable for, any such shares, interests or Voting Debt, or (C) any phantom shares, phantom equity interests or stock or equity appreciation rights.

     (g) Neither the Company nor any subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Since the close of
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business on the business day immediately preceding the date of this Agreement, no shares of capital stock of the Company have been issued or have been transferred from the Company's treasury, except shares of Company Stock issued upon the exercise or conversion, in accordance with their terms, of Company Stock Options outstanding at the close of business on such date.

     (h) Except for this Agreement, the Convertible Debt Facility Agreement, and the Company's stock option plans of 1986, 1994, 1995, 1997 and 1998 and the Company's "executive pay out" arrangement with certain executives, as described in Section 4.3 of the Disclosure Schedule (collectively, the "Company Stock Plans"), the Convertible Debentures and those Company Stock Options granted pursuant to individual agreements with the grantees and not pursuant to the Company Stock Plans (as described in Section 4.3 of the Disclosure Schedule), true and complete copies of all of which have been provided to Liberty and Parent by the Company, neither the Company nor any of its subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees, directors or any other Persons, that require or permit the issuance, sale, purchase or grant of any capital stock, other equity interests or Voting Debt of the Company or any subsidiary of the Company, any other securities convertible into, or exercisable or exchangeable for, any such stock, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights.

     (i) All shares of capital stock of, and all partnership, membership or other equity interests in, each subsidiary of the Company and in each Affiliate of the Company owned directly or indirectly by the Company are owned free and clear of any Lien or Restriction, except as set forth in Section 4.3(i) of the Disclosure Schedule, and the shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid and non-assessable. There are not, and immediately after the Effective Time, there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character that, directly or indirectly,
(x) provide for or relate to the sale, pledge, transfer or other disposition by the Company or any subsidiary of the Company of any shares of capital stock of, any partnership, membership or other equity interests in, or any Voting Debt of any subsidiary of the Company or any Affiliate owned directly or indirectly by the Company or any subsidiary of the Company, or (y) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt.

     (j) Except for the transactions listed in Section 7.4(e) of the Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any controlled Affiliate of the Company is under any obligation to contribute any additional capital to, or to acquire any additional interest in, any other Person.

     4.4 REPORTS AND FINANCIAL STATEMENTS. The Company has made available to Liberty and Parent true and complete copies of all Company Commission Filings filed prior to the date hereof and agrees to provide Liberty with true and complete copies of all Company Commission Filings filed after the date hereof. The Company Commission Filings constitute all of the documents (other than preliminary material) required to be filed by the Company with the Commission since September 1, 1993. As of their respective dates, each of the Company Commission Filings complied and, in the case of filings after the date hereof, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the Company Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Company Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1999 (the "Company Form 10-Q") or as disclosed therein, the Company did not as of such date have any material liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other and whether due or to become due (including any liability for
                                      A-26
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breach of contract, breach of warranty, torts, infringements, claims or lawsuits). Since August 31, 1999, the Company has not incurred any liability or obligation of any kind that alone or in the aggregate is material, except in the ordinary course of business.

     4.5 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. The execution and delivery by the Company of this Agreement do not and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

          (i) conflict with or violate the Company Charter or bylaws or the charter or bylaws of any corporate subsidiary of the Company or the partnership agreement of any partnership subsidiary of the Company, assuming approval of the Merger Proposal by the Company's stockholders as contemplated by Section 4.15;

          (ii) require any consent, approval, order or authorization of or other action by, or any registration, qualification, declaration or filing with or notice to, any Governmental Entity (collectively, "Governmental Consents and Filings"), with respect to the Company or any subsidiary of the Company, except (A) the filing with the Commission of the Proxy Statement and such reports under Sections 13(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) such Governmental Consents and Filings (the "Local Approvals") with foreign, state and local Governmental Entities as may be required with respect to any Licenses held by the Company or any of its subsidiaries, or as may otherwise be required under laws applicable to the conduct of the businesses of the Company and its subsidiaries, (D) such consents and filings as may be required in connection with the issuance of Class A Liberty Group Stock as contemplated hereby pursuant to state securities and blue sky laws; (E) all filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act; (F) the filing by Parent of the S-4 Registration Statement; and (G) any other filings the absence of which would not, individually or in the aggregate, result in a Material Adverse Effect.

          (iii) assuming approval of the Merger Proposal by the Company's stockholders as contemplated by Section 4.15, require, on the part of the Company or any subsidiary of the Company, any consent by or approval or authorization of or notice to any Person (other than a Governmental Entity), whether under any Contract or otherwise, except as set forth in
     Section 4.5(iii) of the Disclosure Schedule and except for any other consents, approvals, authorizations and notices the absence of which would not, individually or in the aggregate, result in a Material Adverse Effect;

          (iv) assuming that the consents and notices described in Section 4.5(iii) of the Disclosure Schedule are obtained and given, conflict with or result in any violation or breach of or default under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by or the impairment, loss or forfeiture of any benefit, rights or privileges under or the creation of a Lien or other encumbrance on any assets pursuant to (any of the foregoing, a "Violation") any Contract to which the Company or any subsidiary is a party, by which the Company or any subsidiary or any of their respective assets or properties is bound or affected, or pursuant to which the Company or any subsidiary is entitled to any rights or benefits (in any such case, with or without notice or lapse of time, or both), other than any Violations that would not, individually or in the aggregate, result in a Material Adverse Effect; or

          (v) assuming that the Merger Proposal is so approved by the Company's stockholders and assuming that the Governmental Consents and Filings specified in clauses (A) through (E) of Section 4.5(ii) are obtained, made and given, result in a Violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any subsidiary or by which any of their respective properties or assets are bound or affected, other than any such Violations that would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 4.5(ii)(C) of the Disclosure Schedule identifies all Local Approvals required by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the

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Company of its obligations hereunder and the consummation of the Merger as contemplated hereby, other than any such Local Approvals that meet both of the following requirements: (x) the failure of such Local Approvals to be obtained would not, individually or in the aggregate, have a Material Adverse Effect, and
(y) the Company is not aware, after due diligence, that such Local Approval is so required.

     4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise expressly disclosed in Company Commission Filings filed with the Commission between August 31, 1998, and the date of this Agreement, since August 31, 1999: (i) there has not been any material adverse change in the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, and no event has occurred and no condition exists that, individually or together with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect and (ii) other than any actions that in the ordinary course of the Company's business consistent with prior practice would not have required, and would have been taken without, the approval of the Company Board, no action has been taken by the Company or any subsidiary of the Company that, if Section
7.4 had then been in effect, would have been prohibited by such Section without the consent or approval of Liberty, and no agreements, understandings, obligations or commitments, whether in writing or otherwise, to take any such action have been entered into.

     4.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company or any of its Affiliates, directors, officers, employees, agents or representatives in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the S-4 Registration Statement or any amendment or supplement thereto filed or to be filed by Parent with the Commission under the Securities Act in connection with the Class A Liberty Group Stock to be issued in the Merger (or any other securities issued or deemed to be issued in connection with this Agreement and the transactions contemplated hereby), (ii) the Proxy Statement or (iii) any other documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the S-4 Registration Statement or any amendment or supplement thereto, when the same becomes effective, at the time of the Special Meeting and at the Effective Time, and, in the case of the Proxy Statement or any amendment or supplement thereto, at the time of mailing of the Proxy Statement to the Company's stockholders and at the time of the Special Meeting or any other meeting of the Company's stockholders to be held in connection with the Merger, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. For this purpose, any such information included or incorporated by reference in any such document will be deemed to have been so supplied in writing specifically for inclusion or incorporation therein if such document was available for review by the Company a reasonable time before such document was filed (but the foregoing shall not be the exclusive manner in which it may be established that such information was so supplied). The S-4 Registration Statement (to the extent that the Proxy Statement constitutes the prospectus thereunder) and the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the respective rules and regulations under each such Act.

     4.8 LEGAL PROCEEDINGS. Except as set forth in the Company Commission Filings filed with the Commission prior to the date hereof, (i) there is no suit, action or proceeding pending or, to the best knowledge of the Company, any investigation pending or any suit, action, proceeding or investigation threatened, against, involving or affecting the Company or any subsidiary or any of its or their properties or rights, that is, if adversely determined, reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect; (ii) there is no judgment, decree, Injunction, rule or order of any Governmental Entity applicable to the Company or any subsidiary that has or is reasonably likely to have, either individually or in the aggregate, any such effect; and (iii) to the best knowledge of the Company, there is no action, suit, proceeding or investigation pending or threatened against the Company that seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or that seeks damages in connection therewith, and no Injunction of any type referred to in Sections 8.2(d), 8.3(h) and 8.4(d) has been entered or issued.

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     4.9 LICENSES; COMPLIANCE WITH REGULATORY REQUIREMENT.  The Company and its
subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the "Licenses") that are material to the ownership of the assets and operation of the businesses of the Company and its subsidiaries to which such Licenses relate. The Company's material Licenses are listed on Section 4.9 of the Disclosure Schedule attached hereto. The Company and each of its subsidiaries is in compliance with, and has conducted its business so as to comply with, the terms of its Licenses and with all applicable laws, rules, regulations, ordinances and codes, domestic or foreign. Without limiting the generality of the foregoing, the Company and its subsidiaries (i) have all Licenses of foreign, state and local governmental authorities required for the operation of the facilities being operated on the date hereof by the Company and its subsidiaries, (ii) have duly and currently filed all reports and other information required to be filed by any Governmental Entity in connection with such Licenses, and (iii) are not in violation of any of such Licenses. Without limiting the generality of the foregoing, to the best knowledge of the Company, the Company has duly complied with, and the operation of its business, equipment and other assets and the facilities owned or leased by the Company are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or a quasi governmental authority relating to
(i) errors or omissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, (v) the emission of non-ionizing electromagnetic radiation or (vi) other environmental, health or safety matters, including all matters set forth in the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Authorization Act of 1986; the Occupational Safety and Health Act; the Resource Conservation Recovery Act of 1976; the Federal Water Pollution Control Act of 1970; the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Emergency Planning Community Right to Know Act of 1986, as amended; and the Clean Air Act, as amended (collectively "Environmental and Health Laws"). To the knowledge of the Company, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against the Company relating to violations of the Environmental and Health Laws. The Company has not received any notice of, and does not know or have any reason to suspect, any facts that would constitute a violation of any Environmental and Health Laws that relate to the use, ownership or occupancy of any property or facilities used by the Company in connection with the operation of its business or any activity of the business of the Company that would result in a violation or threatened violation of any Environmental or Health Laws.

     4.10 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or any of its subsidiaries, Affiliates, directors, officers, employees or agents, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except to the extent provided for in (a) the engagement letter and indemnification letter, each dated April 14, 1999 (the "April 14 Letters"), between the Company and Lazard Freres & Co. LLC ("Lazard"), and (b) the engagement letter dated September 24, 1999, between the Company and Banc of America Securities LLC ("BAS"), true, correct and complete copies of which have been delivered by the Company to Liberty and Parent prior to the date of this Agreement, and the Company agrees to indemnify and hold Parent, Liberty, Merger Sub and their respective subsidiaries, Affiliates, directors, officers, employees and agents harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions, expenses or claims for indemnification or contribution asserted (i) by any other Person on the basis of any act or statement made or alleged to have been made by the Company or any of its subsidiaries, Affiliates, directors, officers, employees or agents, (ii) by Lazard on the basis of any act or statement made or alleged to have been made by the Company or any of its subsidiaries, Affiliates, directors, officers, employees or agents other than the April 14 Letters or (iii) by BAS on the basis of any act or statement made or alleged to have been made by the Company or any of its subsidiaries, Affiliates, directors, officers, employees or agents.

     4.11 TAX MATTERS. (a) There have been duly filed by or on behalf of the Company and each of its subsidiaries (and each of their respective predecessors, if any), or filing extensions from the appropriate
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federal, state, foreign and local Governmental Entities have been obtained with respect to, all federal, state, foreign and local tax returns and reports required to be filed on or prior to the date hereof; (ii) payment in full or adequate provision, in accordance with GAAP, for the payment of all taxes required to be paid in respect of the periods covered by such tax returns and reports has been made; (iii) a reserve that the Company reasonably believes to be adequate has been set up for the payment of all such taxes anticipated to be payable in respect of periods through the date hereof; (iv) there are no material "deferred intercompany transactions" or "intercompany transactions," the gain or loss in which has not yet been taken into account under the Consolidated Returns (as defined below); and (v) there are no liens for taxes on the assets of the Company and each of its subsidiaries, except for statutory liens for current taxes not yet due and payable (and except for liens that do not and would not, individually or in the aggregate, have a Material Adverse Effect). No income tax returns required to be filed by or on behalf of the Company and each of its subsidiaries consolidated in such returns (and their respective predecessors, if any) (the "Consolidated Returns") have been examined by or settled with the Internal Revenue Service ("IRS") or other Governmental Entity, except as set forth in Section 4.11 of the Disclosure Schedule. No deficiencies or assessments have been asserted in writing by any Governmental Entity with respect to any alleged deficiency in any tax, except as set forth in
Section 4.11 of the Disclosure Schedule. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. The term "tax return" means a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any tax, including any information return, claim for refund, amended tax return or declaration of estimated tax.

     (b) Neither the Company nor any of its Subsidiaries (i) is a party to any tax allocation or tax sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which was the Company or (iii) has any liability for taxes of any Person (other than the Company and its Subsidiaries) under Reg. sec.1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

4.12 EMPLOYEE MATTERS.

     (a) Section 4.12(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since January 1, 1994, by the Company or by any trade or business, whether or not incorporated ("ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company or any ERISA Affiliate, including any such type of plan established, maintained or contributed to under the laws of any foreign country (the "Company Plans"). Section 4.12(a) of the Disclosure Schedule identifies each Company Plan that is an "employee benefit plan," as defined in
Section 3(3) of ERISA. The Company has delivered to Liberty true and complete copies of each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, the most recent determination letter issued by the IRS with respect to each Company Plan for which such a letter has been obtained, annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan that is an employee pension benefit plan for the three most recent plan years and all required actuarial reports for the last two plan years of each Company Plan.

     (b) Except as set forth in Section 4.12(b) of the Disclosure Schedule, none of the Company Plans is a "multiemployer plan", as defined in Section 3(37) of ERISA ("Multiemployer Plan"), and neither the Company nor any ERISA Affiliate has completely or partially withdrawn from any Multiemployer Plan with respect to which the Company or any ERISA Affiliate has any unsatisfied withdrawal liability, nor has any of them incurred any unsatisfied liability due to the termination or reorganization of a Multiemployer Plan; and
                                      A-30
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with respect to each Company Plan that is a Multiemployer Plan: (i) none of the
Company, any of its Subsidiaries nor any ERISA Affiliate would be subject to any withdrawal liability under Part I of Subtitle E of Title IV of ERISA if, as of the close of the most recent fiscal year of any such plan, the Company or any of its subsidiaries or any of their respective ERISA Affiliates were to experience a complete withdrawal from such plan; and (ii) to the Company's knowledge, none of the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and (iii) the Company and its ERISA Affiliates have made all contributions to such Multiemployer Plan that they are required to make under the terms of such plan or under any applicable law or contract, except in the case of clauses (i), (ii) and (iii), which would not reasonably be expected to have a Material Adverse Effect.

     (c) Each Company Plan that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code and/or such Company Plan complies with Section 505 of the Code, unless the IRS does not as a matter of policy issue such notification with respect to that particular type of plan. Each such Company Plan satisfies, where appropriate, the requirements of Sections 501(c)(9) and 505 of the Code.

     (d) There has been no event or circumstance that has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation or any other person or entity under Title IV of ERISA against the Company or any ERISA Affiliate nor is there or has there been any event or circumstance that could reasonably be expected to result in such liability.

     (e) Except as set forth in Section 4.12(e) of the Disclosure Schedule, neither the Company nor any subsidiary of the Company is a party to or bound by the terms of any collective bargaining agreement. The Company and each subsidiary of the Company is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company, and during the past five years neither the Company nor any subsidiary of the Company has experienced a work stoppage.

     (f) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, Section 406 of ERISA and Section 4975 of the Code.

     (g) To the Company's knowledge, each Company Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

     (h) Except as set forth in Section 4.12(h) of the Disclosure Schedule, no Company Plan provides welfare benefits, including death or medical benefits, with respect to current or former employees or consultants of the Company or any subsidiary of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law).

     (i) Except as set forth in Section 4.12(i) of the Disclosure Schedule, there are no material pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

     (j) Section 4.12(j) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which the Company or any of its subsidiaries is a party or by which any of them may be bound (true and complete copies of which have been made available to Liberty): (i) each employment, consulting, agency or commission agreement not terminable without liability to the Company or any of its subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent and involving compensation or remuneration of more than $90,000 per annum;
                                      A-31
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(ii) each labor union or collective bargaining agreement; (iii) each agreement with any executive officer or other key employee of the Company or any subsidiary of the Company, the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement; (iv) each agreement with respect to any officer or other key employee of the Company or any subsidiary of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (v) each other material agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.12(j) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, arrangement, commitment or understanding that has resulted or would result, upon the consummation of the transactions contemplated under this Agreement or otherwise, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     4.13 FAIRNESS OPINION. The Company Board has received the oral opinion (which will be memorialized in writing prior to the filing of the Preliminary Proxy Statement) of BAS that, as of the date hereof, the Merger Consideration payable with respect to the Company Class B Stock pursuant to the Merger, and the ownership of the Surviving Corporation Class A Stock to be retained in the Merger by the record holders thereof, taken as a whole, is fair, from a financial point of view, to the holders of the Old Class A Common Stock, other than (if holders) Parent, Liberty and any Affiliates of the Company, Parent or Liberty (the "Fairness Opinion"). The Company has provided, or prior to the filing of the Preliminary Proxy Statement will provide, Liberty and Parent with a true and complete copy of the Fairness Opinion will include an executed copy of the Fairness Opinion in the Proxy Statement.

     4.14 RECOMMENDATION OF COMPANY BOARD. The Company Board, by vote at meetings duly called and held, has approved this Agreement and the Merger and has declared them advisable, determined that the Reclassification and the Merger are in the best interests of the Company's stockholders, and has adopted resolutions recommending approval and adoption of the Reclassification, this Agreement and the Merger by the stockholders of the Company.

     4.15 VOTE REQUIRED; CONSENTS UNDER EMPLOYEE PLANS. The only vote of stockholders (or holders of Convertible Debentures) of the Company required under the DGCL, the Nasdaq National Market and the Company Charter and bylaws in order to approve and adopt the Reclassification is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Old Class A Common Stock and Old Class B Common Stock, each voting separately as a class, and no other vote or approval of or other action by the holders of any capital stock or Voting Debt of the Company is required. The only vote of stockholders (or holders of Convertible Debentures) of the Company required under the DGCL, the Nasdaq National Market and the Company Charter and bylaws in order to approve and adopt the Merger is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Old Class A Common Stock and Old Class B Common Stock voting together as a single class, and no other vote or approval of or other action by the holders of any capital stock or Voting Debt of the Company is required. No consent, approval or other action by any holder of any Company Stock Option or Convertible Debenture or any participant in any Company Stock Plan is necessary in order to effect the provisions of Section 2.6 and 2.7.

     4.16 ADEQUACY OF PROPERTIES; INTANGIBLE PROPERTY.

     (a) The properties and assets owned or leased by the Company and its subsidiaries are suitable and adequate for the conduct of their respective businesses and operations and, except as otherwise disclosed in the Company Commission Filings filed with the Commission prior to the date hereof, the Company and its subsidiaries have good and marketable title to or valid leasehold or other contractual interests in such properties and assets, free and clear of all Liens other than Permitted Encumbrances. All such real properties and material assets encumbered by Permitted Encumbrance are listed in Section 4.16(a) of the Disclosure Schedule.

     (b) The Company and its subsidiaries own or have adequate rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, trade secrets, customer lists and other proprietary intellectual property rights (each of which are listed in Section 4.16(b) of the Disclosure Schedule) required for, used in or incident to the businesses of the Company and its subsidiaries as now conducted or proposed to be conducted. Except as otherwise described in the Company Commission Filings, the Company has not received notice, and has no reason to know, of any claim or threatened infringement of the rights of others with respect to any patents, trade secrets, trademarks, service marks, trade names, brands, logos, copyrights or licenses used or owned by the Company. The Company has no reason to believe that it is infringing upon or otherwise violating, or has in the past infringed upon or otherwise violated, the rights of any third party with respect to any patent, trade secret, trademark, trade name, service mark or copyright. To the best knowledge of the Company, no current or former employee of the Company is or was a party to any confidentiality agreement and/or agreement not to compete which restricts or prohibits or restricted or prohibited at any time during such employee's employment by the Company, such employee's performance of the Company's business, as the case may be, or any activity that such employee was hired to perform. To the best knowledge of the Company, the Company is not now using, and has not in the past used without appropriate authorization, any confidential information or trade secrets of any third party. The Company has never received any notice alleging such conduct.

     4.17 TRANSACTIONS WITH AFFILIATES AND CERTAIN AGREEMENTS. Section 4.17 of the Disclosure Schedule sets forth an accurate and complete listing of (a) all Contracts, leases, agreements and understandings, whether written or oral, to which the Company or any of its subsidiaries is a party, or by which the Company, any of its subsidiaries or any of their respective assets is bound, that contain any material restriction or limitation on the ability of the Company or any of its subsidiaries or Affiliates to engage in any business anywhere in the world and (b) all Contracts, leases, agreements and understandings, whether written or oral, giving any person the right to require the Company to register under the Securities Act any securities of the Company or to participate in any registration of such securities. The Company has previously provided or made available to Liberty true and complete copies of each of the foregoing agreements. Except as expressly disclosed by the Company in the Company Commission Filings filed with the Commission prior to the date hereof, there are no relationships or transactions involving the Company or any subsidiary or Affiliate of the Company of a type required to be disclosed in any Company Commission Filings pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

     4.18 NO INVESTMENT COMPANY. The Company is not an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

     4.19 NO EXCISE TAX OBLIGATIONS. The Company does not have, and following the consummation of the Merger the Surviving Corporation will not have, any obligation to make payments to any past or present employees of the Company or its subsidiaries or Affiliates as a result of the imposition of any excise taxes pursuant to Section 4999 of the Code or the imposition of any excise or similar taxes pursuant to any similar provision of state or local law.

     4.20 FULL DISCLOSURE. No statement in this Agreement (including without limitation the Schedules and Exhibits thereto) or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of the Company to Parent, Liberty or Merger Sub (or to any officer, director, agent, employee, subsidiary or Affiliate of any of them) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     4.21 BRITISH TELECOMMUNICATIONS. As of the date hereof, the Company and its Subsidiaries do not, directly or indirectly, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any shares of any class of capital stock of British Telecommunications plc, a company organized under the laws of England and Wales ("BT"), or any of its Subsidiaries, or any direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any shares of any class of capital stock of BT or any of its Subsidiaries. Between the date of this Agreement and the Effective Time, neither the Company nor its Subsidiaries will voluntarily acquire or agree to acquire (through purchase, exchange, conversion or otherwise) beneficial ownership of any shares of any class of capital stock of BT or its Subsidiaries or any direct or indirect rights or options to so acquire any shares of any class of capital stock of BT or any of its Subsidiaries.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to the Company and, solely with respect to Sections 5.1 and 5.2, to Liberty, as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each of Parent and Merger Sub has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including in the case of Merger Sub, approval and adoption of this Agreement and the Merger by Parent, as the sole stockholder of Merger Sub). This Agreement is a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The shares of Class A Liberty Group Stock to be issued and delivered by Parent pursuant to Sections 2.4, 2.5, 2.6 and 2.7 will be, when the Merger has become effective and such shares are issued and delivered as provided in Sections 2.4, 2.5, 2.6 and 2.7 duly authorized, validly issued, fully paid and non-assessable assuming, with respect to Sections
2.6 and 2.7, that such issuance and delivery is consistent with the terms and conditions of the Company Stock Options and the Convertible Debentures, respectively, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

     5.3 CAPITALIZATION OF PARENT. As of the date hereof, Parent's authorized capital stock consists of 8,850,000,000 shares, consisting of (a) 100,000,000 preferred shares, par value $1.00 per share ("Parent Preferred Stock"), and (b) 8,750,000,000 common shares, par value $1.00 per share, of which (i) 6,000,000,000 shares are Parent Common Stock, (ii) 2,500,000,000 shares are Class A Liberty Group Stock and (iii) 250,000,000 shares are Class B Liberty Group Stock.

     5.4 OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES; ASSETS OF MERGER SUB

     (a) Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby.

     (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Parent directly. Except as contemplated by this Agreement and the Inter-Group Supplement, the Post-Merger Restructuring Transactions and the Contribution Agreement there are not as of the date hereof, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to or by which Merger Sub is a party or may be bound requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

     (c) As of the date hereof and immediately prior to the Effective Time, except for agreements, obligations or liabilities entered into or incurred in connection with its incorporation or organization and the transactions contemplated hereby and by the Inter-Group Supplement and the Sixth Tax Sharing Amendment or any other documents referred to herein or therein or executed in connection herewith or therewith to which any of the Company or its subsidiaries or Affiliates is a party, Merger Sub has not and will not have incurred, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     (d) Parent will take all commercially reasonable actions necessary to ensure that Merger Sub at no time prior to the Effective Time owns any material assets other than an amount of cash necessary to capitalize Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated. If, notwithstanding the foregoing sentence, any assets are contributed to Merger Sub, Parent will take all commercially reasonable actions necessary to ensure that no assets will be withdrawn from Merger Sub at any time prior to the Effective Time.

     5.5 OWNERSHIP OF COMPANY STOCK. As of the date hereof, neither Parent nor any Subsidiary or Affiliate of Parent "owns", and has not within the past three years "owned" (as such terms are defined in Section 203 of the DGCL), more than 5% of the shares of Company Stock (other than pursuant to this Agreement, including Exhibit 1.1 hereto, the Inter-Group Supplement, the Sixth Tax Sharing Amendment or any document referred to herein or therein or executed in connection herewith or therewith to which the Company, Liberty or any of their respective Subsidiaries or Affiliates is a party) outstanding on the date hereof; provided, however, that for purposes of this representation Parent and its Subsidiaries that are members of the Common Stock Group shall not be deemed to own or have owned any shares or interests in stock of the Company that may be owned by or for the benefit of any member of the Liberty Media Group.

     5.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the S-4 Registration Statement or any amendment or supplement thereto, (ii) the Proxy Statement or (iii) any other documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the S-4 Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF LIBERTY

     Liberty hereby represents and warrants to Parent and the Company as follows:

     6.1 ORGANIZATION AND QUALIFICATION. Liberty (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Liberty Material Adverse Effect. As of the September 30, 1999, (a) 1,156,751,950 shares of Class A Liberty Group Stock, (b) 49,265,043 shares of Class A Liberty Group Stock were reserved for issuance upon exercise of outstanding options for Class A Liberty Group Stock, (c) 108,421,708 shares of Class B Liberty Group Stock were issued and outstanding and (d) 2,912,000 shares of Class B Liberty Group Stock were reserved for issuance upon exercise of outstanding options for Class B Liberty Group Stock.

     6.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Liberty. Liberty has all requisite corporate power and authority to enter into this Agreement and Liberty has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Liberty of this Agreement and the consummation by Liberty of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Liberty, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     6.3 OWNERSHIP OF COMPANY STOCK. Neither Liberty nor any member of the Liberty Media Group nor any Subsidiary or Affiliate of Liberty "owns" (as such term is defined in Section 203 of the DGCL), any shares of Company Stock; provided that the foregoing representation is to the best knowledge of Liberty with respect to shares of Company Stock so "owned" by Liberty by virtue of the ownership of shares of Company Stock by Liberty's "affiliates" or "associates" (as such terms are defined in the DGCL). Between the date of this Agreement and the Effective Time, neither Liberty nor any member of the Liberty Media Group nor any Subsidiary or Affiliate of Liberty will acquire any additional shares of Company Stock, except in accordance with Section 3.8.

     6.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Liberty relating to Liberty or any of its subsidiaries or the Liberty Media Group for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the S-4 Registration Statement, or any amendment or supplement thereto, filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, (ii) the Proxy Statement or (iii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the S-4 Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The S-4 Registration Statement, including any amendments or supplements thereto, will comply as to form in all material respects with the provisions of the Securities Act.

6.5 LIBERTY GROUP INFORMATION.

     (a) The narrative information contained in the proxy statement of Tele-Communications, Inc. dated January 8, 1999, with respect to the Liberty Media Group (referred to in such proxy statement as the "New Liberty Media Group"), giving effect to the transactions described in such proxy statement, did not as of such date contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The items of selected pro forma financial information with respect to such "New Liberty Media Group" in such proxy statement, giving effect to the transactions described in such proxy statement and on the basis described therein, were accurate in all material respects as of the dates and for the periods for which such information is presented.

     (b) The narrative information contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 with respect to the Liberty Media Group (referred to therein as the "Liberty/Ventures Group"), giving effect to the acquisition of Tele-Communications, Inc. by Parent described therein, the combination of the Ventures Group referred to therein with the predecessor of the Liberty Media Group, and the related transfers of assets by the Ventures Group in exchange for approximately $5.5 billion in cash, did not as of the date such report was filed with the Commission contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Liberty has made available to the Company true and complete copies of all Parent/Liberty Commission Filings filed prior to the date hereof and agrees to provide the Company, upon request, with true and complete copies of all Parent/Liberty Commission Filings filed after the date hereof. As of their respective dates, each of the Parent/Liberty Commission Filings complied and, in the case of filings after the date hereof, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the Parent/Liberty
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

Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Parent/Liberty Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Liberty Media Group as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments.

     6.6 NO APPROVALS OR NOTICES REQUIRED. The execution and delivery by Liberty of this Agreement do not and the performance by Liberty of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

          (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Liberty as in effect on the date hereof;

          (ii) require any consent, approval, order or authorization of or other action by, or any registration, qualification, declaration or filing with or notice to, any Governmental Entity, with respect to Liberty, except (A) the filing by Parent of the S-4 Registration Statement, (B) the filing with the Commission of such reports under Sections 13(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such consents and filings as may be required in connection with the issuance of Class A Liberty Group Stock as contemplated hereby pursuant to state securities and blue sky laws, and any other Governmental Consents and Filings required with foreign, state and local Governmental Entities with respect to any Licenses of Parent or any of its Affiliates or as may otherwise be required under any laws applicable to the conduct of the business of Parent and its Affiliates; (E) all filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act;
     (F) the filing by the Company of the Proxy Statement and all other Government Consents and Filings required to be filed by or on behalf of the Company or any of its Affiliates; and (G) any other filings the absence of which would not, individually or in the aggregate, result in a Parent Material Adverse Effect;

          (iii) conflict with or result in any Violation of, any Contract to which Liberty or any Liberty Affiliate is a party, other than any Violations that would not, individually or in the aggregate, result in a Liberty Material Adverse Effect; or

          (iv) assuming approval and adoption of the Merger and this Agreement by Parent as sole stockholder of Merger Sub and assuming that the Governmental Consents and Filings specified in clauses (A) through (F) of
     Section 6.6(ii) are obtained, made and given, result in a Violation of any law, rule, regulation, order, judgment or decree applicable to Liberty, other than any such Violations that would not, individually or in the aggregate, result in a Liberty Material Adverse Effect.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Liberty Group Information, since December 31, 1998, there has not been a material adverse change in, and no event has occurred and no condition exists that, individually or together with all such changes, events and conditions has had or, insofar as Liberty can reasonably foresee, is reasonably likely to have a Liberty Material Adverse Effect.

     6.8 LEGAL PROCEEDINGS. There is no suit, action or proceeding pending to which Liberty is a party that relates to this Agreement or the Merger and, if adversely determined, is reasonably likely to have, either individually or in the aggregate, a Liberty Material Adverse Effect. There is no judgment, decree, Injunction, rule or order of any Governmental Entity applicable to Liberty that relates to this Agreement or the Merger and has, or is reasonably likely to have, either individually or in the aggregate, a Liberty Material Adverse Effect. To the best knowledge of Liberty, there is no action, suit, proceeding or investigation pending or threatened against Liberty that seeks to restrain, enjoin or delay the consummation of the Merger or any other

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material transaction contemplated hereby or that seeks damages in connection therewith, and no Injunction of any type referred to in Sections 8.2(d), 8.3(h) and 8.4(d) has been entered or issued.

     6.9 NO OTHER MERGER AGREEMENTS. Neither Liberty nor any Liberty Affiliate is a party to any agreement, whether or not in writing, that requires Parent, Merger Sub or any of their respective subsidiaries to effect a merger of the Company or the Surviving Corporation with and into any other corporation, other than the Merger, or that provides for Parent, Merger Sub or any of their respective subsidiaries or Affiliates to suffer or incur any damage, cost, liability or other penalty or onerous condition if such a merger is not effected.

                                  ARTICLE VII

              CERTAIN AGREEMENTS AND TRANSACTIONS PRIOR TO CLOSING

     7.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries, and use its reasonable efforts to cause its other Affiliates, to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent and Liberty full access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, operations, results of operation, personnel, assets, liabilities, condition and prospects as such Persons shall from time to time reasonably request, and instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the same and otherwise fully cooperate with the other party in its investigation of the Company and its business. No investigation pursuant to this Section 7.1 will affect any representation or warranty given by the Company to Parent or Liberty hereunder.

     7.2 CONFIDENTIALITY. Each of the parties hereto (the "Receiving Party") agrees, except as otherwise provided in this Section 7.2, that it will keep confidential in accordance with this Section 7.2 and not disclose to any person other than its officers, directors, employees, accountants, counsel, financial advisors and other representatives (collectively, "Representatives") or use for any purpose other than the performance by the Receiving Party of its obligations under this Agreement and compliance with, and enforcement of, the terms and conditions hereof, and the Receiving Party's due diligence review and business evaluations relating to the Disclosing Party and the transactions contemplated hereby, all proprietary and/or confidential information provided to the Receiving Party or any of its Representatives by any other party hereto (the "Disclosing Party") or any of its Representatives ("Confidential Information"). In addition, each of Liberty and the Company agrees not to contact any of the Disclosing Party's customers or vendors for any reason related to this Agreement or the transactions contemplated hereby without the Disclosing Party's consent. All information provided to the Receiving Party or its Representatives by the Disclosing Party in connection with the Transaction shall be presumed to constitute "Confidential Information" unless (i) the Disclosing Party indicates otherwise in writing, (ii) the information was or becomes generally available to the public other than as a result of a disclosure in violation of this paragraph by the Receiving Party or its Representatives, (iii) the information was or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party, (iv) the information was within the possession of the Receiving Party or any of its Representatives prior to being furnished by or on behalf of the Disclosing Party, provided that in each case the source of such information was not bound by a confidentiality agreement in respect thereof preventing disclosure to such Receiving Party or (v) the information is independently developed by the Receiving Party (but only if it does not contain or reflect, and is not based upon, in whole or in part, any information furnished hereunder which constitutes Confidential Information). Notwithstanding the foregoing, if the Receiving Party is required in any judicial or administrative proceeding or by any regulatory or judicial authority or pursuant to any applicable law or regulation to disclose any Confidential Information, then any disclosure of such information to the extent so required shall not be prohibited by this paragraph. The Receiving Party shall give the Disclosing Party prompt written notice of any disclosure of Confidential Information pursuant to the immediately preceding sentence, including the circumstances requiring such disclosure, which notice shall be (to the extent permitted by law) sufficiently prior to such disclosure to permit the Disclosing Party to seek an appropriate protective order or other relief. A party's obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party's written

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approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the Receiving Party's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a Receiving Party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar natur e, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a Receiving Party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence in which event it will be liable in damages for the disclosing party's lost profits resulting directly and solely from such disclosure; provided, however, that notwithstanding the foregoing, Parent will not be liable under any circumstances for damages other than direct damages (and not lost profits or indirect, special, punitive, or consequential damages) resulting directly and solely from such wrongful disclosure by Parent.

     7.3 PUBLIC ANNOUNCEMENTS. Neither Liberty nor the Company shall or shall permit any of its subsidiaries to (and each of Liberty and the Company shall use its reasonable efforts to cause its Affiliates, directors, officers, employees, agents and representatives not to) issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other (which consent shall not be unreasonably withheld), except to the extent required by applicable law, including the rules and regulations of the Commission, the applicable requirements of the National Association of Securities Dealers, Inc. with respect to issuers whose securities are quoted on the Nasdaq Stock Market or by any securities exchange or association on which such party's securities are traded (including pursuant to any listing agreement) (and in such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

     7.4 CONDUCT OF THE COMPANY'S BUSINESS PENDING THE EFFECTIVE TIME. The Company shall, and shall cause each of its subsidiaries to, except as permitted, required or specifically contemplated by this Agreement or consented to or approved in writing by Liberty alone and, in the case of clauses (c)(i), (c)(ii) and (h), Liberty and Parent (which consent or approval shall not be unreasonably withheld) during the period commencing on the date hereof and ending at the Effective Time:

          (a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practice;

          (b) use reasonable efforts, in the ordinary and usual course of its business and consistent with past practice, to preserve intact its business organization, preserve its Licenses in full force and effect, keep available the services of its present officers and key employees, and preserve the good will of those having business relationships with it (provided, however, that this provision will not preclude the Company from terminating any officer or key employee for "cause" with the prior approval of Liberty, which approval need not be in writing and shall not be unreasonably withheld or delayed);

          (c) not (i) make any change or amendments in its charter, bylaws, partnership agreement or membership agreement (as the case may be); (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities, or any securities convertible into, or options, warrants or rights of any kind to subscribe to or acquire, any shares of its capital stock or any of its other equity interests or securities, or any phantom shares, phantom equity interests or stock or equity appreciation rights, other than issuances of Company Class A Stock upon exercise of Company Stock Options or Convertible Debentures outstanding on the date of and disclosed pursuant to this Agreement in accordance with their existing terms, and issuances of capital stock or partnership or other equity interests by a direct or indirect wholly owned subsidiary of the Company to its immediate parent; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of the Company or any subsidiary of the Company;

     (v) amend or modify any outstanding options, warrants, or rights to acquire, or securities convertible into shares of its capital stock or other equity interests or securities, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or amend or modify any Company Stock Plan or Convertible Debentures or adopt or authorize any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement; (vi) make any other changes in its capital, partnership or membership structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities; (viii) sell or pledge any stock, equity or partnership interest owned by it in any subsidiary of the Company or any Affiliate, except in the ordinary course of business consistent with prior practice; or (ix) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (d) not (i) modify or change in any material respect any material License or Contract, other than in the ordinary course of business consistent with past practice; (ii) enter into any new employment, consulting, agency or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in compensation, (x) in each case other than in the ordinary course of business consistent with past practice, and with or granted to persons who are not officers or directors of the Company or any subsidiary of the Company, and that do not, in the aggregate, materially increase the compensation or benefit expense of the Company or any subsidiary of the Company or any Affiliate, (y) other than the regular annual salary increase granted in the ordinary course of business and consistent with past practice to officers and employees of the Company or its subsidiaries and
     (z) other than entering into the consulting agreement with Hassanein substantially in the form of Exhibit 7.11(ii); (iii) establish, amend or modify any Company Plan or any other employee benefit plan of any kind referred to in Section 4.12(a), except to the extent required by any applicable law or the existing terms of such Company Plan or by the provisions of this Agreement; (iv) secure any of its outstanding unsecured indebtedness, provide additional security for any of its outstanding secured indebtedness or grant, create or suffer to exist any Lien on or with respect to any property, assets or rights of the Company or any subsidiary of the Company, except for Permitted Encumbrances (provided that Liens qualifying as Permitted Encumbrances pursuant to clause (d) of the definition thereof shall not exceed $2,500,000 in the aggregate, without the prior written consent of Liberty, which consent shall not unreasonably be withheld or delayed); (v) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its latest balance sheet included in the Company Form 10-Q or incurred since the date of such balance sheet in the ordinary course of business and consistent with past practice and scheduled repayments of indebtedness reflected on the latest balance sheet included in the Company Form 10-Q;
     (vi) cancel any debts or waive any claims or rights, except in the ordinary course of business and consistent with past practice; (vii) make any capital expenditures in excess of $20,000 individually or $200,000 in the aggregate from the date hereof through the Closing Date, other than the proposed capital expenditures set forth on Section 7.4(d)(vii) of the Disclosure Schedule, which contains the capital budget for the Company and its subsidiaries approved by the Company Board and in effect as of September 30, 1999 (the "Capital Budget"); (viii) accelerate the payment of, or otherwise prepay, any existing outstanding indebtedness for borrowed money; (ix) other than as contemplated or otherwise permitted by this Agreement and other than the normal cash management practices of the Company and its subsidiaries conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any transaction with any director, officer, partner or affiliate not required by the terms of an existing Contract described on
     Section 7.4(d)(ix) of the Disclosure Schedule; or (x) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (e) other than any acquisitions listed on Section 7.4(e) of the Disclosure Schedule, not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise
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

     acquire any substantial assets (it being understood that any acquisition that would constitute a capital expenditure within the meaning of the Capital Budget shall be subject to the provisions of clause (d) of this Section and not to this clause (e));

          (f) not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with prior practice;

          (g) not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt security or obligation of any other Person, other than in the ordinary course of business consistent with past practice; and

          (h) not take any action that would or is reasonably likely to result in (i) any of the representations or warranties made in Article IV hereof being untrue on and as of the Closing Date as though made on and as of the Closing Date (except for any changes expressly permitted or contemplated by this Agreement) or (ii) any of the conditions set forth in Section 8.1, 8.2 or 8.3 not being satisfied.

     7.5 NO SOLICITATION.

     (a) During the term of this Agreement, the Company shall not, directly or indirectly, through any Representative or otherwise (i) engage in any Extraordinary Transaction (as defined below), (ii) enter into any agreement or understanding with any person other than Liberty with respect to any Extraordinary Transaction, (iii) participate or engage in any discussions or negotiations with any person other than Liberty relating to any of the foregoing (whether or not initiated by the Company or any Representative), or (iv) provide any material non-public information regarding the Company or any of its subsidiaries or any of the Company's securities to any person other than Liberty or Parent in connection with any of the foregoing; provided, however, that this
Section 7.5(a) shall not be construed to prohibit the Company from engaging in any or all of the transactions specified in Section 7.4(e) of the Disclosure Schedule. If the Company receives any inquiry or proposal regarding the possibility of an Extraordinary Transaction, or regarding any of the matters described in clauses (ii) through (iv) of the immediately preceding sentence, it shall promptly notify Liberty thereof in writing and shall provide Liberty with such information regarding such inquiry or proposal and the person making the same as Liberty shall reasonably request, to the full extent such information is reasonably available to the Company. "Extraordinary Transaction" means any investment in, acquisition of, business combination with or other extraordinary transaction regarding the Company or any direct or indirect subsidiary or division thereof, including, without limitation, any merger, purchase or sale of securities or purchase or sale of assets outside the ordinary course of business.

     (b) Notwithstanding Section 7.5(a), if at any time prior to approval and adoption of this Agreement and the Merger by the Company's stockholders at the Special Meeting (the "Applicable Period") (i) the Company receives a Superior Proposal (as defined below) that was not solicited or initiated by the Company or any affiliate or representative of the Company in violation of Section 7.5(a), and (ii) the Company Board reasonably determines in good faith (after consultation with the Company's outside legal counsel) that it is required to do so in order to discharge properly its fiduciary duties under applicable law, the Company may, in response to such unsolicited Superior Proposal, (A) take any or all of the actions referred to in clauses (ii) through (iv) of Section 7.5(a) with respect to such Superior Proposal (and in connection therewith the Company and any Subsidiary of the Company (x) may enter into one or more customary confidentiality agreements with the Person or Persons making the Superior Proposal but (y) may not agree to any exclusive right to negotiate with the Company), and/or (B) withdraw or modify its recommendation of this Agreement and the Merger (provided that in such event this Agreement and the Merger shall nevertheless be submitted to a vote of the Company's stockholders at the Special Meeting), and nothing contained in this Agreement shall prevent the Company Board or the Company from complying with Rule l4d-9 and Rule l4e-2 promulgated under the Exchange Act with regard to any Extraordinary Transaction relating to any such unsolicited Superior Proposal. For all purposes of this Agreement, "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution or

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similar transaction, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Stock then outstanding or all or substantially all the assets of the Company, on terms that the Company Board reasonably determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

     7.6 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Effective Time, each of Liberty and the Company will give prompt notice in writing to the other and to Parent of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (except for changes permitted or contemplated by this Agreement),
(ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VIII hereof to be satisfied, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (iv) any notice of, or other communication relating to, any litigation referred to in Section 7.7 or any order or judgment entered or rendered therein.

     7.7 DEFENSE OF LITIGATION. Each of Liberty and the Company agrees to vigorously defend against any and all actions, suits or proceedings in which such party is named as a defendant that seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company shall not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent and Liberty (which consent shall not unreasonably be withheld or delayed). Liberty and Merger Sub shall not settle any such action, suit or proceeding, if such settlement would have, or could reasonably be expected to have, a Material Adverse Effect, without the consent of the Company (which consent shall not unreasonably be withheld or delayed). Liberty and the Company further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such person were a party hereto.

     7.8 ADDITIONAL FINANCIAL STATEMENTS. Promptly after the same become available, the Company shall furnish to Parent and Liberty such additional financial data concerning the Company and its subsidiaries as Parent or Liberty may reasonably request, including any audited consolidated financial statements of the furnishing party for any year ending on or after the date hereof, prepared in conformity with the requirements of the Commission applicable to annual financial statements to be included in Form 10-K under the Exchange Act, and all interim quarterly consolidated financial statements of the furnishing party prepared on or after the date of this Agreement, accompanied by a statement of the principal financial officer of the Company that, in the opinion of such officer, such quarterly financial statements were prepared in conformity with the requirements of the Commission applicable to financial statements to be included in Form 10-Q under the Exchange Act, applied (in each such case) on a consistent basis (except as otherwise stated in the quarterly financial statements) and present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the date and for the period indicated (subject in the case of quarterly financial statements to normal, recurring year-end audit adjustments).

     7.9 ACTIONS BY MERGER SUB. In its capacity as the sole stockholder of Merger Sub and subject to the terms and conditions of this Agreement, Parent shall use all reasonable efforts to cause Merger Sub to approve and adopt the Merger Proposal and to take all corporate action necessary on its part to consummate the Merger Proposal and the transactions contemplated hereby.

     7.10 LISTING. Each party agrees to use its reasonable efforts to cause the shares of Class A Liberty Group Stock to be issued in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, and to cause the shares of Class A Liberty Group Stock issuable upon the exercise of Rollover

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Options or the conversion after the Effective Time of outstanding Convertible
Debentures to be listed on the NYSE.

     7.11 CERTAIN AGREEMENTS. Concurrently with the execution and delivery of this Agreement, the following additional agreements are being entered into by the parties thereto:

          (i) a Voting Agreement in the form attached hereto as Exhibit 7.11(i) (the "Voting Agreement"), among Liberty and Marshall Naify and Robert A. Naify (each in their individual capacities and as trustees under certain trusts established for the benefit of certain family members); and

          (ii) a Consulting Agreement in the form attached hereto as Exhibit 7.11(ii), among the Company, Liberty, SMH Entertainment, Inc., a California corporation, and Hassanein.

In addition, a Noncompetition Agreement substantially in the form of Exhibit 7.11(iii) among the Company, Liberty, Marshall Naify and Robert A. Naify will be entered into prior to the Closing.

     7.12 CERTIFICATES AS TO INDEBTEDNESS. At the Closing, the Company shall cause the lenders under its existing bank credit facility to deliver a certificate to Liberty certifying the amount of outstanding indebtedness of the Company under such facility at such time.

7.13 INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE.

     (a) Liberty, Merger Sub and the Company agree that all right to indemnification, exculpation, advancement of expenses and the like now existing in favor of any present or former director or officer of the Company and its subsidiaries (the "Indemnified Parties") as provided in the respective charters or bylaws of the Company and such subsidiaries or in an agreement between an Indemnified Party and the Company or one of its subsidiaries, are contract rights and shall survive the Merger. In addition, and without limiting the foregoing, from and after the Effective Time, Liberty and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each of the Indemnified Parties (and shall also, subject to Section 7.13(b), advance expenses as incurred, to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), against all losses, costs, expenses, claims, damages, judgments or liabilities arising out of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its subsidiaries, or is or was serving at the request of the Company as an officer, director or employee or agent of another Person, pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the "Indemnified Liabilities") (including all such Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or any other transactions contemplated hereby or thereby), in each case to the fullest extent permitted under the DGCL (notwithstanding the charter, bylaws or similar organizational documents of the Company, the Surviving Corporation, Parent or Liberty); provided, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of the Company or its subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that Liberty or the Surviving Corporation shall, subject to Section 7.13(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case Liberty or the Surviving Corporation, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Liberty and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified Parties as provided in the Company Charter or the Company's bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any of the Company's subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until

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the final disposition of such Claim. The Surviving Corporation shall, and
Liberty shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing currently such insurance coverage for directors and officers of the Company, and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 1.75 times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. Anything contained herein to the contrary notwithstanding (but without limiting the obligations of Liberty and the Surviving Corporation to indemnify, defend and hold harmless the Indemnified Parties as set forth in this Section 7.13), as between Liberty and the Surviving Corporation, the Indemnified Liabilities and all costs and expenses incurred by Liberty or the Surviving Corporation in connection with or arising from the Indemnified Liabilities, or in connection with or arising from any obligation to indemnify, defend and hold harmless any Indemnified Party, or to advance expenses or maintain insurance in connection therewith, shall be borne by the Surviving Corporation, and if any liability, loss, cost, damage, claim or expense (including any attorneys' fees and expenses) is paid or incurred by Liberty as a result of any Indemnified Liability or any obligation to indemnify, defend, hold harmless, advance expenses to or maintain insurance for any Indemnified Party, Liberty shall be entitled to reimbursement in full therefor by the Surviving Corporation and shall be subrogated to all rights of the Indemnified Parties vis-a-vis the Surviving Corporation with respect to such Indemnified Liabilities and obligations.

     (b) Subject to the rights conferred by the foregoing, the Company, Liberty and the Surviving Corporation, with respect to any Claim relating hereto or to the transactions contemplated by this Agreement commenced before the Effective Time, agree to cooperate and use their respective reasonable efforts vigorously to defend against and respond thereto. Any Indemnified Party wishing to claim indemnification with respect to such a Claim under paragraph (a) of this Section 7.13, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), shall promptly notify Liberty thereof (but the failure so to notify shall not relieve the Company, Liberty or the Surviving Corporation from any liability that it may have under this Section 7.13 except to the extent such failure prejudices such party), whereupon Liberty shall have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, Liberty shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if there are issues that raise existing or potential conflicts of interest between Liberty or the Surviving Corporation and the Indemnified Parties, or among any of the Indemnified Parties, the Indemnified Parties or those of them so affected may retain separate counsel as appropriate to resolve any such conflict or conflicts and Liberty shall pay or cause to be paid all reasonable fees and expenses of such counsel. Neither Liberty nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent, however, shall not be unreasonably withheld. This Section 7.13 is intended to benefit the Indemnified Parties and shall be enforceable by each Indemnified Party, his or her heirs and representatives, and shall be binding on all successors and assigns of Liberty, Merger Sub and the Surviving Corporation. Any Indemnified Party seeking judicial enforcement of the right to indemnification or advancement hereunder shall also be entitled to be paid the reasonable expenses (including attorneys' fees) of prosecuting such claim if successful in whole or in part.

     7.14 TAX MATTERS. Each party represents and warrants to the other parties that the statements in the proposed form of certificate of such party (each, a "Party's Certificate" and, together, the "Parties' Certificates") attached, respectively, as Exhibits 7.14(i) through (iii) to be delivered by such party in connection with the opinions to be delivered pursuant to Sections 8.2(f), 8.3(e) and 8.4(f), are true and correct as of the date hereof, assuming for purposes of this sentence that the Merger had been consummated on the date hereof. Each party agrees that, at and prior to the Effective Time, it will not take any action that would cause any of the statements in the Party's Certificate to be false as of the Effective Time. Unless (and
                                      A-44
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then only to the extent) otherwise required by a "determination" (as defined in
Section 1313(a)(1) of the Code) or by a similar applicable provision of state or local income or franchise tax law, each party agrees (i) to report the Merger on all tax returns and other filings as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) not to take any position in any audit, administrative proceeding or litigation that is inconsistent with the characterization of the Merger as such a reorganization.

     7.15 CERTAIN OBLIGATIONS OF LIBERTY. Following the Effective Time, so long as (i) Liberty controls a majority of the voting power of the Surviving Corporation and (ii) any shares of Surviving Corporation Class A Stock remain outstanding and are owned beneficially and of record by persons other than Liberty and its affiliates:

          (a) Liberty shall use commercially reasonable efforts to cause the Surviving Corporation Class A Stock to be included for trading on the Nasdaq National Market (or, if the Surviving Corporation Class A Stock does not meet the standards of The Nasdaq Stock Market for continued inclusion on the Nasdaq National Market, on the Nasdaq SmallCap Market) or an equivalent stock exchange or quotation system; and

          (b) Liberty shall not, and shall cause its controlled affiliates not to, purchase any shares of Surviving Corporation Class A Stock from any person not affiliated with Liberty, if such purchase would result in the number of shares of Surviving Corporation Class A Stock then outstanding and held by persons not affiliated with Liberty to be less than one-half the number of shares of Surviving Corporation Class A Stock outstanding immediately following the Effective Time (other than pursuant to a tender offer or exchange offer, on commercially reasonable terms, for any and all shares of Surviving Corporation Class A Stock, or a merger, consolidation or similar transaction in which Liberty and/or one or more affiliates of Liberty acquires all the outstanding shares of Surviving Corporation Class A Stock);

provided, however, that the obligations of Liberty under this Section 7.15 shall immediately terminate if Liberty or any affiliate of Liberty shall make, and keep open for the period required by law, a tender offer or exchange offer, on commercially reasonable terms, for any and all shares of Surviving Corporation Class A Stock.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     8.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT, LIBERTY, MERGER SUB AND THE COMPANY. The respective obligations hereunder of Parent, Liberty, Merger Sub and the Company to be performed on the Closing Date are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which, to the extent permitted by applicable law, may be waived by Parent and Liberty, acting concurrently, for themselves and Merger Sub (but not for the Company), or by the Company for itself (but not for Parent, Liberty or Merger Sub):

          (a) Approval of Stockholders. This Agreement and the Merger Proposal shall have been adopted by the stockholders of the Company as set forth in Sections 3.1 and 4.15.

          (b) Registration. The S-4 Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the Commission seeking a stop order or to suspend the effectiveness of the S-4 Registration Statement shall have been initiated and be continuing. Parent shall have received all state securities law or blue sky permits and authorizations necessary to issue the Merger Consideration as contemplated hereby and such permits and authorizations shall be in full force and effect, and no action, suit, proceeding or investigation seeking to revoke or suspend the effectiveness of any such permit or authorization shall have been initiated and be continuing or shall have been threatened and be unresolved.

          (c) Hart-Scott Act. Any applicable waiting period (and any extension thereof) under the Hart-Scott Act shall have expired or been terminated.

          (d) NYSE Listing. The shares of Class A Liberty Group Stock to be issued in the Merger shall have been authorized for listing on the NYSE subject to official notice of issuance.

          (e) Reclassification. The Reclassification shall have occurred as contemplated by this Agreement.

     8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB FOR THE BENEFIT OF LIBERTY. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions are solely for the benefit of Liberty, and any or all of which may be asserted or waived solely by Liberty acting alone:

          (a) Accuracy of Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent such representations and warranties speak as of a specified earlier date, on and as of the Closing Date as though made on and as of the Closing Date, except for any changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Compliance Certificate. The Company shall have delivered to Parent and Liberty a certificate, dated the Closing Date, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b).

          (d) Absence of Injunctions and Proceedings. No permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, (i) preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Liberty Material Adverse Effect, (ii) requiring the divestiture, as a result of consummation of the Merger, of a material portion of the business or assets of Liberty and its subsidiaries and Affiliates taken as a whole, (iii) imposing material limitations on the ability of Liberty effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Corporation (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Corporation) or making the holding by Liberty of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requiring Liberty, its subsidiaries or the Company or any of its subsidiaries to cease or refrain from engaging in any line of business, including any line of business conducted by the Company or any of its subsidiaries, as a result of the consummation of the Merger.

          (e) No Adverse Enactments. No statute, rule, regulation, law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local court or other Governmental Entity of competent jurisdiction shall be in effect that (i) makes this Agreement, the Merger or any other transaction contemplated hereby illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith or otherwise prohibits or unreasonably delays any of such transactions, (ii) requires or is reasonably likely to require, as a result of the consummation of the Merger, the divestiture of or any restrictions or conditions on the conduct of (A) any substantial portion of the business or assets of the Company and its subsidiaries or (B) any substantial portion of the business or assets of Liberty and its subsidiaries, or of any Affiliate of Liberty, (iii) imposes or is reasonably likely to result in imposition of material limitations on the ability of Liberty effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Corporation (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Corporation), or makes the holding by Liberty of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requires or is reasonably likely to require Liberty or its subsidiaries or any Affiliate of Liberty, or the Company or any of its subsidiaries to cease or refrain from engaging in any material business, including in the case of Liberty any material business conducted by the Company or any of its subsidiaries prior to the Merger, as a result of the consummation of the Merger.

          (f) Tax Opinion. Liberty shall have received a letter from Baker & Botts, L.L.P., dated the Effective Time, entitling Liberty to rely on the opinion of Baker & Botts, L.L.P. to Parent delivered pursuant to Section 8.3(e), to the same effect as if such opinion were addressed and delivered to Liberty.

          (g) Opinion of Counsel for the Company. Parent and Merger Sub shall have received a favorable opinion from Greenberg Glusker Fields Claman & Machtinger LLP, dated the Closing Date, substantially to the effect set forth in Exhibit 8.2(g). In rendering its opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers of the Company and by government officials, and upon such other documents and data as such counsel deems appropriate as a basis for the opinion. Such counsel may specify the jurisdiction or jurisdictions in which the members or partners, as applicable, thereof are admitted to practice, that they are not admitted to practice in any other jurisdiction or experts in the law of any other jurisdiction and that, to the extent the foregoing opinion concerns the laws of any other jurisdiction or pertains to matters beyond the scope of such counsel's engagement, such counsel may rely upon the opinion of counsel admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that reliance thereon is justified.

          (h) Termination of Registration Rights. The Company shall have received (and the Company shall have provided to Liberty a copy of) a written acknowledgment from each party who is a party to (or beneficiary of) any of the Company's registration rights agreements (pursuant to which the Company agreed to register shares of Company Stock or other securities of the Company), listed in the Disclosure Schedule, that the rights of each such party thereunder, shall be terminated as of the Effective Time.

     8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB FOR THE BENEFIT OF PARENT. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions are solely for the benefit of Parent, and any or all of which may be waived solely by Parent acting alone:

          (a) Accuracy of Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Compliance Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 8.1(a), 8.3(a), 8.3(b), 8.3(h), and 8.3(n).

          (d) Documents Under Section 3.3. Parent shall have received from each person named in the letter referred to in Section 3.3 an executed copy of the agreement specified in such Section.

          (e) Tax Opinion. Parent shall have received the opinion of Baker & Botts, L.L.P., dated the Effective Time, to the effect that, for United States federal income tax purposes, (i) the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss should be recognized by Parent or any member of its consolidated group as a result of the Merger and the issuance of shares of Class A Liberty Group Stock in connection therewith, except to the extent of any gain or loss that may be recognized by Parent or any member of its consolidated group in its capacity as a shareholder or owner of any other interest in the Company prior to the Merger; and (iv) no gain or loss should be recognized by the Company as a result of the Merger. In rendering such opinion, Baker & Botts, L.L.P. may require and rely upon (and may incorporate by reference) representations and covenants made in the Parties' Certificates, and upon such other documents and data as such counsel deems appropriate as a basis for such opinions.

          (f) Opinion of Counsel for the Company. Parent and Merger Sub shall have received a favorable opinion (upon which Liberty shall be entitled to rely) from Greenberg Glusker Fields Claman & Machtinger LLP, dated the Closing Date, substantially to the effect set forth in Exhibit 8.2(g). In rendering its opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers of the Company and by government officials, and upon such other documents and data as such counsel deems appropriate as a basis for the opinion. Such counsel may specify the jurisdiction or jurisdictions in which the members or partners, as applicable, thereof are admitted to practice, that they are not admitted to practice in any other jurisdiction or experts in the law of any other jurisdiction and that, to the extent the foregoing opinion concerns the laws of any other jurisdiction or pertains to matters beyond the scope of such counsel's engagement, such counsel may rely upon the opinion of counsel admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that reliance thereon is justified.

          (g) No Adverse Enactments. No statute, rule, regulation, law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect which (i) makes this Agreement, the Merger, the Reclassification or the Post-Merger Restructuring Transactions or any other transaction contemplated hereby illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith or otherwise prohibits or unreasonably delays any of such transactions, (ii) requires or is reasonably likely to require the divestiture or holding separate of any portion of the business or any assets of Parent or any of its Subsidiaries (or any reorganization or restructuring thereof), in any such case as a result of the consummation of the Merger, or would require Parent or any of its Subsidiaries to take or refrain from, or would prohibit Parent or any of its Subsidiaries from taking or refraining from, any action (other than actions required to be taken or refrained from (or prohibited to be taken or refrained from, as the case may be) by Parent of its Subsidiaries pursuant to the final proviso of the penultimate sentence of Section 3.5 hereof or otherwise specifically agreed to by Parent or one of its Subsidiaries in this Agreement), (iii) imposes or is reasonably likely to impose any material limitations on the ability of Parent or Liberty effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Corporation (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Corporation), or makes the holding by Parent or Liberty of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, (iv) increases in any material respect the liabilities or obligations of Parent arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement or
     (v) requires Parent or any of its subsidiaries to cease or refrain from engaging in any business, whether or not such business is conducted by the Company or any of its subsidiaries, as a result of the consummation of the Merger.

          (h) Absence of Injunctions and Proceedings. No action or proceeding by any Governmental Entity seeking a permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be pending which, if determined in a manner adverse to the Company, Liberty or Parent, could have the effect of, and no such Injunction or other order, restraint or prohibition in an action or proceeding (whether by a Governmental Entity or otherwise) shall be in effect, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that (i) has had or would have (x) a material adverse effect on this Agreement and the transactions contemplated hereby or (y) a material adverse effect on Parent and its Subsidiaries, their respective businesses, assets, results of operation or financial conditions, taken as a whole, or
     (ii) would
     require Parent or any of its Subsidiaries to take or refrain from, or would prohibit Parent or any of its Subsidiaries from taking or refraining from, any action (other than actions required to be taken or refrained from (or prohibited to be taken or refrained from, as the case may be)) by Parent or any of its Subsidiaries pursuant to the final proviso of the penultimate sentence of Section 3.5 hereof or otherwise specifically agreed to by Parent or one of its Subsidiaries in this Agreement.

          (i) Certain Agreements. Neither the Company nor any of its subsidiaries shall be a party to any contract, agreement or understanding that would at the Effective Time be legally enforceable against Parent or any of its subsidiaries (other than Liberty, the Liberty Affiliates, the Company and their respective subsidiaries), except as would not have a Parent Adverse Effect.

          (j) Certain Licenses. The Company and its respective subsidiaries, shall hold, and be in compliance with the terms of, and shall have duly and currently filed all reports and other information required to be filed by them in connection with, all Licenses required for the ownership and operation of the assets and facilities of their respective businesses, except for any such failure that in the reasonable judgment of Parent would not have a Parent Adverse Effect.

          (k) No Liberty Notice. Parent shall not have been notified by Liberty that any of the Conditions set forth in this Article VIII (other than Section 8.4) shall remain unsatisfied.

          (l) Performance of Agreements. Liberty shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, to be performed or complied with by it hereunder prior to or on the Closing Date and Liberty shall have delivered to Parent a certificate dated as of the Closing Date, signed by the President or any Vice President of Liberty certifying as to the matters described in this Section 8.3(l).

          (m) Hart-Scott. Any applicable waiting period under the Hart-Scott Act shall have expired or been terminated without receipt of any objections or commencement of litigation or threat thereof by the appropriate Governmental Entity to restrain the transactions contemplated hereby.

          (n) Governmental Consents, Etc. Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals, and all other Governmental Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect without any condition, limitation or restriction, all Governmental Filings as are required in connection with the consummation of the transactions contemplated hereby shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than any of the foregoing which, if not so obtained, in force or effect, made or expired (as the case may be) would not, in Parent's reasonable judgement, either individually or in the aggregate, have a Parent Adverse Effect.

     8.4 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

          (a) Accuracy of Representations and Warranties. All representations and warranties of Parent and Liberty contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. Each of Merger Sub, Liberty and Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Officers' Certificates. (i) Liberty shall have delivered to the Company a certificate dated the Closing Date, signed by the President or any Vice President of Liberty certifying as to the fulfillment of the conditions specified in Sections 8.4(a) and 8.4(b) (insofar as each relates to Liberty) and (ii) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the President or any Vice President of Parent (but without personal liability thereto) certifying as to the fulfillment of the conditions specified in Sections 8.4(a) and 8.4(b) (insofar as each relates to Parent and Merger Sub).

          (d) Absence of Injunctions. No permanent or preliminary Injunction or restraining order or other by any court or other Government Entity of competent jurisdiction, or other legal restraint or prohibition, shall be in effect preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Liberty Material Adverse Effect.

          (e) No Adverse Enactments. No statute, rule or regulation enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect, and there shall be no action, suit or proceeding brought by any such Governmental Entity and pending which has or is reasonably likely to have a Material Adverse Effect or Liberty Material Adverse Effect.

          (f) Tax Opinion. The Company shall have received the opinion of Baker & Botts, L.L.P., dated the Effective Time, to the effect that, for United States federal income tax purposes, (i) the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss should be recognized by the Company as a result of the Merger; and (iv) no gain or loss should be recognized by the stockholders of the Company upon the receipt in the Merger of shares of Class A Liberty Group Stock. In rendering such opinion, Baker & Botts, L.L.P. may require and rely upon (and may incorporate by reference) representations and covenants made in the Parties' Certificates, and upon such other documents and data as such counsel deems appropriate as a basis for such opinions.

                                   ARTICLE IX

                                  TERMINATION

     9.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

          (i) by mutual consent of Parent, Liberty and the Company;

          (ii) by any of the Company, Parent or Liberty: (A) if the Merger shall not have been consummated on or before March 29, 2000, provided that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in, or has been the cause or a substantial cause of, the failure of the Merger to be consummated on or before such date, and provided further that if the Merger has not been consummated on or before March 29, 2000, solely or primarily as a result of the failure of the conditions set forth in Sections 8.1(b) (if the failure to satisfy such condition is the result of any material acquisition or other transaction or event, or agreement with respect thereto, engaged in, or entered into, by Parent or Liberty or any of their respective Affiliates, whether prior to or after the date hereof), 8.1(c), 8.2(d), 8.3(h), or 8.4(d) to be satisfied or waived, any party, by written notice to each other party, may extend such date up to May 29, 2000, (B) if there has been a material breach of any representation, warranty, covenant or agreement on the part of any other party contained in this Agreement, in each case that is not curable, such that the conditions set forth in Sections 8.2(a) or (b) or Sections 8.3(a) or (b), in the case of such a breach by the Company, or Sections 8.4(a) or (b), in the case of such a breach by Parent, Merger Sub or Liberty, cannot be satisfied, (C) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (D) the stockholders of the Company fail to approve and adopt the Merger by the requisite vote (I) at the Special Meeting, or (II) by the date one day prior to the applicable date referred to in (A) above, provided that the S-4 Registration Statement became effective (unless the failure of the S-4 Registration Statement to become effective is the result of the Company's material breach of Section 3.2(a)) and remained effective such that the Proxy Statement could be mailed to the Company stockholders and the Special Meeting held prior to such applicable date (provided that Parent shall not terminate this Agreement pursuant to this clause (D) without the concurrence of Liberty); or

          (iii) by Liberty if the Company Board withdraws or modifies, in a manner adverse to Parent or Liberty, its approval or recommendation of the Merger.

9.2 TERMINATION FEE; EFFECT OF TERMINATION.

     (a) If (i) the Company or the Company Board take any action during the term of this Agreement pursuant to Section 7.5(b)(A) or (B), and (ii) this Agreement is thereafter terminated pursuant to Section 9.1(ii)(D) or Section 9.1(iii), and
(iii) prior to the expiration of six months after such termination the Company enters into any definitive agreement with respect to or consummates an Extraordinary Transaction with any Person other than Liberty, then the Company shall promptly, but in no event later than the consummation of, or the effectiveness of a definitive agreement regarding, such Extraordinary Transaction, pay Liberty a fee of $3,400,000 (the "Termination Fee"), payable by wire transfer of same day funds.

     (b) If this Agreement is terminated by the Company, Parent or Liberty pursuant to Section 9.1, this Agreement forthwith shall become void and there shall be no liability or obligation on the part of Parent, Liberty, Merger Sub, the Company or any of their respective Affiliates, stockholders, directors, officers, agents, employees or Representatives except (i) as provided in Sections 4.10, 7.2, 7.5, 7.6, and 9.3, which shall survive such termination (for a period of three years in the case of Section 7.2 and, in the case of Section 9.3, for the period specified in such Section); and (ii) subject to Section 10.11, to the extent such termination results from the willful breach by Parent or Liberty, Merger Sub or the Company of any of its representations, warranties, covenants or agreements contained in this Agreement.

     (c) In the event of any termination of this Agreement pursuant to Section 9.1, Parent shall have no further obligation or liability hereunder, except for its confidentiality obligations pursuant to Section 7.2.

     9.3 NO EMPLOYMENT. If this Agreement is terminated prior to the Effective Time pursuant to Section 9.1, Liberty shall not, for a period of one year following such termination, solicit any of the Company's employees listed on
Exhibit 9.3 attached hereto for employment with Liberty or any subsidiary of Liberty, or identify such scheduled employees to any person or entity for potential employment, without in either case the prior written consent of the Company.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 CERTAIN TAX POSITIONS. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of the Company and Liberty covenants and agrees that it shall not take, and that it shall cause its respective subsidiaries not to take (including, in the case of Liberty following the consummation of the Post-Merger Restructuring Transactions, that it shall cause the Surviving Corporation not to take) any action that would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     10.2 NO WAIVER OF REPRESENTATIONS AND WARRANTIES; SURVIVAL. The respective representations and warranties of Parent, Merger Sub, Liberty and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto, and all such representations and warranties (other than representations and warranties contained in Article V, except for those contained in the last sentence of

Section 5.2, of Parent and Merger Sub, which shall expire at the Effective Time) shall survive the Closing, until the date on which the Company files an Annual Report on Form 10-K for the first full fiscal year (of 10 months or longer) of operations after the Effective Time, whereupon such representations and warranties shall expire, except to the extent that notice of breach is given prior to such date. Notwithstanding the foregoing, the provisions of Section 2.8, 3.8(c), 3.8(d), 3.9, 4.11, 7.2, 7.5, 7.14 (including the representations, warranties and covenants in the Parties' Certificates), 9.2, the last sentence of Section 5.2 and any other applicable provisions of this Article X shall survive indefinitely.

     10.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed telex or telecopier, as follows:

(a) If to Parent or Merger Sub:
    AT&T Corp.
    295 North Maple Avenue
    Basking Ridge, NJ 07920
    Attention: Vice President -- Law and Corporate Secretary
    Facsimile: (908) 221-6618

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 W. 52nd Street
    New York, NY 10019
    Attention: David M. Silk, Esq.
    Facsimile: (212) 403-2000

(b) If to Liberty:
    Liberty Media Corporation
    9197 South Peoria Street
    Englewood, CO 80112
    Attention: Charles Y. Tanabe, Esq.
    Facsimile: (720) 875-5382

    with copies to:

    Baker & Botts, L.L.P.
    599 Lexington Ave.
    New York, NY 10022
    Attention: Marc A. Leaf
    Facsimile: (212) 705-5097

and
    Liberty Media Corporation
    9197 South Peoria Street
    Englewood, CO 80112
    Attention: David Beddow
    Facsimile: (720) 875-5382

(c) If to the Company:
    The Todd-AO Corporation
    514 Via De La Valle,
    Suite 300A
    Solana Beach, CA 92075
    Attention: Judi M. Sanzo
    Facsimile: (858) 509-9785
    with a copy to:

    Greenberg Glusker Fields Claman & Machtinger LLP
    21st Floor
    1900 Avenue of the Stars
    Los Angeles, CA 90067
    Attention: Paula J. Peters
    Facsimile: (310) 553-0687

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

     10.4 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and other Schedules, Exhibits and other documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     10.5 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each other party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.6 AMENDMENT. This Agreement may be amended by the parties, at any time before or after approval of any matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made that by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, (a) the provisions of Sections 7.4 (other than to the extent related to Sections 7.4(c)(i), 7.4(c)(ii) and 7.4(h)) and 7.5 may be amended by an instrument signed in writing by the Company and Liberty, without any action on the part of Parent or Merger Sub and (b) following the Effective Time, this sentence of Section
10.6 may only be amended by an instrument signed in writing by Parent, Liberty and, on behalf of the Company, by at least one individual who was serving on the Company Board immediately prior to the Effective Time.

     10.7 EXTENSION; WAIVER. At any time prior to the Effective Time, either the Company on the one hand, or Liberty and Parent acting together on the other hand, without the requirement of any vote of the stockholders of the Company or Merger Sub, may, unless prohibited by law, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (or, in the case of a waiver by Liberty or Parent, signed on behalf of Liberty and Parent). No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. Any failure of a party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.7. Any waiver by either Parent or Liberty shall require the consent of both Parent and Liberty. Notwithstanding the foregoing, the provisions of Sections 7.4 (other than to the extent related to Sections 7.4(c)(i), 7.4(c)(ii) and 7.4(h)) and 7.5 may be waived by an instrument signed in writing by the Company and Liberty without any action on the part of Parent or Merger Sub.

     10.8 HEADINGS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     10.9 COUNTERPARTS. This Agreement may be executed in counterparts, and on separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

     10.10 APPLICABLE LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     10.11 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the non-exclusive jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     10.12 DISCLOSURE SCHEDULE. The parties acknowledge that the Disclosure Schedule (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, or any of its subsidiaries or will have or is likely to have a Material Adverse Effect, Liberty Material Adverse Effect, Parent Material Adverse Effect or Parent Adverse Effect. Disclosure of the information contained in one section or part of the Disclosure Schedule shall be deemed as proper disclosure for other sections or parts of the Disclosure Schedule only if appropriately cross-referenced.

     10.13 PARENT TRANSACTIONS. Notwithstanding anything to the contrary contained in this Agreement, the pursuit and/or consummation by Parent or any of its Subsidiaries or Affiliates of any Parent Transaction shall be deemed not to be a breach of any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                          AT&T CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name: Marilyn J. Wasser
                                              Title: Vice President -- Law and
                                              Secretary

                                          THE TODD-AO CORPORATION

                                          By:    /s/ SALAH M. HASSANEIN
                                            ------------------------------------
                                              Name: Salah M. Hassanein
                                              Title: President and CEO

                                          LIBERTY MEDIA CORPORATION

                                          By:     /s/ CHARLES Y. TANABE
                                            ------------------------------------
                                              Name: Charles Y. Tanabe
                                              Title: Senior Vice President

                                          B-GROUP MERGER CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name: Marilyn J. Wasser
                                              Title: Treasurer

                        AMENDMENT #1 TO MERGER AGREEMENT

AMENDMENT No. 1 (this "Amendment") dated as of March 6, 2000, by and among AT&T Corp. ("Parent"), B-Group Merger Corp. ("Merger Sub"), Liberty Media Corporation ("Liberty") and The Todd-AO Corporation (the "Company"), to the Agreement and Plan of Merger dated as of December 10, 1999 (the "Merger Agreement"), among Parent, Merger Sub, Liberty and the Company.

     WHEREAS Parent, Merger Sub, Liberty and the Company are parties to the Merger Agreement, which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"); and

     WHEREAS, for the mutual convenience of the parties hereto (and not in derogation of the agreements of the parties set forth in the Merger Agreement), the parties hereto desire to amend the Merger Agreement to (i) amend the restrictions on matters to be acted on by the Company's stockholders at the Special Meeting, (ii) replace Exhibit 2.2(c) of the Merger Agreement, the Restated Certificate of Incorporation of The Todd-AO Corporation, with the attached Annex A, in order to accommodate the vote of the Company's stockholders on certain post-merger business combinations contemplated by the Livewire Contribution Agreement (as defined herein) by increasing the authorized stock of the Company after the Merger, (iii) extend the deadline for the termination of the Merger Agreement (as provided in Section 9.1(ii) of the Merger Agreement) to June 9, 2000 and (iv) make the delivery of the tax opinion by Baker Botts L.L.P. (formerly known as Baker & Botts, L.L.P.) a non-waivable condition to the completion of the Merger.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

          1. Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings attributed to such terms in the Merger Agreement.

          2.  Amendments to the Merger Agreement.

          (a) The Merger Agreement is hereby amended by deleting from Section
     3.1 of the Merger Agreement the sentence that reads "The only matters the Company shall propose to be acted on by the Company's stockholders at the Special Meeting shall be the Merger Proposals." and inserting in lieu thereof the following sentence: "The only matters the Company shall propose to be acted on by the Company's stockholders at the Special Meeting shall be (i) the Merger Proposals and (ii) such other matters as the Company and Liberty shall mutually agree."

          (b) The Merger Agreement is hereby further amended by deleting, in its entirety, the form of Exhibit 2.2(c) attached to the Merger Agreement as originally executed, and substituting therefor the form of such Exhibit attached to this Amendment as Annex A. All references in the Merger Agreement to the foregoing Exhibit shall be deemed to refer to such Exhibit as amended hereby.

          (c) The Merger Agreement is hereby further amended by deleting, in its entirety, Section 9.1(ii) of the Merger Agreement and inserting in lieu thereof the following:

             "(ii) by any of the Company, Parent or Liberty: (A) if the Merger shall not have been consummated on or before June 9, 2000, provided that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in, or has been the cause or a substantial cause of, the failure of the Merger to be consummated on or before such date, (B) if there has been a material breach of any representation, warranty, covenant or agreement on the part of any other party contained in this Agreement, in each case that is not curable, such that the conditions set forth in Sections 8.2(a) or (b) or Sections 8.3(a) or (b), in the case of such a breach by the Company, or Sections 8.4(a) or (b), in the case of such a breach by Parent, Merger Sub or Liberty, cannot be satisfied, (C) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (D) the stockholders of the Company fail to approve and adopt the Merger by the requisite vote (I) at the Special Meeting, or (II) by the date one day prior to the applicable date referred to in (A) above, provided that the S-4 Registration Statement became effective (unless the failure of the S-4 Registration Statement to become effective is the result of the Company's material breach of
        Section 3.2(a)) and remained effective such that the Proxy Statement could be mailed to the Company stockholders and the Special Meeting held prior to such applicable date (provided that Parent shall not terminate this Agreement pursuant to this clause (D) without the concurrence of Liberty); or".

          (d) The Merger Agreement is hereby further amended by adding to the end of Section 10.7 of the Merger Agreement, the following sentence:
     "Notwithstanding the foregoing provisions of this Section 10.7, the conditions contained in Sections 8.2(f), 8.3(e) and 8.4(f) of this Agreement may not be waived by the parties hereto."

          3.  Representations and Warranties.

          (a) The Company hereby represents and warrants to Parent, Merger Sub and Liberty as follows:

             (i) The execution, delivery and performance by the Company of this Amendment, the amendment of the Merger Agreement as provided herein and the consummation of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by the Company Board and by all other corporate action on the part of the Company, subject, in the case of the consummation by it of the Reclassification and the Merger, to the approval of the Company's stockholders.

             (ii) This Amendment has been duly executed and delivered by the Company, and each of this Amendment and the Merger Agreement as amended hereby is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) Parent hereby represents and warrants to the Company and Liberty, as follows:

             (i) This Amendment has been duly executed and delivered by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Amendment. The execution and delivery by Parent and Merger Sub of this Amendment, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

          (c) Liberty hereby represents and warrants to Parent and the Company as follows:

             (i) This Amendment has been duly executed and delivered by Liberty. Liberty has all requisite corporate power and authority to enter into this Amendment and to amend the Merger Agreement as provided herein and to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated thereby. The execution, delivery and performance by Liberty of this Amendment, the amendment of the Merger Agreement as provided herein and the consummation by Liberty of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action on its part. Each of this Amendment and the Merger Agreement as amended hereby is a legal, valid and binding obligation of Liberty, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          4. Additional Proposals at the Special Meeting. Liberty and the Company hereby agree that the Company's stockholders will also vote on the following proposals at the Special Meeting:

             (i) a proposal to authorize the issuance of additional shares of Surviving Corporation Class B Stock, after the Merger is consummated, pursuant to the Agreement, dated as of February 11, 2000, between Liberty and the Company (the "Livewire Contribution Agreement"), which is attached as Annex B hereto; and

             (ii) the change of the Company's corporate name, after the Merger is consummated, to "Liberty Livewire Corporation".

          5. Full Force and Effect. Except as expressly provided in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect.

          6. Counterparts. This Amendment may be executed and delivered in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

          7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                          AT&T CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name: Marilyn J. Wasser
                                              Title: Vice President -- Law and
                                              Secretary

                                          THE TODD-AO CORPORATION

                                          By:    /s/ SALAH M. HASSANEIN
                                            ------------------------------------
                                              Name: Salah M. Hassanein
                                              Title: President and CEO

                                          LIBERTY MEDIA CORPORATION

                                          By:     /s/ CHARLES Y. TANABE
                                            ------------------------------------
                                              Name: Charles Y. Tanabe
                                              Title: Senior Vice President

                                          B-GROUP MERGER CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name: Marilyn J. Wasser
                                              Title: Treasurer

                                    ANNEX B

                  [OPINION OF BANC OF AMERICA SECURITIES LLC]

                                October 14, 1999

Board of Directors
The Todd-AO Corporation
514 Via De La Valle, Suite 300A
Solana Beach, California 92075

Members of the Board of Directors:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of The Todd-AO Corporation (the "Company") which hold Old Class A Common Stock (defined below) of the Company (the "Old Class A Stockholders"), other than (i) AT&T Corp. (the "Parent"), (ii) Liberty Media Corporation ("Liberty") and (iii) those individuals and entities which are affiliates of any of the Company, the Parent and Liberty (collectively, the "Affiliates"), of the consideration proposed to be received by the Old Class A Stockholders, other than the Affiliates, provided for in connection with the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of the Parent. In connection with the Merger, the Company shall be the surviving corporation (the "Surviving Corporation").

     Pursuant to the terms of the October 13, 1999 draft Agreement and Plan of Merger dated as of October 1999 (the "Merger Agreement"), among the Company, the Parent, Liberty and B-Group Merger Corp. (the "Merger Sub"), among other things, the following shall occur:

          (i) Each share of Class A Common Stock, par value $0.01 per share, of the Company as in effect on the date hereof ("Old Class A Common Stock") shall be reclassified into (A) 0.4 shares of Class A Common Stock, par value $0.01 per share, of the Company ("New Class A Common Stock"), and (B)
     0.6 shares of Class B Common Stock, par value $0.01 per share, of the Company ("New Class B Common Stock").

          (ii) For each share of New Class A Common Stock of the Company held by the Old Class A Stockholders of the Company, other than shares held in treasury or shares held by the Affiliates, the Old Class A Stockholders shall receive consideration equal to one share of Class A Common Stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

          (iii) For each share of New Class B Common Stock of the Company held by the Old Class A Stockholders of the Company, other than shares held in treasury or shares held by the Affiliates, the Old Class A Stockholders shall receive consideration equal to 0.416667 shares of Class A Liberty Media Group Stock, par value $1.00 per share, of the Parent ("Liberty Tracking Stock").

          (iv) The Parent shall acquire a voting interest of not less than 80% (on a fully-diluted basis) in the Surviving Corporation and immediately thereafter transfer that interest to Liberty.

     The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     For purposes of the opinion set forth herein, we:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

          (ii) reviewed certain publicly available financial statements and other business and financial information of Liberty, as Liberty only made available to us information which was generally made available to the public;

          (iii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

          (iv) analyzed certain financial forecasts with respect to the Company;

          (v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

          (vi) discussed the current investment holdings of Liberty and the prospects of such investment holdings with senior executives of Liberty;

          (vii) reviewed and discussed with senior executives of the Company and Liberty information relating to certain strategic, financial and operational benefits anticipated from the Merger;

          (viii) reviewed the reported prices and trading activity for Old Class A Common Stock of the Company and Liberty Tracking Stock;

          (ix) compared the financial performance of the Company and the prices and trading activity of Old Class A Common Stock of the Company with that of certain other publicly-traded companies we deemed relevant;

          (x) compared certain financial terms of the proposed Merger to financial terms, to the extent publicly available, of certain other transactions we deemed relevant;

          (xi) compared the premium of the proposed Merger to premiums, to the extent publicly available, of certain other transactions we deemed relevant;

          (xii) reviewed (A) the Merger Agreement (without any exhibits thereto, other than Exhibit 1.1), (B) the October 13, 1999 draft of the Voting Agreement (the "Voting Agreement") dated October 1999, among the Parent, Liberty, Marshall Naify and Robert A. Naify, and (C) the October 8, 1999 draft of the Consulting Agreement (without any exhibits thereto) (the "Consulting Agreement") dated October 1999, between the Company, Liberty, SMH Entertainment, Inc. and Salah M. Hassanein;

          (xiii) discussed with senior executives of the Company the proposed material terms of the Non-Competition Agreement (the "Non-Competition Agreement") among the Company, Liberty, Marshall Naify and Robert A. Naify; and

          (xiv) performed such other analyses and considered such other factors as we deemed appropriate.

     With respect to SounDelux Entertainment Group ("SEG"), we (i) reviewed the Letter of Intent dated July 30, 1999 among Liberty, SEG and certain of the stockholders of SEG which generally describes the proposed terms and conditions upon which the parties thereto contemplate combining the businesses of SEG with the businesses of the Company (the "SEG Transactions") subsequent to the consummation of the Merger, and (ii) discussed the past and current operations, financial condition and prospects of SEG with senior management of SEG. We were not engaged to express, and we do not express, any opinion as to any aspect of the SEG Transactions.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future performance of the Company and Liberty. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, Liberty or SEG, nor have we been furnished with any such appraisals.

     We have further assumed with your consent that the Merger and the related transactions (the "Transactions") shall be consummated in accordance with the terms described in the draft Merger Agreement, the draft Voting Agreement, the draft Consulting Agreement and the proposed material terms of the Non-Competition Agreement (which was discussed with senior executives of the Company as aforesaid but not received), in each instance without any modifications thereto, and without waiver by the parties thereto of any of the conditions to their respective obligations thereunder.

     Additionally, you have informed us, and we have assumed, the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended.

     We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of or related to the Transactions (including the Convertible Debt Facility

Agreement described in the Merger Agreement, the Voting Agreement, the Consulting Agreement, the Non-Competition Agreement), or any matters concerning the proposed SEG Transactions or the fairness thereof. We did not provide any services other than the delivery of this opinion (which included responding to certain questions from the Board of Directors of the Company with respect to this opinion). We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transactions. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

     We furnished this opinion to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, including a fee which is contingent upon rendering this opinion. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and/or financing services to the Company, the Parent, Liberty and certain of their respective affiliates, and have received fees for the rendering of those services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, the Parent and Liberty for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not rendered on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors of the Company. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever, except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address (i) the prices at which Surviving Corporation Common Stock of the Surviving Corporation or Liberty Tracking Stock will trade following consummation of the Merger, (ii) any aspect of the proposed SEG Transactions, or
(iii) any other matter not expressly addressed herein. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the Old Class A Stockholders, other than the Affiliates, in the proposed Merger, is fair from a financial point of view to the Old Class A Stockholders, other than the Affiliates.

                                            Very truly yours,

                                            BANC OF AMERICA SECURITIES LLC

                                            By:     /s/ GIDON Y. COHEN
                                              ----------------------------------
                                                        Gidon Y. Cohen
                                                      Managing Director

                                    ANNEX C

                 [POST-MERGER BUSINESS COMBINATIONS AGREEMENT]

     AGREEMENT DATED AS OF FEBRUARY 11, 2000, BETWEEN LIBERTY MEDIA CORPORATION ("LIBERTY") AND THE TODD-AO CORPORATION ("TODD").

                                    RECITALS

     A. On December 10, 1999, Liberty, AT&T Corp. ("Parent"), B-Group Merger Corp., a wholly-owned subsidiary of Parent, and Todd entered into an Agreement and Plan of Merger (the "Todd Merger Agreement"). The Todd Merger Agreement provides for the merger (the "Todd Merger") of B-Group Merger Corp. with and into Todd, with Todd surviving. As a result of the Todd Merger and the Restructuring Transactions contemplated by (and as defined in) the Todd Merger Agreement (the "Todd Restructuring Transactions"), Parent will acquire, and subject to certain conditions immediately transfer to Liberty, capital stock of Todd representing 60% of the outstanding equity and approximately 93% of the voting power of Todd. As used herein, the term "Todd Controlling Interest" means the interest in Todd acquired by Liberty as a result of the Todd Merger and the Todd Restructuring Transactions.

     B. On December 30, 1999, Liberty, Parent, C-Group Merger Corp., a wholly-owned subsidiary of Parent, SounDelux Entertainment Group, Inc., a California corporation ("SEG California"), and SounDelux Entertainment Group of Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of SEG California ("SEG Delaware"), entered into an Agreement and Plan of Merger (the "SEG Merger Agreement"). The SEG Merger Agreement provides for (i) the merger (the "SEG Reincorporation Merger") of SEG California with and into SEG Delaware, and (ii) the merger (the "SEG Merger") of C-Group Merger Corp. with and into SEG Delaware, with SEG Delaware surviving. As a result of the SEG Merger and the Restructuring Transactions contemplated by (and as defined in) the SEG Merger Agreement (the "SEG Restructuring Transactions"), Parent will acquire, and subject to certain conditions immediately transfer to Liberty, capital stock of SEG Delaware representing more than 55% of the outstanding equity and 92% of the voting power of SEG Delaware. As used herein, the term "SEG Controlling Interest" means the interest in SEG Delaware acquired by Liberty as a result of the SEG Merger and the SEG Restructuring Transactions.

     C. On December 6, 1999, Liberty, Parent, D-Group Merger Corp., a wholly-owned subsidiary of Parent, and Four Media Company ("4MC") entered into an Agreement and Plan of Merger (the "4MC Merger Agreement"). The 4MC Merger Agreement provides for the merger (the "4MC Merger") of D-Group Merger Corp. with and into 4MC, with 4MC surviving. As a result of the 4MC Merger and the Restructuring Transactions contemplated by (and as defined in) the 4MC Merger Agreement (the "4MC Restructuring Transactions"), Parent will acquire, and subject to certain conditions immediately transfer to Liberty, 100% of the capital stock of 4MC. As used herein, the term "4MC Interest" means 100% of the capital stock of 4MC.

     D. The Amended and Restated Certificate of Incorporation of SEG to be adopted by SEG pursuant to the SEG Merger Agreement (the "New SEG Charter") provides that, following the Todd Merger and the SEG Merger, the stockholders of SEG other than Liberty will have the right (the "SEG Holders' Exchange Right"), on terms and conditions provided for in the New SEG Charter, to exchange their SEG shares for shares of Todd at a ratio to be fixed at the time of the SEG Merger in the manner provided for in the New SEG Charter.

     E. As soon as practicable following the Todd Merger, the Todd Restructuring Transactions, the SEG Merger, and the SEG Restructuring Transactions, Liberty will contribute the Todd Controlling Interest to SEG in exchange for additional shares of voting stock of SEG (the "Todd Contribution"). As a result of the Todd Contribution and the SEG Contribution (defined below), SEG will be holding company controlled by Liberty, whose only assets are its controlling interest in Todd.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties to this Agreement HEREBY AGREE AS FOLLOWS:

     ARTICLE I. Certain Definitions. As used herein, the following terms have the corresponding meanings:

          1.1 "Closing Adjustment" means the sum of the Adjustment Amount, the Option Credit, and Net Working Capital, as such terms are defined in the SEG Merger Agreement, in each case as determined pursuant to Section 2.10 of the SEG Merger Agreement as of the effective time of the SEG Merger and certified to Todd by Liberty in writing.

          1.2 "Designated Options" means options granted by SEG to purchase up to 240,000 shares of New SEG Class A Common Stock at an exercise price of $7.00 per share, vesting in three annual installments starting August 30, 2000.

          1.3 "4MC Warrant Value" means the fair market value on the date of the 4MC Contribution of a warrant, exercisable at any time from that date through April 7, 2006, to purchase 354,838 shares of LMGA, at an exercise price of $46.50 per share. For purposes of this definition, the "fair market value" of such warrant means the value of such warrant as returned by the Black-Scholes valuation model or such other quantitative valuation methodology as Liberty and Todd shall agree is appropriate for valuing the above warrant.

          1.4 "LMGA" means the Class A Liberty Media Group Common Stock, par value $1.00 per share, of Parent.

          1.5 "MTS Earnout" has the meaning provided for in the SEG Merger Agreement.

          1.6 "New SEG Class A Common Stock" means the Class A Common Stock, par value $.0001 per share, of SEG Delaware, after giving effect to the reclassification of SEG Delaware's outstanding common stock provided for in the SEG Merger Agreement.

          1.7 "New Todd Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of Todd, after giving effect to the reclassification of Todd's outstanding common stock provided for in the Todd Merger Agreement.

          1.8 "New Todd Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of Todd, after giving effect to the reclassification of Todd's outstanding common stock provided for in the Todd Merger Agreement.

          1.9 "Old SEG Common Stock" means the Common Stock, without par value, of SEG Delaware, as in effect after the Reincorporation Merger and prior to the reclassification of SEG Delaware's outstanding common stock, in each case as provided for in the SEG Merger Agreement.

          1.10 "Option Offset" means the aggregate number of shares of New Todd Class A Common Stock issuable upon the exercise of SEG stock options assumed by Todd pursuant to Section 2.3 hereof in connection with the Todd Contribution, other than the Designated Options and the MTS Earnout.

          1.11 "SEG" means, at and prior to the effective time of the Reincorporation Merger, SEG California, and following the effective time of the Reincorporation Merger, SEG Delaware.

          1.12 "TODDA Average Closing Price" means the average of the closing market price per share, as of 4:00 p.m. New York City time, of the Class A Common Stock, par value $.01 per share, of Todd, as in effect prior to the reclassification of Todd's outstanding common stock provided for in the Todd Merger Agreement (NMS:TODDA), on The Nasdaq Stock Exchange over the 20 consecutive trading days for such Class A Common Stock last preceding the date of the Todd Merger.

          1.13 "Todd/SEG Consideration" means a number of shares of New Todd Class B Common Stock equal to the sum of the following:

             (a) 11,363,636, plus

             (b) the Closing Adjustment divided by the TODDA Average Closing
                 Price, plus

             (c) $5,000,000 (the agreed value of the performance recognized by the MTS Earnout) divided by the TODDA Average Closing Price, minus

             (d) the Option Offset.

          1.14 "Todd/4MC Consideration" means a number of shares of New Todd Class B Common Stock equal to the sum of the following:

             (a) 8,417,421 (i.e., 3,176,385 shares of LMGA to be issued in the
                 4MC Merger, times the agreed ratio of 2.65 shares of New Todd Class B Common Stock for each share of LMGA), plus

             (b) 5,896,296 (i.e., $123,085,181 (the cash component of the aggregate 4MC Merger consideration), divided by $20.875 (the closing price of TODDA on December 6, 1999), plus

             (c) 1,994,767 (i.e., 1,936,779 (the number of LMGA shares required to satisfy 4MC options outstanding on December 6, 1999), times $21.50 (the agreed average in-the-money amount), divided by $20.875 (the closing price of TODDA on December 6, 1999), plus

             (d) the 4MC Warrant Value divided by the TODDA Average Closing
                 Price.

     ARTICLE II. SEG Contribution.

     2.1 Contribution. Subject to and as soon as practicable following the Todd Contribution, Liberty will cause SEG to contribute to Todd (the "SEG Contribution") 100% of the assets of SEG (other than the Todd Controlling Interest) as a going concern, in exchange for (i) the Todd/SEG Consideration and
(ii) assumption by Todd of 100% of the liabilities of SEG, including without limitation all obligations in respect of the options assumed by Todd in connection with the SEG Contribution pursuant to Section 2.3 hereof, but excluding any obligation whatsoever arising from the SEG Holders' Exchange Right.

     2.2 Consideration.  The Todd/SEG Consideration will be payable as follows:

          (a) At the closing of the SEG Contribution, Todd shall deliver to SEG the number of shares of New Todd Class B Common Stock provided for in subsections 1.13(a) and 1.13(c).

          (b) As soon as practicable after the Closing Adjustment has been finally determined pursuant to Section 2.10 of the SEG Merger Agreement, Todd shall deliver to SEG that number of shares of New Todd Class B Common Stock provided for in subsection 1.13(b), minus the number of shares in subsection 1.13(d); provided, however, that if such result is a negative number, Liberty shall return that number of shares of New Todd Class B Common Stock to Todd.

     2.3 Options. Without limiting the generality of Section 2.1(ii) of this Agreement, concurrently with the SEG Contribution, Todd shall assume and be responsible for all stock options granted by SEG prior to the SEG Merger and in effect on the date of the SEG Contribution (including, in the case of any stock options granted with tandem stock appreciation rights, such stock appreciation rights), to the extent that such stock options (and stock appreciation rights, if any) relate to shares of New SEG Class A Common Stock, including without limitation the Designated Options. For the avoidance of doubt, Todd shall not be responsible for any stock options granted by SEG prior to the SEG Merger to the extent that, after the SEG Merger, such options relate to shares of LMGA.

     ARTICLE III. 4MC Contribution.

     3.1 Contribution. As soon as practicable following consummation of the Todd Merger, the Todd Restructuring Transactions, the 4MC Merger, and the 4MC Restructuring Transactions, Liberty shall contribute to Todd (or, if the Todd Contribution shall have already been consummated, Liberty shall contribute to SEG and shall cause SEG to contribute to Todd) the 4MC Interest, in exchange for the Todd/4MC Consideration (in either case, the "4MC Contribution").

     3.2 Consideration. The Todd/4MC Consideration will be payable in full at the closing of the 4MC Contribution, as provided in Section 1.14.

     3.3 Independent Transaction. Neither the Todd Contribution nor the SEG Contribution is a condition precedent to the 4MC Contribution. The 4MC Contribution may take place before, after, or concurrently with the Todd Contribution and/or the SEG Contribution.

     3.4 Warrant Value. In the event of any dispute between Liberty and Todd as to amount of the 4MC Warrant Value, such dispute shall be referred for resolution by negotiation between a senior executive designated by Liberty and a senior executive designated by Todd prior to the Todd Merger. The initial executives so designated are David Beddow for Liberty and Salah Hassanein for Todd. A party may change its designated executive by written notice to the other party, provided that Todd's designee shall not be changed after the Todd Merger without the consent of a majority of the directors of Todd who were directors of Todd prior to the Todd Merger. However, if such executives cannot resolve any such dispute within 30 days, either party may refer the dispute for resolution by binding arbitration before a single arbiter, in accordance with the rules of the American Arbitration Association, or such other rules as the parties shall mutually agree.

     ARTICLE IV. Certain Representations, Warranties and Covenants.

     4.1. Representations, Warranties and Covenants of Liberty. Liberty hereby represents, warrants and covenants to Todd as follows:

          (a) Liberty has provided Todd with true, correct and complete copies of the SEG Merger Agreement and the 4MC Merger Agreement, as executed. Liberty will promptly notify Todd of any amendment or modification to the SEG Merger Agreement or the 4MC Merger Agreement and will not consent to any such amendment or modification adverse to Todd hereunder without the prior written consent of Todd, which consent will not be unreasonably withheld or delayed.

          (b) Between the closing of the SEG Merger and the consummation of the SEG Contribution, Liberty shall not cause or permit SEG to pay or declare any dividend or distribution on its capital stock, or otherwise to do anything that would have been prohibited by Section 7.4 of the SEG Merger Agreement during the period between the signing of the SEG Merger Agreement and the closing of the SEG Merger, in any case without the prior written consent of Todd, which consent will not be unreasonably withheld or delayed. Between the closing of the 4MC Merger and the consummation of the 4MC Contribution, Liberty shall not cause or permit 4MC to pay or declare any dividend or distribution on its capital stock, or otherwise to do anything that would have been prohibited by Section 7.4 of the 4MC Merger Agreement during the period between the signing of the 4MC Merger Agreement and the closing of the 4MC Merger, in any case without the prior written consent of Todd, which consent will not be unreasonably withheld or delayed.

          (c) This Agreement has been duly executed and delivered by Liberty. Liberty has all requisite corporate power and authority to enter into this Agreement and Liberty has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Liberty of this Agreement and the performance by Liberty of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Liberty, enforceable in accordance with its terms.

     4.2. Representations, Warranties and Covenants of Todd. Todd hereby represents, warrants and covenants to Liberty as follows:

          (a) This Agreement has been duly executed and delivered by Todd. Subject to stockholder approval, Todd has all requisite corporate power and authority to enter into this Agreement and Todd has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Todd of this Agreement and the performance by Todd of its obligations hereunder have been duly and validly authorized by all necessary corporate action on its part, except for the approval of this Agreement and of the transactions contemplated hereby by the holders of shares of Todd common stock representing a majority of the voting power of Todd's outstanding common stock, which is the only approval by security holders of Todd required for the due and valid authorization of this Agreement and the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Todd, enforceable in accordance with its terms. The shares of New Todd Class B Common Stock to be issued to Liberty or SEG pursuant to this Agreement, when issued in accordance with this agreement, will be duly authorized, validly issued, fully paid and non-assessable and no stockholder or other security holder of Todd will have any preemptive right of subscription or purchase in respect thereof.

          (b) Todd will cause this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of the shares of New Todd Class B Common Stock provided for herein and any increase in the number of authorized shares required for such issuance) to be submitted for approval to the stockholders of Todd entitled to vote thereon, in accordance with Todd's certificate of incorporation and bylaws as then in effect and all applicable laws, at the same meeting of the stockholders of Todd called for consideration of the Todd Merger and any adjournments of such meeting. The Proxy Statement (as defined in the Todd Merger Agreement) shall include a recommendation of the Board of Directors of Todd in favor of the approval of this Agreement and the transactions contemplated hereby.

     4.3. Further Assurances. If at, or at any time after, the closing of the SEG Contribution or the 4MC Contribution, as applicable, either party considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Todd the right, title and interest of Todd in, to and under (i) any of the rights, properties, or assets of SEG, or (ii) the 4MC Interest, as applicable, or otherwise to carry out the intent and purposes of this Agreement, then, at the request of either party, each party shall execute and deliver (or cause to be executed and delivered), all such deeds, bills of sale, assignments and assurances and shall take and do all such other actions and things as either party may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of SEG or the 4MC Interest, as applicable, or otherwise to carry out the intent and purposes of this Agreement.

     4.4. Todd Charter. Notwithstanding the Todd Merger Agreement, the form of certificate of incorporation attached thereto as the certificate of incorporation of the corporation surviving the Todd Merger shall be modified, prior to the effective time of the Todd Merger, to provide for authorized capital of not less than 300,000,000 shares of New Todd Class A Common Stock and 100,000,000 shares of New Todd Class B Common Stock. The parties shall use commercially reasonable efforts to amend the Todd Merger Agreement to provide for such modification, to the extent such an amendment would be required under the Todd Merger Agreement, prior to the mailing of the Proxy Statement.

     ARTICLE V. Conditions.

     The respective obligations hereunder of Liberty and Todd to consummate the Todd Contribution, the SEG Contribution and the 4MC Contribution are in each case subject to the satisfaction of each of the following conditions:

     5.1. Absence of Injunctions and Proceedings. No permanent or preliminary Injunction or restraining order or other order by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, (i) preventing consummation of any of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or could have a material adverse effect on the business, operations, results of operations, financial condition, or prospects of Liberty, Todd, SEG, 4MC or any direct or indirect subsidiary of any of them or of any other affiliate of Liberty, (ii) requiring the divestiture, as a result of any of the transactions contemplated hereby, of any substantial portion of the business or assets of Liberty, Todd, SEG, 4MC or of any direct or indirect subsidiary of any of them or of any other affiliate of Liberty, (iii) imposing material limitations on the ability of Liberty (directly or, in the case of indirectly owned securities, indirectly) effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of Todd, SEG, 4MC or any other direct or indirect subsidiary of Liberty (including the right to vote such shares or other ownership interests on all matters properly presented to the shareholders or other equity holders of such entity) or making the holding by Liberty (or a direct or indirect subsidiary of Liberty) of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requiring Liberty, Todd, SEG, 4MC or any direct or indirect subsidiary of any of them or any other affiliate of Liberty to cease or refrain from engaging in any line of business, as a result of this Agreement or any transaction contemplated hereby.

     5.2. No Adverse Enactments. No statute, rule, regulation, law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or U.S. federal, state or local court or other governmental authority of competent jurisdiction shall be in effect that (i) makes this Agreement, the Todd Contribution, the SEG Contribution, the 4MC Contribution or any other transaction contemplated hereby illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith or otherwise prohibits or unreasonably delays any such transaction,
(ii) requires or is reasonably likely to require, as a result of the consummation of the Todd Contribution, the SEG Contribution, the 4MC Contribution or any other transaction contemplated hereby, the divestiture of or any restrictions or conditions on the conduct of any substantial portion of the business or assets of Liberty, Todd, SEG, 4MC or any direct or indirect subsidiary of any of them or of any other affiliate of Liberty, (iii) imposes or is reasonably likely to result in imposition of material limitations on the ability of Liberty (directly or, in the case of indirectly owned securities, indirectly) effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of Todd, SEG, 4MC or any other direct or indirect subsidiary of Liberty (including the right to vote such shares or other ownership interests on all matters properly presented to the shareholders or other equity holders of such entities), or makes the holding by Liberty (or a direct or indirect subsidiary of Liberty) of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requires or is reasonably likely to require Liberty, Todd, SEG, 4MC or any direct or indirect subsidiary of any of them or any other affiliate of Liberty to cease or refrain from engaging in any material business, as a result of this Agreement or the consummation of any transaction contemplated hereby.

     5.3. Tax Matters. There shall not have been any change in law or regulation, and no new decision, regulation or interpretation published by the Internal Revenue Service or any other governmental authority of competent jurisdiction after the date of this Agreement, that could reasonably be anticipated to make the Todd Contribution, the SEG Contribution or the 4MC Contribution taxable to Liberty, Todd, SEG or 4MC (or any member of a consolidated group of which Liberty, Todd, SEG or 4MC is a member) for U.S. federal income tax purposes.

     ARTICLE VI. Indemnification.

     From and after the consummation of the SEG Contribution in accordance with this Agreement, Liberty shall cause SEG to indemnify and defend Todd and hold Todd harmless from and against any and all claims, liabilities, damages, costs, actions and causes of action whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, arising from or in connection with the SEG Holders' Exchange Right.

     ARTICLE VII. Termination.

     If the Todd Merger Agreement shall terminate for any reason in accordance with Section 9.1 of the Todd Merger Agreement, then either party shall have the right to terminate this Agreement, effective on written notice of such termination to the other party; provided, however, that the party terminating this Agreement shall not have been in breach of or default under the Todd Merger Agreement at the time that the Todd Merger Agreement was terminated.

     ARTICLE VIII. Miscellaneous.

     8.1. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed telex or telecopier, as follows:

(a) If to Liberty:

Liberty Media Corporation
9197 South Peoria Street
Englewood, CO 80112
Attention: General Counsel
Facsimile: (720) 875-5382

(b) If to the Company:

The Todd A-O Corporation
514 Via De La Valle,
Suite 300A
Solana Beach, CA 92075
Attention: General Counsel
Facsimile: (619) 509-9785

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

     8.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties with respect to such subject matter.

     8.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each other party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.5. Counterparts. This Agreement may be executed in counterparts, and on separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     8.6. Applicable Law. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          THE TODD-AO CORPORATION

                                          By: /s/ SALAH M. HASSANEIN
                                            ------------------------------------
                                              Name: Salah M. Hassanein
                                              Title: President and CEO

                                          LIBERTY MEDIA CORPORATION

                                          By: /s/ CHARLES Y. TANABE
                                            ------------------------------------
                                              Name: Charles Y. Tanabe
                                              Title: Senior Vice President

                                    ANNEX D
                     [CHARTER OF THE SURVIVING CORPORATION]

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            THE TODD-AO CORPORATION
                           (TO EFFECTUATE THE MERGER)

     THE TODD-AO CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     (1) THE NAME OF THE CORPORATION IS THE TODD-AO CORPORATION. THE ORIGINAL CERTIFICATE OF INCORPORATION OF THE CORPORATION WAS FILED ON NOVEMBER 28, 1952. THE NAME UNDER WHICH THE CORPORATION WAS ORIGINALLY INCORPORATED IS MAOT CORPORATION.

     (2) THIS RESTATED CERTIFICATE OF INCORPORATION AMENDS AND RESTATES IN ITS ENTIRETY THE CERTIFICATE OF INCORPORATION OF THE CORPORATION. PURSUANT TO
SECTION 242(b) OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"), THE BOARD OF DIRECTORS OF THE CORPORATION HAS DULY ADOPTED BY UNANIMOUS WRITTEN CONSENT IN ACCORDANCE WITH SECTION 141(f) OF THE DGCL , AND A MAJORITY OF THE OUTSTANDING STOCK ENTITLED TO VOTE THEREON AND A MAJORITY OF EACH CLASS OF THE OUTSTANDING STOCK ENTITLED TO VOTE AS A CLASS HAS APPROVED AT A SPECIAL MEETING, HELD IN ACCORDANCE WITH SECTION 222 OF THE DGCL, THIS RESTATED CERTIFICATE OF INCORPORATION. THIS RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION WAS DULY ADOPTED IN ACCORDANCE WITH SECTION 245 OF THE DGCL.

     (3) PURSUANT TO SECTIONS 242 AND 245 OF THE DGCL, THE TEXT OF THE CERTIFICATE OF INCORPORATION IS HEREBY RESTATED TO READ IN ITS ENTIRETY AS
FOLLOWS:

                                   "ARTICLE I

                                      NAME

     The name of the corporation is The Todd-AO Corporation (the "Corporation").

                                   ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                AUTHORIZED STOCK

     The total number of shares of capital stock that the Corporation shall have authority to issue is 405,000,000 shares, of which 400,000,000 shares shall be common stock ("Common Stock") and 5,000,000 shares shall be preferred stock ("Preferred Stock"). Said shares of Common Stock shall be divided into the following classes: (a) 300,000,000 shares shall be designated as Class A Common Stock with a par value of $.01 per share ("Class A Common Stock"); and (b) 100,000,000 shares shall be designated as Class B Common Stock with a par value of $.01 per share ("Class B Common Stock"). Said shares of Preferred Stock shall be all of one class with a par value of $.01 per share, and shall be issued in one or more series as set forth in Section B below.

     Section A. Class A Common Stock and Class B Common Stock.

     Each share of the Class A Common Stock and each share of the Class B Common Stock of the Corporation shall, except as otherwise provided in this Article IV, Section A, be identical in all respects and shall have equal rights and privileges.

     1. Voting Rights.

     Holders of Class A Common Stock shall be entitled to ONE vote for each share of such stock held, and holders of Class B Common Stock shall be entitled to TEN votes for each share of such stock held, on all matters presented to such stockholders, whether at any special or annual meeting of stockholders, by written consent in lieu of meeting, or otherwise. Except as may otherwise be required by the laws of the State of Delaware and, with respect to any series of Preferred Stock, except as may be provided in any resolution or resolutions providing for the establishment of such series pursuant to authority vested in the Board of Directors by Article IV, Section B, of this Certificate, the holders of outstanding shares of Class A Common Stock, the holders of outstanding shares of Class B Common Stock and the holders of outstanding shares of each series of Preferred Stock shall vote together as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of any class of Common Stock or any series of Preferred Stock or decrease the number of authorized shares of any such class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Class A Common Stock, Class B Common Stock or any series of Preferred Stock shall be required for the approval of any such matter.

     2. Conversion Rights.

     Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A Common Stock. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Class A Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on that date. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock that have been converted hereunder shall become treasury shares that may be issued or retired by resolution of the Board of Directors. Shares of Class A Common Stock shall not be convertible into shares of Class B Common Stock.

     3. Dividends.

     Subject to subsection 4 of this Section A, whenever a dividend is paid to the holders of shares of any class of Common Stock, the Corporation also shall pay an equal per share dividend to the holders of the other class of Common Stock of the Corporation. Dividends shall be payable only as and when declared by the Board of Directors out of funds legally available therefor.

     4. Share Distributions.

     If at any time a distribution paid in Class A Common Stock, Class B Common Stock or any other securities of the Corporation or any other entity (hereinafter sometimes called a "share distribution") is to be made with respect to the Class A Common Stock or Class B Common Stock, such share distribution may be declared and paid only as follows:

          a. a share distribution consisting of shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or consisting of shares of Class B Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class B Common Stock) to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or consisting of shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock and, on an equal per share basis, shares of Class B Common Stock (or like securities convertible into or exercisable or exchangeable for shares of Class B Common Stock) to holders of Class B Common Stock; and

          b. a share distribution consisting of any class or series of securities of the Corporation or any other entity other than Class A Common Stock or Class B Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock or Class B Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Class A Common Stock and Class B Common Stock or on the basis of a distribution of one class or series of securities to holders of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Class B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights between the Class A Common Stock and the Class B Common Stock) and related differences in designation, conversion and share distribution provisions, provided that if the securities so distributed constitute capital stock of a Subsidiary (as defined below) of the Corporation, such voting rights (and related designation, conversion and share distribution provisions) shall not differ to a greater extent than the corresponding differences in voting rights between the Class A Common Stock and the Class B Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis. As used herein, the term "Subsidiary" means, when used with respect to any entity, (i) a corporation in which such entity and/or one or more Subsidiaries of such entity, directly or indirectly, owns capital stock having a majority of the voting power of such corporation's capital stock to elect directors under ordinary circumstances, and (ii) any other entity (other than a corporation) in which such entity and/or one or more Subsidiaries of such entity, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named entity.

     The Corporation shall not reclassify, subdivide or combine the Class A Common Stock without reclassifying, subdividing or combining the Class B Common Stock, on an equal per share basis, and the Corporation shall not reclassify, subdivide or combine the Class B Common Stock without reclassifying, subdividing or combining the Class A Common Stock, on an equal per share basis.

     5. Liquidation and Mergers.

     Subject to the prior payment in full of the preferential amounts to which any Preferred Stock is entitled, the holders of Class A Common Stock and the holders of Class B Common Stock shall share equally, on an equal per share basis, in any distribution of the Corporation's assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall in itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section A.5.

     Section B. Preferred Stock.

     The Preferred Stock may be issued, from time to time, in one or more series, with such powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix with respect to each series:

          a. the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

          b. the dividend rate or amounts, if any, for the particular series, the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative and the relative rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of that series;

          c. the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each series;

          d. the right, if any, of the holders of a particular series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another entity, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

          e. the voting rights, if any, of the holders of a particular series;
     and

          f. the terms and conditions, if any, for the Corporation to purchase or redeem shares of a particular series.

     All shares of any one series of the Preferred Stock shall be alike in every particular. Except to the extent otherwise provided in the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of such series shall have no voting rights, except as may be required by the laws of the State of Delaware.

                                   ARTICLE V

                                   DIRECTORS

     Section A. Number of Directors.

     The governing body of the Corporation shall be the Board of Directors. The number of directors shall not be less than three (3) and the exact number of directors shall be fixed by the Board of Directors by resolution. Election of directors need not be by written ballot.

     Section B. Classification of the Board.

     Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock, the Board of Directors of the Corporation shall be divided into three classes of directors: Class I, Class II and Class III. Each class of directors shall consist, as nearly as possible, of a number of directors equal to one-third (33 1/3%) of the then authorized number of members of the Board of Directors. The initial term of office of the Class I directors shall expire at the annual meeting of stockholders in 2000; the initial term of office of the Class II directors shall expire at the annual meeting of stockholders in 2001; and the initial term of office of the Class III directors shall expire at the annual meeting of stockholders in 2002. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

     Section C. Removal of Directors.

     Subject to the rights of the holders of any series of Preferred Stock, directors may be removed from office only for cause (as defined below) upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Class A Common Stock, Class B Common Stock and any series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may otherwise be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties.

     Section D. Newly Created Directorships and Vacancies.

     Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, except as may be provided in the resolution or resolutions providing for the issue of any series of Preferred Stock with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

     Section E. Limitation on Liability and Indemnification.

     1. Limitation On Liability.

     To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this section E.1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

     2. Indemnification.

     a. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     b. Advance Payment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding, as incurred, in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this section E.2 or otherwise.

     c. Claims. If a claim for indemnification or payment of expenses under this section E.2 is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     d. Non-Exclusivity of Rights. The rights conferred on any person by this section E.2 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     e. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal.

     Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

     Section F. Amendment of Bylaws.

     The Board of Directors of the Corporation is hereby expressly authorized and empowered to adopt, alter, amend or repeal any provision of the bylaws of the Corporation.

                                   ARTICLE VI

                                      TERM

     The term of existence of this Corporation shall be perpetual.

                                  ARTICLE VIII

                              STOCK NOT ASSESSABLE

     The capital stock of this Corporation shall not be assessable if fully paid. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation.

                                  ARTICLE VIII

                            MEETINGS OF STOCKHOLDERS

     Section A. Annual and Special Meetings.

     Except as otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as defined below) or (ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Class A Common Stock, the Class B Common Stock and any series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters that may be submitted to a vote of stockholders at any annual meeting or special meeting thereof.

     Section B. Stockholder Action Without a Meeting.

     Except as otherwise prescribed by law or by another provision of this Certificate, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders on the record date whose shares were not represented on the written consent."

                                    -  -  -

     (4) THIS RESTATED CERTIFICATE OF INCORPORATION HAS BEEN DULY ADOPTED IN ACCORDANCE WITH SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

     (5) THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHALL BECOME
EFFECTIVE AT   :00   .M., EASTERN TIME, ON                ,                .

     IN WITNESS WHEREOF, THE TODD-AO CORPORATION has caused this certificate to
be signed by Salah M. Hassanein, its President, and attested by                ,
its Secretary, this      day of                ,                .

                                          --------------------------------------
                                          Salah M. Hassanein
                                          President

ATTEST:

By:
----------------------------------------------------
    [               ]
    Secretary

                                    ANNEX E
                     [BYLAWS OF THE SURVIVING CORPORATION]

                            THE TODD-AO CORPORATION
                             A DELAWARE CORPORATION
                            ------------------------

                                     BYLAWS

                                   ARTICLE I

                                  STOCKHOLDERS

     Section 1.1 Annual Meeting. An annual meeting of stockholders for the purpose of electing those directors whose terms of office expires at such meeting and of transacting such other business as may properly come before it shall be held each year at such date, time and place, either within or without the State of Delaware, as may be specified by the Board of Directors.

     Section 1.2 Special Meetings. Special meetings of stockholders shall be called by the Secretary as and when provided for by the Certificate of Incorporation, as amended from time to time, of the Corporation (the "Certificate"). Special meetings of stockholders for any purpose or purposes may be held at such time and place either within or without the State of Delaware as may be stated in the notice.

     Section 1.3 Notice of Meetings. Written notice of stockholders meetings, stating the place, date, and hour thereof, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by the Chairman of the Board, the President, any Vice President, the Secretary or any other officer, to each stockholder entitled to vote thereat at least 10 days but not more than 60 days before the date of the meeting, unless a different period is prescribed by law or the Certificate.

     Section 1.4 Quorum. Except as otherwise provided by law or in the Certificate or elsewhere in these Bylaws, the holders of a majority in total voting power of the outstanding shares of capital stock of the Corporation entitled to vote at a meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum for the transaction of business at any annual or special meeting of the stockholders. In the absence of a quorum, the chairman of the meeting or the holders of a majority in total voting power of the shares of capital stock entitled to vote thereat that are present in person or represented by proxy shall have the power to adjourn the meeting from time to time in the manner provided in Section 1.5 of these Bylaws until a quorum shall attend.

     Section 1.5 Adjournment. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 1.6 Voting. Except as otherwise provided by law, the Certificate or elsewhere in these Bylaws and except for the election of directors, at any meeting duly called and held at which a quorum is present, the affirmative vote of a majority of the combined voting power of the shares present in person or represented by proxy at the meeting and entitled to vote upon a given question shall decide such question. At any meeting duly called and held for the election of directors of a particular class at which a quorum is present, directors of such class shall be elected by a plurality of the combined voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

     Section 1.7 Organization. The Chairman of the Board, or in his absence the President, or in their absence any Vice President, shall call to order meetings of stockholders and shall act as chairman of such meetings. The Board of Directors or, if the Board of Directors fails to act, the stockholders may appoint any stockholder, director, or officer of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board, the President and all Vice Presidents. The Secretary of the Corporation shall act as secretary of all meetings of stockholders, but, in the absence of the Secretary, the chairman of the meeting may appoint any other person to act as secretary of the meeting.

     Section 1.8 Order of Business.

     (a) Nominations of persons for election as directors of a particular class of the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at any annual meeting of stockholders, only (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Chairman of the Board or the Board of Directors of the Corporation or (iii) by any stockholder who is a holder of record at the time of the giving of the notice provided for in this Section 1.8, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.8.

     (b) For nominations or business properly to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper written form, a stockholder's notice to the Secretary of the Corporation shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director or a particular class, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director of such class if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner; (b) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner and (c) a representation that such stockholder is entitled to vote at such annual meeting and intends to appear in person or by proxy at such meeting to nominate the person or propose the business specified in the notice. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to make a nomination or present a proposal at an annual meeting and such stockholder's nominee or proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting.

     (c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election as directors of a particular class of the Board of Directors of the Corporation may be made at a special meeting of stockholders at which directors of such class are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors of such class shall be elected at such meeting, by any stockholder who is a holder of record at the time of the giving of notice provided for in this Section 1.8, who is entitled to vote at the meeting and who complies with the procedures set forth in Section 1.8. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors as a director or directors, as applicable, of a particular class of the Board of Directors of the Corporation, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the

Corporation's notice of meeting, if the stockholder has given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper written form, such notice must meet the requirements of either of the last two sentences of paragraph (b) above.

     (d) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.8 shall be eligible to serve as directors of the Corporation and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.8. Except as otherwise provided by law, the Certificate or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.8 and, if any proposed nomination or business proposal is not in compliance with this Section 1.8, to declare that such defective nomination or business proposal shall be disregarded.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     Section 2.1 Number and Term of Office. The business, property, and affairs of the Corporation shall be managed by or under the direction of a Board of Directors of at least three directors. The number and term of office of the members of the Board of Directors shall be determined as set forth in the Certificate.

     Section 2.2 Resignations. Any director of the Corporation, or any member of any committee, may resign at any time, by giving written notice to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation. Any such resignation shall take effect after receipt of the applicable written notice of resignation by the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation at the time specified in such written notice or, if no time is specified, immediately upon receipt of such written notice by the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

     Section 2.3 Removal of Directors. Directors may only be removed as provided in Section C of Article V of the Certificate.

     Section 2.4 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors occurring for any other reason shall be filled in accordance with Section D of Article V of the Certificate.

     Section 2.5 Chairman of the Board. The directors shall elect one of their members to be Chairman of the Board of Directors. The Chairman shall perform such duties as may from time to time be assigned to him by the Board of Directors. The Chairman shall be subject to the control of and may be removed from such office by the Board of Directors.

     Section 2.6 Annual Meetings. The annual meeting of the Board of Directors, for the election of officers and the transaction of such other business as may come before the meeting, shall be held without notice at the same place as, and immediately following, the annual meeting of the stockholders.

     Section 2.7 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

     Section 2.8 Special Meetings. Special meetings of the Board of Directors shall be held at such time and place as shall be designated in the notice of the meeting whenever called by the Chairman of the Board, the President or by a majority of the directors then in office. The Secretary, or in his absence any other officer of the Corporation, shall give each director notice of the time and place of holding of special meetings of the

Board of Directors by mail at least five days before the meeting, or by telegram, cable, facsimile transmission or personal service at least 24 hours before the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at any meeting without specification of such business in the notice.

     Section 2.9 Quorum. A majority of the total number of members of the Board of Directors as constituted from time to time shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors (whether or not adjourned from a previous meeting) there shall be less than a quorum present, a majority of those present may adjourn the meeting to another time and place, and the meeting may be held as adjourned without further notice or waiver.

     Section 2.10 Manner of Acting. Except as otherwise provided by law, the Certificate or these Bylaws, a majority of the directors present at any meeting at which a quorum is present may decide any question brought before such meeting.

     Section 2.11 Organization. Meetings shall be presided over by the Chairman of the Board, or in his absence by such other person as the directors may select. The Secretary of the Corporation shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

     Section 2.12 Committees. The Board of Directors may, by resolution passed by not less than 75% of the members of the Board of Directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Corporation. Each committee which may be established by the Board of Directors pursuant to these Bylaws may fix its own rules and procedures. Notice of meetings of committees, other than of regular meetings provided for by such rules, shall be given to committee members. All action taken by committees shall be recorded in minutes of the meetings.

     Section 2.13 Action Without Meeting. Nothing contained in these Bylaws shall be deemed to restrict the power of members of the Board of Directors, or any committee designated by the Board of Directors, to take any action required or permitted to be taken by them without a meeting.

     Section 2.14 Telephone Meetings. Nothing contained in these Bylaws shall be deemed to restrict the power of members of the Board of Directors, or any committee designated by the Board of Directors, to participate in a meeting of the Board of Directors, or committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by any such means shall constitute presence in person at such meeting.

                                  ARTICLE III

                                    OFFICERS

     Section 3.1 Executive Officers. The executive officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents and a Secretary, each of whom shall be elected by the Board of Directors. The Board of Directors may elect or appoint such other officers (including a Treasurer and one or more Assistant Secretaries) as it may deem necessary or desirable. Each officer shall hold office for such term as may be prescribed by the Board of Directors from time to time. Any person may hold at one time two or more offices.

     Section 3.2 Powers and Duties. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors at which he is present. The Chairman of the Board shall also have such additional powers and duties as may be prescribed for such offices from time to time by the Board of Directors. The President shall be the chief executive officer of the Corporation. In the absence of the President, an officer appointed by the President, or if the President fails to make such appointment, by the Board of Directors, shall perform all the duties of the President. The officers and agents of the Corporation shall each have such powers and authority and shall perform such duties in the management of the business, property, and affairs of the Corporation as generally pertain to their respective offices, as well as such powers and authorities and such duties as from time to time may be prescribed by the Board of Directors.

                                   ARTICLE IV

                      RESIGNATIONS, REMOVALS AND VACANCIES

     Section 4.1 Resignations. Any director or officer of the Corporation, or any member of any committee, may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time is specified therein, then immediately upon receipt thereof. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

     Section 4.2 Removals. The Board of Directors, at any meeting thereof, or by unanimous written consent, at any time, may, to the extent permitted by otherwise applicable Delaware law, remove with or without cause from office or terminate the employment of any officer or member of any committee and may, with or without cause, disband any committee.

     Section 4.3 Vacancies. Any vacancy in the office of any officer through death, resignation, removal, disqualification or other cause may be filled at any time by the Board of Directors and, subject to the provisions of this
Article IV, the person so chosen shall hold office until his successor shall have been elected and qualified.

                                   ARTICLE V

                                 CAPITAL STOCK

     Section 5.1 Stock Certificates. The certificates for shares of the capital stock of the Corporation shall be in such form as shall be prescribed by law and approved, from time to time, by the Board of Directors.

     Section 5.2 Transfer of Shares. Shares of the capital stock of the Corporation may be transferred on the books of the Corporation only by the holder of such shares or by his duly authorized attorney, upon the surrender to the Corporation or its transfer agent of the certificate representing such stock properly endorsed.

     Section 5.3 Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which, unless otherwise provided by law, shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required under the DGCL, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; and when prior action by the Board of Directors is required under the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 5.4 Lost Certificates. The Board of Directors or any transfer agent of the Corporation may direct a new certificate or certificates representing stock of the Corporation to be issued in place of any certificate or certificates theretofore issued by the Corporation, alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors (or any transfer agent of the Corporation authorized to do so by a resolution of the Board of Directors) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as the Board of Directors (or any transfer agent so authorized) shall direct to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificates, and such requirement may be general or confined to specific instances.

     Section 5.5 Beneficial Owners. The person in whose name shares of stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

     Section 5.6 Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, cancellation, and replacement of certificates representing stock of the Corporation.

                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1 Offices. The Corporation shall maintain a registered office in the State of Delaware as required by law. The Corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors may from time to time designate or as the business of the Corporation may require.

     Section 6.2 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the words "Corporate Seal" and "Delaware".

     Section 6.3 Fiscal Year. The fiscal year of the Corporation shall be determined and may be changed by resolution of the Board of Directors.

     Section 6.4 Notices and Waivers Thereof. Whenever any notice whatsoever is required by law, the Certificate or these Bylaws to be given to any stockholder, director or officer, such notice, except as otherwise provided by law, may be given personally, or by mail, or, in the case of directors or officers, by telegram, cable or facsimile transmission, addressed to such person at his or her address as it appears on the books of the Corporation. Any notice given by telegram, cable or facsimile transmission shall be deemed to have been given when it shall have been delivered for transmission and any notice given by mail shall be deemed to have been given when it shall have been deposited in the United States mail with postage thereon prepaid. Whenever any notice is required to be given by law, the Certificate or these Bylaws, a written waiver thereof, signed by the person entitled to such notice, whether before or after the meeting or the time stated therein, shall be deemed equivalent in all respects to such notice to the full extent permitted by law.

     Section 6.5 Amendments. The holders of shares of capital stock entitled at the time to vote in any general election of directors shall have power to adopt, amend, or repeal the Bylaws of the Corporation by vote of the holders of not less than a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, and except as otherwise provided by law, the Board of Directors shall have power equal in all respects to that of the stockholders to adopt, amend, or repeal the Bylaws by vote of not less than a majority of the members of the Board of Directors then in office.

     Section 6.6 Stock of Other Corporations or Other Interests. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the President, the Secretary, and such attorneys or agents of the Corporation as may be from time to time authorized by the Board of Directors or the President, shall have full power and authority on behalf of this Corporation to attend and to act and vote in person or by proxy at any meeting of the holders of securities of any corporation or other entity in which this Corporation may own or hold shares or other securities, and at such meetings shall possess and may exercise all the rights and powers incident to the ownership of such shares or other securities which this Corporation, as the owner or holder thereof, might have possessed and exercised if present. The President, the Secretary, or such attorneys or agents, may also execute and deliver on behalf of this Corporation powers of attorney, proxies, consents, waivers, and other instruments relating to the shares or securities owned or held by this Corporation.

     Section 6.7 Savings Clause. These Bylaws are subject to the provisions of the Certificate and applicable law. If any provision of these Bylaws is inconsistent with the Certificate or the DGCL, such provision shall be invalid only to the extent of such conflict, and such conflict shall not affect the validity of any other provision of these Bylaws.

                                    ANNEX F

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SOUNDELUX ENTERTAINMENT GROUP, INC.
Independent Auditors' Report:
  KPMG LLP..................................................  F-2
  Consolidated Balance Sheets as of January 2, 2000 and
     December 27, 1998......................................  F-3
  Consolidated Statements of Operations for the Years Ended
     January 2, 2000, December 27, 1998, and December 31,
     1997...................................................  F-4
  Consolidated Statements of Stockholders' Equity for the
     Three Years Ended January 2, 2000, December 27, 1998
     and December 31, 1997..................................  F-5
  Consolidated Statements of Cashflows for the Three Years
     Ended January 2, 2000, December 27, 1998 and December
     31, 1997...............................................  F-6
  Notes to Consolidated Financial Statements................  F-8
  Management's Discussion and Analysis......................  F-22
MEDIA TECHNOLOGY SOURCE, INC.
Balance Sheets as of March 31, 1999 (unaudited) and
  September 30, 1998........................................  F-27
Statements of Earnings for the Six Months ended March 31,
  1999 and 1998 (unaudited).................................  F-28
Statements of Cash Flows for the Six Months ended March 31,
  1999 and 1998 (unaudited).................................  F-29
Notes to Financial Statements...............................  F-30
Independent Auditors' Report:
  Cornell Kahler Kosbab & Shidell PLLP......................  F-32
  Balance Sheet as of September 30, 1998....................  F-33
  Statement of Earnings for the Year Ended September 30,
     1998...................................................  F-34
  Statement of Stockholders' Equity for the Year Ended
     September 30, 1998.....................................  F-35
  Statement of Cash Flows for the Year Ended September 30,
     1998...................................................  F-36
  Notes to Financial Statements.............................  F-37

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Soundelux Entertainment Group, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Soundelux Entertainment Group, Inc. and Subsidiaries as of January 2, 2000 and December 27, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 2, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Soundelux Entertainment Group, Inc. and Subsidiaries as of January 2, 2000 and December 27, 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended January 2, 2000, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Los Angeles, California
March 3, 2000

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              JANUARY 2,     DECEMBER 27,
                                                                 2000            1998
                                                              -----------    ------------
Current assets:
  Cash and cash equivalents.................................  $ 1,206,000        469,000
  Accounts receivable, net..................................   13,327,000      4,487,000
  Inventories...............................................    3,471,000      1,496,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................    1,742,000      1,485,000
  Other current assets......................................      971,000        425,000
                                                              -----------     ----------
          Total current assets..............................   20,717,000      8,362,000
Property and equipment, net.................................    9,573,000     10,239,000
Goodwill, net...............................................   18,875,000        707,000
Intangible assets...........................................    1,093,000             --
Other assets................................................    1,837,000        590,000
                                                              -----------     ----------
                                                              $52,095,000     19,898,000
                                                              ===========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 6,861,000      1,757,000
  Accrued expenses..........................................    2,230,000      1,436,000
  Current portion of long term debt.........................    2,835,000        200,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................    1,580,000        847,000
  Income taxes payable......................................      106,000         13,000
  Due to related parties....................................    1,167,000             --
  Notes payable to related parties..........................           --        186,000
  Other liabilities.........................................      121,000        238,000
                                                              -----------     ----------
          Total current liabilities.........................   14,900,000      4,677,000
Short-term borrowings to be refinanced......................           --      4,399,000
Line of credit..............................................    3,500,000
Long term debt, net of current portion......................   23,294,000      6,578,000
Deferred rent...............................................      920,000        979,000
Subordinated notes payable to related parties...............    2,550,000             --
                                                              -----------     ----------
          Total liabilities.................................   45,164,000     16,633,000
                                                              -----------     ----------
Redeemable capital stock....................................    1,940,000             --
Stockholders' equity:
  Capital stock, no par value. Authorized 25,000,000 shares;
     outstanding 15,363,000 and 13,800,000 shares as of
     January 2, 2000 and December 27, 1998, respectively....   10,551,000      2,192,000
  Loans to employees........................................     (282,000)            --
  Retained earnings (deficit)...............................   (5,278,000)     1,073,000
                                                              -----------     ----------
          Stockholders' equity..............................    4,991,000      3,265,000
                                                              -----------     ----------
                                                              $52,095,000     19,898,000
                                                              ===========     ==========

          See accompanying notes to consolidated financial statements.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  YEARS ENDED

                                                       JANUARY 2,     DECEMBER 27,    DECEMBER 31,
                                                          2000            1998            1997
                                                       -----------    ------------    ------------
Net revenues.........................................  $95,903,000     42,522,000      39,449,000
                                                       -----------     ----------      ----------
Cost of revenues:
  Production costs...................................   68,174,000     24,153,000      23,451,000
  Depreciation.......................................    1,844,000      1,340,000       1,291,000
                                                       -----------     ----------      ----------
                                                        70,018,000     25,493,000      24,742,000
                                                       -----------     ----------      ----------
     Gross profit....................................   25,885,000     17,029,000      14,707,000
Selling, general and administrative expenses.........   24,196,000     15,357,000      12,538,000
Stock option compensation expense....................    2,895,000        220,000         328,000
Amortization of intangible assets....................      635,000         62,000          61,000
                                                       -----------     ----------      ----------
     Income (loss) from operations...................   (1,841,000)     1,390,000       1,780,000
                                                       -----------     ----------      ----------
Other income (expense):
  Other income, net..................................      (88,000)       117,000          71,000
  Interest expense, net..............................   (2,477,000)      (954,000)       (686,000)
                                                       -----------     ----------      ----------
     Total other expense.............................   (2,565,000)      (837,000)       (615,000)
                                                       -----------     ----------      ----------
     Income (loss) before income taxes...............   (4,406,000)       553,000       1,165,000
Income tax expense...................................       (5,000)       (19,000)        (63,000)
                                                       -----------     ----------      ----------
     Income (loss) from continuing operations........   (4,411,000)       534,000       1,102,000
Discontinued operations:
  Loss from operations of IED division in 1997, net
     of income tax benefit of $0.....................           --             --          (8,000)
  Loss on disposal of IED division in 1997, net of
     income tax benefit of $1,000....................           --             --         (15,000)
                                                       -----------     ----------      ----------
          Net income (loss)..........................  $(4,411,000)       534,000       1,079,000
                                                       ===========     ==========      ==========

          See accompanying notes to consolidated financial statements.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      YEARS ENDED JANUARY 2, 2000, DECEMBER 27, 1998 AND DECEMBER 31, 1997

                                                              RETAINED
                                                 CAPITAL      EARNINGS    LOANS TO    STOCKHOLDERS'
                                                  STOCK      (DEFICIT)    EMPLOYEES      EQUITY
                                               -----------   ----------   ---------   -------------
Balance at December 31, 1996.................  $ 1,644,000      231,000         --      1,875,000
Amortization of stock options................      328,000           --         --        328,000
Repurchase of outstanding capital stock......           --      (49,000)        --        (49,000)
Net income...................................           --    1,079,000         --      1,079,000
                                               -----------   ----------   --------     ----------
Balance at December 31, 1997.................    1,972,000    1,261,000         --      3,233,000
Amortization of stock options................      220,000           --         --        220,000
Shareholder distributions....................           --     (592,000)        --       (592,000)
Repurchase of outstanding capital stock......           --     (130,000)        --       (130,000)
Net income...................................           --      534,000         --        534,000
                                               -----------   ----------   --------     ----------
Balance at December 27, 1998.................    2,192,000    1,073,000         --      3,265,000
Capital stock issued in connection with the
  acquisition of the net assets of Media
  Technology Source, Inc. ...................    3,430,000           --         --      3,430,000
Capital stock issued for contingent earn out
  in connection with the acquisition of the
  net assets of Media Technology Source,
  Inc. ......................................    1,633,000           --         --      1,633,000
Accretion of redeemable capital stock in
  connection with the acquisition of the net
  assets of Media Technology Source, Inc. ...           --   (1,940,000)               (1,940,000)
Loans to employees...........................                             (282,000)      (282,000)
Exercise of stock options....................      265,000           --         --        265,000
Amortization of stock option compensation....    3,031,000           --                 3,031,000
Net loss.....................................           --   (4,411,000)        --     (4,411,000)
                                               -----------   ----------   --------     ----------
Balance at January 2, 2000...................  $10,551,000   (5,278,000)  (282,000)     4,991,000
                                               ===========   ==========   ========     ==========

          See accompanying notes to consolidated financial statements.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  YEARS ENDED

                                                       JANUARY 2,     DECEMBER 27,    DECEMBER 31,
                                                          2000            1998            1997
                                                      ------------    ------------    ------------
Cash flows from operating activities:
  Net income (loss).................................  $ (4,411,000)       534,000        1,079,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................     3,296,000      2,010,000        1,503,000
     Allowance for doubtful accounts................       178,000         75,000          130,000
     Loss on disposal...............................       131,000         16,000               --
     Stock option compensation expense..............     2,895,000        220,000          328,000
     Other..........................................        21,000             --               --
  Changes in assets and liabilities:
     Accounts receivable............................    (1,069,000)      (810,000)      (1,300,000)
     Inventories....................................     2,965,000       (138,000)        (471,000)
     Cost and estimated earnings in excess of
       billings.....................................      (257,000)    (1,278,000)         121,000
     Other assets...................................    (1,769,000)      (383,000)         (22,000)
     Accounts payable...............................       212,000         40,000          560,000
     Accrued expenses...............................      (548,000)       513,000          191,000
     Due to related parties.........................     1,167,000             --               --
     Billings in excess of costs and estimated
       earnings.....................................    (4,422,000)      (697,000)        (312,000)
     Income taxes payable...........................        84,000        (57,000)           6,000
     Other liabilities and deferred rent............      (176,000)       902,000          273,000
                                                      ------------     ----------     ------------
          Net cash provided (used) by operating
            activities..............................    (1,703,000)       947,000        2,086,000
                                                      ------------     ----------     ------------
Cash flows from investing activities:
  Capital expenditures..............................    (2,547,000)    (1,257,000)      (2,496,000)
  Purchase of intangible asset......................       (50,000)
  Proceeds from sale of property and equipment......       607,000             --               --
  Acquisition of Media Technology Source, Inc, net
     of cash acquired and acquisition costs paid....   (11,404,000)            --               --
  Media Technology Source, Inc. contingent
     consideration earn out.........................    (1,167,000)            --               --
  Acquisition of Planet X...........................       (35,000)            --               --
                                                      ------------     ----------     ------------
          Net cash used in investing activities.....   (14,596,000)    (1,257,000)      (2,496,000)
                                                      ------------     ----------     ------------
Cash flows from financing activities:
  Proceeds from options exercised...................       265,000             --
  Borrowings on long term debt......................    25,000,000        552,000        2,275,000
  Repayment of long term debt.......................    (4,424,000)    (1,994,000)      (1,838,000)
  Short term borrowings.............................     2,100,000      2,503,000          548,000
  Repayment of short term borrowings................    (6,499,000)            --               --
  Borrowings on line of credit......................     3,500,000             --               --
  Repayment of notes payable acquired in
     acquisition....................................    (2,438,000)            --               --
  Loans to employees, net...........................      (282,000)
  Repayments on notes payable to related parties,
     net............................................      (186,000)       (51,000)        (162,000)
  Acquisition of outstanding capital stock..........            --       (130,000)         (49,000)
  Payment of dividends..............................            --       (592,000)              --
                                                      ------------     ----------     ------------
          Net cash provided by financing
            activities..............................    17,036,000        288,000          774,000
                                                      ------------     ----------     ------------
          Net increase (decrease) in cash and cash
            equivalents.............................       737,000        (22,000)         364,000
Cash and cash equivalents at beginning of year......       469,000        491,000          127,000
                                                      ------------     ----------     ------------
Cash and cash equivalents at end of year............  $  1,206,000        469,000          491,000
                                                      ============     ==========     ============

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                  YEARS ENDED

                                                       JANUARY 2,     DECEMBER 27,    DECEMBER 31,
                                                          2000            1998            1997
                                                      ------------    ------------    ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest.......................................  $  1,639,000        965,000          689,000
     Income taxes...................................       126,000         57,000          114,000
                                                      ============     ==========     ============
Supplemental disclosures of non cash investing and
  financing activities:
  In April 1999, the Company acquired 100% of the
     outstanding common shares of Media Technology
     Source, Inc. In connection with the
     acquisition, the Company paid cash as follows:
     Assets acquired:
       Cash and cash equivalents....................       842,000             --               --
       Property and equipment.......................     1,300,000             --               --
       Trade and other receivables, net.............     7,949,000             --               --
       Inventory....................................     4,940,000             --               --
       Intangible assets............................     1,089,000             --               --
       Other assets.................................        14,000             --               --
       Goodwill.....................................    15,928,000             --               --
     Liabilities assumed:
       Accounts payable.............................    (4,892,000)            --               --
       Accrued liabilities..........................    (1,124,000)            --               --
       Billings in excess of costs and estimated
          earnings..................................    (5,155,000)            --               --
       Notes payable................................    (2,438,000)            --               --
       Income taxes payable.........................      (227,000)            --               --
     Common stock issued............................    (3,430,000)            --               --
     Subordinated notes payable issued..............    (2,550,000)            --               --
     Acquisition costs incurred.....................      (221,000)            --               --
                                                      ------------     ----------     ------------
  Cash paid in acquisition..........................    12,025,000             --               --
                                                      ============     ==========     ============
  In May 1999, the Company acquired the net assets
     of Planet X. In connection with the
     acquisition, the Company paid cash as follows:
     Net assets acquired............................        23,000             --               --
     Goodwill.......................................        77,000             --               --
     Note payable issued............................       (65,000)            --               --
                                                      ------------     ----------     ------------
  Cash paid in acquisition..........................        35,000             --               --
                                                      ============     ==========     ============
  Assumption of notes payable by related party for
     sale leaseback of land and buildings...........     1,984,000             --               --
  Disposition of land and buildings for sale
     leaseback......................................     2,270,000             --               --
  Deferred loss recorded on sale/leaseback..........       286,000             --               --
  Note issued for Planet X acquisition..............        65,000             --               --
  Capital stock issued for loan fees................       136,000
  Capital stock issued for contingent consideration
     earn out.......................................     1,633,000             --               --
  Accretion of redeemable capital stock.............     1,940,000             --               --
  Purchase of property and equipment with long term
     debt...........................................       694,000      1,410,000        3,019,000
                                                      ============     ==========     ============

          See accompanying notes to consolidated financial statements.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     JANUARY 2, 2000 AND DECEMBER 27, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of the Business

     Soundelux Entertainment Group, Inc. (a California Corporation) and Subsidiaries (the Company) were formed in 1982 to address the audio needs of the film industry through the use of emerging technologies. The Company is currently one of the largest independent providers of sound editing, mixing and dubbing services to the film industry. With the acquisition of Media Technology Source, Inc. (MTS) in 1999, the Company has expanded its location based entertainment segment to provide content and technical services to the exhibition industry along with the cinema design and equipment supply services provided by MTS. Additionally, the Company designs and integrates sound systems for theme parks, restaurants and other special venue presentations. The Company is also a producer and distributor of audio tapes (books on tape), sound effect CDs, live theme park shows and attractions, music compositions, and new media.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany and intergroup accounts and transactions have been eliminated. Effective 1998, the Company changed its fiscal year-end to the Sunday closest to December 31. Previously, the Company's year-end was December 31.

  (c) Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  (d) Revenue Recognition

     Contract revenues have been recognized on the percentage-of-completion method based on the ratio of total cost incurred to the total estimated cost at completion. Estimated losses are recorded in their entirety when loss contracts are identified. The Company recognizes revenue from product sales upon shipment, net of allowances for returns.

  (e) Accounts Receivable, Cost and Estimated Earnings in Excess of Billings and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

     Accounts receivable represents amounts billed and currently due from customers. Recoverable costs and estimated earnings related to long-term contracts and programs on which revenue has been recognized, but billings have not been presented to the customer (unbilled receivable), are included in cost and estimated earnings in excess of billings. Billings in excess of costs and estimated earnings represent amounts billed in excess of revenues recognized.

  (f) Capitalized Production Costs

     Capitalized production costs, included in other assets, represent costs incurred in the production of sound effects libraries and audio books. These costs are capitalized and amortized using the straight-line method over five years for sound-effects libraries and the income-forecast method for audio books. The capitalized costs are expensed when the amounts are determined to be unrecoverable.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (g) Inventories

     Inventories, consisting mainly of cassettes and CDs, packaging material, audio visual and theatre equipment, are stated at the lower of cost (determined on a first-in first-out method) or estimated net realizable value.

  (h) Property and Equipment

     Property and equipment are carried at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Estimated useful lives by class of assets are as follows:

Building....................................................  35 years
Leasehold improvements......................................  7 to 10 years
Furniture and fixtures......................................  5 to 7 years
Machinery and equipment.....................................  5 to 7 years

  (i) Goodwill

     In December 1996, a reorganization was completed and the Company purchased noncontrolling stockholders' interests (the Reorganization). Goodwill represents the excess of the purchase price of the noncontrolling stockholders' interest over the underlying net assets which amounted to $828,000. The goodwill is being amortized on a straight-line basis over lives ranging from 10 to 20 years.

     On April 16, 1999, the Company acquired MTS, a Minnesota corporation. Goodwill represents the excess of the consideration over the estimated fair value of the net assets acquired which amounted to $15,928,000. The goodwill is being amortized on a straight-line basis over 20 years.

  (j) Intangible Assets

     Intangible assets represent the acquisition of patents, customer list, and non-compete agreements and are being amortized on a straight-line basis over 10 - 17 years.

  (k) Income Taxes

     Prior to the year ended December 27, 1998, the Company was organized as a combination of S Corporations and limited liability companies. In the year ended December 27, 1998, the limited liability companies were incorporated and elected to be treated as S Corporations. Earnings related to the S Corporations included in the consolidated financial statements flow through to the stockholders for inclusion on their individual tax returns as required under the Internal Revenue Code for federal and applicable state income tax purposes. In certain states, these S Corporations are subject to minimum tax requirements. Accordingly, income tax provisions include amounts for State minimum taxes only.

  (l) Long-Lived Assets

     In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

     In accordance with SFAS 121, long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment loss is measured by the

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted future net cash flows of the individual locations and consolidated undiscounted future net cash flows for long-lived assets not identifiable to individual locations. Impairment losses are calculated based on the estimated salvage value of the impaired assets. The assessment of the recoverability may be impacted if estimated future operating cash flows are not achieved.

  (m) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (n) Concentration of Credit Risk

     Financial instruments which potentially expose the Company to concentration of credit risk consist of accounts receivable. Accounts receivable are principally from distributors, motion picture studios, production companies and theme park/special venue operators. The Company performs periodic credit evaluations of customers and establishes an allowance for doubtful receivables and sales returns based upon factors surrounding the credit risk of specific customers, historical trends and estimates of future product returns.

  (o) Accounting for Stock Options

     In 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide certain pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123. Equity compensation for the stock options granted to nonemployees is not material to the consolidated financial statements. Amounts are amortized over the related benefit/service period.

  (p) Derivative Financial Instruments

     The Company has entered into an interest rate swap agreement to reduce its exposure to market risks from changing interest rates. For the interest rate swap, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. If the swap is terminated prior to its maturity, the gain or loss is recognized over the remaining original life of the swap if the debt hedged remains outstanding, or immediately, if the debt hedged does not remain outstanding. If the swap is not terminated prior to maturity, but the underlying hedged debt is not longer outstanding, the interest rate swap is marked to market and any unrealized gain or loss is recognized immediately.

  (q) Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates for similar issues or on the current rates offered to the

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company for debt of similar remaining maturities. The carrying amount of receivables from related parties and notes payable due from related parties approximates fair value due to the nature of these instruments.

  (r) Comprehensive Income

     In fiscal year ended January 2, 2000, the Company adopted Statement of SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The implementation of SFAS No. 130 did not have an impact on the Company's results of operations.

  (s) Newly Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. As amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133", SFAS 133 is effective for all fiscal years beginning after June 15, 2000. The Company will adopt SFAS 133 effective at the beginning of its fiscal year end 2001. The Company does not believe that the adoption of SFAS 133 will have a material effect on the Company's financial position or results of operations.

  (t) Reclassifications

     Certain items in the prior year financial statements have been reclassified to conform to the current year presentation.

(2) SUPPLEMENTAL BALANCE SHEET INFORMATION

  (a) Accounts Receivable

     Accounts receivable consist of the following:

                                                            JANUARY 2,     DECEMBER 27,
                                                               2000            1998
                                                            -----------    ------------
Trade receivables, net of allowance for sales returns of
  $185,000 and $207,000...................................  $ 2,104,000       968,000
Contract receivables:
  Billed:
     Completed contracts..................................    7,352,000     2,275,000
     Contracts in progress................................    4,380,000     1,575,000
                                                            -----------     ---------
                                                             13,836,000     4,818,000
     Less allowance for doubtful accounts.................     (509,000)     (331,000)
                                                            -----------     ---------
                                                            $13,327,000     4,487,000
                                                            ===========     =========

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Costs and Estimated Earnings on Uncompleted Contracts

     Amounts included in the consolidated financial statements which relate to recoverable costs and accrued profits not yet billed on contracts in process are as follows:

                                                           JANUARY 2,     DECEMBER 27,
                                                              2000            1998
                                                          ------------    ------------
Costs incurred on uncompleted contracts.................  $ 16,109,000       7,649,000
Estimated profit........................................     3,975,000       4,382,000
                                                          ------------    ------------
                                                            20,084,000      12,031,000
Less billings...........................................   (19,922,000)    (11,393,000)
                                                          ------------    ------------
                                                          $    162,000         638,000
                                                          ============    ============
Costs and estimated earnings in excess of billings on
  uncompleted contracts.................................  $  1,742,000       1,485,000
Billings in excess of costs and estimated earnings on
  uncompleted contracts.................................    (1,580,000)       (847,000)
                                                          ------------    ------------
                                                          $    162,000         638,000
                                                          ============    ============

  (c) Accrued Expenses

                                                             JANUARY 2,    DECEMBER 27,
                                                                2000           1998
                                                             ----------    ------------
Accrued payroll............................................  $  490,000     $  400,000
Accrued vacation...........................................     496,000        254,000
Accrued bonus..............................................      80,000        338,000
Accrued interest...........................................     404,000          3,000
Sales tax payable..........................................     189,000         14,000
Accrued commissions........................................     223,000         15,000
Other......................................................     348,000        412,000
                                                             ----------     ----------
                                                             $2,230,000     $1,436,000
                                                             ==========     ==========

(3) ACQUISITIONS

     On April 16, 1999, the Company acquired 100% of the outstanding common shares of Media Technology Source (MTS), a Minnesota corporation, which provides design, outfitting and installation services for theatres, for approximately $18,225,000 plus contingent payments aggregating $8,400,000 and a put option. The non-contingent consideration includes $12,025,000 in cash, 1,715,000 shares of common stock valued at $3,430,000, $2,550,000 in subordinated notes payable, and $221,000 of acquisition costs.

     The acquisition agreement calls for contingent payments. The contingent payments can vary based upon the MTS operation meeting a range of EBITDA targets for each of the 3 fiscal years following the acquisition. As of January 2, 2000, the total contingent payment of $2,800,000 was recorded as additional goodwill, of which $1,167,000 was accrued to be paid in cash and $1,633,000 of capital stock was issued. All contingent consideration is payable 50% in cash and 50% in stock valued at $5 per share. MTS achieved 99% of the maximum EBITDA target. The $2,800,000 payment represents the maximum contingent earn out, as the Company waived the 1% not achieved. The put option is based on meeting certain EBITDA and growth percentage targets for each of the 5 years from April 16, 1999. If all targets are met for each year, up to 800,000 shares of stock can be redeemed, at the option of the holder, at $5 per share. If the targets are not met

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

in any individual year such put option is void. Additionally, the put option will be void if the Company's capital stock is publicly traded at $5 or more per share for a stated period of time prior to April 16, 2004. The put option is subordinate to all of the Company's creditors. If the Liberty Media transaction closes, the put option will be void under the definitive agreement. See note 15. For the year ended January 2, 2000, the EBITDA target was waived by the Company for the 1% not achieved. The Company is accreting the difference between the initial value and the redemption value over the term of the option through charges to retained earnings. As of the year ended January 2, 2000, $1,940,000 has been accreted to redeemable capital stock.

     The acquisition of MTS was accounted for under the purchase method of accounting. The consideration was allocated based on the relative fair values of the assets and liabilities acquired with the excess consideration of $15,928,000 recorded as goodwill. The goodwill will be amortized over 20 years. The Company's results of operations include the results of MTS from April 16, 1999 through January 2, 2000. The Company's unaudited pro forma results of operations, as if the acquisition had been consummated at the beginning of the year, is as follows:

                                                    JANUARY 2,     DECEMBER 27,
                                                       2000            1998
                                                   ------------    ------------
Net revenues.....................................  $111,420,000    $89,120,000
Net income (loss)................................    (4,184,000)     1,626,000
                                                   ------------    -----------

     On May 24, 1999, the Company acquired the net assets of Planet X, which provides web graphics and designs, for $100,000. The consideration included $35,000 in cash, a note payable for $65,000 to be paid over the next two years in quarterly equal installments of $8,000. The acquisition was accounted for under the purchase method of accounting. The consideration was allocated based on the estimated fair value of the assets and liabilities acquired with the excess consideration of $77,000 recorded as goodwill. The goodwill will be amortized over 5 years. The unaudited pro forma results of operations, as if the acquisition had been consummated at the beginning of the year, is insignificant.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                     JANUARY 2,     DECEMBER 27,
                                                        2000            1998
                                                     -----------    ------------
Land...............................................  $        --      1,721,000
Building...........................................       98,000      1,451,000
Leasehold improvements.............................    1,855,000      1,751,000
Furniture and fixtures.............................    1,808,000        320,000
Machinery and equipment............................   15,340,000     11,106,000
Construction in progress...........................       57,000             --
                                                     -----------     ----------
                                                      19,158,000     16,349,000
Less accumulated depreciation and amortization.....   (9,585,000)    (6,110,000)
                                                     -----------     ----------
                                                     $ 9,573,000     10,239,000
                                                     ===========     ==========

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) INCOME TAXES

     The provision for income tax expense (benefit) consists of the following:

                                                         CURRENT    DEFERRED    TOTAL
                                                         -------    --------    ------
January 2, 2000:
  Federal..............................................  $    --         --         --
  State................................................    5,000         --      5,000
                                                         -------    -------     ------
                                                         $ 5,000         --      5,000
                                                         =======    =======     ======
December 27, 1998:
  Federal..............................................  $    --         --         --
  State................................................    5,000     14,000     19,000
                                                         -------    -------     ------
                                                         $ 5,000     14,000     19,000
                                                         =======    =======     ======
December 31, 1997:
  Federal..............................................  $    --         --         --
  State................................................   76,000    (14,000)    62,000
                                                         -------    -------     ------
                                                         $76,000    (14,000)    62,000
                                                         =======    =======     ======

     The provision for income tax expense included in the consolidated statements of operations is as follows:

                                                  JANUARY 2,    DECEMBER 27,    DECEMBER 31,
                                                     2000           1998            1997
                                                  ----------    ------------    ------------
Continuing operations...........................    $5,000         19,000          63,000
Discontinued operations.........................        --             --          (1,000)
                                                    ------         ------          ------
                                                    $5,000         19,000          62,000
                                                    ======         ======          ======

     In 1998, the Company wrote off all remaining deferred tax assets of $14,000.

     The Company's pro forma net income (loss), as if Company had been a C-corporation, is as follows:

                                               JANUARY 2,     DECEMBER 27,    DECEMBER 31,
                                                  2000            1998            1997
                                               -----------    ------------    ------------
Net income (loss) before taxes...............  $(4,411,000)      553,000       1,165,000
Income tax (expense) benefit.................  $ 1,764,000      (221,000)       (466,000)
                                               -----------      --------       ---------
Net income...................................  $(2,647,000)      332,000         699,000
                                               ===========      ========       =========

(6) SHORT-TERM BORROWINGS

     At December 27, 1998, the Company had two credit facilities with aggregate principal borrowing limits of $5,000,000. These lines of credit were secured by accounts receivable, inventories, equipment and substantially all other assets and were personally guaranteed by the majority stockholders of the Company. The credit facilities bear interest at 2.7% plus the interest rate for 30-day commercial paper rate (7.43% at December 27, 1998). At December 27, 1998, $4,399,000 was outstanding against these lines. At December 27, 1998, the amount outstanding against the credit facility was classified as long term based on the Company's intent and ability to refinance as evidenced by the agreement described in note 7. The weighted average interest rate during the year ended January 2, 2000 was 7.51% based on the repayments made during 1999.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) LONG-TERM DEBT

     On April 16, 1999, the Company entered into a credit agreement with a commercial bank (the Credit Agreement) for a $25,000,000 term loan (the term loan) and a $5,000,000 revolving line of credit. On this date, the Company borrowed the entire $25,000,000 on the term loan. The term loan bears interest at a rate per annum equal to the Eurodollar Rate determined for the interest period plus an applicable margin (9.5% at January 2, 2000). The Company has entered into an interest rate swap agreement with its commercial lender whereby the base rate on which interest can be charged is fixed at 6.225% for $15,000,000 of the Company's $25,000,000 term loan. See note 9. Quarterly payments on the term loan are scheduled to begin March 31, 2000 and are due as follows: $625,000 quarterly payment through 2000, $937,000 quarterly payment through 2002, $1,250,000 quarterly payment through 2003 and a balloon payment of $10,000,000 on March 31, 2004. Any installments on the line of credit are due on March 31, 2004. The term loan and line of credit are secured by accounts receivable, inventories, equipment and substantially all other assets. The line of credit bears interest at a rate of LIBOR plus 3.25% (9.5% at January 2, 2000). At January 2, 2000, $3,500,000 was outstanding against the line of credit and $1,500,000 was available for borrowing. During the year ended January 2, 2000, the Company was in compliance with the Credit Agreement covenants or obtained the appropriate waiver.

     Long-term debt is summarized as follows:

                                                            JANUARY 2,     DECEMBER 27,
                                                               2000            1998
                                                            -----------    ------------
Term loan payable to a financial institution, secured by
  accounts receivable, inventories, equipment and
  substantially all other assets. Principal payable in 16
  quarterly installments, no principal payments due until
  March 31, 2000, $625,000 per quarter until March 31,
  2001, $937,500 per quarter until March 31, 2003, and a
  $10,000,000 balloon payment due March 31, 2004. Interest
  is at LIBOR plus 3.25% (9.5% at January 2, 2000)........  $25,000,000            --
Revolving equipment loan payable to financial institution,
  secured by equipment, principal is due January 1, 2004.
  Interest is payable monthly at the 30 day Dealer
  Commercial Paper Rate plus 3.15% (10.4% at January 2,
  2000)...................................................      500,000            --
Note payable to a financial institution, secured by
  equipment, principal payable in 29 monthly installments
  of $7,000 commencing October 1, 1999 through 2002
  bearing interest at prime rate plus 1.5% (9% at January
  2, 2000)................................................      173,000            --
Conditional grant from Community Redevelopment Agency of
  Los Angeles, non-interest bearing, forgiven over 10
  years, due on demand if the Company does not conform to
  the criteria of the grant...............................      200,000       250,000
Other notes payable, due in monthly installments of
  principal balances ranging from $1,000 to $10,000, due
  through 2006. Interest rates range from 4.929% to
  10.47%..................................................      256,000     3,786,000

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                            JANUARY 2,     DECEMBER 27,
                                                               2000            1998
                                                            -----------    ------------
Notes payable to financial institution, secured by
  equipment, principal payable in 44 monthly principal
  installments of $27,000 beginning in March 15, 1996
  through 1999 plus interest on the declining balance at
  prime rate plus 2% (9.75% at December 27, 1998).........           --       293,000
Mortgage payable to a financial institution, secured by
  real property, due in monthly principal installments of
  $12,000 beginning July 2, 1996 through 2002 plus
  variable interest at 2.7% plus the rate of interest for
  30-day commercial paper (7.43% at December 27, 1998)....           --       723,000
Notes payable to bank, secured by real property, due in
  monthly principal installments of $1,000 through 1998,
  with a final payment of $424,000 due on October 1, 1998.
  Interest is at the prime rate plus 1.5% (9.25% at
  December 27, 1998)......................................           --       417,000
Notes payable to financial institution, secured by real
  property due through December 31, 2004. Interest is
  variable at the 30-day high-grade unsecured commercial
  paper rate plus 2.7% (7.60% at December 27, 1998).......           --     1,309,000
                                                            -----------     ---------
                                                             26,129,000     6,778,000
Less current portion......................................   (2,835,000)     (200,000)
                                                            -----------     ---------
                                                            $23,294,000     6,578,000
                                                            ===========     =========

---------------
(a) At December 27, 1998, all amounts were classified as long term, based on the Company's intent and ability to refinance as evidenced by the agreement described above.

(b) At December 27, 1998, $3,586,000 of the $3,786,000 was classified as long term, based on the Company's intent and ability to refinance as evidenced by the agreement described above. Of notes payable, $590,000 was not repaid under the credit agreement.

     Minimum annual principal payments of long-term debt including these borrowings and certain amounts not repaid under long-term debt as noted above are summarized as follows:

2000............................................  $ 2,835,000
2001............................................    4,023,000
2002............................................    3,954,000
2003............................................    5,161,000
Thereafter......................................   10,156,000
                                                  -----------
                                                  $26,129,000
                                                  ===========

(8) RELATED PARTY TRANSACTIONS

     The Company has subordinated notes payable to the selling shareholders of MTS at January 2, 2000. The principal is due at the earlier of April 16th, 2001 or upon an initial public offering of the Company and is subordinate to all other obligation of the Company. Interest is at prime rate, (8.25% on January 2, 2000) and is payable quarterly. At January 2, 2000, the subordinated notes payable due was $2,550,000.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At January 2, 2000, the Company has payables to related parties in the amount of $1,167,000 for the cash portion of the MTS contingent consideration earned as of January 2, 2000. See note 3.

     The Company had receivables from employees of $282,000 at January 2, 2000 consisting of loans to employees related to the exercise of stock options. The loans yield interest at rates ranging from 5% to 10%.

     The Company sold real estate under a sale/leaseback transaction to a group of related parties during the year ended January 2, 2000, resulting in a $286,000 loss. See note 10.

     At December 27, 1998 the Company has outstanding loans payable of a revolving nature to certain related parties. The loans had no specific due date and with interest at the prime rate plus 2% (9.75% at December 27, 1998). The loans payable were paid in full during 1999.

(9) DERIVATIVE FINANCIAL INSTRUMENTS

     The Company only has limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks.

     Interest rate swap agreements are used to reduce the potential impact of increases in interest rates on the value of fixed-rate long-term debt. At January 2, 2000, the Company was a party to one interest rate swap agreement with a term of three years. The agreement entitles the Company, on a quarterly basis, to receive fixed-rate interest payments and make floating-rate interest payments.

     The fair value of the interest rate swap agreement represented an unrealized loss of $170,000 at January 2, 2000. The fair value was determined by the Company's commercial lender utilizing the difference between the LIBOR rate and the fixed rate over the term of the instrument. The Company did not participate in any interest rate swap agreements at December 27, 1998.

(10) SALE/LEASEBACK

     In April 1999, the Company executed an agreement with a group of related parties to sell the land and buildings of two sound editing facilities at the value of the mortgage, which resulted in a loss of $286,000. The Company leased back these properties under two lease agreements which terminate on March 31, 2009, and are being treated as operating leases for financial statement purposes. The loss on the transaction is being amortized over the lease term. The annual rent expense for both leases is approximately $396,000. The lease commitments are included in the future minimum lease payments in note 11.

(11) COMMITMENTS

     Future minimum lease payments under noncancelable operating leases as of January 2, 2000 are as follows:

2000............................................  $ 2,186,000
2001............................................    2,249,000
2002............................................    2,173,000
2003............................................    2,042,000
Thereafter......................................    7,378,000
                                                  -----------
     Total minimum lease payments...............  $16,028,000
                                                  ===========

     Rent expense under operating leases was approximately $1,821,000, $1,082,000 and $1,151,000 for the years ended January 2, 2000, December 27, 1998 and December 31, 1997, respectively.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(12) STOCK OPTIONS

     In December 1996, the Board of Directors of the Company adopted Soundelux Entertainment Group, Inc. Employee Stock Option Plan (the Plan). As a result of the Reorganization, the Plan is a continuation by the Company, as the successor in interest to preexisting stock option plans of the combined entities of the Company. The Plan provides for the grant of options to purchase up to an aggregate of 2,000,000 shares of the Company's common stock. An additional 500,000 shares were authorized for grant of options during the year ended January 2, 2000.

     The Plan authorizes the granting of incentive, qualified and nonqualified stock options to key employees, directors, consultants and advisers assisting the Company in attracting and retaining key personnel. The Plan provides added incentive for high levels of performance to expand and improve the earnings of the Company to participating personnel. The Plan is administered by a compensation committee appointed by the Company Board consisting of five members (the Compensation Committee). The Company has also issued stock options to executives under certain employment agreements.

     Option activity was as follows:

                                                            EXERCISE      WEIGHTED AVERAGE
                                               SHARES         PRICE        EXERCISE PRICE
                                             ----------    -----------    ----------------
Options outstanding at December 31, 1996...   1,855,000    $.01 -- 1.0           .12
Options issued.............................     100,000            .01           .01
                                             ----------
Options outstanding at December 31, 1997...   1,955,000     .01 -- 1.0           .11
Options issued.............................     595,000     1.0 -- 2.0          1.14
                                             ----------
Options outstanding at December 27, 1998...   2,550,000     .01 -- 2.0           .35
Options issued.............................   1,332,000     .01 -- 7.0          3.50
Options exercised..........................  (1,900,000)    .01 -- 5.0           .21
Options canceled...........................     (18,000)           1.0          1.00
                                             ----------
Options outstanding at January 2, 2000.....   1,964,000     .01 -- 2.0          2.61
                                             ==========    ===========          ====

     At January 2, 2000, December 27, 1998, and December 31, 1997 options to acquire 1,194,000, 1,644,000, and 851,000 shares of common stock, respectively, under the Plan and employment agreements were exercisable.

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide certain pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options granted at fair market value in the consolidated financial statements. Compensation has been recorded for options granted below fair market value, accelerated vesting of 746,000 options of an officer, and options granted to non-employees. Such compensation aggregated approximately $2,895,000 and $220,000 for the years ended January 2, 2000 and December 27, 1998, respectively.

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company determined pro forma compensation based on the fair value at the grant date for its stock options under SFAS No. 123. The Company used the Black-Scholes option pricing model using the minimum value method with the following weighted average assumptions: 2000, 1998 and 1997 -- no expected volatility, risk-free interest rate ranging from 4.69% to 6.45%, no expected dividends and an expected life ranging from one to four years.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma unaudited information for the years ended January 2, 2000, December 27, 1998, and December 31, 1997 is as follows:

                                               JANUARY 2,     DECEMBER 27,    DECEMBER 31,
                                                  2000            1998            1997
                                               -----------    ------------    ------------
Pro forma net income (loss)..................  $(3,868,000)     451,000        1,078,000
                                               ===========      =======        =========

(13) 401(K) PROFIT SHARING PLAN

     Effective March 1, 1996, the Company had established a profit sharing plan under Section 401(k) of the Internal Revenue Code (the Plan) covering all employees aged 21 years or older having at least 6 months of service or 1,000 hours. The terms of the Plan provide that employees, once eligible, may participate in the Plan by making contributions of up to 15% of their annual compensation, but not in excess of the maximum allowed under the code. At July 1, 1999, the Company increased its matching contribution to 50% of up to 5% of the employee's contribution for a maximum of 2.5% of the employee's compensation. As of December 27, 1998, the Company could make matching contributions of up to 1% of the employee's compensation, at the discretion of the Company's Board of Directors. Participants' contributions are vested 100% while the Company's matching contributions vest equally over five years. Total Company contributions amounted to $341,000, $104,000 and $99,000 for the years ended January 2, 2000, December 27, 1998 and December 31, 1997, respectively.

(14) DISCONTINUED OPERATIONS

     The Company sold certain rights, title and interest to the assets attributable to the IED division of the Florida entity on September 1, 1997 for $110,000 and the receipt of 49,000 shares of the Company's common stock held by the purchaser. The sale resulted in a loss on disposal of $8,000, net of applicable taxes of $0 as of December 31, 1997. The results of the IED division have been classified as discontinued operations in the accompanying consolidated financial statements. Revenues through the sale date were $667,000, resulting in a loss from discontinued operations of $15,000, net of applicable income tax benefits of $1,000.

(15) LIBERTY MEDIA TRANSACTION

     On December 30, 1999, the Company entered into a definitive agreement with Liberty Media Corporation and AT&T Corp. that, when closed, will result in the Company becoming a majority-owned subsidiary of Liberty Media. The first stage of the transaction will involve the reincorporation of the Company under Delaware law, forming Soundelux Entertainment Group of Delaware, Inc. ("Soundelux Delaware"). In the second stage, the outstanding stock of Soundelux Delaware will be reclassified into an "A" and a "B" stock, representing 45% and 55% of the outstanding shares, respectively. In the third stage, Soundelux Delaware will be merged into a wholly-owned subsidiary of AT&T (C Group Merger
Corp), and Soundelux Delaware will be the surviving corporation. In the merger, AT&T Corp will acquire 100% of the outstanding Soundelux Delaware "B" stock, with the Soundelux Delaware stockholders receiving a total of 1,909,722 shares of Class A Liberty Media Group Common Stock and retaining their shares of Soundelux Delaware "A" stock. AT&T will then contribute the "B" stock of Soundelux Delaware to Liberty Media through a

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

series of commonly controlled entities. At the conclusion of the transaction, Liberty Media will own 100% of the outstanding Soundelux Delaware "B" stock, representing 55% of the outstanding equity and approximately 93% of the outstanding voting right of Soundelux Delaware. The closing of the transaction will be subject to the receipt of necessary regulatory approvals, to the closing of Liberty Media's acquisition of control of the Todd-AO Corporation and to the satisfaction of certain other conditions precedent.

(16) BUSINESS SEGMENT INFORMATION

     The Company adopted SFAS No. 131; "Disclosures About Segments of an Enterprise and Related Information," for its fiscal year ended January 2, 2000, which changed the way the Company reports information about its operating segments. The Company's business units have been aggregated into four reportable operating segments: post production services, location based entertainment, content and technology, and other.

     The post production services segment encompasses a broad range of sound and music services for feature films, television, cable, advertising and new media. The services provided by this segment include sound supervision, design and editorial, music supervision, editorial and temporary scores and mixing, re-recording, scoring, ADR and Foley services at its studio facilities.

     The location based entertainment segment provides content production, technical design and installation of audio, video, lighting and show control systems for theme parks, restaurants, casinos, retail outlets and other entertainment venues. With the acquisition of MTS in 1999, the Company has expanded its location based entertainment segment to provide content and technical services to the exhibition industry along with the cinema design and equipment supply services provided by MTS.

     The content and technology segment commercializes and markets the Company's proprietary entertainment content and technologies, which include audio books, sound effects, and microphones.

     The other column includes corporate related items and income and expenses not allocated to reportable segments. The Company's reportable operating segments have been determined in accordance with the Company's internal management structure, which is organized based on operating activities. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon several factors, including segment income (loss) before income taxes, interest, depreciation and amortization of intangibles.

     Summarized financial information concerning the Company's reportable segments is shown in the following tables. The Company's operations are within one geographic location, the domestic United States of America. EBITDA represents income (loss) from continuing operations before income taxes, interest, depreciation and amortization of intangibles. Additionally, the Company excludes from EBITDA stock option compensation, bonuses to compensate an executive for the tax effects of his stock option exercises, and transaction costs incurred related to the Liberty Media transaction.

                               POST PRODUCTION   LOCATION BASED   CONTENT AND
YEAR ENDED JANUARY 2, 2000        SERVICES          SERVICES      TECHNOLOGY      OTHER        TOTAL
--------------------------     ---------------   --------------   -----------   ----------   ----------
Revenues.....................    20,643,000        71,199,000      4,061,000            --   95,903,000
                                 ----------        ----------      ---------    ----------   ----------
EBITDA.......................     6,826,000         7,524,000        986,000    (8,438,000)   6,898,000
                                 ----------        ----------      ---------    ----------   ----------
Identifiable assets..........     4,285,000         2,486,000         58,000     2,744,000    9,573,000
                                 ----------        ----------      ---------    ----------   ----------
Intangible assets, net.......            --        19,315,000          7,000       646,000   19,968,000
                                 ----------        ----------      ---------    ----------   ----------
Capital expenditures.........     1,057,000           918,000         33,000     1,233,000    3,241,000
                                 ----------        ----------      ---------    ----------   ----------
Depreciation and amortization
  expense....................     1,280,000         1,178,000        483,000       305,000    3,246,000
                                 ----------        ----------      ---------    ----------   ----------

                      SOUNDELUX ENTERTAINMENT GROUP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                               POST PRODUCTION   LOCATION BASED   CONTENT AND
YEAR ENDED DECEMBER 27, 1998      SERVICES          SERVICES      TECHNOLOGY      OTHER        TOTAL
----------------------------   ---------------   --------------   -----------   ----------   ----------
Revenues.....................    23,790,000        14,762,000      3,970,000            --   42,522,000
                                 ----------        ----------      ---------    ----------   ----------
EBITDA.......................     5,675,000         1,526,000        610,000    (4,074,000)   3,737,000
                                 ----------        ----------      ---------    ----------   ----------
Identifiable assets..........     4,524,000           867,000         95,000     4,753,000   10,239,000
                                 ----------        ----------      ---------    ----------   ----------
Intangible assets, net.......            --                --             --       707,000      707,000
                                 ----------        ----------      ---------    ----------   ----------
Capital expenditures.........       941,000           391,000         14,000     1,321,000    2,667,000
                                 ----------        ----------      ---------    ----------   ----------
Depreciation and amortization
  expense....................     1,135,000           322,000        307,000       246,000    2,010,000
                                 ----------        ----------      ---------    ----------   ----------

                               POST PRODUCTION   LOCATION BASED   CONTENT AND
YEAR ENDED DECEMBER 31, 1997      SERVICES          SERVICES      TECHNOLOGY      OTHER        TOTAL
----------------------------   ---------------   --------------   -----------   ----------   ----------
Revenues.....................    20,264,000        16,059,000      3,126,000            --   39,449,000
                                 ----------        ----------      ---------    ----------   ----------
EBITDA.......................     4,744,000         2,508,000        148,000    (3,718,000)   3,682,000
                                 ----------        ----------      ---------    ----------   ----------
Identifiable assets..........     4,661,000           867,000        153,000     3,624,000    9,305,000
                                 ----------        ----------      ---------    ----------   ----------
Intangible assets, net.......            --                --             --       767,000      767,000
                                 ----------        ----------      ---------    ----------   ----------
Capital expenditures.........     3,199,000           351,000         21,000     1,944,000    5,515,000
                                 ----------        ----------      ---------    ----------   ----------
Depreciation and amortization
  expense....................       827,000           322,000        236,000       118,000    1,503,000
                                 ----------        ----------      ---------    ----------   ----------

     The following table reconciles segment EBITDA, as defined above, to the Company's consolidated net income (loss) from continuing operations for the following years:

                                                          JANUARY 2,   DECEMBER 27,   DECEMBER 31,
                                                             2000          1998           1997
                                                          ----------   ------------   ------------
EBITDA..................................................   6,898,000     3,737,000      3,682,000
                                                          ----------    ----------     ----------
Depreciation and amortization expense...................  (3,246,000    (2,010,000)    (1,503,000)
                                                          ----------    ----------     ----------
Interest expense, net...................................  (2,477,000)     (954,000)      (686,000)
                                                          ----------    ----------     ----------
Income tax expense......................................      (5,000)      (19,000)       (63,000)
                                                          ----------    ----------     ----------
Stock option compensation...............................  (2,895,000)     (220,000)      (328,000)
                                                          ----------    ----------     ----------
Bonuses to executive for tax effects of stock option
  exercise..............................................  (1,686,000            --             --
                                                          ----------    ----------     ----------
Transaction costs.......................................  (1,000,000)           --             --
                                                          ----------    ----------     ----------
Net income (loss) from continuing operations............  (4,411,000)      534,000      1,102,000
                                                          ----------    ----------     ----------

                      SOUNDELUX ENTERTAINMENT GROUP, INC.

                       MANAGEMENT DISCUSSION AND ANALYSIS
                                JANUARY 2, 2000

GENERAL

     The Company derives its revenue from providing audio post-production and production services to the motion picture, television and location based entertainment industries. The Company also provides sound design and systems integration for theme parks, restaurants, movie theatres and other special venue presentations. The Company also generates revenue from the production and distribution of audio books, sound effects CDs and microphones and the development of theme park live shows and attractions.

     The Company has developed a strategy of diversifying and expanding their operations by either acquiring or establishing complementary service companies that can leverage off the Company's expertise and contacts in the production and post-production markets and by internally generated growth. Since 1995, the Company has added two mixing and re-recording studios and in April, 1999, completed the acquisition of Media Technology Source, Inc. (MTS), a leading theatre designer and supplier of cinema technology. With offices in Los Angeles, San Francisco, Hollywood, Glendale, Las Vegas, Orlando, Minneapolis, Des Moines, New York, Washington D.C., London, and Melbourne the Company has positioned itself to become a worldwide market leader in theatrical entertainment services.

     On December 30, 1999, Soundelux Entertainment Group, Inc. entered into a definitive agreement with Liberty Media Corporation and AT&T Corp. that, when closed, will result in Soundelux Entertainment Group, Inc. becoming a majority-owned subsidiary of Liberty Media. The first stage of the transaction will involve the re-incorporation of Soundelux Entertainment Group, Inc. under Delaware law, forming Soundelux Entertainment Group of Delaware, Inc. ("Soundelux Delaware"). In the second stage, the outstanding stock of Soundelux Delaware will be reclassified into an "A" and a "B" stock, representing 45% and 55% of the outstanding shares, respectively. In the third stage, Soundelux Delaware will be merged into a wholly-owned subsidiary of AT&T (C Group Merger
Corp), and Soundelux Delaware will be the surviving corporation. In the merger, AT&T Corp will acquire 100% of the outstanding Soundelux Delaware "B" stock, with the Soundelux Delaware stockholders receiving a total of 1,909,722 shares of Class A Liberty Media Group Common Stock and retaining their shares of Soundelux Delaware "A" stock. AT&T will then contribute the "B" stock of Soundelux Delaware to Liberty Media through a series of commonly controlled entities. At the conclusion of the transaction, Liberty Media will own 100% of the outstanding Soundelux Delaware "B" stock, representing 55% of the outstanding equity and approximately 93% of the outstanding voting power of Soundelux Delaware. The closing of the transaction will be subject to the receipt of necessary regulatory approvals, to the closing of Liberty Media's acquisition of control of the Todd-AO Corporation and to the satisfaction of a number of other conditions precedent.

     The following discussion provides an analysis of the Company's results of operations and should be read in conjunction with the Consolidated Financial Statements and notes thereto. The following operating results for the periods presented sets forth certain information relating to the Company's operations expressed as a percentage of the Company's revenues:

RESULTS OF OPERATIONS (FOR THE YEAR ENDED 1/02/00 AS COMPARED TO 12/27/98)

                                                                          1/02/2000
                                                                        EXCLUDING MTS
                                                           1/02/2000     ACQUISITION     12/27/98
                                                           ---------    -------------    --------
Revenues.................................................     100%            100%          100%
  Production Costs.......................................    71.1%           62.0%         56.8%
  Depreciation Expense...................................     1.9%            4.0%          3.2%
  Selling, General & Admin Expenses......................    25.2%           37.0%         36.1%
  Amortization Expense...................................      .7%            0.1%          0.2%
  Stock Option Compensation..............................     3.0%            5.9%          0.5%
  Other Income (Expense), net............................    (0.1)%          (0.2)%         0.3%
  Interest Expense, net..................................    (2.6)%          (5.0)%        (2.2)%
Income (Loss) Before Tax Provision.......................    (4.6)%         (14.0)%         1.3%
Provision for Income Taxes...............................     0.0%            0.0%          0.0%
Net Income (Loss)........................................    (4.6)%         (14.0)%         1.3%

     Excluding MTS, revenues for the twelve months ended January 2, 2000 increased $6.8 million, or 16.1%, to $49.3 million compared to $42.5 million for the twelve months ended December 27, 1998. The Company's location based entertainment group reported increased revenues of $9 million, primarily due to a contract with Universal Studios new Islands of Adventure theme park in Orlando, FL. The systems division provided A/V design and installation while the production division provided sound design and mixing for the $1 billion expansion at the park. Also, the creative development division of the group had its first full year of operations in 1999 and contributed approximately $2 million of the increased revenues with such contracts as six new Batman stunt shows at Six Flags. The revenue increases were offset by revenue decreases of $2.2 million in the Company's post-production services segment, primarily due to the major studios releasing fewer features than in the previous year, increased competition from other post-production companies and business moving outside of the United States, primarily to Vancouver, Canada.

     Excluding MTS, production costs increased $6.6 million or 27.5%, from $24.0 million to $30.6 million. As a percent of revenue, the production costs increased 5.2% from 56.8% to 62.0% The location based entertainment group had an increase in production costs as a percent of revenue of 7.0%. The systems division of the group incurred lower margins on the Universal Studios project due to the nature of the project, which was larger than most of the divisions' prior projects. Also, in order to increase market share, the division has taken on higher profile contracts, such as the system sound design work at the Miami Heat Arena, but at lower margins. The production division incurred lower margins during 1999 as the creative development contracts required higher cost outsourcing while the division grew. The post production segments incurred higher costs in 1999 than in 1998 as production costs as a percent of revenue increased by 3.1%. The increase was primarily due to the discounting of labor costs the divisions had to offer in order to maintain market share as the industry contracted during the first half of 1999. Costs as a percentage of revenues were also higher in the post production division as the group retained its same level of creative staff, as compared to the prior year, during a slow down in the industry during the first six months of the year. The retention of top talent is necessary to maintain the Company's market share in the post production industry. The content and development group saw lower costs and increased margins primarily due to the Hollywood Edge sound effects division producing more in-house product, as opposed to distributing out-sourced product. The audio books on tape division also obtained lower costs through packaging with less expensive materials.

     Excluding MTS, depreciation and amortization increased $433,000, or 21.5%, from $2,010,000 to $2,443,000. The post production group accounted for $146,000 of the increase. The capital expenditures, which caused the increase during 1999, primarily consisted of upgrades to all of the digital editing systems in order to network the systems to access a central sound server, which was also purchased during 1999, and for

Y2K compliance. The content and technology group accounted for $180,000 of the increase representing the amortization on capitalized production costs. The Hollywood Edge sound effect division produced more in-house product, thereby increasing capitalized production costs. The corporate administrative group accounts for the majority of the remaining $100,000 increase in depreciation. The capital expenditures in this group primarily consisted of the implementation of a new accounting and business management system and computer upgrades for Y2K compliance. Amortization expense increased $7,000 due to goodwill recorded on the acquisition of a web graphic design division for the location based entertainment group.

     Excluding MTS, selling, general and administrative expenses increased $3.2 million, or 20.9%, from $15.3 million to $18.5 million. These expenses increased by $.6 million in the location based entertainment group, primarily due to additional management and administrative staff required to support the growth of the systems division and additional warehouse space leased. The post production group achieved a reduction in expenses of $200,000 as the divisions were combined under one centralized management team. The content and technology division incurred a $200,000 increase in expenses as additional sales staff was hired for the microphone and Hollywood Edge sound effects divisions. The remaining increase is in the corporate group, primarily due to $1.6 million in bonuses to compensate an executive for the tax effects of his stock option exercises and $1.0 million in transaction fees and other costs on the Liberty deal.

     Stock option compensation increased $2,675,000, or 1216%, from $220,000 to $2,895,000. The increase was due to acceleration of vesting and the lapse of restrictions from a senior executive's equity interest in the Company and the issuance of options to employees and independent contractors and advisors.

     Excluding MTS, other income decreased by $205,000. This decrease is primarily due to a loss on the sale of land held by the Company.

     Excluding MTS, interest expense increased $1,523,000, or 159%, from $954,000 to $2,477,000 primarily due to the debt incurred in connection with the acquisition of MTS.

MATERIAL CHANGES IN CASH FLOWS

     For the twelve months ended January 2, 2000, the Company used $1,703,000 in cash from operating activities, compared to generating $947,000 for the twelve months ended December 27, 1998. The Company used $14.6 million in investing activities, including $11.4 million which was used for the acquisition of MTS, for the twelve months ended January 2, 2000, as compared to $1.3 million used in investing activities for the twelve months ended December 27, 1998. The Company also obtained $17.0 million through financing activities for the twelve months ended January 2, 2000 including new term loan of $25 million used to finance the acquisition of MTS and re-finance all the other debt of the Company, compared to $0.3 million obtained through financing activities for the twelve months ended December 27, 1998.

RESULTS OF OPERATIONS (YEAR ENDED 12/27/98 AS COMPARED TO 12/31/97)

                                                              12/27/98    12/31/97
                                                              --------    --------
Revenues....................................................     100%        100%
  Production Costs..........................................    56.8%       59.4%
  Depreciation Expense......................................     3.2%        3.3%
  Selling, General & Admin Expenses.........................    36.1%       31.8%
  Amortization Expense......................................     0.2%        0.2%
  Stock Option Compensation.................................     0.5%        0.8%
  Other Income (Expense), net...............................     0.3%        0.2%
  Interest Expense, net.....................................    (2.2)%      (1.7)%
Income Before Tax Provision.................................     1.3%        2.9%
Provision for Income Taxes..................................     0.0%        0.1%
Income from Continuing Operations...........................     1.3%        2.8%

     Revenues increased $3,073,000, or 7.8%, from $39,449,000 for the twelve months ended December 31, 1997 to $42,522,000 for the twelve months ended December 27, 1998. The post production services group generated additional revenue of $3.5 million during 1998, as compared to 1997. The growth was primarily due to the first full year of operations at a new mixing and re-recording studio for the post production group, the Vine Street Studios facility. Additional growth was also generated by the music editorial division of the group, Modern Music. The content and technology division achieved increased revenues of $700,000, primarily in its audio book division due to a larger selection of available titles. The location based entertainment group saw a drop off in revenues of $1,127,000 as a result of a decrease in the themed restaurant industry. The group had previously had significant revenues from themed restaurants including All Star Cafe and Planet Hollywood, whose management curtailed expansion plans.

     Production costs increased $702,000, or 3.1%, from $23,451,000 to $24,153,000. As a percent of revenue, the production costs decreased 2.6% from 59.4% to 56.8% The lower production costs, as a percent of revenue, were achieved primarily in the post production services group. The editorial divisions of this group were able to achieve lower costs by efficient use of new digital technologies.

     Depreciation and amortization expense increased $507,000, or 33.7%, from $1,503,000 to $2,010,000. The post production services group accounted for $306,000 of the increase, primarily due to the production and mixing board equipment purchased for the new mixing and re-recording studio for the group, the Vine Street Studios. The content and technology group accounted for $81,000 of the increase representing the amortization on capitalized production costs. The Audio Publishing books on tape division produced an increased number of titles compared to the previous year, thereby causing an increase in the amortization of the related capitalized production costs. The remaining increase in depreciation expense was generated by the Corporate group as the Company moved its headquarters to a new location and incurred leasehold improvement expenses in excess of tenant improvement allowances.

     Selling, General and Administrative expenses increased $2,799,000, or 22.3%, from $12,538,000 to $15,357,000. The post production group accounted for $1.4 million of the increase, of which one half was related to administrative staff hired to manage the new Vine Street Studios facility. The remaining increase for the post production services group related to the move to a new facility for the editorial divisions. The group occupied a larger space than it previously occupied and incurred additional costs related to the move. The location based entertainment group accounted for $0.9 million of the increase as its west coast division incurred costs related to the move and additional space, as discussed above. Additional increases were related to new administrative staff to support the anticipated growth in the group. The corporate group accounted for the remainder of the total increase in general and administrative expense. The increased expenses were related to the move and consisted of associated higher rents related to additional square footage and telecommunication and network upgrades obtained under new operating leases. Also, marketing expenses increased as the Company continued to work on branding the Soundelux name and associated divisions.

     Other income increased $46,000, or 64.7%, from $71,000 to $117,000 due to debt forgiveness and insurance policy dividends in the corporate group.

     Interest expense increase $268,000, or 39%, from $686,000 to $954,000 primarily due to the first full year of interest on the financing incurred in connection with the Vine Street Studios re-model and equipment upgrade in the post production group.

MATERIAL CHANGES IN CASH FLOWS

     For the year ended December 27, 1998, the Company generated $947,000 in cash from operating activities, compared to $2,086,000 for the year ended December 31, 1997. For the year ended December 27, 1998, the Company used $1,257,000 in investing activities. The Company also obtained $288,000 through financing activities.

LIQUIDITY AND CAPITAL RESOURCES

     On April 16, 1999, the Company entered into a new credit agreement with a bank for a $25,000,000 term loan and a $5,000,000 revolving line of credit, bearing interest at rates ranging from prime plus 1.00% to prime plus 2.25% or from LIBOR plus 2.00% to LIBOR plus 3.25%, at the Company's election and further determined by the Company's leverage ratio, as defined in the credit agreement. Quarterly principal payments on the term loan are scheduled to begin March 31, 2000 and are due as follows: $625,000 quarterly through 2000, $937,000 quarterly through 2002, $1,250,000 quarterly through 2003 and a final payment of $10 million on March 31, 2004. Any amounts still outstanding on the revolving line of credit are due March 31, 2004. At January 2, 2000, $3,500,000 was outstanding on the revolving line of credit and $1,500,000 was available for borrowing.

     At January 2, 2000, long term debt amounted to $26,129,000, of which $2,835,000 was classified as current. Included in this total long-term debt amount is: $25,000,000 term debt discussed above; $200,000 of a conditional grant from Community Redevelopment Agency of Los Angeles, non-interest bearing, forgiven over 10 years; and $929,000 of equipment financing and purchase money debt.

     During 1999, in connection with the new credit agreement discussed above, the Company entered into a five year interest rate swap agreement for a notional amount of $15,000,000 to hedge the impact of fluctuations in interest rates on its floating rate credit facility. Under the agreement, the Company is obligated to pay 6.225% in exchange for receiving three month LIBOR on the notional amount, settled quarterly.

     At January 2, 2000, the Company had an outstanding loan payable to the selling shareholders of MTS for $2,550,000 which was debt issued as consideration in the acquisition of MTS. The note bears interest at the prime rate (8.25% at January 2, 2000) which is payable and adjustable quarterly. The note is due April 16, 2001.

FORWARD LOOKING STATEMENTS

     When used in this document, the words "believes," expects," "anticipates," "intends," and similar expressions are intended to identify forward looking statements. Such statements are subject to a number of known risks and uncertainties. Actual results in the future could differ from those described in the forward looking statements. Such risks and uncertainties include, but are not limited to, industry-wide market factors such as the timing of, the spending on, feature film and television programming production and the continued expansion plans of the major theme parks, theatre chains and other location based entertainment venues. In addition, the failure of the Company maintain relationships with key customers and certain key personnel, more rapid than expected obsolescence, and failure to integrate acquired operations in expected timeframes could also cause actual results to differ from those described in the forward looking statements.

YEAR 2000 COMPLIANCE ISSUES

     Beginning in 1998, the Company began its assessment of the Year 2000 issues on all information systems, technical operating equipment and third party relationships. The assessment, completed in the fourth quarter of 1999 found no significant Year 2000 issues. Based on the Company's review of their equipment, costs of addressing potential problems are not expected to have a major adverse impact on the Company's financial position, results of operations, or cash flows in the future. The Company will continue to monitor its information systems, technical operating equipment and third party relationships for any evidence of Year 2000 issues.

                         MEDIA TECHNOLOGY SOURCE, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                               MARCH 31,     SEPTEMBER 30,
                                                                  1999           1998
                                                              ------------   -------------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   841,747     $   413,343
  Accounts receivable, less allowance for doubtful accounts
     of $27,000 and $27,000, respectively...................    2,794,307       4,608,028
  Inventories...............................................    4,938,876       1,263,304
  Prepaid expenses and other current assets.................       14,342          65,788
                                                              -----------     -----------
          Total current assets..............................    8,589,272       6,350,463
                                                              -----------     -----------
Equipment and improvements:
  Equipment.................................................      128,213         121,859
  Molds.....................................................    1,159,644       1,072,130
  Vehicles..................................................       70,183          46,953
  Furniture and office equipment............................    1,360,867       1,297,627
  Leasehold improvements....................................       36,432          36,432
                                                              -----------     -----------
                                                                2,755,339       2,575,001
  Less accumulated depreciation.............................   (1,455,087)     (1,405,879)
                                                              -----------     -----------
                                                                1,300,252       1,169,122
                                                              -----------     -----------
Other assets................................................    1,088,907       1,085,587
                                                              -----------     -----------
          Total assets......................................  $10,978,431     $ 8,605,172
                                                              ===========     ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $ 4,955,501     $ 2,187,119
  Accrued liabilities.......................................    1,040,133       1,023,381
  Notes payable to officers and advances from related
     parties................................................    2,684,990         300,000
  Current maturities of long-term debt......................           --           1,000
  Payable to Sound Management, Inc. ........................           --       3,281,793
                                                              -----------     -----------
          Total current liabilities.........................    8,680,624       6,793,293
Long-term, debt net of current position.....................           --          20,841
Deferred income taxes.......................................       48,500          33,400
                                                              -----------     -----------
          Total liabilities.................................    8,729,124       6,847,534
                                                              -----------     -----------
Stockholders' equity:
  Common stock..............................................       16,913          16,913
  Additional paid-in capital................................       36,220          36,220
  Retained earnings.........................................    2,196,174       1,704,505
                                                              -----------     -----------
                                                                2,249,307       1,757,638
                                                              -----------     -----------
          Total liabilities and stockholders' equity........  $10,978,431     $ 8,605,172
                                                              ===========     ===========

                See accompanying notes to financial statements.

                         MEDIA TECHNOLOGY SOURCE, INC.

                             STATEMENTS OF EARNINGS
                    SIX MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                                 1999          1998
                                                              -----------   -----------
Net sales...................................................  $31,088,795   $22,475,430
Cost of goods sold..........................................   25,230,659    17,703,296
                                                              -----------   -----------
  Gross profit..............................................    5,858,136     4,772,134
Selling, general and administrative expenses................    3,343,455     2,205,732
Management fee expense......................................    1,442,597     2,068,953
Depreciation and amortization...............................      220,883       109,997
                                                              -----------   -----------
  Operating income..........................................      851,201       387,452
Interest income (expense), net..............................      (52,730)       28,464
Other income................................................       10,500        32,644
                                                              -----------   -----------
  Income before income taxes................................      808,971       448,560
                                                              -----------   -----------
Provision for income taxes..................................     (317,302)     (211,182)
                                                              -----------   -----------
          Net income........................................  $   491,669   $   237,378
                                                              ===========   ===========

                See accompanying notes to financial statements.

                         MEDIA TECHNOLOGY SOURCE, INC.

                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                                 1999          1998
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................  $   491,669   $   237,378
  Adjustments to reconcile net income to net cash used by
     operating activities:
     Depreciation and amortization..........................      220,883       109,997
     Deferred income tax....................................       15,100            --
     Changes in assets and liabilities:
       Accounts receivable..................................    1,813,721    (2,144,410)
       Inventory............................................   (3,675,572)      179,234
       Prepaids and other current assets....................       56,602        12,699
       Payable to Sound Management, Inc. ...................   (3,281,793)      239,393
       Accounts payable.....................................    2,768,382      (625,874)
       Accrued liabilities..................................       16,752      (661,979)
                                                              -----------   -----------
          Net cash used by operating activities.............   (1,574,256)   (2,653,562)
                                                              -----------   -----------
Cash flows from investing activities:
  Purchase of equipment.....................................     (310,489)     (338,792)
  Additions to intangible assets............................      (50,000)           --
                                                              -----------   -----------
          Net cash used by investing activities.............     (360,489)     (338,792)
                                                              -----------   -----------
Cash flows from financing activities:
  Proceeds from line of credit..............................           --       446,119
  Repayment on long-term debt...............................      (21,841)           --
  Repayment on officer's notes payable......................     (300,000)     (150,000)
  Proceeds from officer's notes payable.....................    2,437,729            --
  Advances from related parties.............................      247,261            --
  Increase in bank overdraft................................           --        19,070
                                                              -----------   -----------
          Net cash provided by financing activities.........    2,363,149       315,189
                                                              -----------   -----------
          Net increase (decrease) in cash and cash
            equivalents.....................................      428,404    (2,677,165)
                                                              -----------   -----------
Cash and cash equivalents at beginning of period............      413,343     2,677,165
                                                              -----------   -----------
Cash and cash equivalents at end of period..................  $   841,747   $        --
                                                              ===========   ===========
Amounts paid for interest and income taxes for the six
  months ended March 31, 1999 were $240,933 and $12,000,
  respectively.

                See accompanying notes to financial statements.

                         MEDIA TECHNOLOGY SOURCE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     MARCH 31, 1999 AND SEPTEMBER 30, 1998

(1) BASIS OF PRESENTATION

     The Company (formerly MTS Northwest Sound, Inc.) is a leading theatre designer and supplier of cinema equipment and theatre technology. The Company serves a wide variety of customers, primarily in the Upper Midwest, California and in Europe. The Company relies on established customer relationships with several key motion picture and theater operating companies for a significant portion of its operating revenues.

     The accompanying interim financial statements are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the financial position of the Company and its results of operations and cash flows for such periods. Operating results for any interim period are not necessarily indicative of the results that may be expected for the full year. Certain amounts in the 1998 financial statements have been reclassified to conform with the 1999 presentation.

     The financial statements should be read in conjunction with the audited financial statements and footnotes thereto.

(2) ACQUISITION BY SOUNDELUX ENTERTAINMENT GROUP, INC.

     On April 15, 1999, the Company was acquired by Soundelux Entertainment Group, Inc. (Soundelux). Soundelux acquired the assets and certain liabilities. In consideration of this purchase, Soundelux paid the Company a total purchase price of approximately $18.2 million of which approximately $12.1 million was paid in cash and $2.6 million represented the assumption of debt. Soundelux also issued 1,552,000 shares of stock valued at approximately $3.4 million. The transaction is summarized as follows:

Cash paid...............................................  $12,245,704
Debt assumed............................................    2,550,000
Stock issued............................................    3,430,000
                                                          -----------
  Total consideration...................................   18,225,704
Fair value of MTS net assets............................   (2,249,307)
                                                          -----------
  Goodwill as recorded..................................  $15,976,397
                                                          ===========

Pursuant to the agreement, Soundelux may be obligated to make contingent payments of up to $8 million. These payments are contingent upon certain predetermined forecasted operating results of the Company for the next three years.

(3) MANAGEMENT AGREEMENT

     The Company has a management agreement with Sound Management, Inc. which owned 96.97% of its common stock. The terms of this agreement were determined annually by both parties. In addition, the Company is to reimburse Sound Management, Inc. for all travel, entertainment and promotional expenses directly related to the Company's customers. The agreement's term is indefinite but was subject to termination by either party upon sixty days written notice. The Company entered into another management agreement with the manager of the Caddy Products Division (the Division). The agreement requires the Company to compensate the manager an amount based on 38% of the net profit of the Division in exchange for exclusive management of the Division. Management fee expense for the six months ended March 31, 1999 and 1998 was $1,442,597 and $2,068,953, respectively. As of March 31, 1999, the Company paid all of its obligations under the management agreement.

                         MEDIA TECHNOLOGY SOURCE, INC.

(4) LINE OF CREDIT

     Under a credit arrangement with Norwest Bank, Minneapolis, the Company can borrow up to $1,500,000 at an interest rate of 1/2% over prime. There was no balance outstanding under this arrangement at March 31, 1999 and September 30, 1998. The line is guaranteed by two officers of the Company. The line of credit is secured by inventory, accounts receivable and contract rights. The Company is required to maintain certain financial ratios and operating results under the line of credit agreement which expires on April 30, 1999. There were no unwaived violations as of March 31, 1999. In connection with the acquisition of the Company by Soundelux, the line of credit agreement has been terminated.

(5) NOTES PAYABLE TO OFFICERS AND ADVANCES TO RELATED PARTIES

     The Company had notes payable to two of its officers. Outstanding balances on the notes at March 31, 1999 and September 30, 1998 were $2,437,729 and $300,000, respectively. During the six months ended March 31, 1999, the officers of the Company advanced $2,437,729 to the Company to fund the Company's operations in the form of a note payable. The note bears interest at the prime rate plus an applicable margin, approximately 9.25% at March 31, 1999, and has no stated maturity date.

     The definitive agreement for the sale of the Company was signed on January 1, 1999. From that date through March 31, 1999, the Company has been funded in part by Soundelux. Soundelux advanced the Company funds to pay operating expenses such as salary and rent. As of March 31, 1999, the Company was advanced a total of $247,261.

(6) CONTINGENT ROYALTY LIABILITY

     The Company remains liable for royalties on sales of cupholder products. The royalty agreement requires a royalty of $.10 per unit on all cupholders sold and 3% of cupholder tray sales. Royalties paid for the six months ended March 31, 1999 and 1998 were $97,725 and $38,662 , respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Media Technology Source, Inc.

     We have audited the accompanying balance sheet of Media Technology Source, Inc. as of September 30, 1998 and the related statements of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the accompanying financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Media Technology Source, Inc. as of September 30, 1998 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            Cornell Kahler Kosbab & Shidell PLLP

St. Paul, Minnesota
October 28, 1998

                         MEDIA TECHNOLOGY SOURCE, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $   413,343
  Accounts receivable, less allowance for doubtful accounts
     of $27,000.............................................    4,608,028
  Inventories...............................................    1,263,304
  Prepaid expenses and employee advances....................       10,038
  Prepaid income taxes......................................       55,750
  Deferred tax asset........................................       71,800
                                                              -----------
          Total current assets..............................    6,422,263
                                                              -----------
Equipment and improvements:
  Equipment.................................................      121,859
  Molds.....................................................    1,072,130
  Vehicles..................................................       46,953
  Furniture and office equipment............................    1,297,627
  Leasehold improvements....................................       36,432
                                                              -----------
                                                                2,575,001
  Less accumulated depreciation.............................   (1,405,879)
                                                              -----------
                                                                1,169,122
                                                              -----------
Other assets:
  Patents (net of accumulated amortization of $15,579)......    1,054,558
  Customer list (net of accumulated amortization of
     $1,935)................................................       31,029
                                                              -----------
                                                                1,085,587
                                                              -----------
          Total assets......................................  $ 8,676,972
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable to officers.................................  $   300,000
  Current maturities of long-term debt......................        1,000
  Payable to Sound Management, Inc. ........................    3,281,793
  Trade accounts payable....................................    2,187,119
  Accrued liabilities:
     Wages and vacation pay.................................      343,958
     Commissions............................................      243,282
     Royalties..............................................       24,580
     Payroll taxes..........................................        6,546
     Sales taxes............................................      172,165
     Profit sharing.........................................      232,850
                                                              -----------
          Total current liabilities.........................    6,793,293
                                                              -----------
Long-term debt less current maturities included above.......       20,841
Deferred income taxes.......................................      105,200
Stockholders' equity:
  Common stock..............................................       16,913
  Additional paid-in capital................................       36,220
  Retained earnings.........................................    1,704,505
                                                              -----------
                                                                1,757,638
                                                              -----------
          Total liabilities and stockholders' equity........  $ 8,676,972
                                                              ===========

                See accompanying notes to financial statements.

                         MEDIA TECHNOLOGY SOURCE, INC.

                             STATEMENT OF EARNINGS
                         YEAR ENDED SEPTEMBER 30, 1998

Net sales...................................................  $43,304,376
Cost of goods sold..........................................   36,033,019
                                                              -----------
  Gross profit..............................................    7,271,357
Other income................................................      113,503
                                                              -----------
                                                                7,384,860
Selling, general and administrative expenses................    7,140,022
                                                              -----------
  Operating income..........................................      244,838
Interest expense............................................       58,301
                                                              -----------
  Income before income taxes................................      186,537
Provision for income taxes:
  Current...................................................       88,422
  Deferred..................................................         (600)
                                                              -----------
                                                                   87,822
                                                              -----------
          Net income........................................  $    98,715
                                                              ===========

                See accompanying notes to financial statements.

                         MEDIA TECHNOLOGY SOURCE, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                         YEAR ENDED SEPTEMBER 30, 1998

                                     SHARES                               ADDITIONAL
                               -------------------   PER SHARE   COMMON    PAID-IN
                               AUTHORIZED   ISSUED   PAR VALUE   STOCK     CAPITAL     RETAINED      TOTAL
                               ----------   ------   ---------   ------   ----------   ---------   ---------
Balance, September 30,
  1997.......................   100,000     16,740      $1       16,740     18,893     1,605,790   1,641,423
Sale of stock................        --        173       1         173      17,327            --      17,500
Net income for the year......        --         --       1          --          --        98,715      98,715
                                -------     ------      --       ------     ------     ---------   ---------
Balance, September 30,
  1998.......................   100,000     16,913       1       16,913     36,220     1,704,505   1,757,638
                                =======     ======      ==       ======     ======     =========   =========

                See accompanying notes to financial statements.

                         MEDIA TECHNOLOGY SOURCE, INC.

                            STATEMENT OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 30, 1998

Cash flows from operating activities:
  Net income................................................  $    98,715
  Adjustments to reconcile net income to cash flows from
     operating activities:
     Depreciation and amortization..........................      269,464
     Deferred income taxes..................................         (600)
     Disposal related credits...............................       (6,523)
     (Increase) decrease in operating assets:
       Accounts receivable..................................   (2,370,153)
       Inventory............................................      228,809
       Other assets.........................................       13,269
     Increase (decrease) in operating liabilities:
       Payable to Sound Management, Inc. ...................    1,873,093
       Accounts payable.....................................     (601,579)
       Accrued liabilities..................................       81,444
       Income taxes payable.................................      (74,651)
                                                              -----------
          Net cash provided (used) by operating
          activities........................................     (488,712)
                                                              -----------
Cash flows from investing activities:
  Sale of equipment.........................................        7,170
  Purchase of equipment.....................................     (886,740)
  Purchase of patents and customer list.....................   (1,081,000)
                                                              -----------
          Net cash used by investing activities.............   (1,960,570)
                                                              -----------
Cash flows from financing activities:
  Proceeds from line of credit..............................    2,000,000
  Payment on line of credit.................................   (2,000,000)
  Payment on officer notes payable..........................     (250,000)
  Proceeds from officers notes payable......................      400,000
  Payments on notes and long-term debt......................       (5,040)
  Proceeds from notes and long-term debt....................       23,000
  Proceeds from sale of stock...............................       17,500
                                                              -----------
          Net cash provided by financing activities.........      185,460
                                                              -----------
          Net decrease in cash..............................   (2,263,822)
Cash and cash equivalents at beginning of year..............    2,677,165
                                                              -----------
Cash and cash equivalents at end of year....................  $   413,343
                                                              ===========
Amounts paid for interest and income taxes for the year
  ended September 30, 1998 were $74,174 and $162,473,
  respectively

                See accompanying notes to financial statements.

                         MEDIA TECHNOLOGY SOURCE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

(1) SUMMARY OF-SIGNIFICANT-ACCOUNTING POLICIES

  (a) Company's Activities

     The Company (formerly MTS Northwest Sound, Inc.) is engaged in the sale, installation and service of sound, theater and cupholder equipment. The Company serves a wide variety of customers, primarily in the Upper Midwest, California and in Europe. The Company relies on established customer relationships with several key motion picture and theater operating companies for a significant portion of its operating revenues. Net sales percentages by division for the year ended September 30, 1998 are as follows:

                                                          PERCENTAGE OF
                                                            NET SALES
                                                          -------------
Division:
  Theater Division......................................        43%
  MTS West (California).................................        42
  Consulting............................................         2
  MTS Des Moines........................................         4
  Caddy Products Division...............................         9
                                                               ---
                                                               100%
                                                               ===

(b) Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

     Inventories consisted of the following at September 30, 1998:

Parts inventory.........................................   $  807,561
Inventory at customers for installation.................      455,743
                                                           ----------
                                                           $1,263,304
                                                           ==========

(c) Equipment and Improvements

     Equipment and improvements are carried at acquisition cost. Depreciation has been computed using the following methods and lives:

                                                                LIFE
                                                                ----
Equipment               Straight line and double declining  5 to 10 years
Molds                   Straight line                       5 years
Vehicles                Straight line                       5 years
Furniture and fixtures  Straight line and double declining  5 to 10 years
Leasehold improvements  Straight line                       3 to 15 years

     Depreciation expense for the year ended September 30, 1998 was $258,210.

  (d) Patents and Customer List

     Patents and customer list are being amortized on the straight-line method over lives of 15 to 17 and 10 years, respectively.

                         MEDIA TECHNOLOGY SOURCE, INC.

  (e) Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax basis of inventory, accounts receivable and equipment. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  (f) Profit Sharing Plan

     The Company has a defined contribution profit sharing plan covering substantially all employees. It is the Company's policy to accrue and fund profit sharing costs annually. The contributions made to the plan for the year ended September 30, 1998 were $232,850. The Company contributed matching contributions of $45,617 for the year ended September 30, 1998 to a 401(k) salary reduction plan.

  (g) Cash and Cash Equivalents

     Cash and cash equivalents include cash and highly liquid instruments with initial maturities of three months or less.

  (h) Use of Estimates in the Preparation of Financial Statement

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include:

     - Allowance for Doubtful Accounts -- The Company utilizes the allowance method to estimate its allowance for doubtful accounts. Actual losses related to uncollectible accounts receivable may differ from management's estimates under the allowance method.

     - Inventory Obsolescence -- The Company estimates the value of various components of inventory including Theater equipment, sound equipment, rental equipment and Caddy Cup inventory based on its estimated realizable value. Actual sale of inventory items may result in realization of amounts significantly different than management's estimates.

     - Deferred Taxes -- The Company estimates the value of deferred tax assets and liabilities based on estimated realizable amounts in future periods. Changes in tax rates or in taxing authority interpretations of tax code may result in the realization of tax expenses and benefits in future periods which differ from management's efforts.

  (i) Advertising Costs

     All advertising costs are expensed as incurred. Total advertising expense for the year ended September 30, 1998 was $231,506.

(2) CASH AND CASH EQUIVALENTS AND CONCENTRATION OF CREDIT RISK

     The Company maintains its cash balances in Minnesota and Iowa. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. At September 30,1998, the Company's uninsured cash balances totaled $670,859. In addition, the Company had $311,293 of cash equivalents invested in uninsured money market funds at September 30, 1998.

                         MEDIA TECHNOLOGY SOURCE, INC.

     The Company extends secured and unsecured credit to its customers based on an evaluation of each customer's financial condition. Credit losses, if any, have been provided for in the financial statements and have generally been within management's expectations. Concentration of credit with respect to trade receivables exists with five customers accounting for 56% of outstanding trade receivables at September 30, 1998.

(3) LONG-TERM DEBT

     Long-term debt consisted of the following at September 30, 1998:

Mold purchase payable -- payable at $.25 per unit sold up
  to 250,000 units.........................................  $21,841
  Less current maturities..................................    (1000)
                                                             -------
                                                             $20,841
                                                             =======
Minimum maturities are as follows:
  1999.....................................................  $ 1,000
  2000.....................................................    1,000
  2001.....................................................    1,000
  2002.....................................................    1,000
  2003.....................................................    1,000
  Thereafter...............................................   16,841
                                                             -------
                                                             $21,841
                                                             =======

(4) COMMITMENTS

     The Company conducts its operations from leased facilities. Lease terms vary but the Company is generally responsible for its pro rata share of real estate tax and common area expenses. Monthly minimum rental payments and lease expirations are as follows:

                                                      MONTHLY      LEASE EXPIRATION
                                                    MINIMUM RENT      MONTH/YEAR
                                                    ------------   ----------------
Des Moines........................................    $ 1,326      July 2000
Minneapolis.......................................     16,400      October 2007
                                                      =======

     Future minimum rental payments are as follows:

YEAR ENDED SEPTEMBER 30,
------------------------
1999.....................................................  $  212,708
2000.....................................................     210,056
2001.....................................................     196,800
2002.....................................................     196,800
2003.....................................................     196,800
Thereafter...............................................     803,600
                                                           ----------
                                                           $1,816,764
                                                           ==========

     In September 1997, the Company moved its Minneapolis operations into a facility owned by related parties. The Company also leases office space for $3,000 per month on a month-to-month basis in Los Angeles.

     Rental expense for the year ended September 30, 1998 was $263,411.

                         MEDIA TECHNOLOGY SOURCE, INC.

(5) MANAGEMENT AGREEMENT

     The Company has a management agreement with Sound Management, Inc. which owns 96.97% of its common stock. The terms of this agreement are determined annually by both parties. The Company will also reimburse Sound Management, Inc. for all travel, entertainment and promotional expenses directly related to the Company's customers. The agreement's term is indefinite but subject to termination by either party upon sixty days written notice. Management fee expense for the year ended September 30, 1998 was $4,050,004.

(6) OTHER INCOME

     Other income consists of:

                                                          YEAR ENDED
                                                      SEPTEMBER 30, 1998
                                                      ------------------
Interest income.....................................       $ 54,073
Commissions.........................................         44,546
Gain (loss) on sale of equipment....................          6,523
Miscellaneous income................................          8,361
                                                           --------
                                                           $113,503
                                                           ========

(7) LINE OF CREDIT

     Under a credit arrangement with Norwest Bank, Minneapolis, the Company can borrow up to $1,500,000 at an interest rate of 1/2% over prime. There was no balance outstanding under this arrangement at September 30, 1998. The line is guaranteed by two officers of the Company. The line of credit is secured by inventory, accounts receivable and contract rights. The Company is required to maintain certain financial ratios and operating results under the line of credit agreement which expires on April 30, 1999. There were no unwaived violations as of September 30, 1998.

(8) RELATED PARTY TRANSACTIONS

     The Company had notes payable to two of its officers. Outstanding balances on the notes at September 30, 1998 were $300,000. The Company incurred interest expense, currently at 9.25%, of $32,600 for the year ended September 30, 1998 relating to the notes payable. The notes and accrued interest were paid in the ordinary course of business.

(9) CONTINGENT ROYALTY LIABILITY

     The Company remains liable for royalties on sales of cupholder products. The royalty agreement requires a royalty of $.10 per unit on all cupholders sold and 3% of cupholder tray sales. Royalties paid for the year ended September 30, 1998 were $92,693.

(10) STOCK REPURCHASE AGREEMENTS

     The Company has the first option to repurchase 513 shares from an employee/shareholder upon the employee's death, incompetency, bankruptcy, termination of employment or disability. The repurchase price is the current net book value as determined from year to year, based on the audited financial statements, currently $104.16 per share.

                         MEDIA TECHNOLOGY SOURCE, INC.

(11) PROVISION FOR INCOME TAXES

     The components of income tax expense for the year ended September 30, 1998 consist of the following:

Current:
  Federal.................................................   $69,938
  State...................................................    18,484
                                                             -------
                                                              88,422
                                                             -------
Deferred:
  Federal.................................................      (500)
  State...................................................      (100)
                                                             -------
                                                                (600)
                                                             -------
          Total income tax expense........................   $87,822
                                                             =======

     The source of temporary differences and their related tax effects are as follows:

Deferred tax -- property and equipment...................   $105,200
                                                            ========
Deferred tax benefits:
  Allowance for doubtful accounts........................   $  9,500
  Inventory adjustments..................................     44,400
  Wage and vacation accrual..............................     17,900
                                                            --------
                                                            $ 71,800
                                                            ========

(12) MANAGEMENT AGREEMENT

     The Company entered into a management agreement with the manager of the Caddy Products Division (the Division). The agreement requires the Company to compensate the manager an amount based on 38% of the net profit of the Division in exchange for exclusive management of the Division. Fees paid under the management agreement were $312,945 in 1998.

(13) EMPLOYEE HEALTH INSURANCE

     The Company has an umbrella policy for a partial self-insurance health plan. All full-time employees are eligible to participate. Under the plan, the Company will cover the first $12,500 in eligible medical claims for each of its employees. The aggregate maximum payment by the Company in any one year is $150,848.

                                    ANNEX G
       [CERTIFICATE OF INCORPORATION TO EFFECTUATE THE RECLASSIFICATION]

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            THE TODD-AO CORPORATION

                      (to effectuate the reclassification)

     THE TODD-AO CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     (1) THE NAME OF THE CORPORATION IS THE TODD-AO CORPORATION. THE ORIGINAL CERTIFICATE OF INCORPORATION OF THE CORPORATION WAS FILED ON NOVEMBER 28, 1952. THE NAME UNDER WHICH THE CORPORATION WAS ORIGINALLY INCORPORATED IS MAOT CORPORATION.

     (2) THIS RESTATED CERTIFICATE OF INCORPORATION AMENDS AND RESTATES IN ITS ENTIRETY THE CERTIFICATE OF INCORPORATION OF THE CORPORATION. PURSUANT TO
SECTION 242(b) OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"), THE BOARD OF DIRECTORS OF THE CORPORATION HAS DULY ADOPTED BY UNANIMOUS WRITTEN CONSENT IN ACCORDANCE WITH SECTION 141(f) OF THE DGCL , AND A MAJORITY OF THE OUTSTANDING STOCK ENTITLED TO VOTE THEREON AND A MAJORITY OF EACH CLASS OF THE OUTSTANDING STOCK ENTITLED TO VOTE AS A CLASS HAS APPROVED AT A SPECIAL MEETING, HELD IN ACCORDANCE WITH SECTION 222 OF THE DGCL, THIS RESTATED CERTIFICATE OF INCORPORATION. THIS RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION WAS DULY ADOPTED IN ACCORDANCE WITH SECTION 245 OF THE DGCL.

     (3) PURSUANT TO SECTIONS 242 AND 245 OF THE DGCL, THE TEXT OF THE CERTIFICATE OF INCORPORATION IS HEREBY RESTATED TO READ IN ITS ENTIRETY AS
FOLLOWS:

                                   ARTICLE I.

                                      NAME

     The name of the corporation is The Todd-AO Corporation (the "Corporation").

                                  ARTICLE II.

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III.

                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                  ARTICLE IV.

                                AUTHORIZED STOCK

     The total number of shares of capital stock that the Corporation shall have authority to issue is 405,000,000 shares, of which 400,000,000 shares shall be common stock ("Common Stock") and 5,000,000 shares shall be preferred stock ("Preferred Stock"). Said shares of Common Stock shall be divided into the following classes: (a) 300,000,000 shares shall be designated as Class A Common Stock with a par value of $.01 per share ("Class A Common Stock"); and (b) 100,000,000 shares shall be designated as Class B Common Stock with a par value of $.01 per share ("Class B Common Stock"). Said shares of Preferred Stock shall be all of one class with a par value of $.01 per share, and shall be issued in one or more series as set forth in Section B below.

     Upon the filing of this Restated Certificate of Incorporation, (i) each outstanding share of Class A Common Stock of the Corporation (the "Old Class A Common Stock") is converted into or reconstituted as four-tenths (0.40) of a share of Class A Common Stock and six-tenths (0.60) of a share of Class B Common Stock and (ii) each outstanding share of Class B Common Stock of the Corporation (the "Old Class B Common Stock") is converted into or reconstituted as four-tenths (0.40) of a share of Class A Common Stock and six-tenths (0.60) of a share of Class B Common Stock. The Corporation shall issue fractional shares of Class B Common Stock but shall not issue fractional shares of Class A Common Stock.

                                   SECTION A

                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     Each share of the Class A Common Stock and each share of the Class B Common Stock of the Corporation shall, except as otherwise provided in this Article IV, Section A, be identical in all respects and shall have equal rights and privileges.

     1. Voting Rights.

     Holders of Class A Common Stock shall be entitled to ONE vote for each share of such stock held, and holders of Class B Common Stock shall be entitled to TEN votes for each share of such stock held, on all matters presented to such stockholders, whether at any special or annual meeting of stockholders, by written consent in lieu of meeting, or otherwise. Except as may otherwise be required by the laws of the State of Delaware and, with respect to any series of Preferred Stock, except as may be provided in any resolution or resolutions providing for the establishment of such series pursuant to authority vested in the Board of Directors by Article IV, Section B, of this Certificate, the holders of outstanding shares of Class A Common Stock, the holders of outstanding shares of Class B Common Stock and the holders of outstanding shares of each series of Preferred Stock shall vote together as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to this Certificate that would increase the number of authorized shares of any class of Common Stock or any series of Preferred Stock or decrease the number of authorized shares of any such class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Class A Common Stock, Class B Common Stock or any series of Preferred Stock shall be required for the approval of any such matter.

     2. Conversion Rights.

     Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A Common Stock. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Class A Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on that date. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock that have been converted hereunder shall become treasury shares that may be issued or retired by resolution of the Board of Directors. Shares of Class A Common Stock shall not be convertible into shares of Class B Common Stock.

     3. Dividends.

     Subject to subsection 4 of this Section A, whenever a dividend is paid to the holders of shares of any class of Common Stock, the Corporation also shall pay an equal per share dividend to the holders of the other class of Common Stock of the Corporation. Dividends shall be payable only as and when declared by the Board of Directors out of funds legally available therefor.

     4. Share Distributions.

     If at any time a distribution paid in Class A Common Stock, Class B Common Stock or any other securities of the Corporation or any other entity (hereinafter sometimes called a "share distribution") is to be made with respect to the Class A Common Stock or Class B Common Stock, such share distribution may be declared and paid only as follows:

          a. a share distribution consisting of shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or consisting of shares of Class B Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class B Common Stock) to holders of Class A Common Stock and Class B Common Stock, on an equal per share basis; or consisting of shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock and, on an equal per share basis, shares of Class B Common Stock (or like securities convertible into or exercisable or exchangeable for shares of Class B Common Stock) to holders of Class B Common Stock; and

          b. a share distribution consisting of any class or series of securities of the Corporation or any other entity other than Class A Common Stock or Class B Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock or Class B Common Stock), either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Class A Common Stock and Class B Common Stock or on the basis of a distribution of one class or series of securities to holders of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exercisable or exchangeable) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Class B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights between the Class A Common Stock and the Class B Common Stock) and related differences in designation, conversion and share distribution provisions, provided that if the securities so distributed constitute capital stock of a Subsidiary (as defined below) of the Corporation, such voting rights (and related designation, conversion and share distribution provisions) shall not differ to a greater extent than the corresponding differences in voting rights between the Class A Common Stock and the Class B Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis. As used herein, the term "Subsidiary" means, when used with respect to any entity, (i) a corporation in which such entity and/or one or more Subsidiaries of such entity, directly or indirectly, owns capital stock having a majority of the voting power of such corporation's capital stock to elect directors under ordinary circumstances, and (ii) any other entity (other than a corporation) in which such entity and/or one or more Subsidiaries of such entity, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named entity.

     The Corporation shall not reclassify, subdivide or combine the Class A Common Stock without reclassifying, subdividing or combining the Class B Common Stock, on an equal per share basis, and the

Corporation shall not reclassify, subdivide or combine the Class B Common Stock without reclassifying, subdividing or combining the Class'A Common Stock, on an equal per share basis.

     5. Liquidation and Mergers.

     Subject to the prior payment in full of the preferential amounts to which any Preferred Stock is entitled, the holders of Class A Common Stock and the holders of Class B Common Stock shall share equally, on an equal per share basis, in any distribution of the Corporation's assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall in itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section A.5.

                                   SECTION B

                                PREFERRED STOCK

     The Preferred Stock may be issued, from time to time, in one or more series, with such powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix with respect to each series:

          a. the distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

          b. the dividend rate or amounts, if any, for the particular series, the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on stock of the particular series shall be cumulative and the relative rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of that series;

          c. the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each series;

          d. the right, if any, of the holders of a particular series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another entity, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

          e. the voting rights, if any, of the holders of a particular series;
     and

          f. the terms and conditions, if any, for the Corporation to purchase or redeem shares of a particular series.

     All shares of any one series of the Preferred Stock shall be alike in every particular. Except to the extent otherwise provided in the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of such series shall have no voting rights, except as may be required by the laws of the State of Delaware.

                                   ARTICLE V.

                                   DIRECTORS

                                   SECTION A

                              NUMBER OF DIRECTORS

     The governing body of the Corporation shall be the Board of Directors. The number of directors shall not be less than three (3) and the exact number of directors shall be fixed by the Board of Directors by resolution. Election of directors need not be by written ballot.

                                   SECTION B

                          CLASSIFICATION OF THE BOARD

     Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock, the Board of Directors of the Corporation shall be divided into three classes of directors: Class I, Class II and Class III. Each class of directors shall consist, as nearly as possible, of a number of directors equal to one-third (33 1/3%) of the then authorized number of members of the Board of Directors. The initial term of office of the Class I directors shall expire at the annual meeting of stockholders in 2000; the initial term of office of the Class II directors shall expire at the annual meeting of stockholders in 2001; and the initial term of office of the Class III directors shall expire at the annual meeting of stockholders in 2002. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

                                   SECTION C

                              REMOVAL OF DIRECTORS

     Subject to the rights of the holders of any series of Preferred Stock, directors may be removed from office only for cause (as defined below) upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding shares of Class A Common Stock, Class B Common Stock and any series of Preferred Stock entitled to vote at an election of directors, voting together as a single class. Except as may otherwise be provided by law, "cause" for removal, for purposes of this Section C, shall exist only if: (i) the director whose removal is proposed has been convicted of a felony, or has been granted immunity to testify in an action where another has been convicted of a felony, by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetence directly affects his ability as a director of the Corporation, as determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director); or (iii) such director's actions or failure to act have been determined by at least 66 2/3% of the members of the Board of Directors then in office (other than such director) to be in derogation of the director's duties.

                                   SECTION D

                   NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, except as may be provided in the resolution or resolutions providing for the issue of any series of Preferred Stock with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

                                   SECTION E

                  LIMITATION ON LIABILITY AND INDEMNIFICATION

     1. Limitation On Liability.

     To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this section E.1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

     2. Indemnification.

     a. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     b. Advance Payment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding, as incurred, in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this section E.2 or otherwise.

     c. Claims. If a claim for indemnification or payment of expenses under this section E.2 is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     d. Non-Exclusivity of Rights. The rights conferred on any person by this section E.2 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     e. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal.

     Any repeal or modification of the foregoing provisions of this Section'E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                   SECTION F

                              AMENDMENT OF BYLAWS

     The Board of Directors of the Corporation is hereby expressly authorized and empowered to adopt, alter, amend or repeal any provision of the bylaws of the Corporation.

                                  ARTICLE VI.

                                      TERM

     The term of existence of this Corporation shall be perpetual.

                                  ARTICLE VII.

                              STOCK NOT ASSESSABLE

     The capital stock of this Corporation shall not be assessable if fully paid. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation.

                                 ARTICLE VIII.

                            MEETINGS OF STOCKHOLDERS

                                   SECTION A

                          ANNUAL AND SPECIAL MEETINGS

     Except as otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the outstanding Voting Securities (as defined below) or (ii) at the request of at least 75% of the members of the Board of Directors then in office. The term "Voting Securities" shall include the Class A Common Stock, the Class B Common Stock and any series of Preferred Stock entitled to vote with the holders of Common Stock generally upon all matters that may be submitted to a vote of stockholders at any annual meeting or special meeting thereof.

                                   SECTION B

                      STOCKHOLDER ACTION WITHOUT A MEETING

     Except as otherwise prescribed by law or by another provision of this Certificate, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders on the record date whose shares were not represented on the written consent."

                                     * * *

     (4) THIS RESTATED CERTIFICATE OF INCORPORATION HAS BEEN DULY ADOPTED IN ACCORDANCE WITH SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

     (5) THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHALL BECOME
EFFECTIVE AT   :00  .M., EASTERN TIME, ON           ,      .

     IN WITNESS WHEREOF, THE TODD-AO CORPORATION has caused this certificate to
be signed by Salah M. Hassanein, its President, and attested by             ,
its Secretary, this   day of           ,      .

                                          --------------------------------------
                                          Salah M. Hassanein
                                          President

ATTEST:

By:
    --------------------------------------------------------
    [     ]
    Secretary

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

     The by-laws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director, partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
 2.01    --   Agreement and Plan of Merger, dated as of December 10, 1999, by and among the Registrant, B-Group Merger Corp., Liberty
              Media Corporation and The Todd-AO Corporation (included in
              Annex A to the Proxy Statement/Prospectus). The Registrant
              agrees to furnish supplementally a copy of any omitted
              schedule or exhibit to the Commission upon request.
 2.02    --   Amendment No. 1, dated as of March 6, 2000, by and among the
              Registrant, B-Group Merger Corp., Liberty Media Corporation
              and the Todd-AO Corporation, to the Agreement and Plan of
              Merger dated as of December 10, 1999 (included in Annex A to the Proxy Statement/ Prospectus).
 2.03    --   Voting Agreement, dated as of December 10, 1999, among
              Liberty Media Corporation and certain stockholders of The
              Todd-AO Corporation.
 2.04    --   Agreement, dated as of February 11, 2000, between Liberty
              Media Corporation and The Todd-AO Corporation (included in
              Annex C to the Proxy Statement/Prospectus).

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
 4.01    --   No instrument that defines the rights of holders of long
              term debt of the Registrant and all of its consolidated
              subsidiaries is filed herewith pursuant to Regulation S-K,
              Item 601(b)(4)(iii)(A). Pursuant to that regulation, the
              Registrant hereby agrees to furnish a copy of any such
              instrument to the Commission upon request.
 5.01    --   Opinion of Robert S. Feit, General Attorney and Assistant
              Secretary of the Registrant, as to the legality of the
              securities being registered.
 8.01    --   Opinion of Baker Botts L.L.P. as to certain U.S. federal
              income tax matters.*
23.01    --   Consent of Robert S. Feit (included in Exhibit 5.01).
23.02    --   Consent of PricewaterhouseCoopers LLP.
23.03    --   Consent of Arthur Andersen LLP.
23.04    --   Consent of Deloitte & Touche LLP.
23.05    --   Consent of Ernst & Young LLP.
23.06    --   Consent of PricewaterhouseCoopers LLP.
23.07    --   Consent of KPMG LLP.
23.08    --   Consent of Cornell Kahler Kosab & Shidell PLLP.
23.09    --   Consent of KPMG LLP.
23.10    --   Consent of Arthur Andersen LLP.
23.11    --   Consent of PricewaterhouseCoopers LLP.
23.12    --   Consent of Baker Botts L.L.P. (included in Exhibit 8.01).
23.13    --   Consent of Banc of America Securities LLC (included in Annex
              B to the Proxy Statement/ Prospectus).
24.01    --   Powers of attorney.
99.01    --   Form of Proxy Cards to be used in connection with the
              Special Meeting of Stockholders of The Todd-AO Corporation.

---------------
* To be filed by post-effective amendment.

ITEM 22.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON MAY 5, 2000.

                                          AT&T CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                                     Marilyn J. Wasser
                                            Vice President -- Law and Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

SIGNATURE                                                         CAPACITY
---------                                                         --------
Principal Executive Officer:
C. Michael Armstrong*                           Chairman and Chief Executive Officer

Principal Financial Officer:
Charles Noski*                                  Senior Executive Vice President and Chief
                                                Financial Officer
Principal Accounting Officer:
Nicholas S. Cyprus*                             Vice President and Controller

Directors
C. Michael Armstrong*
Kenneth T. Derr*
M. Kathryn Eickhoff*
Walter Y. Elisha*
George M.C. Fisher*
Amos B. Hostetter, Jr.*
Ralph S. Larsen*
John C. Malone*
Donald F. McHenry*
Michael I. Sovern*
Sanford I. Weill*
Thomas H. Wyman*
John D. Zeglis*

         *By: /s/ MARILYN J. WASSER
               -----------------------------
               Marilyn J. Wasser
               Vice President -- Law and
               Secretary
               (Attorney-in-Fact)

Date: May 5, 2000

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DOCUMENT DESCRIPTION                      PAGE NO.
-------                           --------------------                      --------
 2.01    --   Agreement and Plan of Merger, dated as of December 10, 1999, by and among the Registrant, B-Group Merger Corp., Liberty
              Media Corporation and The Todd-AO Corporation (included in
              Annex A to the Proxy Statement/Prospectus). The Registrant
              agrees to furnish supplementally a copy of any omitted
              schedule or exhibit to the Commission upon request.
 2.02    --   Amendment No. 1, dated as of March 6, 2000, by and among the
              Registrant, B-Group Merger Corp., Liberty Media Corporation
              and the Todd-AO Corporation, to the Agreement and Plan of
              Merger dated as of December 10, 1999 (included in Annex A to the Proxy Statement/Prospectus).
 2.03    --   Voting Agreement, dated as of December 10, 1999, among
              Liberty Media Corporation and certain stockholders of The
              Todd-AO Corporation.
 2.04    --   Agreement, dated as of February 11, 2000, between Liberty
              Media Corporation and The Todd-AO Corporation (included in
              Annex C to the Proxy Statement/ Prospectus).
 4.01    --   No instrument that defines the rights of holders of long
              term debt of the Registrant and all of its consolidated
              subsidiaries is filed herewith pursuant to Regulation S-K,
              Item 601(b)(4)(iii)(A). Pursuant to that regulation, the
              Registrant hereby agrees to furnish a copy of any such
              instrument to the Commission upon request.
 5.01    --   Opinion of Robert S. Feit, General Attorney and Assistant
              Secretary of the Registrant, as to the legality of the
              securities being registered.
 8.01    --   Opinion of Baker Botts L.L.P. as to certain U.S. federal
              income tax matters.*
23.01    --   Consent of Robert S. Feit (included in Exhibit 5.01).
23.02    --   Consent of PricewaterhouseCoopers LLP.
23.03    --   Consent of Arthur Andersen LLP.
23.04    --   Consent of Deloitte & Touche LLP.
23.05    --   Consent of Ernst & Young LLP.
23.06    --   Consent of PricewaterhouseCoopers LLP.
23.07    --   Consent of KPMG LLP.
23.08    --   Consent of Cornell Kahler Kosab & Shidell PLLP.
23.09    --   Consent of KPMG LLP.
23.10    --   Consent of Arthur Andersen LLP.
23.11    --   Consent of PricewaterhouseCoopers LLP.
23.12    --   Consent of Baker Botts L.L.P. (included in Exhibit 8.01).
23.13    --   Consent of Banc of America Securities LLC (included in Annex
              B to the Proxy Statement/Prospectus).
24.01    --   Powers of attorney.
99.01    --   Form of Proxy Cards to be used in connection with the
              Special Meeting of Stockholders of The Todd-AO Corporation.

---------------
* To be filed by post-effective amendment.